 As filed with the Securities and Exchange Commission on January 19, 1999

                                                 Registration No. 333-63519

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                      POST-EFFECTIVE AMENDMENT NO. 1

                                ON FORM S-1
                                       TO

                                 FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                               ----------------

                        ARCH COMMUNICATIONS GROUP, INC.
             (Exact name of Registrant as specified in its charter)

         Delaware                     4812                   31-1358569
                          (Primary Standard Industrial    (I.R.S. Employer
     (State or other       Classification Code Number) Identification Number)
     jurisdiction of
     incorporation or
      organization)

                        1800 West Park Drive, Suite 250
                        Westborough, Massachusetts 01581
                                 (508) 870-6700
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                              C. Edward Baker, Jr.
                      Chairman and Chief Executive Officer
                        Arch Communications Group, Inc.
                        1800 West Park Drive, Suite 250
                        Westborough, Massachusetts 01581
                                 (508) 870-6700
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   copies to:

                            Edward Young, Esq.
                             Jay E. Bothwick, Esq.
                           David A. Westenberg, Esq.
                             c/o Hale and Dorr LLP
                                60 State Street
                          Boston, Massachusetts 02109
                                 (617) 526-6000

                               ----------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the effective registration statement for the same offering. [_]

                               ----------------

  The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             EXPLANATORY STATEMENT

  This Registration Statement on Form S-4, which was declared effective on December 16, 1998, covers warrants (the "Warrants") to acquire a total of up to 44,893,166 shares (the "Shares") of Common Stock, $.01 par value, of Arch Communications Group, Inc. ("Arch"), as part of a Rule 145 business combination transaction (the "Merger"). The current form of prospectus contained in the Registration Statement (the "Prospectus") is currently being used to solicit exercises of nontransferable rights ("Rights") to purchase Shares prior to consummation of the Merger. To the extent that any Rights are not exercised prior to consummation of the Merger, Arch will deliver to the holders of such Rights, promptly following such consummation, Warrants to purchase an equivalent number of Shares. The current form of Prospectus is also being used to solicit proxies from Arch's stockholders and is therefore formatted as a proxy statement/prospectus.

  This Post-Effective Amendment No. 1 contains a revised form of Prospectus to be used, following consummation of the Merger, in connection with (i) issuance of Shares by Arch upon exercise of Warrants and (ii) resales of Shares and Warrants by selling securityholders.

  Ordinarily, a resale prospectus contained in a Form S-4 registration statement complies with the requirements of Form S-3, This Post-Effective Amendment No. 1 complies with the requirements of Form S-1, rather than Form S-3, because (i) Arch does not currently meet the public float test set forth in General Instruction B(1)(a)(i) to Form S-3, and is therefore eligible to use Form S-3 only in connection with resales by selling securityholders and not in connection with issuances of Shares by Arch, and (ii) it is expected that, at the time the Prospectus contained in Post-Effective Amendment No. 1 is first used, only a portion of the information required to be contained in such Prospectus will have been set forth in Arch's filings under the Securities Exchange Act of 1934, so that incorporation by reference of such filings would be of limited benefit even to the extent Form S-3 were to be available for resales. It is expected, however, that Arch will meet the public float test upon (or shortly after) consummation of the Merger and that its filings under the Exchange Act will thereafter contain substantially all of the information required to be contained in the Prospectus. At such time, the Registration Statement will be further amended to contain a briefer form of Prospectus which will comply with the requirements of Form S-3 and incorporate by reference most of its required information.

  Some of the securities described in the Prospectus are registered on separate registration statements on Form S-4 (file no. 333-62211) and Form S-1 (to be filed). The form of Prospectus contained in this Post-Effective Amendment No. 1 is a common prospectus that is intended to form part of such other registration statements as well as this Registration Statement. Arch intends to amend and file such other two registration statements after this Post-Effective Amendment No. 1 either has received comments from the staff of the Commission or has been accorded no-review status.

                               ----------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the +
+Securities and Exchange Commission is effective.                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+This prospectus is not an offer to sell these securities and it is not        +
+soliciting an offer to buy these securities in any state where the offer or   +
+sale is prohibited.                                                           +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

           SUBJECT TO CHANGE, PROSPECTUS DATED JANUARY 19, 1999

PROSPECTUS

                                  [LOGO]

                      ARCH COMMUNICATIONS GROUP, INC.

                          Shares of Common Stock

                      Shares of Class B Common Stock

                      Stock Purchase Warrants

  On the date of this prospectus we are issuing warrants to purchase
  a total of [     ] shares of our Common Stock in connection with
  our acquisition of MobileMedia Communications, Inc. and its
  subsidiaries. The exercise price of these warrants is $   per
  share, subject to adjustment for stock splits. The warrants expire at 5:00 p.m., New York City time, on September 1, 2001.

  This prospectus relates to our issuance of shares of Common Stock upon exercise of the warrants and also to resales of warrants and shares by the selling stockholders named in this prospectus. These stockholders will sell warrants and shares at prices determined by the prevailing market price for shares of Common Stock or in negotiated transactions.

  We will not receive any of the proceeds of resale of warrants or shares by the selling stockholders, although we will receive the exercise price of the warrants when exercised.

                                                                Per Share Total
                                                                --------- ------
        Warrant exercise price.................................  $[3.25]  $
        Underwriting discounts.................................      --      --
        Proceeds, before expenses, to Arch.....................  $[3.25]  $

  Our Common Stock is listed on the Nasdaq National Market under the symbol "APGR".

 Neither the SEC nor any state          We urge you to carefully read
 securities regulators have             the "Risk Factors" section,
 approved or disapproved the            beginning on page 7, before
 shares or warrants or                  you make any investment
 determined if this prospectus          decision.
 is accurate or adequate.
 Anyone who tells you
 otherwise is committing a
 crime.

               The date of this prospectus is        , 1999.

                             TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SUMMARY...................................................................   1
  The Company.............................................................   1
    Arch..................................................................   1
    MobileMedia...........................................................   2
    The Mobile Media Acquisition..........................................   2
    The Combined Company..................................................   2
  Exercises of Warrants...................................................   4
  Resales by Selling Stockholders.........................................   5
  Risk Factors............................................................   5
  Forward-Looking Statements..............................................   5
RISK FACTORS..............................................................   7
  Uncertainties Related to the MobileMedia Acquisition ...................   7
  Business and Financial Risks............................................   9
  Risks Related to Shares, Warrants and Warrant Exercises.................  16
USE OF PROCEEDS...........................................................  18
DILUTION..................................................................  18
MARKET PRICE INFORMATION AND DIVIDEND POLICY..............................  19
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA--ARCH.......  20
ARCH MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS....................................................  22
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA--
 MOBILEMEDIA..............................................................  32
MOBILEMEDIA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS................................................  34

                                                                            Page
                                                                            ----
UNAUDITED SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA...................  49
UNAUDITED COMBINED COMPANY PROJECTIONS.....................................  51
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS ...........  58
INDUSTRY OVERVIEW..........................................................  64
BUSINESS...................................................................  70
  Business Strategy........................................................  70
  Arch's Business..........................................................  72
  MobileMedia's Business...................................................  77
  Predecessors to the Combined Company.....................................  83
  The MobileMedia Acquisition..............................................  84
MANAGEMENT.................................................................  85
PRINCIPAL STOCKHOLDERS.....................................................  91
DESCRIPTION OF SECURITIES..................................................  94
DESCRIPTION OF CERTAIN INDEBTEDNESS........................................ 104
PLAN OF DISTRIBUTION....................................................... 111
  Exercises of Warrants.................................................... 111
  Resales of Warrants and Shares........................................... 114
SELLING STOCKHOLDERS....................................................... 117
LEGAL MATTERS.............................................................. 117
EXPERTS.................................................................... 117
INDEX OF CERTAIN DEFINED TERMS............................................. 118
WHERE YOU CAN FIND MORE INFORMATION........................................ 119
INDEX TO FINANCIAL STATEMENTS.............................................. F-1

  We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

                                    SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus, and may not contain all of the information that is important to you. We urge you to read the entire prospectus. In this prospectus, we use the name "Arch" to refer to Arch Communications Group, Inc. both before and after the MobileMedia acquisition described below. Sometimes we use the phrase "combined company" when we wish to emphasize that we are referring specifically to Arch after the MobileMedia acquisition. None of the financial or share information in this prospectus reflects the effects of a reverse stock split
which Arch expects to effect during    1999. See "Description of Securities--
Reverse Stock Split".

                                The Company

Arch is now the second largest provider of wireless messaging services, primarily paging services, in the United States as measured by pagers in services and net revenues (total revenues less cost of products sold). This reflects Arch's acquisition of MobileMedia Communications, Inc. and its
subsidiaries (together, "MobileMedia") on        , 1999. Before the MobileMedia
acquisition, Arch and MobileMedia separately conducted two of the largest paging operations in the country. Arch believes that the MobileMedia acquisition will benefit Arch operationally and through reduction of Arch's financial leverage. However, the integration of the companies' businesses may present difficulties. See "Risk Factors--Integrating the Companies Presents Challenges".

Arch's strategic objective is to strengthen its position as one of the leading nationwide paging companies in the United States. Arch believes that larger, multi-market paging companies enjoy a number of competitive advantages, including:

  . operating efficiencies resulting from more intensive use of existing paging systems;

  .  economies of scale in purchasing and administration;

  .  broader geographic coverage of paging systems;

  .  greater access to capital markets and lower costs of capital;

  .  the ability to obtain additional radio spectrum;

  .  the ability to offer high-quality services at competitive prices; and

  .  enhanced ability to attract and retain management personnel.

Arch believes that the current size and scope of its operations afford it many of these advantages and that it has the scope and presence to effectively compete on a national level. In addition, Arch believes that the paging industry will undergo further consolidation. Arch intends to participate in such consolidation.

Arch's operating objectives are to increase its EBITDA (earnings before interest, taxes, depreciation and amortization), deploy its capital efficiently, reduce its financial leverage and expand its customer relationships. To achieve its operating objectives, Arch:

  . has selected a low-cost operating strategy as its principal competitive tactic;

  . is seeking to reduce its financial leverage by reducing capital requirements and increasing EBITDA;

  . has focused its capital and marketing resources on one-way paging and enhanced services while taking steps to position itself to participate in new and emerging services and applications in narrowband personal communications services (commonly called "N-PCS"); and

  . is pursuing new revenue opportunities associated with its pagers in service.

Arch

Arch has been a leading provider of wireless messaging services, primarily paging services. At September 30, 1998, Arch was the third largest paging company in the United States based on its 4.2 million pagers then in service. Arch has:

  . operated in 41 states and more than 180 of the 200 largest markets in the United States;

  . offered local, regional and nationwide paging services employing digital networks covering approximately 85% of the United States population;

  . offered four types of paging services through its networks: digital display, alphanumeric display, tone-only and tone-plus-voice. These types of services are described in detail under "Industry Overview-- Paging and Messaging Services" on page 65. You can also turn to "Index of Certain Defined Terms" beginning on page 117 to find definitions of a limited number of key abbreviations used in the paging industry; and

  . offered enhanced and complementary services, including voice mail, personalized greeting, message storage and retrieval, pager loss protection and pager maintenance.

Prior to the MobileMedia acquisition, Arch achieved significant growth in pagers in service through a combination of internal growth and acquisitions. From January 1, 1995 through September 30, 1998, Arch's total number of subscribers grew at a compound rate on an annualized basis of 73.1%. For the same period on an annualized basis, Arch's compound rate of internal subscriber growth was 52.8%, excluding pagers added through acquisitions. From commencement of operations in September 1986 through September 30, 1998, Arch completed 33 acquisitions representing an aggregate of 1.7 million pagers in service at the time of purchase. The MobileMedia acquisition has added approximately 2.9 million additional pagers (net of intercompany pagers). Arch had revenues of $396.8 million and a net loss of $181.9 million for the year ended December 31, 1997 and revenues of $309.6 million and a net loss of $157.8 million for the nine months ended September 30, 1998.

MobileMedia

Prior to its acquisition by Arch, MobileMedia operated one of the largest paging companies in the United States, with approximately 3.2 million units in service as of September 30, 1998. Through its sales offices, nationwide retail distribution network, company-operated retail stores and resellers, MobileMedia offered local, regional and national coverage to subscribers in all 50 states and the District of Columbia. This included local coverage to each of the 100 most populated metropolitan markets in the United States.

MobileMedia has marketed its services primarily under the MobileComm brand name. MobileMedia distributes its paging services using three primary distribution channels: direct, reseller and retail. MobileMedia's paging and wireless messaging services consist principally of numeric and alphanumeric paging services, offering local, regional and national coverage. See "Business--MobileMedia's Business".

Between January 30, 1997 and      , 1999, MobileMedia and some of its
affiliates operated as debtors-in-possession under Chapter 11 of the Bankruptcy Code. MobileMedia's insolvency proceedings are described under "Business-- MobileMedia--Events Leading Up to MobileMedia's Bankruptcy Filings" and "MobileMedia Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview". MobileMedia had revenues of $527.4 million and a loss of $124.6 million for the year ended December 31, 1997 and revenues of $340.4 million and net income of $42.3 million for the nine months ended September 30, 1998.

The MobileMedia Acquisition

Arch acquired MobileMedia on    , 1999. Arch paid approximately $    million in
cash, including fees and expenses and elimination of certain debt. Arch also
issued a total of    shares of its Common Stock and    shares of its Class B
Common Stock to creditors of MobileMedia [and stockholders of Arch]. Arch issued some of these shares in exchange for creditors' claims and received cash
proceeds of approximately $   million for the other shares. See "Business--The
MobileMedia Acquisition".

The Combined Company

The combined company is the second largest paging operator in the United States as measured by pagers in service and net revenues. On a pro forma basis

(but excluding the impact of expected operational cost synergies), at and for the nine months ended September 30, 1998, the combined company would have had approximately 7.1 million pagers in service, net revenues of $605.3 million, adjusted pro forma EBITDA (as described below) of $190.9 million, net loss before extraordinary items of $127.2 million and total debt of $1.3 billion. For the nine-month period ended September 30, 1998, on a similar pro forma basis, cash flows provided by operating activities would have been $139.2 million, cash flows used in investing activities would have been $487.5 million and cash flows provided by financing activities would have been $361.4 million. This adjusted pro forma cash flow information assumes that the MobileMedia acquisition had been effected as of January 1, 1998.

The combined company's leverage on a pro forma basis for the nine months ended September 30, 1998, as measured by the ratio of total debt to annualized adjusted pro forma EBITDA, would have been 5.2 to 1. Adjusted pro forma EBITDA is EBITDA net of restructuring charges and bankruptcy related expenses, equity in loss of affiliates, income tax benefit, interest and non-operating expenses
(net), extraordinary items and amortization of deferred gain on tower sale. See "Business" and "Unaudited Pro Forma Condensed Consolidated Financial Statements".

The combined company believes that it is well positioned to compete effectively in the highly competitive paging industry for the following reasons. The combination of MobileMedia's market presence in major metropolitan markets with Arch's historical emphasis on middle and small markets has significantly broadened the geographic scope of Arch's marketing presence and should position the combined company to compete more effectively for large corporate customers with diverse geographic operations. With a significantly larger subscriber base, the combined company should be better able to serve strategic distribution arrangements, as well as amortize marketing investments over a larger revenue base. In addition, MobileMedia's third party retail distribution agreements, which serve the more rapidly growing consumer market, should complement Arch's over 200 company-owned retail outlets. Similarly, MobileMedia's two nationwide paging networks (and the potential for higher revenue nationwide services) should enhance Arch's local coverage and provide the opportunity to take advantage of Arch's distribution platforms.

MobileMedia's plan to deploy its nationwide N-PCS spectrum over its existing network infrastructure should permit Arch to market enhanced N-PCS services (primarily multi-market alphanumeric and text messaging services) sooner than it would otherwise be able to. These services are expected to provide higher revenue and more growth potential than basic paging services. Finally, MobileMedia's investments to date in two national call centers should supplement Arch's own call center and complement Arch's strategy of evolving to scalable regional customer service centers. See "Business--Business Strategy". See, however, "Risk Factors--Integrating the Two Companies Presents Challenges".

Arch's principal office is located at 1800 West Park Drive, Suite 250, Westborough, Massachusetts 01581. Its telephone number is (508) 870-6700.

                           Exercises of Warrants

Securities Offered..........  shares of Common Stock. Each warrant enti-
                              tles you to purchase one share of Common Stock, subject to adjustment for stock splits.

Subscription Price..........  $   per share payable in cash.

Expiration Date for
 Exercise of Warrants.......  5:00 p.m., New York City time, on September 1,
                              2001. Warrants cannot be exercised after this time.

Shares to be Outstanding
 Assuming Exercise of
 Warrants...................  shares of Common Stock (assuming exercise of all warrants and conversion of all outstanding convertible securities) based on shares outstand-
                              ing at     , 1999.

Warrant Agent...............  The Bank of New York.

Method of Exercise of
 Warrants...................  You or your transferees may exercise your war-
                              rants by properly completing and signing the ex-ercise notice attached to the warrant certificate for your warrants, and forwarding the exercise notice and warrant certificate to the warrant agent, on or before September 1, 2001, together with payment in good funds of the exercise price for each share subscribed for. If you forward exercise notices by mail, Arch recommends that you use insured, registered mail. Warrant certif-icates and exercise notices are being mailed to their original registered holders on or about the date of this prospectus. See "Plan of Distribu-tion--Exercise of Warrants--Method of Exercise of Warrants".

NO REVOCATION...............  ONCE YOU HAVE EXERCISED WARRANTS, SUCH EXERCISE
                              MAY NOT BE REVOKED.

Transfers and Resales.......  You may transfer warrants as described under
                              "Plan of Distribution--Exercises of Warrants-- Method of Transferring Warrants". You may resell warrants and shares issued upon exercise of war-rants without registration under the Securities Act of 1933 if you are not an affiliate of Arch or an underwriter within the meaning of the Secu-rities Act. See "--Resales by Selling Stockhold-ers".

Use of Proceeds.............  Arch intends to use substantially all of the pro-
                              ceeds received upon exercise of the warrants for general corporate purposes, including working capital and debt repayment.

Exercise Through Others.....  If you hold warrants beneficially through a bro-
                              ker, dealer, commercial bank, trust company or other nominee, you should contact the appropriate institution or nominee and request it to effect the transaction for you. You should do likewise if you hold warrants directly but would prefer to have an institution effect transactions relating to the warrants on your behalf.

Foreign Holders.............  Warrants will not be mailed to holders whose ad-
                              dresses are outside the United States, but will be held by the warrant agent for their accounts. To exercise their warrants, foreign holders must notify the warrant agent and take all other steps which are necessary to exercise the warrants on or prior to September 1, 2001.

                    Resales by Selling Stockholders

   This prospectus covers the public offering and sale of warrants and shares held by stockholders who are named in this prospectus. These shares include shares already owned by these stockholders and shares to be acquired through exercise of warrants. The prices at which these stockholders may sell warrants and shares will be determined by the prevailing market price for Common Stock or in negotiated transactions. We will not receive any proceeds from the sale of their warrants or shares. See "Plan of Distribution--Resales of Warrants and Shares" and "Selling Stockholders".

                             Risk Factors

   Before deciding whether to exercise warrants or purchase warrants or shares, you should consider carefully, among other risks, the risks associated with integrating the businesses of Arch and MobileMedia and financing the future capital needs of the combined company. You should also consider risks of the combined company relating to competition, technological change, government regulation, subscriber turnover, reliance on equipment suppliers, dependence on key personnel and possible volatility of stock price. Each of Arch and MobileMedia has had a history of operating losses. Arch does not expect to pay any cash dividends after the MobileMedia acquisition and expects to continue to have a highly leveraged capital structure. Exercise of warrants will involve substantial dilution. See "Risk Factors".

                     Forward-Looking Statements

   This prospectus contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You should consider any statements that are not statements of historical fact to be forward-looking statements. (These include statements to the effect that Arch or its management or board of directors "believe", "expect", "anticipate", "plan" and similar expressions.) A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements. Achieving the anticipated benefits of the MobileMedia acquisition will depend in significant part upon whether the integration of the two companies' businesses is accomplished in an efficient manner, and there can be no assurance that this will occur. The combination of the two companies will require, among other things, coordination of administrative, sales and marketing, distribution and accounting and finance functions and expansion of information and management systems. The process of combining the companies could divert the attention of management. The integration process could also cause the interruption of the activities of the respective businesses, or a loss of momentum. The difficulty of combining the businesses may be increased by the need to integrate personnel and the geographic distance separating the organizations. There can be no assurance that Arch will retain key employees or that Arch will realize any of the other anticipated benefits of the MobileMedia acquisition. Any difficulties or problems encountered in the integration process could have a material adverse effect on the combined company . See "Risk Factors".

   The unaudited Combined Company Projections contained in this prospectus were prepared jointly by Arch and MobileMedia as a projection of possible future results based upon certain assumptions.

   Attaining the projected results will depend on many factors over which neither Arch nor MobileMedia has any control. No assurance can be given that any of the assumptions on which the Combined Company Projections are based will prove to be correct. For example, in preparing the Combined Company Projections, Arch has assumed the market value of the Arch Common Stock to be $2.00. The last reported
   sale price of Arch Common Stock was $   per share on      , 1999. See
   "Risk Factors--Unaudited Combined Company Projections May Prove to be Inaccurate" and "Unaudited Combined Company Projections--Unaudited Financial Projections and Operational Cost Synergies".

   The Combined Company Projections were not prepared with a view to public disclosure or compliance with (1) published guidelines of the SEC, (2) the guidelines established by the American Institute of Certified Public Accountants regarding projections or (3) GAAP. Arthur Andersen LLP, the independent public accountants for Arch, has neither compiled nor examined such projections and, accordingly, does not express any opinion or any other form of assurance with respect to such projections and assumes no responsibility for and disclaims any association with, such projections. Ernst & Young LLP, who served as independent auditors for MobileMedia, has neither compiled nor examined such projections and, accordingly, does not express any opinion or any other form of assurance with respect to, assumes no responsibility for and disclaims any association with, such projections. While presented with numerical specificity, such projections are based upon a variety of assumptions relating to the future business and operations of Arch and MobileMedia and the integration of their operations. Such assumptions may not be realized. The projections are subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of Arch and MobileMedia.

   Arch makes no express or implied representation or warranty as to the attainability of the projected financial information set forth in the Combined Company Projections or as to the accuracy or completeness of the assumptions from which that projected information is derived.

   Arch and MobileMedia do not publish their business plans and strategies or projections of their anticipated financial position or results of operations. The Combined Company Projections were prepared for, and are contained in, the disclosure statement that was distributed to MobileMedia's creditors. They were included in the disclosure statement in order to satisfy applicable requirements for information required to be included in a bankruptcy court approved disclosure statement. They have been provided in Arch's prior filings under the Securities Act so that Arch stockholders will have the same information that was provided to MobileMedia's creditors. Accordingly, Arch does not intend, and disclaims any obligation to,
   (1) furnish updated Combined Company Projections, (2) include such updated information in any other documents which may be required to be filed with the SEC, or (3) otherwise make such updated information publicly available.

   FOR A DISCUSSION OF SOME OF THE FACTORS WHICH COULD CAUSE FUTURE RESULTS TO VARY, SEE "RISK FACTORS".

                                  RISK FACTORS

   You should consider carefully the following risks before you decide whether to exercise warrants or to purchase warrants or shares. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also adversely impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In such case, the trading price of our Common Stock could decline, and you might lose all or part of the money you paid to buy our securities.

   Uncertainties Related to the MobileMedia Acquisition

   Integrating the Companies Presents Challenges

   Arch may not be able to successfully integrate MobileMedia's operations. Even if integrated in a timely manner, there can be no assurance that Arch's operating performance after the MobileMedia acquisition will be successful or will fulfill management's objectives described in "Business--Business Strategy". Until integration is complete, the two companies will continue to operate with some autonomy. This degree of autonomy may blunt the implementation of the combined company's operating strategy.

   The combination of the two companies will require, among other things, coordination of administrative, sales and marketing, distribution and accounting and finance functions and expansion of information and management systems. The integration process could also cause the interruption of the activities of the two businesses, or a loss of momentum. The difficulties of such integration may initially be increased by the necessity of coordinating geographically separate organizations and integrating personnel with disparate business backgrounds and corporate cultures. Arch may not be able to retain key employees. The process of integrating the businesses of Arch and MobileMedia may require a disproportionate amount of time and attention of Arch's management and financial and other resources of Arch and may involve other, unforeseen difficulties.

   In addition, many other contingencies beyond the control of Arch may impede the implementation of Arch's business strategy. These include general and regional economic conditions, interest rates, competition, changes in regulation and the ability to attract and retain skilled employees. There can therefore be no assurance as to the timing or amount of any synergies or efficiencies that may ultimately be attained.

   Similar risks will attend future acquisition opportunities which Arch intends to pursue. Furthermore, no assurance can be given that suitable acquisition transactions can be identified, financed and completed on acceptable terms, or that Arch will participate in any future consolidation of the paging industry.

   Risk of Defaults under Debt Instruments

   The MobileMedia acquisition could have adverse consequences for Arch under various credit agreements, indentures and other contracts. The magnitude of any such adverse consequences may depend upon, among other factors, the diligence and vigor with which other parties to such arrangements may seek to assert any such rights and pursue any such remedies, and Arch's ability to resolve such matters on acceptable terms.

   In particular, under the indentures governing notes issued by Arch and its wholly owned subsidiary, Arch Communications, Inc. ("ACI"), having an aggregate principal balance of approximately $722.8 million as of September 30, 1998, the occurrence of a change of control as defined in the indentures would require Arch and ACI to offer to repurchase such notes at their aggregate principal amount, plus accrued and unpaid interest and liquidated damages. Although Arch believes that the MobileMedia acquisition did not involve such a change in control, it is possible that the other parties to such agreements and indentures will allege that the MobileMedia acquisition constitutes either a breach or a default or a change in control of Arch. See "Description of Certain Indebtedness".

   Disruption of MobileMedia's Operations During Insolvency Proceedings

   MobileMedia's business operations were adversely affected by difficulties in integrating the operations of certain businesses acquired in 1995 and 1996, by liquidity problems arising prior to its January 30, 1997 bankruptcy filing and by the reluctance of some customers and potential customers to do business with MobileMedia while it operated under Chapter
   11. In addition, one of MobileMedia's primary assets is its experienced employees, who have the ability to leave MobileMedia and to deprive it of the skill and knowledge essential for executing its business strategy. Any further deterioration of MobileMedia's business, or the loss of significant numbers of key employees following MobileMedia's acquisition by Arch, could have material adverse effects. See "Business-- MobileMedia's Business".

   Downturn in MobileMedia's Subscribers

   Subscriber cancellations can significantly affect the results of operations of wireless messaging service providers. After filing for bankruptcy protection on January 30, 1997, MobileMedia experienced a significant decline in subscribers. At September 30, 1998, MobileMedia had 3,182,207 units in service compared to 3,440,342 units in service at December 31, 1997. The sales and marketing costs associated with attracting new subscribers are substantial compared to the costs of providing service to existing customers. Because the paging business is characterized by high fixed costs, cancellations directly and adversely affect EBITDA. A continued increase in the subscriber cancellation rate could have a material adverse effect on the combined company. See "Business--MobileMedia's Business--Sales and Marketing".

   Substantial Amortization Charges Will Impair Earnings

   Under purchase accounting treatment for the MobileMedia acquisition, Arch must record a substantial amount of goodwill and other intangible assets. This will result in substantial amortization charges to the consolidated income of Arch over the useful lives of such assets. Arch estimates the incremental amount of such charges to be approximately $26.0 million per year for ten years. However, actual charges could vary significantly if the underlying assets are impaired or the related useful lives of such assets are less than currently estimated. See "Unaudited Selected Pro Forma Consolidated Financial Data".

   Unaudited Combined Company Projections May Prove to be Inaccuarate

   The managements of Arch and MobileMedia jointly prepared the Combined Company Projections contained in this prospectus in connection with MobileMedia's insolvency proceedings to present the projected effects of the MobileMedia acquisition, if consummated as then proposed. The Combined Company Projections assumed implementation of the MobileMedia acquisition on terms which did not materially differ from their actual
   terms, except for     . The assumptions and estimates underlying such
   Combined Company Projections are inherently uncertain and are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those projected. Accordingly, the Combined Company Projections do not necessarily predict the future financial condition or results of operations of the combined company following the MobileMedia acquisition, which may vary significantly from those set forth in the Combined Company Projections. Consequently, you should not regard the projected financial information contained in this prospectus as a representation by Arch, its advisors or any other person that the Combined Company Projections can or will be achieved. See "Summary--Forward-Looking Statements".

   Among other things, the fair value of the assets of MobileMedia must be
   determined for financial reporting purposes as of       , 1999. Although
   such valuation is not presently expected to result in values that are materially greater or less than the values assumed in the preparation of the unaudited pro forma condensed consolidated financial statements and the Combined Company Projections, there can be no assurance about the matter. Furthermore, the pro forma condensed consolidated financial statements included in this prospectus assume the market value of the Common

   Stock issued in the MobileMedia Acquisition to be $2.00. On      , 1999,
   the closing market price of Common Stock was $ . See "Unaudited Pro Forma Condensed Consolidated Financial Statements".

   Business and Financial Risks

   Expectation of Continued Losses

   Arch and MobileMedia have reported losses in all but one of the periods shown in the table below:

                                       Year Ended December 31,
                                       --------------------------
                                                                    Nine Months
                                                                       Ended
                                                                   September 30,
                                        1995     1996      1997        1998
                                       ------  ---------  -------  -------------
      Net income (loss):                        (dollars in million)
        Arch.......................... $(36.6) $  (114.7) $(181.9)    $(157.8)
        MobileMedia................... $(41.1) $(1,059.9) $(124.6)    $  42.3

   Furthermore, MobileMedia's net income during the nine months ended
   September 30, 1998 arose solely from a $    gain on the sale of
   transmission towers and related equipment. MobileMedia operated as a debtor-in-possession under Chapter 11 from January 30, 1997 through
         , 1999.

   After giving effect to the MobileMedia acquisition, Arch would have incurred, on a pro forma basis, losses before extraordinary item of $313.3 million for the year ended December 31, 1997 and $127.2 million for the nine months ended September 30, 1998. See Arch's Consolidated Financial Statements and MobileMedia's Consolidated Financial Statements and "Unaudited Pro Forma Condensed Consolidated Statement of Operations".

   For both Arch and MobileMedia, these historical net losses have resulted principally from substantial depreciation and amortization expense, primarily related to intangible assets and pager depreciation, interest expense, the impairment of long-lived assets (in the case of MobileMedia) and other costs of growth. Substantial and increased amounts of debt are expected to be outstanding for the foreseeable future. This will result in significant additional interest expense which could have a material adverse effect on Arch's future income or loss. See "--Future Capital Needs; Uncertainty of Additional Funding" and "--High Degree of Leverage Burdens Operations".

   Arch expects to continue to report net losses for the foreseeable future. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations", "MobileMedia Management's Discussion and Analysis of Financial Condition and Results of Operations" and Arch's Consolidated Financial Statements and MobileMedia's Consolidated Financial Statements.

   Possible Fluctuations in Revenues and Operating Results

   Arch believes that future fluctuations in its revenues and operating results are possible as the result of many factors, including competition, subscriber turnover, new service developments and technological change. Arch's current and planned debt repayment levels are, to a large extent, fixed in the short term, and are based in part on its expectations as to future revenues and cash flow growth. Arch may be unable to adjust spending in a timely manner to compensate for any revenue or cash flow shortfall. It is possible that, due to future fluctuations Arch's revenue, cash flow or operating results may not meet the expectations of securities analysts or investors. This may have a material adverse effect on the price of Arch Common Stock. See "Market Price Information and Dividend Policy" and "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations". If shortfalls caused Arch not to meet the financial covenants contained in its debt instruments, the debtholders could declare a default and seek immediate repayment.

   High Degree of Leverage Burdens Operations

   Each of Arch and MobileMedia has been highly leveraged, and the combined company expects to continue to be highly leveraged. The following table compares the total debt, total assets and latest nine-month annualized EBITDA of Arch, MobileMedia and the combined company at or as of September 30, 1998.

                                                    Pro Forma
                                                    Combined
                                  Arch  MobileMedia  Company
                                 ------ ----------- ---------
                                    (dollars in millions)
          Total debt............ $992.8   $905.7    $1,314.8
          Total assets.......... $942.4   $577.3    $1,602.0
          Adjusted EBITDA....... $140.7   $124.1      $254.6

   EBITDA is not a measure defined in GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. EBITDA may not necessarily be comparable to similarly titled data of other paging companies. See Note (4) to "Selected Historical Consolidated Financial and Operating Data--Arch".

   Arch's adjusted EBITDA consists of EBITDA net of restructuring charges, equity in loss of affiliates, income tax benefit, interest and non-operating expenses (net) and extraordinary items. MobileMedia's adjusted EBITDA consists of earnings before other income (expense), taxes, depreciation, amortization, impairment of long-lived assets, amortization of deferred gain on tower sale and restructuring costs. Adjusted pro forma EBITDA consists of EBITDA net of restructuring charges and bankruptcy related expenses, equity in loss of affiliates, income tax benefit, interest and non-operating expenses (net), extraordinary items and amortization of deferred gain on tower sale. See "Selected Historical Consolidated Financial and Operating Data--Arch" and "--MobileMedia" and "Unaudited Selected Pro Forma Consolidated Financial Data".

   Arch's high degree of leverage may have adverse consequences for Arch. These include:

     . High leverage may impair or extinguish Arch's ability to obtain additional financing necessary for acquisitions, working capital, capital expenditures or other purposes on acceptable terms, if at all.

     . A substantial portion of Arch's cash flow will be required to pay interest expense; this will reduce the funds which would otherwise be available for operations and future business opportunities.

     . Arch's credit facilities and indentures contain financial and restrictive covenants; the failure to comply with these covenants may result in an event of default which, if not cured or waived, could have a material adverse effect on Arch.

     . Arch may be more highly leveraged than its competitors which may place it at a competitive disadvantage.

     . Arch's high degree of leverage will make it more vulnerable to a downturn in its business or the economy generally.

     . Arch's high degree of leverage may impair its ability to participate in the future consolidation of the paging industry.

   In April 1997, Arch reordered its operating priorities to improve capital efficiency and strengthen its balance sheet by placing a higher priority on leverage reduction than on subscriber unit growth. As part of its reordered operating priorities, Arch has implemented various initiatives to reduce capital costs while endeavoring to sustain acceptable levels of unit and revenue growth. As a result, Arch's rate of internal growth in pagers in service has slowed and is expected to remain below the rates of internal growth previously achieved by Arch, but Arch has not yet attained its goals for reducing its financial leverage. There can be no assurance that Arch will be able to reduce its financial leverage as intended or that Arch will achieve an appropriate balance between growth which it considers acceptable and future reductions in financial leverage. If Arch is not able to achieve continued growth in EBITDA, it may be precluded from incurring additional indebtedness due to cash flow coverage requirements under existing debt instruments. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations", "Description of Certain Indebtedness" and Arch's Consolidated Financial Statements and Notes.


   Future Capital Needs; Uncertainty of Additional Funding

   Arch's business strategy requires substantial funds to be available to finance the continued development and future growth and expansion of its operations, including possible acquisitions. Future amounts of capital required by Arch will depend upon a number of factors. These factors include subscriber growth, the type of paging devices and services demanded by customers, service revenues, technological developments, marketing and sales expenses, competitive conditions, the nature and timing of Arch's N-PCS strategy and acquisition strategies and opportunities. No assurance can be given that additional equity or debt financing will be available to Arch when needed on acceptable terms, if at all. If sufficient financing is unavailable when needed, Arch may experience material adverse effects. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Certain Indebtedness".

   No Dividends Expected

   Neither Arch nor MobileMedia has ever declared or paid cash dividends on its Common Stock. The combined company does not intend to declare or pay any cash dividends on its Common Stock in the foreseeable future. Certain covenants in various Arch debt instruments effectively prohibit the declaration or payment of cash dividends by Arch for the foreseeable future. In addition, the terms of Arch's outstanding Series C Preferred Stock generally prohibit the payment of cash dividends on Common Stock unless all accrued and unpaid dividends on the Series C Preferred Stock are paid in full. See "Market Price Information and Dividend Policy", "Description of Securities--Series C Preferred Stock" and "Description of Certain Indebtedness".




   Competition and Technological Change May Undermine Arch's Business

   Arch and MobileMedia each face competition from other paging service providers in all markets in which they operate. They also face competition from certain competitors who hold nationwide licenses. Due in part to competitive conditions, monthly fees for basic paging services have generally declined in recent years. The combined company may face significant price-based competition in the future which could have a material adverse effect on its revenues and EBITDA. Certain competitors of Arch and MobileMedia possess greater financial, technical and other resources than the combined company. A trend towards increasing consolidation in the paging industry in particular and the wireless communications industry in general in recent years has led to competition from increasingly larger and better capitalized competitors. If any of such competitors were to devote additional resources to the paging business or focus on Arch's or MobileMedia's particular markets, there could be a material adverse effect on the combined company.

   Competitors are currently using and developing a variety of two-way paging technologies. Neither Arch nor MobileMedia presently provides such two-way services, other than as a reseller. Although these services generally are higher priced than traditional one-way paging services, this may change. Technological improvements could result in increased capacity and efficiency for such two-way paging technologies and this could result in increased competition for the combined company. Future technological advances in the telecommunications industry could increase new services or products competitive with the paging services currently provided by Arch and MobileMedia. Future technological advances could also require the combined company to reduce the price of its paging services or incur additional capital expenditures to meet competitive requirements. Recent and proposed regulatory changes by the FCC are aimed at encouraging such technological advances and new services. Other forms of wireless two-way communications technology also compete with the paging services that Arch and MobileMedia currently provide. These include cellular and broadband PCS (personal communications services) and specialized mobile radio services. While these services are primarily focused on two-way voice communications, service providers are, in many cases, electing to provide paging services as an adjunct to their primary services.

   Technological change also may affect the value of the pagers owned by Arch and MobileMedia and leased to their respective subscribers. If Arch's or MobileMedia's current subscribers request more technologically advanced pagers, including two-way pagers, the combined company could incur additional inventory costs and capital expenditures if required to replace pagers leased to its subscribers within a short period of time. Such additional investment or capital expenditures could have a material adverse effect on the combined company. There can be no assurance that the combined company will be able to compete successfully with current and future competitors in the paging business or with competitors offering alternative communication technologies. See "Industry Overview-- Competition".

   Government Regulation May Burden Operations; Foreign Ownership and Possible Redemption of Stock

   The combined company's paging operations are subject to regulation by the FCC and various state regulatory agencies. The FCC paging licenses granted to Arch and MobileMedia are for varying terms of up to 10 years, at the end of which renewal applications must be approved by the FCC. In the past, paging license renewal applications generally have been granted by the FCC upon a showing of compliance with FCC regulations and of adequate service to the public. The combined company is unaware of any circumstances which would prevent the grant of any pending or future renewal applications [except for a previously pending FCC proceeding regarding MobileMedia's qualifications to remain an FCC licensee, which
   has been     .] See "MobileMedia Management's Discussion and Analysis of
   Financial Condition and Operating Results--Pending FCC Action Against MobileMedia". However, no assurance can be given that any of Arch's or MobileMedia's renewal applications will be free of challenge or will be granted by the FCC. It is possible that there may be competition for radio spectrum associated with licenses as they expire. Such competition would increase the chances of third party interventions in the renewal proceedings. The FCC has thus far granted each license renewal application that Arch and MobileMedia have filed, other than those renewal applications still pending. There can be no assurance that the FCC and various state regulatory agencies will not propose or adopt regulations or take actions that would have a material adverse effect on the combined company.

   The FCC's review and revision of rules affecting paging companies is ongoing. Regulatory requirements that apply to the combined company may change significantly over time. For example, the FCC has decided to adopt a market area licensing scheme for all paging channels under which carriers would be licensed to operate on a particular channel throughout a broad geographic area (such as a Major Trading Area as defined by Rand McNally) rather than being licensed on a site-by-site basis. These geographic area licenses will be awarded pursuant to auction. Incumbent paging licensees that do not acquire licenses at auction will be entitled to interference protection from the market area licensee. Arch and MobileMedia have each been participating actively in this proceeding in order to protect their existing operations and retain flexibility, on an interim and long-term basis, to modify systems as necessary to meet subscriber demands. The FCC has issued a Further Notice of Proposed Rulemaking in which the FCC seeks comments on, among other matters, (1) whether it should impose coverage requirements on licensees with nationwide exclusivity (such as Arch and MobileMedia), (2) whether these coverage requirements should be imposed on a nationwide or regional basis, and (3) whether--if such requirements are imposed--failure to meet the requirements should result in a revocation of the entire nationwide license or merely a portion of the license. If the FCC were to impose stringent coverage requirements on licensees with nationwide exclusivity, the combined company might have to accelerate the build-out of its systems in certain areas.

   Changes in regulation of the combined company's paging business or the allocation of radio spectrum for services that compete with its business could adversely affect its results of operations. In addition, some aspects of the Telecommunications Act of 1996 may place additional burdens upon the combined company or subject it to increased competition. For example, the FCC has adopted new rules that govern compensation to be paid to pay phone providers. Although these rules are in dispute, they have resulted in increased costs for certain paging services including toll-free 1-800 number paging. Arch and MobileMedia have generally passed these costs on to their subscribers, which makes their services more expensive and which could affect the attraction or retention of customers; however, there can be no assurance that the combined company will be able to continue to pass on these costs. In addition, the FCC also has adopted new rules regarding payments by telecommunications companies into a revamped fund that will provide for the widespread availability of telecommunications services, including to low-income consumers. The FCC refers to this as universal service. Prior to the implementation of the Telecommunications Act, Universal Service obligations largely were met by local telephone companies, supplemented by long-distance telephone companies. Under the new rules, certain telecommunications carriers, including Arch and MobileMedia, are required to contribute to a revised fund created for universal service. In addition, certain state regulatory authorities have enacted, or have indicated that they intend to enact, similar contribution requirements based on state revenues. The combined company cannot yet know the impact of these state contribution requirements, if enacted and applied to it. Moreover, neither Arch nor MobileMedia has been able to estimate the amount of any such payments that it will be able to bill to their subscribers; however, payments into the universal service fund will likely increase the cost of doing business.

   Moreover, in a rulemaking proceeding pertaining to interconnection between LECs (local exchange carriers) and CMRS (commercial mobile radio services) providers such as the combined company, the FCC has concluded that LECs are required to compensate CMRS providers for the reasonable costs incurred by such providers in terminating traffic that originates on LEC facilities, and vice versa. Consistent with this ruling, the FCC has determined that LECs may not charge a CMRS provider or other carrier for terminating LEC-originated traffic or for dedicated facilities used to deliver LEC-originated traffic to one-way paging networks. Nor may LECs charge CMRS providers for number activation and use fees. These interconnection issues are still in dispute, and it is unclear whether the FCC will maintain its current position. Depending on further FCC disposition of these issues, the combined company may or may not be successful in securing refunds, future relief or both, with respect to charges for termination of LEC-originated local traffic. If these issues are ultimately resolved by the FCC in favor of CMRS providers, then the combined company will pursue relief through settlement negotiations, administrative complaint procedures or both. If these issues are ultimately decided in favor of the LECs, each of Arch and MobileMedia likely would be required to pay all past due contested charges and may also be assessed interest and late charges for the amounts withheld. Although these requirements have not to date had a material adverse effect on Arch or MobileMedia, these or similar requirements could in the future have a material adverse effect on the combined company. See "Industry Overview--Regulation".

   The Communications Act also limits foreign investment in and ownership of entities that are licensed as radio common carriers by the FCC. The combined company owns or controls several radio common carriers and is accordingly subject to these foreign investment restrictions. Because the combined company is the parent of radio common carriers (but is not a radio common carrier itself), the combined company may not have more than 25% of its stock owned or voted by aliens or their representatives, a foreign government or its representatives or a foreign corporation if the FCC finds that the public interest would be served by denying such ownership. In connection with the World Trade Organization

   Agreement (the "WTO Agreement")--agreed to by 69 countries--the FCC adopted rules effective February 9, 1998 that create a very strong presumption in favor of permitting a foreign interest in excess of 25% if the foreign investor's home market country signed the WTO Agreement. Arch's subsidiaries that are radio common carrier licensees are subject to more stringent requirements and may have only up to 20% of their stock owned or voted by aliens or their representatives, a foreign government or their representatives or a foreign corporation. This ownership restriction is not subject to waiver. See "Industry Overview-- Regulation". Arch's Certificate of Incorporation permits the redemption of shares of Arch's capital stock from foreign stockholders where necessary to protect FCC licenses held by Arch or its subsidiaries, but such a redemption would be subject to the availability of capital to Arch and any restrictions contained in applicable debt instruments and under the Delaware General Corporation Law. These restrictions currently would not permit any such redemptions. The failure to redeem shares promptly could jeopardize the FCC licenses held by Arch or its subsidiaries. See "--High Degree of Leverage Burdens Operations", "--Competition and Technological Change May Undermine Arch's Business" and "Industry Overview--Regulation".


   Dependence on Third Parties for Products and Services

   The combined company does not manufacture any of the pagers used in its paging operations. Arch and MobileMedia have each bought pagers primarily from Motorola and NEC America Inc. and the combined company therefore is dependent on such manufacturers to obtain sufficient pager inventory for new subscriber and replacement needs. In addition, Arch and MobileMedia have purchased terminals and transmitters primarily from Glenayre Electronics, Inc. and Motorola and the combined company is therefore dependent on these manufacturers for sufficient terminals and transmitters to meet its expansion and replacement requirements. To date, neither Arch nor MobileMedia has experienced significant delays in obtaining pagers, terminals or transmitters, except for MobileMedia, in the period leading up to MobileMedia's bankruptcy filing. However, the combined company may experience such delays in the future. Arch's purchase agreement with Motorola expires on June 19, 1999, although it provides for one-year term renewals. MobileMedia's agreement with Motorola expires on February 6, 1999, although it provides for one-year term renewals. [In addition, the combined company has had to provide Motorola with credit support in respect of MobileMedia's obligations to Motorola.] There can be no assurance that Arch's or MobileMedia's respective agreements with Motorola will be renewed or, if renewed, that such agreements will be on terms and conditions as favorable to Arch or MobileMedia as those under the current agreements. Although the combined company believes that sufficient alternative sources of pagers, terminals and transmitters exist, there can be no assurance that the combined company would not be materially adversely affected if it were unable to obtain these items from current supply sources or on terms comparable to existing terms. See "Business--Arch's Business--Sources of Equipment" and "--MobileMedia's Business--Sources of Equipment". Finally, the combined company relies on third parties to provide satellite transmission for some aspects of its paging services. To the extent there are satellite outages or if satellite coverage is otherwise impaired, the combined company may experience a loss of service until such time as satellite coverage is restored, which could have a material adverse effect.

   Dependence on Key Personnel

   The success of Arch will depend, to a significant extent, upon the continued services of a relatively small group of executive personnel. Arch does not have employment agreements with any of its current executive officers, or maintain life insurance on their lives, although certain executive officers have entered into non-competition agreements and all executive officers have entered into executive retention agreements with Arch. The loss or unavailability of one or more of its executive officers or the inability to attract or retain key employees in the future could have a material adverse effect on Arch. See "Business-- Arch Management".

   Divisional Reorganization of Arch May Not Achieve Objectives

   In June 1998, Arch's Board of Directors approved a reorganization of Arch's operating divisions which is being implemented over a period of 18 to 24 months. Once fully implemented, this divisional reorganization is expected to result in annual cost savings of approximately $15.0 million. Arch recorded a restructuring charge of $16.1 million in the second quarter of 1998. There can be no assurance that the expected cost savings will be achieved or that the reorganization of Arch's business will be accomplished smoothly, expeditiously or successfully. The difficulties of the divisional reorganization may be increased by the need to integrate MobileMedia's operations in many locations and to combine two corporate cultures. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Divisional Reorganization".

   Impact of the Year 2000 Issue Not Assured

   The Year 2000 problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Any of the combined company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. As a result, within the next year the computerized systems (including both information and non-information technology systems) and applications used by the combined company will need to be reviewed, evaluated and, if and where necessary, modified or replaced to ensure that all financial, information and operating systems are Year 2000 compliant.

   Although Arch has begun and is undertaking testing of its internal business-related hardware and software applications, there can be no assurance that such testing will detect all applications that may be affected by Year 2000 compliance problems. Arch's objective is to make its internal computer systems compliant with Year 2000 requirements by September 30, 1999 but there can be no assurance that this objective will be met. Furthermore, it is possible that one or more of Arch's mission critical vendors, such as its utility providers, telephone carriers or satellite carriers, may not be Year 2000 compliant. Because of the unique nature of such vendors, alternative providers of these services may not be available. Lastly, Arch does not manufacture any of the pagers or paging-related equipment used by its customers or for its own paging operations. Although Arch has initiated testing of such equipment it has relied to a large extent on the representations of its vendors with respect to their readiness. Arch can offer no assurance as to the accuracy of such vendors' representations. See "Arch Management's Discussion of Financial Condition and Results of Operations--Risks Relating to Year 2000" and "MobileMedia Management's Discussion of Financial Condition and Results of Operations--Risks Relating to Year 2000--Risks Relating to Year 2000 Compliance Matters".

   Debt Instruments Restrict Operations

   Various debt instruments impose certain operating and financial restrictions on Arch. The bank credit facility of Arch Paging, Inc. ("API"), a wholly owned operating subsidiary of Arch, requires API and other Arch subsidiaries to maintain specified financial ratios, among other obligations, including a maximum leverage ratio and a minimum fixed charge coverage ratio, each as defined in API's credit facility. In addition, the API credit facility limits or restricts, among other things, API's ability to:

     . declare dividends or redeem or repurchase capital stock;

     . prepay, redeem or purchase debt;

     . incur liens and engage in sale/leaseback transactions;

     . make loans and investments;

     . incur indebtedness and contingent obligations;

     . amend or otherwise alter debt instruments and other material agreements;

     . engage in mergers, consolidations, acquisitions and asset sales;

     . engage in transactions with affiliates; and

     . alter its lines of business or accounting methods.

   Other debt instruments limit, among other things:

     . the incurrence of additional indebtedness by Arch and its restricted subsidiaries;

     . the payment of dividends and other restricted payments by Arch and its restricted subsidiaries;

     . asset sales;

     . transactions with affiliates;

     . the incurrence of liens; and

     . mergers and consolidations.

   Arch's ability to comply with such covenants may be affected by events beyond its control, including prevailing economic and financial conditions. A breach of any of these covenants could result in a default under the API credit facility and/or other debt instruments. Upon the occurrence of an event of default under the API credit facility and/or other debt instruments, the creditors could elect to declare all amounts outstanding, together with accrued and unpaid interest, to be immediately due and payable. If Arch were unable to repay any such amounts, the creditors could proceed against the collateral securing certain of such indebtedness. If the lenders under the API credit facility accelerated the payment of such indebtedness, there can be no assurance that the assets of Arch would be sufficient to repay in full such indebtedness and other indebtedness of Arch. In addition, because the API credit facility and other debt instruments limit Arch's ability to engage in certain transactions except under certain circumstances, Arch may be prohibited from entering into transactions that could be beneficial to Arch. See "Description of Certain Indebtedness".

   Charter Provisions Impede Takeovers of Arch

   Arch's Certificate of Incorporation and By-laws include provisions for a classified Board of Directors, the issuance of "blank check" preferred stock (the terms of which may be fixed by the Arch's Board of Directors without further stockholder approval), a prohibition on stockholder action by written consent in lieu of a meeting and certain procedural requirements governing stockholder meetings. Arch also has a stockholders rights plan. In addition, Section 203 of the Delaware corporations statute will, with certain exceptions, prohibit Arch from engaging in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder. Such provisions may have the effect of delaying, making more difficult or preventing a change in control or acquisition of Arch. See "Description of Securities--Anti-Takeover Provisions".

   Risks Related to Shares, Warrants and Warrant Exercises

   Warrant Exercise Will Result in Dilution to You

   The exercise price per warrant currently exceeds the net tangible book value per share of Common Stock, which is a negative number. See "Dilution". Accordingly, you will experience immediate and substantial dilution if you exercise warrants under current conditions.

   Trading Price May Be Volatile

   The market price of Common Stock has been experiencing significant fluctuation and has recently declined. Between November 1, 1997 and
    , 1999, the reported sale price of Common Stock on the Nasdaq National Market has ranged from a high of $8.00 per share (in November 1997) to a low of $.6875 per share (in October 1998). The trading price of Common Stock following the MobileMedia acquisition will likely be affected by numerous factors. These include the risk factors set forth in this prospectus, as well as prevailing economic and financial trends and conditions in the public securities markets. During recent periods, share prices of paging companies such as Arch have exhibited a high degree of volatility. Shortfalls in revenues or EBITDA from the levels anticipated by the public markets could have an immediate and significant adverse effect on the trading price of Common Stock in any given period. Shortfalls may result from events that are beyond Arch's immediate control and can be unpredictable. The trading price of Arch's shares may also be affected by developments which may not have any direct relationship with Arch's business or long-term prospects. These include reported financial results and fluctuations in trading prices of the shares of other publicly held companies in the paging industry generally. See "Market Price Information and Dividend Policy".

   Common Stock May Be Delisted from the Nasdaq National Market

   Arch's Common Stock has been listed, and its shares have traded, on the NNM since January 17, 1992. Arch has received a notice from the NNM indicating that Arch fails to meet the NNM listing requirements because the market price of the Common Stock is less than $5.00 per share and that unless Arch comes in compliance with the continued listing requirements of the NNM, its Common Stock will be delisted. At a hearing before the NNM Arch sought the continued listing of Arch Common Stock on the NNM based, in part, on the anticipated reverse stock split described in this prospectus; the NNM has not ruled on the proposal and there can be no assurance that the NNM will not delist the Arch Common Stock. For a more detailed discussion of the continued listing requirements of the NNM and the action Arch proposes to take to come into compliance with these requirements, see "Description of Securities--Reverse Stock Split".

   Shares Eligible for Future Sale May Depress Market Price of Common Stock

   On      , 1999, upon consummation of the MobileMedia acquisition,
   million shares of Common Stock were issued and outstanding. In addition, million shares of Common Stock are issuable upon conversion of
   convertible securities and     million shares of Common Stock are
   issuable upon exercise of the warrants. The issuance of these shares of
   Common Stock, together with the issuance of up to       shares of Common
   Stock currently authorized for issuance under Arch compensation plans, will substantially dilute the proportionate equity interests of the holders of the Common Stock. [In addition, the conversion price of the Series C Preferred Stock may be adjusted if the market price of the Common Stock exceeds $2.00 at January , 1999, which would result in additional shares of Common Stock being issuable upon conversion of the Series C Preferred Stock.] No prediction can be made as to the effect, if any, that future sales of Common Stock, or the availability of shares for future sales, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon exercise of warrants or options), or the perception that such sales could occur, could depress prevailing market prices of Common Stock.

   Possible Inability To Exercise Warrants

   A current prospectus covering the shares issuable upon exercise of the warrants must be in effect before Arch may accept warrant exercises. There can be no assurance that Arch will be able to have a current prospectus in effect if this prospectus ceases to be current. See "Description of Securities--Registration Rights".

   Uncertain Trading Market for Warrants

   Although the warrants have been approved for listing on the NNM, they have not yet begun to trade and we cannot predict how much interest or sales volume there will be. It is possible that trading will be sporadic.

                              USE OF PROCEEDS

Substantially all of any proceeds from exercises of warrants (a maximum of $ million) are expected to be used for general corporate purposes, including working capital and repayment of debt. See "Description of Certain Indebtedness".

                                 DILUTION

Arch currently has a negative tangible net worth. The tangible net book value of the shares of Common Stock as of September 30, 1998 was a negative $809.2 million or a negative $31.48 per share. Net tangible book value per share represents the amount of total tangible assets (total assets less intangible assets) less total liabilities, divided by the number of shares of Common Stock outstanding, assuming the conversion of all outstanding convertible securities. After giving effect to (1) the MobileMedia acquisition, including the sale by Arch of [108,500,000] shares of Common Stock for gross proceeds of [$217.0] million and the issuance of an additional 14,344,969 shares of Common Stock to unsecured creditors of MobileMedia, and (2) the exercise of a warrant for one share, the pro forma net tangible book value of Arch as of September 30, 1998 would have been a negative [$943.4] million, or a negative [$6.35] per share, representing an immediate and substantial dilution of [$8.35] per share, in respect of the warrant exercise price. The following table illustrates the per share dilution for shares purchased pursuant to the exercise of warrants.

       Warrant exercise price......................................   $  2.00
         Net tangible book value per share before
          MobileMedia acquisition and related transactions.  $(31.48)
         Increase per share attributable to the MobileMedia
          acquisition and related transactions.............   [25.13]
                                                             -------
       Pro forma net tangible book value per share after
          MobileMedia acquisition and related transactions.........   [(6.35)]
                                                                      -------
       Dilution to persons exercising warrants(1)(2)...............   $ [8.35]
                                                                      =======

--------

(1) Dilution is determined by subtracting pro forma net tangible book value per share after the MobileMedia acquisition from the warrant exercise price per share.

(2) Reflects the exercise of a warrant for one share, since that would result in the maximum amount of dilution per share. The exercise of additional warrants would increase net tangible book value so that dilution per share would be less than [$8.35] per share.

               MARKET PRICE INFORMATION AND DIVIDEND POLICY

Arch's Common Stock has traded on the NNM under the symbol "APGR" since January 1992. The following table sets forth for the periods indicated the high and low reported sale prices per share of Common Stock on the NNM:

                                                                 High     Low
                                                                ------- -------
        Fiscal 1997
          First Quarter........................................ $10.00  $3.75
          Second Quarter....................................... $ 8.375 $3.75
          Third Quarter........................................ $ 9.50  $5.875
          Fourth Quarter....................................... $ 9.125 $4.125
        Fiscal 1998
          First Quarter........................................ $ 6.125 $3.00
          Second Quarter....................................... $ 6.938 $3.50
          Third Quarter........................................ $ 5.000 $1.6875
          Fourth Quarter ...................................... $ 1.75  $0.6875
        Fiscal 1999
          First Quarter (through     , 1999)................... $       $

The closing sale price per share of Common Stock on the NNM on      , 1999 was
$     .

Upon consummation of the MobileMedia acquisition on      , 1999, there were
outstanding       shares of Common Stock held by    stockholders of record,
     shares of Class B Common Stock held by     stockholders of record and
[250,000] shares of Series C Preferred Stock held by [9] stockholders of record. The number of record holders may not be representative of the number of beneficial holders because many shares are held by depositaries, brokers or other nominees.

Neither Arch nor MobileMedia's parent company has ever declared or paid any cash dividends on its Common Stock. Arch anticipates that substantially all of its earnings in the foreseeable future will be used to finance the continued growth and development of its business and has no current intention to pay cash dividends. Arch's future dividend policy will depend on its earnings, capital requirements and financial condition, requirements of the financing agreements to which it is then a party and other factors considered relevant by Arch's Board of Directors. The API credit facility prohibits declaration or payment of cash dividends to Arch stockholders without the written consent of a majority of the lenders during the term of the credit agreement and until all obligations under the credit agreement have been met. The terms of certain outstanding indebtedness only permit the declaration or payment of cash dividends subject to certain leverage and cash flow requirements (which Arch does not currently meet). In addition, the terms of the Series C Preferred Stock generally prohibit the payment of cash dividends on Common Stock unless all accrued dividends due on to the Series C Preferred Stock have been paid in full. See "Description of Securities" and "Description of Certain Indebtedness".

      SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA--ARCH

The following table sets forth selected historical consolidated financial and operating data of Arch for each of the two years ended August 31, 1994, the four months ended December 31, 1993 and 1994, each of the four years ended December 31, 1997 and the nine months ended September 30, 1997 and 1998. The selected financial and operating data as of December 31, 1994, 1995, 1996 and 1997 and for each of the three years ended December 31, 1997 have been derived from Arch's audited consolidated financial statements and notes thereto. The selected financial and operating data as of September 30, 1998 and for the nine months ended September 30, 1997 and 1998 have been derived from Arch's unaudited consolidated financial statements and notes thereto. The following consolidated financial information should be read in conjunction with "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations" and Arch's Consolidated Financial Statements and Notes.

                                         Four Months                                                     Nine Months
                      Year Ended            Ended                                                           Ended
                    August 31, (1)     December 31, (1)          Year Ended December 31,                September 30,
                   ------------------  -----------------  -----------------------------------------  --------------------
                     1993      1994     1993      1994    1994 (1)  1995 (1)     1996       1997       1997       1998
                   --------  --------  -------  --------  --------  ---------  ---------  ---------  ---------  ---------
                                                                                                         (unaudited)
                                            (dollars in thousands)
Statements of
 Operations Data:
Service, rental
 and maintenance
 revenues........  $ 39,610  $ 55,139  $16,457  $ 22,847  $ 61,529  $ 138,466  $ 291,399  $ 351,944  $ 261,570  $ 277,826
Product sales....     5,698    12,108    2,912     5,178    14,374     24,132     39,971     44,897     34,029     31,811
                   --------  --------  -------  --------  --------  ---------  ---------  ---------  ---------  ---------
Total revenues...    45,308    67,247   19,369    28,025    75,903    162,598    331,370    396,841    295,599    309,637
Cost of products
 sold............    (4,031)  (10,124)  (2,027)   (4,690)  (12,787)   (20,789)   (27,469)   (29,158)   (22,044)   (21,863)
                   --------  --------  -------  --------  --------  ---------  ---------  ---------  ---------  ---------
                     41,277    57,123   17,342    23,335    63,116    141,809    303,901    367,683    273,555    287,774
Operating
 expenses:
 Service, rental
  and
  maintenance....     9,532    13,123    3,959     5,231    14,395     29,673     64,957     79,836     59,227     60,812
 Selling.........     7,307    10,243    3,058     4,338    11,523     24,502     46,962     51,474     39,019     36,902
 General and
  administrative.    13,123    17,717    5,510     7,022    19,229     40,448     86,181    106,041     78,878     84,527
 Depreciation and
  amortization...    13,764    16,997    5,549     6,873    18,321     60,205    191,871    232,347    179,917    164,990
 Restructuring
  charge.........       --        --       --        --        --         --         --         --         --      16,100
                   --------  --------  -------  --------  --------  ---------  ---------  ---------  ---------  ---------
Operating income
 (loss)..........    (2,449)     (957)    (734)     (129)     (352)   (13,019)   (86,070)  (102,015)   (83,486)   (75,557)
Interest and non-
 operating
 expenses, net...    (2,861)   (4,112)  (1,132)   (1,993)   (4,973)   (22,522)   (75,927)   (97,159)   (72,436)   (78,334)
Equity in loss of
 affiliate (2)...       --        --       --        --        --      (3,977)    (1,968)    (3,872)    (2,828)    (2,219)
                   --------  --------  -------  --------  --------  ---------  ---------  ---------  ---------  ---------
Income (loss)
 before income
 tax benefit and
 extraordinary
 item............    (5,310)   (5,069)  (1,866)   (2,122)   (5,325)   (39,518)  (163,965)  (203,046)  (158,750)  (156,110)
Income tax
 benefit.........       --        --       --        --        --       4,600     51,207     21,172     15,900        --
                   --------  --------  -------  --------  --------  ---------  ---------  ---------  ---------  ---------
Income (loss)
 before
 extraordinary
 item............    (5,310)   (5,069)  (1,866)   (2,122)   (5,325)   (34,918)  (112,758)  (181,874)  (142,850)  (156,110)
Extraordinary
 item (3)........      (415)      --       --     (1,137)   (1,137)    (1,684)    (1,904)       --         --      (1,720)
                   --------  --------  -------  --------  --------  ---------  ---------  ---------  ---------  ---------
Net income
 (loss)..........  $ (5,725) $ (5,069) $(1,866) $ (3,259) $ (6,462) $ (36,602) $(114,662) $(181,874) $(142,850) $(157,830)
                   ========  ========  =======  ========  ========  =========  =========  =========  =========  =========
Other Operating
 Data:
Adjusted EBITDA
 (4).............  $ 11,315  $ 16,040  $ 4,815  $  6,744  $ 17,969  $  47,186  $ 105,801  $ 130,332  $  96,431  $ 105,533
Adjusted EBITDA
 margin (5)......        27%       28%      28%       29%       28%        33%        35%        35%        35%        37%
Capital
 expenditures,
 excluding
 acquisitions....  $ 20,853  $ 25,657  $ 7,486  $ 15,279  $ 33,450  $  60,468  $ 165,206  $ 102,769  $  74,762  $  85,785
Cash flows
 provided by
 operating
 activities......  $  8,721  $ 14,781  $ 5,306  $  4,680  $ 14,155  $  14,749  $  37,802  $  63,590  $  44,551  $  91,415
Cash flows used
 in investing
 activities......  $(30,998) $(28,982) $(7,486) $(34,364) $(55,860) $(192,549) $(490,626) $(102,769) $ (74,672) $ (85,785)
Cash flows
 provided by
 (used in)
 financing
 activities......  $ 11,268  $ 14,636  $11,290  $ 26,108  $ 29,454  $ 179,092  $ 452,678  $  39,010  $  31,645  $  (2,387)
Pagers in service
 at end of
 period..........   254,000   410,000  288,000   538,000   538,000  2,006,000  3,295,000  3,890,000  3,781,000  4,211,000

-------
(footnotes on following page)

                              As of
                         August 31, (1)             As of December 31,                 As of
                         ---------------  ---------------------------------------  September 30,
                          1993    1994      1994     1995      1996       1997         1998
                         ------- -------  -------- -------- ---------- ----------  -------------
                                         (dollars in thousands)                     (unaudited)
Balance Sheet Data:
Current assets.......... $ 4,690 $ 6,751  $  8,483 $ 33,671 $   43,611 $   51,025    $ 55,815
Total assets............  62,209  76,255   117,858  785,376  1,146,756  1,020,720     942,366
Long-term debt, less
 current maturities.....  49,748  67,328    93,420  457,044    918,150    968,896     992,790
Redeemable preferred
 stock..................     --      --        --     3,376      3,712        --          --
Stockholders' equity
 (deficit)..............   1,563  (3,304)    9,368  246,884    147,851    (33,255)   (165,423)

--------

(1) On October 17, 1994, Arch announced that it was changing its fiscal year end from August 31 to December 31. Arch was required to file a transition report on Form 10-K with audited financial statements for the period September 1, 1994 through December 31, 1994 and has elected to include in this table, for comparative purposes, unaudited financial statements for the periods September 1, 1993 through December 31, 1993 and January 1, 1994 through December 31, 1994.

(2) Represents Arch's share of losses of Benbow PCS Ventures, Inc. since Arch's acquisition of Westlink Holdings, Inc. in May 1996. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources".

(3) Reflects extraordinary charge resulting from prepayment of indebtedness. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations".

(4) EBITDA, as determined by Arch, does not reflect restructuring charge, equity in loss of affiliate, income tax benefit, interest and non-operating expenses, net and extraordinary items; consequently EBITDA may not necessarily be comparable to similarly titled data of other paging companies. EBITDA is commonly used by analysts and investors as a principal measure of financial performance in the paging industry. EBITDA is also one of the primary financial measures used to calculate whether Arch and its subsidiaries are in compliance with covenants under their respective indebtedness which covenants, among other things, limit the ability of Arch and its subsidiaries to: incur additional indebtedness, advance funds to Benbow, pay dividends, grant liens on its assets, merge, sell or acquire assets, repurchase or redeem capital stock, incur capital expenditures and prepay certain indebtedness. EBITDA is also one of the financial measures used by analysts to value Arch. Therefore Arch management believes that the presentation of EBITDA provides relevant information to investors. EBITDA should not be construed as an alternative to operating income or cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity. Amounts reflected as EBITDA or Arch adjusted EBITDA are not necessarily available for discretionary use as a result of restrictions imposed by the terms of existing indebtedness and limitations imposed by applicable law upon the payment of dividends or distributions, among other things. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operation".

  The following table reconciles net income to the presentation of Arch's adjusted EBITDA:

                                          Four Months
                        Year Ended           Ended                                                  Nine Months Ended
                        August 31,       December 31,           Year Ended December 31,               September 30,
                      ----------------  ----------------  ---------------------------------------  --------------------
                       1993     1994     1993     1994     1994      1995      1996       1997       1997       1998
                      -------  -------  -------  -------  -------  --------  ---------  ---------  ---------  ---------
                                                       (dollars in thousands)
Net income (loss)...  $(5,725) $(5,069) $(1,866) $(3,259) $(6,462) $(36,602) $(114,662) $(181,874) $(142,850) $(157,830)
Interest and non-
 operating expenses,
 net................    2,861    4,112    1,132    1,993    4,973    22,522     75,927     97,159     72,436     78,334
Income tax benefit..      --       --       --       --       --     (4,600)   (51,207)   (21,172)   (15,900)       --
Depreciation and
 amortization.......   13,764   16,997    5,549    6,873   18,321    60,205    191,871    232,347    179,917    164,990
Restructuring
 charge.............      --       --       --       --       --        --         --         --         --      16,100
Equity in loss of
 affiliate..........      --       --       --       --       --      3,977      1,968      3,872      2,828      2,219
Extraordinary Item..      415      --       --     1,137    1,137     1,684      1,904        --         --       1,720
                      -------  -------  -------  -------  -------  --------  ---------  ---------  ---------  ---------
Adjusted EBITDA.....  $11,315  $16,040  $ 4,815  $ 6,744  $17,969  $ 47,186  $ 105,801  $ 130,332  $  96,431  $ 105,533
                      =======  =======  =======  =======  =======  ========  =========  =========  =========  =========

(5) Calculated by dividing Arch's adjusted EBITDA by total revenues less cost of products sold. EBITDA margin is a measure commonly used in the paging industry to evaluate a company's EBITDA relative to total revenues less cost of products sold as an indicator of the efficiency of a company's operating structure.

ARCH MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

The following discussion and analysis should be read in conjunction with Arch's Consolidated Financial Statements and Notes.

Arch has been a leading provider of wireless messaging services, primarily paging services. Prior to the MobileMedia acquisition, Arch was the third largest paging company in the United States, based on pagers in service and net revenues (total revenues less cost of products sold). Arch had 4.2 million pagers in service at September 30, 1998. From January 1, 1995 through September 30, 1998, Arch's total number of subscribers grew at a compound rate on an annualized basis of 73.1%. For the same period on an annualized basis, Arch's compound rate of internal subscriber growth (excluding pagers added through acquisitions) was 52.8%.

Arch derives the majority of its revenues from fixed periodic (usually monthly) fees, not dependent on usage, charged to subscribers for paging services. As long as a subscriber remains on service, operating results benefit from the recurring payments of the fixed periodic fees without incurrence of additional selling expenses by Arch. Arch's service, rental and maintenance revenues and the related expenses exhibit substantially similar growth trends. Arch's average revenue per subscriber has declined over the last three years for two principal reasons: (1) an increase in the number of subscriber owned and reseller owned pagers for which Arch receives no recurring equipment revenue and (2) an increase in the number of reseller customers whose airtime is purchased at wholesale rates. The reduction in average paging revenue per subscriber resulting from these trends has been more than offset by the elimination of associated expenses so that Arch's margins have improved over such period. Furthermore, recent data indicates such rate of decline has slowed.

Arch has achieved significant growth in pagers in service and EBITDA through a combination of internal growth and acquisitions, including USA Mobile in September 1995 and Westlink in May 1996. Arch's total revenues have increased from $162.6 million in the year ended December 31, 1995 to $331.4 million in the year ended December 31, 1996 and to $396.8 million in the year ended December 31, 1997. Over the same periods, through operating efficiencies and economies of scale, Arch has been able to reduce its per pager operating costs to enhance its competitive position in its markets. Due to the rapid growth in its subscriber base, Arch has incurred significant selling expenses, which are charged to operations in the period incurred. Arch had net losses of $36.6 million in the year ended December 31, 1995, $114.7 million in the year ended

December 31, 1996 and $181.9 million in the year ended December 31, 1997, respectively, as a result of significant depreciation and amortization expenses related to acquired and developed assets and interest charges associated with indebtedness. However, as its subscriber base has grown, Arch's operating results have improved, as evidenced by an increase in Arch Adjusted EBITDA from $47.2 million in the year ended December 31, 1995 to $105.8 million in the year ended December 31, 1996 and to $130.3 million in the year ended December 31, 1997.

EBITDA is a commonly used measure of financial performance in the paging industry and also is one of the financial measures used to calculate whether Arch and its subsidiaries are in compliance with the covenants under their respective debt agreements, but should not be construed as an alternative to operating income or cash flows from operating activities as determined in accordance with GAAP. One of Arch's financial objectives is to increase its EBITDA, as such earnings are a significant source of funds for servicing indebtedness and for investment in continued growth, including purchase of pagers and paging system equipment, construction and expansion of paging systems, and possible acquisitions. EBITDA, as determined by Arch, may not necessarily be comparable to similarly titled data of other paging companies. Amounts reflected as EBITDA are not necessarily available for discretionary use as a result of restrictions imposed by the terms of existing or future indebtedness (including the repayment of such indebtedness or the payment of associated interest), limitations imposed by applicable law upon the payment of dividends or distributions or capital expenditure requirements.

The potential effects of the MobileMedia acquisition on Arch are described under "Business--Business Strategy".

Shift in Operating Focus

In April 1997, Arch reordered its operating priorities to improve capital efficiency and strengthen its balance sheet by placing a higher priority on leverage reduction than on subscriber unit growth. As part of its reordered operating priorities, Arch has implemented various initiatives to reduce capital costs while sustaining acceptable levels of unit and revenue growth. As a result, Arch's rate of internal growth in pagers in service slowed during the second half of 1997 and is expected to remain below the rates of internal growth previously achieved by Arch. As part of its reordered operating priorities, Arch is also reviewing the possible sale of non-strategic assets. In April 1998, Arch commenced its tower site sale for approximately $38.0 million in cash (subject to adjustment). In the tower site sale, ACI is selling communications towers, real estate, site management contracts and/or leasehold interests involving 133 sites in 22 states and will rent space on the towers on which it currently operates communications equipment to service its own paging network. ACI will use its net proceeds from the tower site sale (estimated to be $36.0 million) to repay indebtedness. ACI held two closings of the tower site sale during 1998 with gross proceeds to ACI of approximately $32.4 million (excluding $1.3 million which was paid to entities affiliated with Benbow for certain assets owned by such entities and sold as part of this transaction). Arch currently expects to hold the final closing for the balance of the
transaction in the      quarter of 1999, although no assurance can be given
that the final closing will be held as expected. See "Business--Arch's Business--Investments in Narrowband PCS Licenses".

Divisional Reorganization

The divisional reorganization is being implemented over a period of 18 to 24 months. Arch has consolidated its former Midwest, Western, and Northern divisions into four existing operating divisions, and is in the process of consolidating certain regional administrative support functions, such as customer service, collections, inventory and billing, to reduce redundancy and take advantage of various operating efficiencies.

Arch estimates that the divisional reorganization, once fully implemented, will result in annual cost savings of approximately $15.0 million. These cost savings will consist primarily of a reduction in compensation expense of approximately $11.5 million, a reduction in rental expense of facilities and general and administrative costs of approximately $3.5 million. Arch expects to reinvest a portion of these cost savings to expand its sales activities; however to date the extent of this reinvestment and therefore the cost has not yet been determined.

In connection with the divisional reorganization, Arch (1) anticipates a net reduction of approximately 10% of its workforce, (2) plans to close certain office locations and redeploy other real estate assets and (3) recorded a restructuring charge of $16.1 million during the second quarter of 1998. The restructuring charge consisted of approximately (1) $9.7 million for employee severance, (2) $3.5 million for lease obligations and terminations, (3) $1.4 million for the writedown of fixed assets and (4) $1.5 million of other costs. The severance costs and lease obligations will require cash outlays throughout the 18 to 24 month restructuring period. Management anticipates the cash requirements for these items to be relatively consistent from quarter to quarter while the divisional reorganization is taking place. Arch will fund these cash outlays from operations or API's credit facility. There can be no assurance that the desired cost savings will be achieved or that the anticipated reorganization of Arch's business will be accomplished smoothly, expeditiously or successfully. The difficulties of such reorganization may be increased by the need to integrate MobileMedia's operations in multiple locations and to combine two corporate cultures. The inability to successfully integrate the operations of MobileMedia could have a material adverse effect on Arch. See Note 9 to Arch's Consolidated Financial Statements.

Results of Operations

The following table presents certain items from Arch's Consolidated Statements of Operations as a percentage of net revenues (total revenues less cost of products sold) and certain other information for the periods indicated:

                                   Year Ended                      Nine Months
                                   December 31,                Ended September 30,
                          ---------------------------------   -----------------------
                            1995        1996        1997         1997         1998
                          ---------   ---------   ---------   ----------   ----------
Total revenues..........      114.7 %     109.0 %     107.9 %      108.1%       107.6 %
Cost of products sold...      (14.7)       (9.0)       (7.9)        (8.1)        (7.6)
                          ---------   ---------   ---------   ----------   ----------
Net revenues............      100.0       100.0       100.0        100.0        100.0
Operating expenses:
Service, rental and
 maintenance............       20.9        21.4        21.7         21.6         21.1
Selling.................       17.3        15.4        14.0         14.3         12.8
General and
 administrative.........       28.5        28.4        28.8         28.8         29.4
Depreciation and
 amortization...........       42.5        63.1        63.2         65.8         57.3
Restructuring charge....        --          --          --           --           5.6
                          ---------   ---------   ---------   ----------   ----------
Operating income (loss).       (9.2)%     (28.3)%     (27.7)%      (30.5)%      (26.2)%
                          =========   =========   =========   ==========   ==========
Net income (loss).......      (25.8)%     (37.7)%     (49.5)%      (52.2)%      (54.8)%
                          =========   =========   =========   ==========   ==========
Arch adjusted EBITDA....       33.3 %      34.8 %      35.4 %       35.3 %       36.7%
                          =========   =========   =========   ==========   ==========
Cash flows provided by
 operating activities...  $  14,749   $  37,802   $  63,590   $   44,551   $   91,415
Cash flows used in in-
 vesting activities.....  $(192,549)  $(490,626)  $(102,769)  $  (74,672)  $  (85,785)
Cash flows provided by
 (used in) financing ac-
 tivities...............  $ 179,092   $ 452,678   $  39,010   $   31,645   $   (2,387)
Annual service, rental
 and maintenance
 expenses per pager.....  $      28   $      25   $      22   $       22   $       20

Nine Months Ended September 30, 1998 Compared with Nine Months Ended September 30, 1997

Total revenues increased to $309.6 million (a 4.7% increase) in the nine months ended September 30, 1998, from $295.6 million in the nine months ended September 30, 1997. Net revenues (total revenues less cost of products sold) increased to $287.8 million (a 5.2% increase) in the nine months ended September 30, 1998 from $273.6 million in the nine months ended September 30, 1997. Service, rental and maintenance revenues, which consist primarily of recurring revenues associated with the sale or lease of pagers, increased to $277.8 million (a 6.2% increase) in the nine months ended September 30, 1998 from $261.6 million in the nine months ended September 30, 1997. These increases in revenues were due primarily to the increase through internal growth in the number of pagers in service from 3.8 million at September 30, 1997 to 4.2 million at September 30, 1998. Maintenance revenues represented less than 10% of total service, rental and maintenance revenues in the nine months ended September 30, 1998 and 1997. Arch does not differentiate between service and rental revenues. Product sales, less cost of products sold, decreased to $9.9 million (a 17.0% decrease) in the nine months ended September 30, 1998 from $12.0 million in the nine months ended September 30, 1997, respectively, as a result of a decline in the average revenue per pager sold.

Service, rental and maintenance expenses, which consist primarily of telephone line and site rental expenses, increased to $60.8 million (21.1% of net revenues) in the nine months ended September 30, 1998 from $59.2 million (21.7% of net revenues) in the nine months ended September 30, 1997. The increase was due primarily to increased expenses associated with system expansions and the provision of paging services to a greater number of subscribers. As existing paging systems become more populated through the addition of new subscribers, the fixed costs of operating these paging systems are spread over a greater subscriber base. Annualized service, rental and maintenance expenses per subscriber were $20.00 in the nine months ended September 30, 1998 as compared to $22.00 in the corresponding 1997 period.

Selling expenses decreased to $36.9 million (12.8% of net revenues) in the nine months ended September 30, 1998 from $39.0 million (14.3% of net revenues) in the nine months ended September 30, 1997. The decrease was due primarily to a decrease in the number of net new subscriber additions and nonrecurring marketing costs incurred in 1997 to promote Arch's new Arch Paging brand identity. The number of net new subscriber additions resulting from internal growth decreased by 34.0% in the nine months ended September 30, 1998 compared to the nine months ended September 30, 1997, primarily due to Arch's shift in operating focus from unit growth to capital efficiency and leverage reduction.

General and administrative expenses increased to $84.5 million (29.4% of net revenues) in the nine months ended September 30, 1998, respectively, from $78.9 million (28.8% of net revenues) in the nine months ended September 30, 1997. The increase was due primarily to administrative and facility costs associated with supporting more pagers in service.

Depreciation and amortization expenses decreased to $165.0 million in the nine months ended September 30, 1998 from $179.9 million in the nine months ended September 30, 1997. These expenses principally reflect Arch's acquisitions of paging businesses in prior periods, accounted for as purchases, and investment in pagers and other system expansion equipment to support growth.

Operating losses were $75.6 million in the nine months ended September 30, 1998 compared to $83.5 million in the nine months ended September 30, 1997, as a result of the factors outlined above.

Net interest expense increased to $78.3 million in the nine months ended September 30, 1998 from $72.4 million in the nine months ended September 30, 1997. The increase is principally attributable to an increase in Arch's outstanding debt. Interest expense for the nine months ended September 30, 1998 and 1997 includes approximately $27.4 million and $24.6 million, respectively, of non-cash interest accretion on the 10 7/8% Arch Discount Notes under which semi-annual interest payments commence on September 15, 2001. See "Description of Certain Indebtedness--Arch Discount Notes".

Arch recognized income tax benefits of $15.9 million in the nine months ended September 30, 1997. This benefit represents the tax benefit of operating losses incurred subsequent to the acquisitions of USA Mobile and Westlink which were available to offset deferred tax liabilities arising from Arch's acquisition of USA Mobile in September 1995 and Westlink in May 1996. The tax benefit of these operating losses was fully recognized during 1997. Accordingly, Arch has established a valuation reserve against its deferred tax asset which reduced the income tax benefit to zero. Arch does not expect to recover, in the foreseeable future, its deferred tax asset and will continue to increase its valuation reserve accordingly.

In June 1998, Arch recognized an extraordinary charge of $1.7 million representing the write-off of unamortized deferred financing costs associated with the prepayment of indebtedness under prior credit facilities.

Net loss increased to $157.8 million in the nine months ended September 30, 1998 from $142.9 million in the nine months ended September 30, 1997, as a result of the factors outlined above.

Year Ended December 31, 1997 Compared with Year Ended December 31, 1996

Total revenues increased $65.5 million, or 19.8%, to $396.8 million in the year ended December 31, 1997 from $331.4 million in the year ended December 31, 1996 and net revenues increased $63.8 million, or 21.0%, from $303.9 million to $367.7 million over the same period. Service, rental and maintenance revenues increased $60.5 million, or 20.8%, to $351.9 million in the year ended December 31, 1997 from $291.4 million in the year ended December 31, 1996. These increases in revenues were due primarily to the increase in the number of pagers in service from 3.3 million at December 31, 1996 to 3.9 million at December 31, 1997 and the full year impact of the Westlink acquisition which was completed in May 1996. Maintenance revenues represented less than 10% of total service, rental and maintenance revenues in the years ended December 31, 1996 and 1997. Product sales, less cost of products sold, increased 25.9% to $15.7 million in the year ended December 31, 1997 from $12.5 million in the year ended December 31, 1996 as a result of a greater number of pager unit sales.

Service, rental and maintenance expenses increased to $79.8 million (21.7% of net revenues) in the year ended December 31, 1997 from $65.0 million (21.4% of net revenues) in the year ended December 31, 1996. The increase was due primarily to increased expenses associated with system expansions and the provision of paging services to a greater number of subscribers. Annual service, rental and maintenance expenses per subscriber decreased to $22.00 in the year ended December 31, 1997 from $25.00 in the year ended December 31, 1996.

Selling expenses increased to $51.5 million (14.0% of net revenues) in the year ended December 31, 1997 from $47.0 million (15.4% of net revenues) in the year ended December 31, 1996. The increase in selling expenses was due to the full year impact of the Westlink acquisition and the marketing costs incurred to promote Arch's Arch Paging brand identity. Arch's selling cost per net new pager in service increased to $87.00 in the year ended December 31, 1997 from $58.00 in the year ended December 31, 1996, primarily due to fixed selling costs and increased marketing costs being spread over fewer net new pagers put into service.

General and administrative expenses increased to $106.0 million (28.8% of net revenues) in the year ended December 31, 1997 from $86.2 million (28.4% of net revenues) in the year ended December 31, 1996. The increase in absolute dollars was due primarily to increased expenses associated with supporting more pagers in service, including the full year impact of Westlink, as well as expenses associated with the establishment of Arch's National Services Division. See "Business--Arch's Business--Subscribers and Marketing".

Depreciation and amortization expenses increased to $232.3 million (63.2% of net revenues) in the year ended December 31, 1997 from $191.9 million (63.1% of net revenues) in the year ended December 31, 1996. These expenses reflect Arch's acquisitions of paging businesses, accounted for as purchases, and continued investment in pagers and other system expansion equipment to support continued growth.

Operating loss increased to $102.0 million in the year ended December 31, 1997 from $86.1 million in the year ended December 31, 1996 as a result of the factors outlined above.

Net interest expense increased to $97.2 million in the year ended December 31, 1997 from $75.9 million in the year ended December 31, 1996. The increase was attributable to an increase in Arch's average outstanding debt. In 1997 and 1996 interest expense includes approximately $33.0 million and $24.0 million, respectively, of non-cash interest accretion on Arch's 10 7/8% Senior Discount Notes due 2008 under which semi-annual interest payments commence on September 15, 2001. See Note 3 to Arch's Consolidated Financial Statements.

During the years ended December 31, 1997 and 1996, Arch recognized income tax benefits of $21.2 million and $51.2 million, respectively, representing the tax benefit of operating losses subsequent to the acquisitions of USA Mobile in September 1995 and Westlink in May 1996 which were available to offset deferred tax liabilities arising from Arch's acquisitions of USA Mobile and Westlink.

During 1996, Arch recognized an extraordinary charge of $1.9 million, representing the write-off of unamortized deferred financing costs associated with the prepayment of indebtedness under a prior credit facility.

Net loss increased to $181.9 million in the year ended December 31, 1997 from $114.7 million in the year ended December 31, 1996 as a result of the factors outlined above. Included in the net loss for the years ended December 31, 1997 and 1996 were charges of $3.9 million and $2.0 million, respectively, representing Arch's pro rata share of Benbow's losses since the Westlink acquisition in May 1996.

Year Ended December 31, 1996 Compared with Year Ended December 31, 1995

Total revenues increased $168.8 million, or 103.8%, to $331.4 million in the year ended December 31, 1996 from $162.6 million in the year ended December 31, 1995 and net revenues increased $162.1 million, or 114.3%, from $141.8 million to $303.9 million over the same period. Service, rental and maintenance revenues increased $152.9 million, or 110.4%, to $291.4 million in the year ended December 31, 1996 from $138.5 million in the year ended December 31, 1995. These increases in revenues were due primarily to the increase in the number of pagers in service from 2.0 million at December 31, 1995 to 3.3 million at December 31, 1996. Acquisitions of paging companies added 0.5 million pagers in service during 1996, with the remaining 0.8 million pagers added through internal growth. Maintenance revenues represented less than 10% of total service, rental and maintenance revenues in the years ended December 31, 1995 and 1996. Product sales, less cost of products sold, increased 274.0% to $12.5 million in the year ended December 31, 1996 from $3.3 million in the year ended December 31, 1995 as a result of a greater number of pager unit sales.

Service, rental and maintenance expenses increased to $65.0 million (21.4% of net revenues) in the year ended December 31, 1996 from $29.7 million (20.9% of net revenues) in the year ended December 31, 1995. The increase was due primarily to increased expenses associated with system expansions and the provision of paging services to a greater number of subscribers. Annual service, rental and maintenance expenses per subscriber decreased to $25.00 in the year ended December 31, 1996 from $28.00 in the year ended December 31, 1995.

Selling expenses increased to $47.0 million (15.4% of net revenues) in the year ended December 31, 1996 from $24.5 million (17.3% of net revenues) in the year ended December 31, 1995. The increase in selling expenses was due to the addition of sales personnel to support continued growth in the subscriber base, as the number of net new pagers in service resulting from internal growth increased by 122.7% from the year ended December 31, 1995 to the year ended December 31, 1996. Arch's selling cost per net new pager in service decreased to $58.00 in the year ended December 31, 1996 from $67.00 in the year ended December 31, 1995, primarily due to increased sales through indirect distribution channels.

General and administrative expenses increased to $86.2 million (28.4% of net revenues) in the year ended December 31, 1996 from $40.4 million (28.5% of net revenues) in the year ended December 31, 1995. The increase was due primarily to increased expenses associated with supporting more pagers in service.

Depreciation and amortization expenses increased to $191.9 million (63.1% of net revenues) in the year ended December 31, 1996 from $60.2 million (42.5% of net revenues) in the year ended December 31, 1995. These expenses reflect Arch's acquisitions of paging businesses, accounted for as purchases, and continued investment in pagers and other system expansion equipment to support continued growth.

Operating loss increased to $86.1 million in the year ended December 31, 1996 from $13.0 million in the year ended December 31, 1995 as a result of the factors outlined above.

Net interest expense increased to $75.9 million in the year ended December 31, 1996 from $22.5 million in the year ended December 31, 1995. The increase was attributable to an increase in Arch's average outstanding debt. Interest expense in 1996 includes approximately $24.0 million of non-cash interest accretion on Arch's 10 7/8% Senior Discount Notes due 2008. See Note 3 to Arch's Consolidated Financial Statements.

During the years ended December 31, 1996 and 1995, Arch recognized income tax benefits of $51.2 million and $4.6 million, respectively, representing the tax benefit of operating losses subsequent to the acquisitions of USA Mobile and Westlink which were available to offset deferred tax liabilities arising from Arch's acquisitions of USA Mobile and Westlink.

During 1996 and 1995, Arch recognized an extraordinary charge of $1.9 million and $1.7 million, respectively, representing the write-off of unamortized deferred financing costs associated with the prepayment of indebtedness under separate prior credit facilities.

Net loss increased to $114.7 million in the year ended December 31, 1996 from $36.6 million in the year ended December 31, 1995 as a result of the factors outlined above. Included in net loss for the year ended December 31, 1995 was a charge of $4.0 million representing Arch's pro rata share of USA Mobile's net loss for the period of time from Arch's acquisition of its initial 37% interest in USA Mobile on May 16, 1995 through the completion of Arch's acquisition of USA Mobile on September 7, 1995. Included in the net loss for the year ended December 31, 1996 was a charge of $2.0 million representing Arch's pro rata share of Benbow's losses since the Westlink acquisition in May 1996.

Liquidity and Capital Resources

Arch's business strategy requires the availability of substantial funds to finance the expansion of existing operations, to fund capital expenditures for pagers and paging system equipment, to service debt and to finance acquisitions.

Capital Expenditures and Commitments

Excluding acquisitions of paging businesses, Arch's capital expenditures were $60.5 million in the year ended December 31, 1995, $155.6 million in the year ended December 31, 1996, $102.8 million in the year ended December 31, 1997 and $85.8 million in the nine months ended September 30, 1998. To date, Arch has funded its capital expenditures with net cash provided by operating activities and the incurrence of debt.

Arch currently estimates that it had capital expenditures (excluding deferred financing costs) of approximately $85.0 million to $90.0 million for the year ended December 31, 1998 and anticipates that it will have capital expenditures of approximately $ million to $ million for 1999. The 1998 and 1999 capital expenditures primarily involve the purchase of pagers, paging system equipment and transmission equipment, as well as expenditures for information systems and advances to Benbow (as described below). The amounts for 1999 are subject to change based on Arch's internal growth rate and acquisition activity, if any, during 1999. Included in Arch's anticipated capital expenditures for 1999 is funding to upgrade hardware and to internally develop software for a centralized billing and management information system which is expected to offer the back office capability to support significant future growth. See "Risk Factors--Impact of the Year 2000 Issue Not Assured". Arch believes that it will have sufficient cash available from operations and credit facilities to fund these expenditures.

Arch is obligated, to the extent such funds are not available to Benbow from other sources and subject to the approval of Arch's designee on Benbow's Board of Directors, to advance to Benbow sufficient funds to service its FCC license-related debt obligations incurred by Benbow in connection with its acquisition of its N-PCS licenses and to finance construction of an N-PCS system. The total cost to Benbow of servicing its debt obligations and constructing an N-PCS system (including the effect of Benbow's acquisition of Page Call) will be approximately $180.0 million over the next four years. Arch currently anticipates that approximately $30.0 million (approximately $10.0 million in each of the next three years) of such amount will be funded by Arch and the balance will be funded through vendor financing and other sources. See "Business--Arch's Business--Investments in Narrowband PCS Licenses".

Other Commitments and Contingencies

Interest payments on the $467.4 million principal amount at maturity of Arch Discount Notes commence September 15, 2001. Arch expects to service such interest payments out of cash made available to it by its subsidiaries. Based on the principal amount of Arch Discount Notes presently outstanding, such interest payments will equal $25.4 million on March 15 and September 15 of each year until scheduled maturity on March 15, 2008. A default by Arch in its payment obligations under the Arch Discount Notes could have a material adverse effect on the business, financial condition, results of operations or prospects of Arch. See "Risk Factors--High Degree of Leverage Burdens Operations".

Sources of Funds

Arch's net cash provided by operating activities was $14.7 million in the year ended December 31, 1995, $37.8 million in the year ended December 31, 1996 and $63.6 million in the year ended December 31, 1997, and $91.4 million in the nine months ended September 30, 1998. Arch expects to fund its capital needs for the foreseeable future with borrowings under current and future credit facilities, net cash provided by operations and, depending on Arch's needs and market conditions, possible sales of equity or debt securities. For additional information, see Note 3 of Notes to Arch's Consolidated Financial Statements. Arch's ability to access future borrowings will depend, in part, on its ability
to continue to grow its EBITDA. At      , 1999, after giving effect to the
MobileMedia Acquisition and [the offering and sale of the ACI   % Notes]
[borrowings under the bridge facility], Arch had [$415.0] million outstanding under the API credit facility, and approximately [$185.0] million in available borrowing capacity.

API Credit Facility

In June 1998 and    1999, Arch amended an existing credit facility to establish senior secured revolving credit and term loan facilities with API as borrower in the aggregate amount of $600.0 million consisting of:

  .  Tranche A: a $    million reducing revolving credit facility;

  .  Tranche B: a $    million 364-day revolving credit facility under which
     the principal amount outstanding on the 364th day following the closing will convert to a term loan; and

  .  Tranche C: a $    million term loan which was available in a single
     drawing on the closing date. See "Description of Certain Indebtedness-- API's Credit Facility".

Bridge Facility

In August 1998, ACI obtained a commitment letter for a bridge facility under which a $120.0 million term loan became available for a single drawing on the closing date of the MobileMedia acquisition.

The Bear Stearns Companies, Inc., The Bank of New York, TD Securities (USA) Inc. and Royal Bank of Canada are lenders under the bridge facility. The bridge loan will bear interest equal to the LIBOR rate plus 500 basis points (currently a total of 10.19%), increasing by 50 basis points each quarter after funding to a maximum rate of 18%. If not paid on or before maturity 180 days after the closing of the MobileMedia acquisition, the bridge loan will convert into a term loan due in December 2006. The term loan will bear interest at the interest rate under the bridge facility at the maturity of the bridge loan plus 50 basis points increasing by 50 basis points each quarter after funding to a maximum rate of 18%. Arch will be required to grant warrants to the bridge lenders for the purchase of 5.0% of its outstanding Common Stock on a fully diluted basis if the bridge loan has not been repaid prior to the bridge loan maturity date. The bridge lenders were entitled to give notice between January 29, 1999 and consummation of the MobileMedia acquisition requiring ACI to issue and sell notes in an amount at least sufficient to substitute for or refinance the bridge loan on such terms and conditions as the bridge lenders might specify. In such case, the interest rate on the planned ACI notes would be determined by the bridge lenders in light of then prevailing market conditions, but in no event would the yield on the notes exceed a rate equal to an agreed upon margin over the yield to worst on the ACI 12 3/4% Notes. [The bridge
lenders gave such notice, specifying a    % interest rate.] The bridge lenders
are entitled to give a similar notice at any time before the bridge loan maturity date. If any notes are issued after the MobileMedia acquisition, the bridge lenders may direct Arch to issue all or some of the bridge warrants to the purchasers of such notes rather than the bridge lenders. The bridge facility requires payment of certain fees to the bridge lenders. The fees will vary based on the amount and timing of the bridge facility and the bridge loan. The bridge lenders have agreed to refund a portion of the fees if the bridge loan is repaid prior to maturity. In addition, ACI has agreed to permit the bridge lenders to act as placement agents for the conversion of the bridge loan into the term loan or the issuance of the notes by ACI for a fee equal to 3.0% of the principal amount so converted or issued.

Issuance and Sale of Private Notes

In June 1998, ACI issued and sold $130.0 million principal amount of private notes to Bear Stearns, Barclays Capital Inc., RBC Dominion Securities Corporation, BNY Capital Markets, Inc and TD Securities (USA) Inc. for net proceeds of $122.6 million (after deducting the discount to the initial purchasers and estimated offering expenses payable by Arch) in a private placement made pursuant to Rule 144A under the Securities Act. The Private Notes were sold at an initial price to investors of 98.049% of the face amount of their investment. See "Description of Indebtedness--ACI 12 3/4% Notes and
ACI   % Notes".

Sandler Equity Investment

On June 29, 1998, two partnerships managed by Sandler Capital Management Company, Inc., an investment management firm, together with certain other private investors, made an equity investment in Arch of $25.0 million in the form of Series C Preferred Stock. Simultaneously, Arch contributed to ACI as an equity investment $24.0 million of the net proceeds from the sale of Series C Preferred Stock, ACI contributed such amount to API as an equity investment and API used such amount to repay indebtedness under a former credit facility as part of the establishment of API's credit facility. See "Description of Securities".

Inflation

Inflation has not had a material effect on Arch's operations to date. Paging systems equipment and operating costs have not increased in price and Arch's pager costs have declined substantially in recent years. This reduction in costs has generally been reflected in lower pager prices charged to subscribers who purchase their pagers. Arch's general operating expenses, such as salaries, employee benefits and occupancy costs, are subject to normal inflationary pressures.

Risks Relating to Year 2000

Arch has initiated the process of designing and implementing contingency plans relating to the Year 2000 problem. To this end, each department will identify the likely risks and determine commercially reasonable solutions. Arch's Y2K project group will collect and review the determinations on both a department-by-department and company-wide basis. Arch intends to complete its Year 2000 contingency planning during calendar year 1999.

Arch has created the Y2K project group as a cross-functional project group to work on the Year 2000 problem. The Y2K project group is finishing its analysis of external and internal areas likely to be affected by the Year 2000 problem. It has classified the identified areas of concern into either a mission critical or non-mission critical status. For the external areas, Arch has distributed vendor surveys to its primary and secondary vendors. The surveys requested information about hardware and/or software supplied by information technology vendors as well as non-information technology system vendors that might use embedded technologies in their systems or products. Information was requested regarding the vendor's Year 2000 compliance planning, timing, status, testing and contingency planning. As part of its evaluation of Year 2000 vulnerability related to its pager and paging equipment vendors, Arch has discussed with them their efforts to identify potential issues associated with their equipment and/or software and has concluded that, to the extent any vulnerability exists, it has been addressed. Internally, Arch has initiated an inventory audit of hardware and software testing for both its corporate and divisional operations. These areas of operation include: information systems, finance, operations, inventory, billing, pager activation and purchasing. Additional testing is scheduled to conclude in the first quarter of 1999.

Arch expects that it will incur costs to replace existing hardware, software and paging equipment, which will be capitalized and amortized in accordance with Arch's existing accounting policies, while maintenance or modification costs will be expensed as incurred. Arch has upgraded hardware to enable compliance testing to be performed on dedicated test equipment in an isolated production-like environment. Based on Arch's costs incurred to date, as well as estimated costs to be incurred over the next fourteen months, Arch does not expect that resolution of the Year 2000 problem will have a material adverse effect on its results of operations and financial condition. Costs of the Year 2000 project are based on current estimates and actual results may vary significantly from such estimates once detailed plans are developed and implemented.

While it is Arch's stated goal to be compliant, on an internal basis, by September 30, 1999, Arch may face the possibility that one or more of its mission critical vendors, such as its utility providers, telephone carriers or satellite carriers, may not be Year 2000 compliant. Because of the unique nature of such vendors, alternative providers of these services may not be available. Additionally, although Arch has initiated its test plan for its business-related hardware and software applications, there can be no assurance that such testing will detect all applications that may be affected by the Year 2000 problem. Lastly, Arch does not manufacture any of the pagers or paging-related equipment used by its customers or for its own paging operations. Although Arch has initiated testing of such equipment it has relied to a large extent on the representations of its vendors with respect to their readiness. Arch can offer no assurances as to the accuracy of such vendors' representations.

Recent and Pending Accounting Pronouncements

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130 "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. Arch adopted SFAS No. 130 in 1998. The adoption of this standard did not have an effect on its reporting of income.

In June 1997, the Financial Accounting Standards Board issued SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. Arch intends to adopt SFAS No. 131 for its year ending December 31, 1998. Arch has not completed its review of SFAS No. 131 but adoption of this standard is not expected to have a significant impact on its reporting.

In March 1998, the Accounting Standards Committee of the Financial Accounting Standards Board issued Statement of Position ("SOP") 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 establishes criteria for capitalizing costs of computer software developed or obtained for internal use. Arch adopted SOP 98-1 in 1998. The adoption of SOP 98-1 has not had a material effect on Arch's financial position or results of operations.

In April 1998, the Accounting Standards Executive Committee of the Financial Accounting Standards Board issued Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities". SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Initial application of SOP 98-5 will be reported as the cumulative effect of a change in accounting principle. Arch intends to adopt SOP 98-5 effective January 1, 1999. The adoption of SOP 98-5 is not expected to have a material effect on Arch's financial position or results of operations.

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings. Arch intends to adopt this standard effective January 1, 2000. Arch has not yet quantified the impact of adopting SFAS No. 133 on its financial statements, however, adopting SFAS No. 133 could increase volatility in earnings and other comprehensive income.

   SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA--MOBILEMEDIA

The following table sets forth selected historical consolidated financial and operating data of MobileMedia and Metromedia Paging Services for each of the five years ended December 31, 1997 and the nine months ended September 30, 1997 and 1998. The historical financial and operating data presented under consolidated statements of operations data and consolidated balance sheet data for each of the five years ended December 31, 1997 have been derived from MobileMedia's and Metromedia Paging Services' audited consolidated financial statements and notes thereto. The selected financial and operating data as of September 30, 1998 and for the nine months ended September 30, 1997 and 1998 have been derived from MobileMedia's unaudited consolidated financial statements and notes thereto. The following consolidated financial information should be read in conjunction with "MobileMedia Management's Discussion and Analysis of Financial Condition and Results of Operations" and MobileMedia's Consolidated Financial Statements and Notes.

                                                                                                       (Unaudited)
                       Eleven                                                                          Nine Months
                       Months       One Month                                                             Ended
                        Ended         Ended               Year Ended December 31,                    September 30,(9)
                    November 30,   December 31, -----------------------------------------------  -------------------------
                        1993         1993(1)       1994      1995(2)      1996(3)       1997        1997         1998
                   --------------- ------------ ----------  ----------  -----------  ----------  ----------  -------------
                     Metromedia
                   Paging Services                                    MobileMedia
                   --------------- ---------------------------------------------------------------------------------------
                                                         (dollars in thousands)
Statements of
 Operations Data:
Total revenues...    $  173,761     $   15,058  $  203,149  $  252,996  $   640,710  $  527,392  $  407,157   $  340,369
Cost of products
 sold............       (20,170)          (522)    (18,705)    (26,885)     (72,595)    (35,843)    (27,524)     (16,531)
                     ----------     ----------  ----------  ----------  -----------  ----------  ----------   ----------
                        153,591         14,536     184,444     226,111      568,115     491,549     379,633      323,838
Services, rents
 and maintenance,
 selling, and
 general and
 administrative
 expenses(4).....       123,727         11,125     136,672     164,037      459,474     388,476     309,299      230,737
Impairment of
 long-lived
 assets(5).......           --             --          --          --       792,478         --          --           --
Restructuring
 costs(6)........           --             --          --          --         4,256      19,811      15,577       13,831
Depreciation and
 amortization....        47,919          4,880      67,651      71,408      348,698     140,238     104,368       88,312
Amortization of
 deferred gain on
 tower sale......           --             --          --          --           --          --          --          (389)
MobileMedia
 Communications,
 Inc. Parent
 company cost
 allocations.....         7,267            --          --          --           --          --          --           --
                     ----------     ----------  ----------  ----------  -----------  ----------  ----------   ----------
Operating loss...       (25,322)        (1,469)    (19,879)     (9,334)  (1,036,791)    (56,976)    (49,611)      (8,653)
Other income
 (expense)
Interest expense.        (4,914)        (1,461)    (18,237)    (31,745)     (92,663)    (67,611)    (51,531)     (42,449)
(Loss) gain on
 sale of assets..           --             --        1,049         --            68           3           3       94,085
Other............          (405)           --          --          --           --          --          --           --
                     ----------     ----------  ----------  ----------  -----------  ----------  ----------   ----------
 Total other
  income
  (expense)......        (5,319)        (1,461)    (17,188)    (31,745)     (92,595)    (67,608)    (51,528)     (51,636)
                     ----------     ----------  ----------  ----------  -----------  ----------  ----------   ----------
Income (loss)
 before income
 tax provision
 (benefit).......       (30,641)        (2,930)    (37,067)    (41,079)  (1,129,386)   (124,584)   (101,139)      42,983
Income tax
 benefit
 (provision).....         7,328            --          --          --        69,442         --          --          (678)
                     ----------     ----------  ----------  ----------  -----------  ----------  ----------   ----------
Net income
 (loss)..........    $  (23,313)    $   (2,930) $  (37,067) $  (41,079) $(1,059,944) $ (124,584) $ (101,139)  $   42,305
                     ==========     ==========  ==========  ==========  ===========  ==========  ==========   ==========
Other Data
Adjusted
 EBITDA(7).......    $   22,597     $    3,411  $   47,772  $   62,074  $   108,641  $  103,073  $   70,334   $   93,101
Adjusted EBITDA
 margin(8).......          14.7%          23.5%       25.9%       27.5%        19.1%       21.0%       18.5%        28.7%
Units in service
 (at end of
 period).........     1,196,079      1,205,233   1,447,352   2,369,101    4,424,107   3,440,342   3,681,069    3,182,207
Capital
 expenditures....    $   31,480     $    3,250  $   65,574  $   86,163  $   161,861  $   40,556  $   32,321   $   32,394
Cash flows
 provided by
 (used in)
 operating
 activities......    $   27,737     $    8,381  $   53,781  $   43,849  $    57,194  $   14,920  $   (2,847)  $   41,585
Cash flows
 provided by
 (used in)
 investing
 activities......    $  (31,773)    $ (320,753) $  (50,878) $ (312,698) $(1,028,321) $  (40,556) $  (32,321)  $  137,309
Cash flows
 provided by
 (used in)
 financing
 activities......    $    4,036     $  314,700         --   $  671,794  $   586,111  $   13,396  $   20,396   $ (180,000)
                                                      As of December 31,
                                   ------------------------------------------------------------
                                                                                                                 As of
                                                                                                             September 30,
                                       1993        1994        1995        1996         1997                     1998
                                   ------------ ----------  ----------  -----------  ----------              -------------
                                                    (dollars in thousands)                                    (unaudited)
Consolidated
 Balance Sheet
 Data
Total assets.....                   $  356,744  $  353,703  $1,128,546  $   790,230  $  655,134               $  577,306
Debt.............                      181,992     195,677     476,156    1,074,196   1,075,681                  905,681
Total
 stockholders'
 equity
 (deficit).......                      138,567     101,500     578,753     (468,391)   (589,579)                (547,274)

-------
  (footnotes on following page)

--------

 (1) MobileMedia Corporation, the publicly traded company which held all of MobileMedia Communications, Inc.'s outstanding stock prior to the MobileMedia acquisition, completed the acquisition of MetroMedia Paging Services on November 30, 1993 for a purchase price of $308.1 million.

 (2) MobileMedia completed its acquisition of the paging and wireless messaging business of Dial Page, Inc. on August 31, 1995 for a purchase price of $187.4 million. The consolidated statement of operations data includes Dial Page's results of operations from that date. (See Note 3 to MobileMedia's Consolidated Financial Statements and "Business-- MobileMedia--Events Leading Up to MobileMedia's Bankruptcy Filings".)

 (3) MobileMedia completed the acquisition of Mobile Communications Corporation of America ("MobileComm") on January 4, 1996 for a purchase price of $928.7 million. The consolidated statement of operations data includes MobileComm results of operations from that date. (See Note 3 to MobileMedia's Consolidated Financial Statements and "Business-- MobileMedia's Business--Events Leading Up to MobileMedia's Bankruptcy Filings").
 (4) Includes non-recurring adjustments to record executive separation expenses of $2.5 million in 1994 and $0.7 million in 1995.
 (5) Includes non-recurring adjustment to record, effective December 31, 1996, a $792.5 million write-down of intangible assets based upon MobileMedia's determination that an impairment of long-lived assets existed pursuant to Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (See Note 2 to MobileMedia's Consolidated Financial Statements).
 (6) Includes non-recurring adjustments to record restructuring costs related to MobileMedia's bankruptcy filing on January 30, 1997.

 (7) MobileMedia's adjusted EBITDA represents earnings before other income (expense), taxes, depreciation, amortization, amortization of deferred gain on tower sale and restructuring costs. MobileMedia's adjusted EBITDA for the MetroMedia Paging Services includes parent company cost allocations. EBITDA is a financial measure commonly used in MobileMedia's industry and should not be construed as an alternative to operating income (as determined in accordance with GAAP), as an alternative to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. MobileMedia's adjusted EBITDA is, however, the primary financial measure by which MobileMedia's covenants are calculated under the agreements governing MobileMedia's indebtedness. EBITDA is also one of the financial measures used by analysts to value MobileMedia. MobileMedia's adjusted EBITDA in 1996 excludes the impact of the $792.5 million writedown of intangible assets. MobileMedia's adjusted EBITDA may not necessarily be comparable to similarly titled data of other paging companies. The following table reconciles net income to the presentation of MobileMedia's adjusted EBITDA.

                                              One Month
                                                Ended                                                 Nine Months Ended
                         Eleven Months Ended December 31,         Year Ended December 31,               September 30,
                            November, 30     ------------ ------------------------------------------  ------------------
                                1993             1993       1994      1995       1996        1997       1997      1998
                                ----             ----       ----      ----       ----        ----       ----      ----
                         Metro Media Paging
                              Services                                    MobileMedia
                         ------------------- ---------------------------------------------------------------------------
                                                                  (dollars in thousands)
Net income (loss)......       $(23,313)        $(2,930)   $(37,067) $(41,079) $(1,059,944) $(124,584) $(101,139) $42,305
Interest expense.......          4,914           1,461      18,237    31,745       92,663     67,611     51,531   42,449
Income tax provision
 (benefit)..                    (7,328)            --          --        --       (69,442)       --         --       678
Depreciation and
 amortization..........         47,919           4,880      67,651    71,408      348,698    140,238    104,368   88,312
Amortization of
 deferred gain on tower
 sale..................            --              --          --        --           --         --         --      (389)
Restructuring costs....            --              --          --        --         4,256     19,811     15,577   13,831
Impairment of long
 lived assets..........            --              --          --        --       792,478        --         --       --
Gain/loss on sale of
 assets................            --              --       (1,049)      --           (68)        (3)       (3)  (94,085)
Other income/expense...            405             --          --        --           --         --         --       --
                              --------         -------    --------  --------  -----------  ---------  ---------  -------
Adjusted EBITDA........       $ 22,597         $ 3,411    $ 47,772  $ 62,074  $   108,641  $ 103,073  $  70,334  $93,101
                              ========         =======    ========  ========  ===========  =========  =========  =======

 (8) Calculated by dividing MobileMedia's adjusted EBITDA by total revenues less cost of products sold. EBITDA margin is a measure commonly used in the paging industry to evaluate a company's EBITDA relative to total revenues less cost of products sold as an indicator of the efficiency of a company's operating structure. MobileMedia's adjusted EBITDA margin in 1996 excludes the impact of the $792.5 million writedown of intangible assets.

 (9) The interim financial information as of September 30, 1998 and for the nine months ended September 30, 1997 and 1998 contained in this prospectus is unaudited. However, in the opinion of MobileMedia management, it includes all adjustments of a normal recurring nature that are necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods presented. Results of operations for the interim periods presented are not necessarily indicative of results of operations for the entire year or any future period.

MOBILEMEDIA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Presentation of Financial Condition and Results of Operations

The following are principal components of MobileMedia's operating results:

  Services, rents and maintenance revenues (also referred to as paging revenue): includes primarily monthly, quarterly, semi-annually and annually billed recurring revenue, not dependent on usage, charged to subscribers for paging and related services such as voice mail and pager repair and replacement.

  Net revenues: includes primarily paging revenues and sales of customer owned and maintained pagers less cost of pagers sold.

  Services, rents and maintenance expenses: includes costs related to the management, operation and maintenance of MobileMedia's network systems.

  Selling expenses: includes salaries, commissions and administrative costs for MobileMedia's sales force and related marketing and advertising expenses.

  General and administrative expenses: includes primarily customer service expense, executive management, accounting, office telephone, rents and maintenance and information services.

  Average revenues per unit ("ARPU"): calculated by dividing (i) the average monthly services, rents and maintenance revenues for the period by (ii) the weighted average number of units in service for the period. ARPU, as determined by MobileMedia, may not necessarily be comparable to similarly titled data of other paging companies.

  Average monthly operating expense per unit : calculated by dividing (i) the average monthly services, rents and maintenance, selling and general and administrative expenses for the period by (ii) the weighted average number of units in service for the period.

MobileMedia's adjusted EBITDA represents earnings before other income (expense), taxes, depreciation, amortization, impairment of long-lived assets (see Note 2 of MobileMedia's Notes to Consolidated Financial Statements), amortization of deferred gain on the tower sale (see Note 3 of MobileMedia's Notes to Consolidated Financial Statements) and restructuring costs. EBITDA is a financial measure commonly used in the paging industry and should not be construed as an alternative to operating income (as determined in accordance with GAAP), as an alternative to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. EBITDA is, however, the primary financial measure by which MobileMedia's covenants are calculated under the agreements governing MobileMedia's indebtedness.

As used below, the term "acquisitions" refers to both the MobileComm acquisition and the Dial Page acquisition.

Overview

The following discussion and analysis should be read in conjunction with MobileMedia's Consolidated Financial Statements and Notes.

MobileMedia builds and operates wireless messaging and communications systems, and generates revenues from the provision of paging and other wireless communications services. MobileMedia's strategy is to strengthen its industry leadership position by providing superior paging and messaging services at competitive prices.

MobileMedia's revenues are derived primarily from fixed periodic recurring fees, not dependent on usage, charged to MobileMedia's subscribers for paging services. While a subscriber remains in MobileMedia's service, future operating results benefit from this recurring revenue stream with minimal requirements for incremental selling expenses or other costs.

On January 4, 1996, MobileMedia completed its acquisition of MobileComm and on August 31, 1995, MobileMedia purchased the paging business of Dial Page. MobileMedia has incurred integration related costs in excess of those originally anticipated to (1) transfer units-in-service between paging networks to rationalize capacity, (2) temporarily operate duplicative functions, primarily customer service, and (3) hire additional employees and consultants to focus on the integration. Additionally, MobileMedia has experienced increased loss of subscribers related to the integration difficulties. Accordingly, MobileMedia's financial results have been negatively impacted by the higher than anticipated integration costs and increased loss of subscribers.

On January 30, 1997, MobileMedia's parent company and MobileMedia filed voluntary petitions for relief under the Bankruptcy Code in order to implement an operational and financial restructuring. Until Arch's acquisition of
MobileMedia on    , 1999, MobileMedia's parent company and MobileMedia operated their business as debtors-in-possession subject to the jurisdiction of the Bankruptcy Court. The Bankruptcy Code required MobileMedia Communications, Inc. and its parent company to file monthly operating reports with the United States Trustee. Such reports are publicly available through the office of the United States Trustee, and copies of such reports were filed as Current Reports on Form 8-K with the SEC. Financial statements included in MobileMedia's periodic reports for the months of February, 1997 through June, 1998 were not prepared in accordance with GAAP due to MobileMedia's inability at the time of such filings to determine the amount of an impairment loss related to long-lived assets pursuant to Financial Accounting Standard No. 121. Such financial statements are unaudited and have been revised periodically based on subsequent determination of changes in facts and circumstances impacting previously filed unaudited financial statements. The audited financial statements of MobileMedia included in this prospectus reflect adjustments from the unaudited statements, including an impairment adjustment of approximately $792.5 million recorded as of December 31, 1996.


Pending FCC Action Against MobileMedia

MobileMedia disclosed in press releases dated September 27, 1996 and October 21, 1996 that misrepresentations and other violations occurred during the licensing process for as many as 400 to 500, or approximately 6% to 7%, of its approximately 8,000 local transmission one-way paging stations. MobileMedia caused an investigation to be conducted by outside counsel, and a comprehensive report regarding these matters was provided to the FCC in the fall of 1996. In cooperation with the FCC, outside counsel's investigation was expanded to examine all of MobileMedia's paging licenses, and the results of that investigation were submitted to the FCC on November 8, 1996. As part of the cooperative process, MobileMedia also proposed to the FCC that a consent order be entered which would result, among other things, in the return of certain local paging authorizations then held by MobileMedia, the dismissal of certain pending applications for paging authorizations, and the voluntary acceptance of a substantial monetary forfeiture.

On January 13, 1997, the FCC issued a Public Notice relating to the status of certain FCC authorizations held by MobileMedia. Pursuant to the Public Notice, the FCC announced that it had (i) automatically terminated approximately 185 authorizations for paging facilities that were not constructed by the expiration date of their construction permits and remained unconstructed, (ii) dismissed approximately 94 applications for fill-in sites around existing paging stations (which had been filed under the so-called "40-mile rule") as defective because they were predicated upon unconstructed facilities and (iii) automatically terminated approximately 99 other authorizations for paging facilities that were constructed after the expiration date of their construction permits. With respect to each of the approximately 99 authorizations where the underlying station was untimely constructed, the FCC granted MobileMedia interim operating authority subject to further action by the FCC.

On April 8, 1997, the FCC adopted an order commencing an administrative hearing into the qualification of MobileMedia to remain a licensee. The order directed an administrative law judge to take evidence and develop a full factual record on directed issues concerning MobileMedia's filing of false forms and applications. MobileMedia was permitted to operate its licensed facilities and provide service to the public during the pendency of the hearing.

On June 6, 1997, the FCC issued an order staying the hearing proceeding in order to allow MobileMedia to develop and consummate a plan of reorganization providing for a change of control of MobileMedia and a permissible transfer of MobileMedia's FCC licenses. The order was originally granted for ten months and was extended by the FCC through October 6, 1998. The order, which is based on an FCC doctrine known as Second Thursday, provides that if there is a change of control that meets the conditions of Second Thursday, the regulatory issues designated for administrative hearing will be resolved by the transfer of MobileMedia's FCC licenses to the new owners of MobileMedia and the hearing will not proceed. MobileMedia believes that a reorganization plan that provides for either a conversion of certain existing debt to equity, in which case existing MobileMedia shares will be eliminated, or a sale or merger of MobileMedia will result in a change of control that will satisfy the Second Thursday doctrine. On September 2, 1998, MobileMedia and Arch filed a joint Second Thursday application. MobileMedia believes the plan of reorganization contemplated by the Merger Agreement and the Amended Plan satisfies the conditions of Second Thursday. On October 5, 1998, a supplement was filed to notify the FCC of certain modifications to the proposed transaction. The application was accepted for filing by public notice dated October 15, 1998. On October 16, 1998, MobileMedia and Arch filed a joint supplement of data requested by the staff of the Wireless Telecommunications Bureau to assist in their evaluation of the application. MobileMedia submitted additional information to the Wireless Telecommunications Bureau on November 13, 1998. Public comments on the Second Thursday application were due on November 16, 1998. On that date, the FCC's Wireless Telecommunications Bureau and the Pre-Petition Lenders filed comments generally supporting grant of the application and Orbital Communications Corporation submitted brief informal comments opposing the application's request to terminate the hearing and to waive the application fees. MobleMedia, Arch and certain lenders each submitted timely reply comments on or before November 27, 1998 and David A. Bayer submitted a brief informal response to Orbital's letter. The designated pleading cycle on the Second Thursday application is now closed.

[Depending on events prior to the closing of the MobileMedia acquisition, MobileMedia may be required to proceed with the hearing, which, if adversely determined, could result in the loss of MobileMedia's FCC licenses or substantial monetary fines, or both. Such an outcome would have a material adverse effect on MobileMedia's financial condition and results of operations.]

Results of Operations

Nine Months Ended September 30, 1998 Compared With Nine Months Ended September 30, 1997

The following table presents certain items from MobileMedia's Consolidated Statement of Operations and certain other information for the periods indicated:

                                   Nine Months Ended September 30,
                           -----------------------------------------------------
                                    1997                       1998
                           -------------------------- --------------------------
                           (in thousands, except percentage and unit data)
                                             (unaudited)
Consolidated Statement of
 Operations Data
Revenues
  Services, rents and
   maintenance...........  $     378,922       99.8%  $     320,002       98.8%
  Equipment sales and ac-
   tivation fees.........         28,235        7.4%         20,367        6.3%
                           -------------  ---------   -------------  ---------
Total revenues...........        407,157      107.2%        340,369      105.1%
Cost of products sold....        (27,524)      (7.2)%       (16,531)      (5.1)%
                           -------------  ---------   -------------  ---------
Net revenues.............        379,633      100.0%        323,838      100.0%
Operating expenses
  Services, rents and
   maintenance...........        110,146       29.0%         83,506       25.8%
  Selling................         53,816       14.2%         45,848       14.2%
  General and administra-
   tive..................        145,337       38.3%        101,383       31.3%
  Restructuring costs....         15,577        4.1%         13,831        4.2%
  Depreciation and amor-
   tization..............        104,368       27.5%         88,312       27.3%
  Amortization of de-
   ferred gain on tower
   sale..................            --         --             (389)      (0.1)%
                           -------------  ---------   -------------  ---------
Total operating expenses.        429,244      113.1%        332,491      102.7%
                           -------------  ---------   -------------  ---------
Operating loss:                  (49,611)     (13.1)%        (8,653)      (2.7)%
Other income (expense)...
Interest expense (net)...        (51,531)     (13.5)%       (42,449)     (13.1)%
Gain on sale of assets...              3        0.0%         94,085       29.1%
                           -------------  ---------   -------------  ---------
Total other income (ex-
 pense)..................        (51,528)     (13.5)%        51,636       15.9%
                           -------------  ---------   -------------  ---------
Income (loss) from con-
 tinuing operations be-
 fore income tax provi-
 sion ...................       (101,139)     (26.6)%        42,983       13.3%
Income tax provision.....            --         --              678        0.2%
                           -------------  ---------   -------------  ---------
Income (loss) from con-
 tinuing operations......      $(101,139)     (26.6)% $      42,305       13.1%
                           =============  =========   =============  =========
Other Data
MobileMedia Adjusted
 EBITDA..................  $      70,334       18.5%  $      93,101       28.7%
Cash flows provided by
 (used in) operating ac-
 tivities................  $      (2,847)             $      41,585
Cash flows provided by
 (used in) investing ac-
 tivities................  $     (32,321)             $     137,309
Cash flows provided by
 (used in) financing ac-
 tivities................  $      20,396                  $(180,000)
ARPU.....................  $       10.39              $       10.74
Average monthly operating
 expense per unit........  $        8.48              $        7.73
Units in service (at end
 of period)..............      3,681,069                  3,182,207

Units in service decreased 498,862 from 3,681,069 as of September 30, 1997 to 3,182,207 as of September 30, 1998, a decrease of 13.6% of which 240,727 units decreased between October 1, 1997 and December 31, 1997. The decrease with respect to the fourth quarter of 1997 was attributable to continued increases in unit cancellations due to acquisition integration difficulties, billing system clean up to remove non-revenue producing units and cancellation of units for non-payment. In 1998 the decrease was primarily attributable to gross additions which were below expectations.

Services, rents and maintenance revenues decreased 15.5% to $320.0 million for the nine months ended September 30, 1998 compared to $378.9 million for the nine months ended September 30, 1997. The decrease was attributable to fewer units in service and partially offset by a $0.35 increase in ARPU from $10.39 for the nine months ended September 30, 1997 to $10.74 for the nine months ended September 30, 1998. The increase in ARPU was largely due to a greater percentage of units in service in the direct distribution channel and a smaller percentage in the reseller distribution channel. Units sold through the direct distribution channel generally are sold at higher ARPU.

Equipment sales and activation fees decreased 27.9% to $20.4 million for the nine months ended September 30, 1998 compared to $28.2 million for the nine months ended September 30, 1997. The decrease in equipment sales was primarily due to a $3.1 million decrease in equipment sold through the retail distribution channel and a $4.4 million decrease in billings for non-returned equipment. Equipment sales and activation fees, less cost of products sold, increased 439.5% to $3.8 million for the nine months ended September 30, 1998 from $0.7 million for the nine months ended September 30, 1997. This increase was primarily attributable to sales of used pagers with lower net book values resulting from a change in pager depreciation from a four-year life to a three-year life as of October 1, 1997.

Net revenues decreased 14.7% to $323.8 million for the nine months ended September 30, 1998 compared to $379.6 million for the nine months ended September 30, 1997.

Services, rents and maintenance expenses decreased 24.2% to $83.5 million for the nine months ended September 30, 1998 compared to $110.1 million for the nine months ended September 30, 1997. This decrease resulted primarily from lower subcontracted paging expenses of approximately $12.4 million resulting from billing reconciliations, increased unit cancellations and customer migration to company-owned networks and reduced paging related telecommunications expenses of approximately $12.0 million. The decline in paging-related telecommunications expenses resulted primarily from the FCC clarification of its interconnection rules pursuant to the Telecommunications Act, which prohibit local exchange carriers from charging paging carriers for the cost of dedicated facilities used to deliver local telecommunications traffic to paging networks. The FCC clarification, however, noted that the FCC is considering requests for reconsideration of these rules. In addition, paging-related telecommunications expense declined as a result of a reconfiguration of MobileComm's network to maximize usage of lower cost facilities. As a percentage of net revenue, services, rents and maintenance expenses decreased from 29.0% to 25.8%.

Selling expenses for the nine months ended September 30, 1998 decreased 14.8% to $45.8 million compared to $53.8 million for the nine months ended September 30, 1997. The decrease resulted primarily from lower sales personnel costs and lower commissions attributable to lower sales headcount and lower gross additions. Selling expenses as a percentage of net revenue were constant at 14.2%.

General and administrative expenses decreased 30.2% to $101.4 million for the nine months ended September 30, 1998 compared to $145.3 million for the nine months ended September 30, 1997 and decreased as a percentage of net revenues to 31.3% for the nine months ended September 30, 1998 from 38.3% for the nine months ended September 30, 1997. The decrease primarily resulted from reduced bad debt expense due to improvements in MobileMedia's billing and collections functions and lower administrative telephone expenses resulting from lower call volume and lower long distance rates as of October 1, 1997 and lower customer service and retail activation expenses of $7.2 million primarily resulting from lower headcount.

Restructuring costs decreased from $15.6 million for the nine months ended September 30, 1997 to $13.8 million for the nine months ended September 30, 1998 due to a decline in professional fees incurred by MobileMedia as a result of the bankruptcy filing on January 30, 1997.

Depreciation and amortization decreased 15.4% to $88.3 million for the nine months ended September 30, 1998 compared to $104.4 million for the nine months ended September 30, 1997. The decrease was primarily due to lower pager depreciation attributable to a reduced depreciable base of pager assets resulting from the change in useful life from four to three years on October 1, 1997 and decreased pager purchases. As a percentage of net revenues, depreciation and amortization expense increased to 27.3% for the nine months ended September 30, 1998 from 27.5% for the nine months ended September 30, 1997.

Amortization of deferred gain on tower sale was $0.4 million for the nine months ended September 30, 1998. (See Note 3 to MobileMedia's Consolidated Financial Statements).

Operating loss decreased 82.6% to $8.7 million for the nine months ended September 30, 1998 from $49.6 million for the nine months ended September 30, 1997. The decrease was primarily due to decreased operating expenses.

Interest expense decreased 17.6% to $42.4 million for the nine months ended September 30, 1998 compared to $51.5 million for the nine months ended September 30, 1997. The decrease was primarily due to lower interest expense on MobileMedia's debtor-in-possession credit facility resulting from lower outstanding borrowings in 1998.

Gain on sale of assets increased to $94.1 million for the nine months ended September 30, 1998 primarily as a result of the sale of transmission towers and related equipment (See Note 3 to MobileMedia's Consolidated Financial Statements).

Income (loss) from continuing operations before income tax provision, as a result of the above factors, increased to income of $42.9 million for the nine months ended September 30, 1998 compared to a loss of $101.1 million for the nine months ended September 30, 1997.

Income tax provision increased to $0.7 million for the nine months ended September 30, 1998 primarily as a result of the sale of transmission towers.

Year Ended December 31, 1997 Compared with Year Ended December 31, 1996

The following table presents certain items from MobileMedia's Consolidated Statement of Operations and certain other information for the periods indicated:

                                       Year Ended December 31,
                          --------------------------------------------------------
                                     1996                        1997
                          ----------------------------  --------------------------
                           (in thousands, except percentage and unit data)
Consolidated Statement
 of Operations Data
Revenues
  Services, rents and
   maintenance..........  $       568,892       100.1%  $     491,174       99.9%
  Equipment sales and
   activation fees......           71,818        12.7          36,218        7.4
                          ---------------  ----------   -------------  ---------
Total revenues..........          640,710       112.8         527,392      107.3
  Cost of products sold.          (72,595)      (12.8)        (35,843)      (7.3)
                          ---------------  ----------   -------------  ---------
                                  568,115       100.0         491,549      100.0
Operating expenses
  Services, rents and
   maintenance..........          144,050        25.4         139,333       28.3
  Selling...............           96,817        17.0          69,544       14.2
  General and adminis-
   trative..............          218,607        38.5         179,599       36.5
  Impairment of long-
   lived assets.........          792,478       139.5             --         --
  Restructuring costs...            4,256         0.7          19,811        4.0
  Depreciation and amor-
   tization.............          348,698        61.4         140,238       28.6
                          ---------------  ----------   -------------  ---------
Total operating ex-
 penses.................        1,604,906       282.5         548,525      111.6
                          ---------------  ----------   -------------  ---------
Operating loss..........       (1,036,791)     (182.5)        (56,976)     (11.6)
Total other expense.....          (92,595)      (16.2)        (67,608)     (13.7)
                          ---------------  ----------   -------------  ---------
Loss before income tax
 benefit................       (1,129,386)     (198.7)       (124,584)     (25.3)
Income tax benefit......          (69,442)       12.2             --         --
                          ---------------  ----------   -------------  ---------
Net loss................  $    (1,059,944)     (186.5)% $    (124,584)     (25.3)%
                          ===============  ==========   =============  =========
Other Data
MobileMedia adjusted
 EBITDA.................  $       108,641        19.1%  $     103,073       21.0%
Cash flows provided by
 operating activities...  $        57,194               $      14,920
Cash flows used in in-
 vesting activities.....  $    (1,028,321)              $     (40,556)
Cash flows provided by
 financing activities...  $       586,111               $      13,396
ARPU....................  $         11.08               $       10.41
Average monthly operat-
 ing expense per unit
 (1)....................  $          8.95               $        8.23
Units in service (at end
 of period).............        4,424,107                   3,440,342

--------

(1) Does not include impact of $792.5 million asset impairment writedown in 1996.

Units in service decreased from 4,424,107 as of December 31, 1996 to 3,440,342 as of December 31, 1997, a decrease of 22.2%. The decrease was attributable to a decrease in gross unit additions and an increase in unit cancellations primarily resulting from acquisition integration difficulties, billing system clean up to remove non-revenue generating units and cancellation of units for non-payment.

Services, rents and maintenance revenues decreased 13.7% to $491.2 million for the year ended December 31, 1997 compared to $568.9 million for the year ended December 31, 1996 due to fewer units in service and lower ARPU. ARPU decreased to $10.41 for the year ended December 31, 1997 from $11.08 for the year ended December 31, 1996 largely due to continued competitive market conditions.

Equipment sales and activation fees decreased 49.6% to $36.2 million for the year ended December 31, 1997 compared to $71.8 million for the year ended December 31, 1996. The decrease in equipment sales was primarily attributable to less equipment sold through the retail distribution channel. Equipment sales and activation fees, less cost of products sold, increased from $(0.8) million for the year ended December 31,1996 to $0.4 million for the year ended December 31, 1997 primarily as a result of lower retail sales of equipment sold at a discount. Cost of products sold for the year ended December 31, 1996 includes a writedown of $3.2 million, reflecting the establishment of a lower of cost or market reserve for pagers held for resale through MobileMedia's retail and reseller distribution channels.

Net revenues decreased 13.5% to $491.5 million for the year ended December 31, 1997 compared to $568.1 million for the year ended December 31, 1996.

Services, rents and maintenance expenses decreased 3.3% to $139.3 million for the year ended December 31, 1997 compared to $144.1 million for the year ended December 31, 1996, primarily due to billing reconciliation and lower nationwide subcontracted paging expenses resulting from cancellations and customer migration from networks not owned by MobileMedia to company-owned networks.

Selling expenses for the year ended December 31, 1997 decreased 28.2% to $69.5 million from $96.8 million for the year ended December 31, 1996 primarily due to lower sales personnel costs and lower sales commissions attributable to lower sales headcount and lower gross additions. In addition, reseller and retail distribution channel selling expenses declined as a result of lower sales volume. Selling expenses as a percentage of net revenue decreased to 14.2% for the year ended December 31, 1997 from 17.0% for the year ended December 31, 1996.

General and administrative expenses decreased 17.8% to $179.6 million for the year ended December 31, 1997 compared to $218.6 million for the year ended December 31, 1996. General and administrative expenses decreased as a percentage of net revenues to 36.5% for the year ended December 31, 1997 from 38.5% for the year ended December 31, 1996 primarily due to decreased bad debt expense, customer service expenses related to the assimilation of MobileComm's customer service functions, and consulting fees related to the integration of the acquisitions. Bad debt expense decreased as a result of increased collections resulting from improvements in MobileMedia's billing and collection functions.

Restructuring costs increased from $4.2 million for the year ended December 31, 1996 to $19.8 million for the year ended December 31, 1997 due to professional fees constituting administrative expenses incurred by MobileMedia as a result of the bankruptcy filing on January 30, 1997 as compared to the 1996 expenses incurred in connection with MobileMedia's attempt to restructure its debt.

Depreciation and amortization decreased 59.8% to $140.2 million for the year ended December 31, 1997 compared to $348.7 million for the year ended December 31, 1996. The decrease was primarily due to a writedown of impaired assets by $792.5 million pursuant to Statement of Financial Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" effective December 31, 1996 (See Note 2 of MobileMedia's Notes to Consolidated Financial Statements included elsewhere herein), amortization of a non-competition agreement related to the MobileComm Acquisition which was fully amortized in 1996 and decreased pager depreciation resulting from a decrease in expenses related to unrecoverable subscriber equipment and a reserve established to lower book values of certain pager models to current market values in 1996. As a percentage of net revenues, depreciation and amortization expense decreased to 28.6% for the year ended December 31, 1997 from 61.4% for the year ended December 31, 1996.

Operating loss decreased to $57.0 million for the year ended December 31, 1997 from $1,036.8 million for the year ended December 31, 1996. The decrease was primarily due to the $792.5 million asset impairment writedown effective December 31, 1996 and other factors indicated above.

Total other expense, principally interest expense, decreased 27.0% to $67.6 million for the year ended December 31, 1997 compared to $92.6 million for the year ended December 31, 1996. The decrease was primarily due to interest expense related to MobileMedia's $250.0 million Senior Subordinated Notes due

November 1, 2007 and $210.0 million Senior Subordinated Deferred Coupon Notes not being recognized subsequent to the bankruptcy filing on January 30, 1997.

Loss before income tax benefit, as a result of the above factors, decreased to $124.6 million for the year ended December 31, 1997 from $1,129.4 million for the year ended December 31, 1996.

Income tax benefit of $69.4 million resulted from the deferred tax adjustment attributable to the $792.5 asset impairment writedown effective December 31, 1996.

Year Ended December 31, 1996 Compared with Year Ended December 31, 1995

The following table presents certain items from MobileMedia's Consolidated Statement of Operations and certain other information for the periods indicated:

                                       Year Ended December 31,
                          -------------------------------------------------------
                                   1995                         1996
                          -------------------------- ----------------------------
                           (in thousands, except percentage and unit data)
Consolidated Statement
 of Operations Data
Revenues
  Services, rents and
   maintenance..........  $     220,745       97.6%  $       568,892       100.1%
  Equipment sales and
   activation fees......         32,251       14.3            71,818        12.7
                          -------------  ---------   ---------------  ----------
Total revenues..........        252,996      111.9           640,710       112.8
  Cost of products sold.        (26,885)     (11.9)          (72,595)      (12.8)
                          -------------  ---------   ---------------  ----------
                                226,111      100.0           568,115       100.0
Operating expenses
  Services, rents and
   maintenance..........         59,800       26.4           144,050        25.4
  Selling...............         45,203       20.0            96,817        17.0
  General and adminis-
   trative..............         59,034       26.1           218,607        38.5
  Impairment of long-
   lived assets.........            --         --            792,478       139.5
  Restructuring costs...            --         --              4,256         0.7
  Depreciation and amor-
   tization.............         71,408       31.6           348,698        61.4
                          -------------  ---------   ---------------  ----------
Total operating ex-
 penses.................        235,445      104.1         1,604,906       282.5
                          -------------  ---------   ---------------  ----------
Operating loss..........         (9,334)      (4.1)       (1,036,791)     (182.5)
Total other expense.....        (31,745)     (14.0)          (92,595)      (16.2)
                          -------------  ---------   ---------------  ----------
Loss before income tax
 benefit................        (41,079)     (18.1)       (1,129,386)     (198.7)
Income tax benefit......            --         --            (69,442)       12.2
                          -------------  ---------   ---------------  ----------
Net loss................  $     (41,079)     (18.1)% $    (1,059,944)     (186.5)%
                          =============  =========   ===============  ==========
Other Data
MobileMedia adjusted
 EBITDA.................  $      62,074       27.5%  $       108,641        19.1%
Cash flows provided by
 operating activities...  $      43,849              $        57,194
Cash flows used in in-
 vesting activities.....      $(312,698)                 $(1,028,321)
Cash flows provided by
 financing activities...  $     671,794              $       586,111
ARPU....................  $        9.64              $         11.08
Average monthly operat-
 ing expense per unit
 (1)....................  $        7.17              $          8.95
Units in service (at end
 of period).............      2,369,101                    4,424,107

--------

(1)Does not include impact of $792.5 million asset impairment writedown in 1996.

Units in service increased by 2,055,006 to 4,424,107 as of December 31, 1996 when compared to December 31, 1995. The increase was attributable to 1,764,752 units acquired from the MobileComm acquisition and 290,254 net units acquired from internal growth through MobileMedia's various sales distribution channels.

Services, rents and maintenance revenues increased 157.7% to $568.9 million for the year ended December 31, 1996 compared to $220.7 million for the year ended December 31, 1995 due to additional revenues associated with the acquisitions and continued growth in the number of units in service. ARPU increased to $11.08 for the year ended December 31, 1996 from $9.64 for the year ended December 31, 1995 largely due to the impact of the acquired subscribers from MobileComm and Dial Page. The ARPU impact of the acquisitions was partly offset by net units added in 1996 through the reseller distribution channel at lower ARPU. ARPU also declined as a result of continued competitive market conditions.

Equipment sales and activation fees increased 122.7% to $71.8 million for the year ended December 31, 1996 compared to $32.3 million for the year ended December 31, 1995. The increase in equipment sales is attributable to MobileMedia's significant presence in retail distribution as a result of the MobileComm acquisition. Equipment sales and activation fees, less cost of products sold, decreased 114.5% to $(0.8) million for the year ended December 31,1996. The decrease is attributable to discounting of equipment selling prices to large retailers as a means of generating subscriber additions through the retail distribution channel. Cost of products sold also includes an writedown of $3.2 million in 1996, reflecting the establishment of a lower of cost or market reserve for pagers held for resale through MobileMedia's retail and reseller distribution channels.

Net revenues increased 151.3% to $568.1 million for the year ended December 31, 1996 compared to $226.1 million for the year ended December 31, 1995.

Services, rents and maintenance expenses increased 140.9% to $144.1 million for the year ended December 31, 1996 compared to $59.8 million for the year ended December 31, 1995, primarily due to increased expense levels related to the acquisitions and increased transmitter site lease expenses related to MobileMedia's nationwide paging network which commenced service on April 1, 1996. The balance of the increase resulted primarily from an increase in subcontracted paging expense by approximately $6.3 million primarily associated with the increase in nationwide paging units serviced by networks other than those owned by MobileMedia and $1.6 million in research and development expenses related to the development of a two-way wireless subscriber device. Services, rents and maintenance expenses decreased as a percentage of net revenues to 25.4% for the year ended December 31, 1996 from 26.4% for the year ended December 31, 1995.

Selling expenses for the year ended December 31, 1996 increased 114.2% to $96.8 million from $45.2 million for the year ended December 31, 1995 primarily due to the increased expense levels related to the acquisitions. Selling expenses as a percentage of net revenue decreased to 17.0% for the year ended
December 31, 1996 from 20.0% for the year ended December 31, 1995.

General and administrative expenses increased 270.3% to $218.6 million for the year ended December 31, 1996 compared to $59.0 million for the year ended December 31, 1995 primarily due to the increased expense levels related to the acquisitions. General and administrative expenses increased as a percentage of net revenues to 38.5% for the year ended December 31, 1996 from 26.1% for the year ended December 31, 1995. The balance of the increase resulted primarily from increased bad debt expense, customer service expenses related to the assimilation of MobileComm's customer service functions, and consulting fees related to the integration of the acquisitions. During the third and fourth quarters of 1996, MobileMedia experienced significant difficulty in collecting outstanding accounts receivable. These difficulties resulted primarily from inaccurate billing and inadequate resolutions of customer problems largely caused by difficulties of integrating acquisitions. In addition, MobileMedia paid $2.1 million in separation expenses in the second half of 1996 due to the departure of several senior executives of MobileMedia and $0.7 million in separation expenses in the first quarter of 1995 due to the departure of the Chairman of the Board of Directors of MobileMedia.

Impairment of long-lived assets of $792.5 million included a writedown of long-lived assets effective December 31, 1996, pursuant to Statement of Financial Accounting Standards No. 121. (See Note 2 of MobileMedia's Notes to Consolidated Financial Statements included elsewhere herein).

Restructuring costs of $4.3 million for the year ended December 31, 1996 included legal and professional fees related to various restructuring activities by MobileMedia prior to the bankruptcy filing.

Depreciation and amortization increased 388.3% to $348.7 million for the year ended December 31, 1996 compared to $71.4 million for the year ended December 31, 1995. The increase was primarily due to additional amortization expenses related to the acquisitions and increased pager depreciation resulting from a decrease to the depreciable pager base resulting from unrecoverable subscriber equipment and a reserve established to lower book values of certain pager models to current market values. As a percentage of net revenues, depreciation and amortization expense increased to 61.4% for the year ended December 31, 1996 compared to 31.6% for the year ended December 31, 1995.

Operating loss increased to $1,036.8 million for the year ended December 31, 1996 from $9.3 million for the year ended December 31, 1995. The increase was primarily due to the impairment writedown of certain long-lived assets and increased amortization expenses relating to the acquisitions offset by the increase in net revenues.

Total other expense, principally interest expense, increased 191.7% to $92.6 million for the year ended December 31, 1996 compared to $31.7 million for the year ended December 31, 1996. The increase was primarily due to additional debt incurred to finance the acquisitions and capital expenditures.

Loss before income tax benefit, as a result of the above factors, increased to $1,129.4 million for the year ended December 31, 1996 compared to $41.1 million for the year ended December 31, 1995.

Income tax benefit of $69.4 million resulted from the deferred tax adjustment attributable to the $792.5 asset impairment writedown effective December 31, 1996.

Liquidity and Capital Resources

MobileMedia's operations and strategy require the availability of substantial funds to finance the development and installation of wireless communications systems, to procure subscriber equipment and to service debt. Historically, these requirements have been funded by net cash from operating activities, additional borrowings and capital contributions. Following the MobileMedia acquisition, Arch will need to supply these requirements for MobileMedia. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

Chapter 11 Filing

On January 30, 1997, MobileMedia Communications, Inc. and affiliates filed voluntary petitions for relief under the Bankruptcy Code in order to implement an operational and financial restructuring. Until consummation of the MobileMedia acquisition, they operated their businesses as debtors-in-possession subject to the jurisdiction of the bankruptcy court.

Agreement with Key Suppliers

In January 1997, MobileMedia sought approval of the bankruptcy court to pay the pre-petition claims of its key suppliers (Motorola, Glenayre, NEC and Panasonic) in the aggregate amount of $47.4 million, which approval was granted by the bankruptcy court on February 6, 1997. Upon entry of the bankruptcy court's order approving the payments, MobileMedia paid the pre-petition claims of and entered into supply agreements with each of the key suppliers. Each of the key suppliers has been shipping product to MobileMedia in accordance with its respective supply agreement.

Debtor-in-Possession Credit Agreement

Chase Manhattan Bank and certain other financial institutions provided MobileMedia with up to $200.0 million of post-petition, debtor-in-possession financing. During 1997, MobileMedia drew down $47.0 million of borrowings to pay the pre-petition claims of key suppliers, among other things, and repaid $37.0 million under the debtor-in-possession facility. During January and February, 1998 MobileMedia repaid an additional $10.0 million. As of September 30, 1998 there were no funded borrowings under the debtor-in-possession facility.

Capital Expenditures and Commitments

Capital expenditures were $32.4 million for the nine months ended September 30, 1998 compared to $32.3 million for the nine months ended September 30, 1997 and $40.6 million for the year ended December 31, 1997 compared to $161.9 million for the year ended December 31, 1996. Capital expenditures increased $0.1 million for the nine months ended September 30, 1998 compared to the nine-month period ended September 30, 1997 and $121.3 million for the year ended December 31, 1997 compared to the corresponding period in 1996 principally as a result of lower pager purchases resulting from fewer gross additions and increased utilization of existing pager inventory stock.

MobileMedia anticipates capital spending for 1999 to be approximately $95.0 million. Capital spending includes approximately $24.0 million in 1999 for construction of a nationwide N-PCS network providing frequency reuse and guaranteed message delivery capabilities. The remaining expenditures are primarily for subscriber equipment and improvements to MobileMedia's one-way network.

Sources of Funds

MobileMedia's net cash provided by operating activities was $41.6 million for the nine months ended September 30, 1998 compared to a use of cash of $2.8 million for the nine months ended September 30, 1997. Inventories increased $0.3 million from December 31, 1996 to September 30, 1998 compared to a decrease of $9.2 million from December 31, 1996 to September 30, 1997 as a result of utilizing pager inventory stock and lower sales volume in the retail sales distribution channel. Accounts payable, accrued expenses and other liabilities decreased $10.7 million from December 31, 1997 to September 30, 1998 compared to a decrease of $19.4 million from December 31, 1996 to September 30, 1997. Net accounts receivable decreased $17.3 million from December 31, 1997 to September 30, 1998 compared to a decrease of $1.1 million from December 31, 1996 to September 30, 1997 due to improved billing and collections functions and lower sales volume.

MobileMedia's net cash provided by operating activities was $14.9 million for the year ended December 31, 1997 compared to $57.2 million for the year ended December 31, 1996. Inventories decreased $12.5 million from December 31, 1996 to December 31, 1997 as a result of utilizing pager inventory stock and lower sales volume in the retail sales distribution channel. Accounts payable, accrued expenses and other liabilities decreased $25.4 million from $181.8 million as of December 31, 1996 to $156.4 million as of December 31, 1997 primarily due to payments to key suppliers during 1997. Net accounts receivable decreased $11.3 million from $66.7 million as of December 31, 1996 to $55.4 million as of December 31, 1997 due to improved billing and collections functions.

Tower Sale

On September 3, 1998, MobileMedia completed the sale of 166 transmission towers for $170.0 million in cash. Under the terms of a lease with the buyer, MobileMedia will continue to own and utilize transmitters, antennas and other equipment located on these towers for an initial period of 15 years at an aggregate annual rental of $10.7 million. The sale was accounted for in accordance with Statement of Financial Accounting Standards No. 28, Accounting for Sales with Leasebacks, and resulted in a recognized gain of $94.2 million and a deferred gain of $70.0 million. The deferred gain will be amortized over the initial lease period of 15 years. After the sale, MobileMedia distributed the $170.0 million in proceeds to its secured creditors, who had a lien on such assets.

Debt Obligations

In addition to the debtor-in-possession credit facility, the debt obligations of MobileMedia also included the following:

MobileMedia's 1995 credit facility provided for $750.0 million senior secured and guaranteed credit facility with a syndicate of lenders including The Chase Manhattan Bank. As of September 30, 1998 there was $479.0 million outstanding under this facility consisting of term loans of $101.5 million and $304.6 million and loans under a revolving credit facility totaling $72.9 million. This became available on December 4, 1995, in connection with the financing of the MobileComm acquisition. Commencing in 1996, MobileMedia was in default under this facility. As a result of such default and the bankruptcy filing, MobileMedia had no borrowing capacity under this facility. MobileMedia's obligations under its 1995 credit facility were secured by substantially all of the assets of MobileMedia and all of its subsidiaries, including the capital stock of the subsidiaries, and MobileMedia's parent company and subsidiaries guaranteed all of MobileMedia's borrowings, including principal and interest. Performance of the parent company's obligations as a guarantor was secured by a pledge of the capital stock of MobileMedia Communications, Inc. After filing under Chapter 11, MobileMedia brought current its interest payments and made monthly adequate protection payments to the lenders under the 1995 credit facility equal to the amount of interest accruing under such agreement. On September 3, 1998, MobleMedia repaid $170.0 million of borrowings under its 1995 credit facility using proceeds from the sale of 166 transmission towers.

MobleMedia issued $250.0 million Senior Subordinated 9 3/8% Notes in November 1995, concurrent with MobileMedia's second offering of Class A Common Stock (See Note 11 to MobileMedia's Notes to Consolidated Financial Statements). These notes bore interest at a rate of 9 3/8% payable semiannually on May 1 and November 1 of each year. On November 1, 1996, MobileMedia did not make its scheduled interest payment on the MobileMedia 9 3/8% Notes which constituted an event of default under the indenture.

MobleMedia issued $210.0 million of Senior Subordinated Deferred Coupon Notes, at a discount, in November 1993. These Deferred Coupon Notes accrete at a rate of 10.5%, compounded semiannually, to an aggregate principal amount of $210.0 million by December 1, 1998 after which interest was payable in cash at a rate of 10.5% and was payable semiannually.

Risks Relating to Year 2000

Computer systems were originally designed to recognize calendar years by the last two digits in the date code field. Beginning in the year 2000, these date code fields will need to accept four digit entries to distinguish twenty-first century dates from twentieth century dates. Any of MobileMedia's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. As a result, within the next year, the computerized systems (including both information and non-information technology systems) and applications used by MobileMedia will need to be reviewed, evaluated and, if and where necessary, modified or replaced to ensure that all financial, information and operating systems are Year 2000 compliant.

State of Readiness

MobileMedia has formed an internal task force comprised of representatives of its various relevant departments to address Year 2000 compliance matters. The task force has undertaken a preliminary review of internal and external areas that are likely to be affected by Year 2000 compliance matters and has classified the various areas as mission critical, important or non-critical/non-important. MobileMedia also expects to hire outside consultants to review MobileMedia's testing methodology and test results, to assess its contingency planning and to provide general oversight relating to Year 2000 compliance matters.

With respect to internal matters, MobileMedia has completed a review of its hardware and software to determine whether its business-related applications (including applications relating to distribution, finance, inventories, operations, pager activation, purchasing and sales/marketing) will be year 2000 compliant. In addition, in the last quarter of 1998, programs designed to identify Year 2000 problems associated with dates embedded in certain business-related files were created and run to identify any Year 2000 compliance issues. While the results of the tests are still being analyzed, relatively few Year 2000 problems were identified. Additional testing is scheduled for the first quarter of 1999, including testing of MobileMedia's financial and human resource software packages. There can be no assurance, however, that such testing has, or will, detect all compliance issues related to the Year 2000 problem.

With respect to external matters, MobileMedia has distributed questionnaires and requests for certification to its mission critical vendors and is in the process of obtaining and reviewing the responses thereto. The questionnaires have requested information concerning embedded technologies of such vendors, the hardware and software applications used by such vendors and the related Year 2000 compliance efforts of such vendors.

Estimated Year 2000 Compliance Costs

MobileMedia has an information technology staff of approximately 68 people that has addressed technical issues relating to the Year 2000 compliance matters. To date, MobileMedia has incurred approximately $50,000 in costs (excluding in-house labor and hardware) in connection with Year 2000 compliance matters. In addition, MobileMedia has purchased upgraded hardware at a cost of approximately $150,000 for use as redundant equipment in testing for Year 2000 problems in an isolated production environment. MobileMedia estimates that it will expend approximately $200,000 on additional software and other items related to the Year 2000 compliance matters.

In addition, MobileMedia estimates that it will incur approximately $200,000 in costs relating to Year 2000 remediation efforts for its paging network hardware. MobileMedia has also upgraded its paging network hardware over the fiscal year 1998 and plans further upgrades in fiscal year 1999. Such upgrades have not been and are not expected to be purchased solely for remediation of the Year 2000 compliance problems; such upgrades are not themselves expected to have Year 2000 compliance problems.

Risks Relating to Year 2000 Compliance Matters

MobileMedia has a goal to become Year 2000 compliant with respect to internal matters during calendar year 1999. Although MobileMedia has begun and is undertaking testing of its internal business-related hardware and software applications, there can be no assurances that such testing will detect all applications that may be affected by Year 2000 compliance problems. With respect to external matters, due to the multi-dependent and interdependent issues raised by Year 2000 compliance, including many factors beyond its control, MobileMedia may face the possibility that one or more of its mission critical vendors, such as its utilities, telephone carriers, equipment manufacturers or satellite carriers, may not be Year 2000 compliant on a timely basis. Because of the unique nature of such vendors, alternate providers may not be available. Finally, MobileMedia does not manufacture any of the pagers, paging-related hardware or network equipment used by MobileMedia or its customers in connection with MobileMedia's paging operations. Although MobileMedia has tested such equipment, it has also relied upon the representations of its vendors with respect to their Year 2000 readiness. MobileMedia can give no assurance as to the accuracy of these vendors' representations.

Contingency Planning

MobileMedia has begun the process of assessing contingency plans that might be available in the event of either internal or external Year 2000 compliance problems. To this end, MobileMedia's various internal departments have begun to prepare assessments of potential contingency alternatives. The Task Force will undertake a review of these assessments in respect of application of contingency plans on a department-by-department basis and on a company-wide basis. MobileMedia intends to complete its contingency planning for Year 2000 compliance during calendar year 1999.

New Authoritative Accounting Pronouncements

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income", which is effective for years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for financial statements for fiscal years beginning after December 15, 1997. MobileMedia's management does not anticipate that the adoption of SFAS No. 130 will have any effect on MobileMedia's reporting.

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" which is effective for years beginning after December 15, 1997. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997, and therefore MobileMedia will adopt the new requirements retroactively in 1998. MobileMedia's management has not completed its review of SFAS No. 131, but does not anticipate that the adoption of this statement will have a significant effect on MobileMedia's reporting.

In April 1998, the Accounting Standards Executive Committee of the Financial Accounting Standards Board issued SOP 98-5, "Reporting Costs of Start-Up Activities", which requires costs of start-up activities and organization costs to be expensed as incurred. Initial application of SOP 98-5 will be reported as the cumulative effect of a change in accounting principle. MobileMedia intends to adopt SOP 98-5 effective January 1, 1999. The adoption of SOP 98-5 is not expected to have a material effect on MobileMedia's financial position or results of operation.

            UNAUDITED SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA

The following selected pro forma financial information gives effect to the MobileMedia acquisition as if such transaction had been consummated on September 30, 1998 in the case of the balance sheet and on January 1, 1997 in the case of the statement of operations data and the other operating data. [The assumptions on which such selected pro forma financial information was prepared differed in certain respects from the definitive terms of the MobileMedia acquisition, but Arch does not believe that these differences are of material significance. For example, the selected pro forma financial information assumed
that 122,845,000 (rather than the actual    shares) shares of Common Stock
having an aggregate market value of $245.7 million at a price of $2.00 per
share, (rather than the actual $   million at a price of $   per share) were
issued to unsecured creditors of MobileMedia and to stockholders of Arch.] The selected pro forma financial information further assumed that the MobileMedia acquisition would include, in addition to the merger of MobileMedia Communications, Inc. into a wholly owned subsidiary of Arch, the following five related transactions:

  .  the payment by Arch of an assumed $479.0 million in cash (as compared
     with the actual   ) to secured creditors and an assumed $     million
     for fees and expenses and repayment of debt (as compared with the actual
     $    million);

  . the issuance of 14,344,969 shares of Common Stock to unsecured creditors of MobileMedia in recognition of their unsecured claims;

  .  the issuance and sale of an assumed 108,500,000 shares of Common Stock
     (as compared with the actual   ) in a rights offering to Unsecured
     Creditors of MobileMedia, resulting in proceeds to Arch of an assumed
     $217.0 million (as compared with the actual $   million);

  .  the issuance and sale of an assumed $200.0 million (as compared with the
     actual $   million) aggregate principal amount of ACI  % Notes (assumed to bear interest at 13% per annum rather than  %); and

  .  additional borrowings under the API credit facility of an assumed $122.0
     million (as compared with the actual $   million).

The following selected pro forma financial information should be read in conjunction with the unaudited pro forma condensed consolidated financial statements and notes. The financial impact of expected operational cost synergies resulting from the MobileMedia acquisition is excluded from this presentation.

The pro forma information is presented for illustrative purposes only and does not necessarily predict (1) the operating results or financial position that would have occurred if the merger and the related transactions had been consummated as of the above-referenced dates or (2) the future operating results or financial position of Arch following the merger and the related transactions.

                                                  Year Ended     Nine Months
                                                 December 31,       Ended
                                                     1997     September 30, 1998
                                                 ------------ ------------------
                                                     (dollars in thousands)
Statement of Operations Data:
Service, rental and maintenance revenues.......   $ 833,785       $ 591,487
Product sales..................................      81,115          52,178
                                                  ---------       ---------
Total revenues.................................     914,900         643,665
Cost of products sold..........................     (65,001)        (38,394)
                                                  ---------       ---------
                                                    849,899         605,271
Operating expenses:
 Service rental and maintenance................     220,636         145,688
 Selling.......................................     121,018          82,750
 General and administrative....................     285,640         185,910
 Depreciation and amortization.................     398,606         272,818
 Restructuring charge..........................         --           16,100
 Bankruptcy and related expense................      19,811          13,831
                                                  ---------       ---------
Operating income (loss)........................    (195,812)       (111,826)
Interest and non-operating expenses, net.......    (138,618)        (14,661)
                                                  ---------       ---------
Income (loss) before income tax benefit and ex-
 traordinary item..............................    (334,430)       (126,487)
Income tax benefit (provision).................      21,172            (678)
                                                  ---------       ---------
Income (loss) before extraordinary item........   $(313,258)      $(127,165)
                                                  =========       =========
Other Operating Data:
Capital expenditures, excluding acquisitions...     143,325         118,179
Pagers in service at end of period(1)..........   7,130,000       7,143,000

                                                                   September 30,
                                                                       1998
                                                                   -------------
Balance Sheet Data:
Current assets....................................................  $  116,713
Total assets......................................................   1,601,971
Long-term debt, less current maturities...........................   1,314,790
Stockholders' equity..............................................      80,267

--------
(1) Consolidated pagers in service is calculated by adding the Arch and MobileMedia amounts less an elimination for intercompany pagers in service.

                  UNAUDITED COMBINED COMPANY PROJECTIONS

Unaudited Financial Projections and Operational Cost Synergies

Arch and MobileMedia developed unaudited Combined Company Projections in August 1998 in connection with MobileMedia's insolvency proceedings. The Combined Company Projections consist of projected operating and financial results for the three-month period ending December 31, 1998 and the twelve-month period ending December 31, 1999. The Combined Company Projections assume consummation of the merger as of December 31, 1998.

The Combined Company Projections were developed by management of each of Arch and MobileMedia, with the assistance of their respective financial advisors, and were based on:

 . Arch's projected financial results, as developed by the management of Arch, taking into account anticipated cost reductions associated with the divisional reorganization;

 . MobileMedia's projected financial results, as developed by the management of MobileMedia, taking into account the sale of tower assets and the related rental by MobileMedia of certain transmitter space and equipment on such towers;

 . Certain adjustments to MobileMedia's projected results made by the management of Arch to reflect more conservative assumptions with regard to expected subscriber additions, subscriber turnover and net revenues. Such adjustments were intended to reflect the continuing potential impact from the effects of MobileMedia's Chapter 11 filing and the integration of Arch's and MobileMedia's operations.

Assumptions Used in the Unaudited Financial Projections

The principal assumptions used in preparing the Combined Company Projections are set forth below. Some of these assumptions differed from subsequent actual results, although Arch does not believe that the differences are of material significance. No assurance can be given that the remaining assumptions will be realized. See "Risk Factors" for a discussion of various factors that could materially affect the combined company's financial condition, results of operations, businesses, prospects and securities.

   (1) The Combined Company Projections assumed consummation of the MobileMedia acquisition on December 31, 1998 (rather than the actual date
   of    , 1999).

   (2) The Projections assumed that general economic conditions and their potential impact on capital spending and revenues within each of the combined company's operating regions would continue unchanged throughout the projection period.

   (3) The Projections assumed $25.0 million in operating cost reductions annually after the consummation of the MobileMedia acquisition. However, due to the time involved in implementing these cost savings, the Projections assumed that the combined company would recognize only
   $12.5 million in operating cost reductions in 1999. The amounts and timing of these operating cost reductions were estimated during multiple meetings of the management teams of Arch and MobileMedia. During these meetings a market-by-market analysis was performed to identify redundant costs. The Combined Company Projections for the three months ended December 31, 1998 do not include the financial benefits of potential operational expense reductions and capital expenditure efficiencies expected to result from the MobileMedia acquisition.

   (4) Service revenues for the combined company have been projected based on Arch management's estimates for subscriber growth and average revenue per unit. Based on these estimates, Arch's 1999 service revenues were projected to increase by approximately 10.5% from 1998 estimates, while MobileMedia's revenues were projected to decrease by approximately 3.9% from 1998 estimates. In addition, the Projections assume no immediate incremental revenues resulting from the MobileMedia acquisition. Pro forma combined service revenues for the three-month period ending December 31, 1998 are based upon each company's ongoing financial budgets employing a similar methodology as stated above.

   (5) Projected operating costs for 1999 are based on historical cost margins for both companies individually and the expected decrease in cost margins as Arch achieves further cost reductions resulting from the divisional reorganization. The combined company's projected operating costs for 1999 are based on the 1998 business plans for the individual companies, which included two quarters of historical costs at the time the Projections were created. The cost margins used for 1999 assume only a small reduction in the historical cost margins (approximately 0.5% of net revenue) for Arch's base business and assume an increase in the historical cost margins (approximately 3.0% of net revenue) for MobileMedia's base business. Projected costs are based upon historical experience, expected market conditions, and historical decreases in Arch's costs as Arch increased its operating leverage. These cost assumptions were then adjusted to reflect the impact of the assumed synergies. Arch assumed approximately $12.5 million in recognized synergy savings throughout 1999, consisting of $5.9 million in savings from service, rent and maintenance costs, $0.8 million in savings from selling costs, and $5.8 million in savings from general administrative costs.

   (6) The Combined Company Projections assumed that the combined company would utilize proceeds from an anticipated increase in the API credit
   facility and the offering proceeds from the sale of ACI   % Notes (at an
   assumed interest rate of 13%) to fully repay all amounts owed to MobileMedia's secured creditors, any amounts outstanding under the debtor-in-possession credit agreement, all administrative claims and transaction expenses and provide for working capital throughout the projection period.

   (7) Interest expense was calculated using the assumed capital structure of the related transactions, as described in "Unaudited Selected Pro Forma Consolidated Financial Data", during the projection period and includes the amortization of any original issue discounts. New debt issued as a result of the MobileMedia acquisition was assumed to be issued as of December 31, 1998; however pro forma interest expense has been included in the Projections for the three-month period ended December 31, 1998.

   (8) The Combined Company Projections were prepared in accordance with the applicable principles of purchase accounting. Under purchase accounting principles, the combined company must record an intangible asset known as goodwill equal to any excess of the purchase price paid by Arch to acquire MobileMedia over the net fair market value allocated to the identifiable assets and liabilities of MobileMedia. The Combined Company Projections assume that such amount will be amortized on a straight-line basis (i.e., ratably) over a period of 10 years. The actual calculation of goodwill depends upon actual market prices of Common Stock at the time
   of the Merger, which were approximately $   . For illustrative purposes,
   the Combined Company Projections assumed a value of $2.00 per share of Common Stock to calculate the purchase accounting adjustment and an assumption that the historical, restated book value of MobileMedia assets and liabilities generally approximates the fair value thereof. See Note 9 to the "Unaudited Pro Forma Condensed Consolidated Financial Statements" for additional financial data at an assumed value of $1.50 per share for
   Common Stock. [The actual market price of $   per share was    to $2.00
   than to $1.50.]

   These assumptions and resultant computations were made solely for the purpose of preparing the Combined Company Projections. The combined company will be required to determine the actual amount of Goodwill and the appropriate amortization period after consummation of the MobileMedia acquisition. Such determinations will be based on the fair values of MobileMedia's net assets and other relevant information as of the consummation of the MobileMedia acquisition. [Although preliminary determinations made on the date of this prospectus are not currently expected to result in the actual amount of Goodwill and related amortization being materially greater or less than the amounts thereof assumed for purposes of the Combined Company Projections, there can be no assurance in that regard.] Any increase in the amount of amortization of Goodwill would reduce periodic income before taxes and net income.

   (9) Projections of changes in certain balance sheet accounts such as accounts receivable and accounts payable were based on historic ratios of such accounts to other accounts such as revenue and were modified, where deemed appropriate, to recognize any adjustment or balance sheet item changes necessary to reflect the MobileMedia acquisition. For the 1999 projections, Arch assumed approximately 30 days sales outstanding to estimate the accounts receivable balance and approximately 44 days costs outstanding to estimate the accounts payable balance. These assumptions were based on the historical ratios for both companies and the resulting balances of the pro forma combined company. The projected long-term debt reflects the accretion of Arch Discount Notes and the draw-down of API's credit facility to fund working capital requirements throughout 1999.

 The Combined Company Projections were not prepared with a view to complying with the guidelines for prospective financial statements published by the American Institute of Certified Public Accountants. Neither the independent accountants for Arch nor the independent auditors for MobileMedia have examined or compiled the accompanying Combined Company Projections and accordingly do not express an opinion or any other form of assurance with respect thereto.

 Arch and MobileMedia do not publish their respective business plans and strategies or projections of their respective anticipated financial position or results of operations. The Combined Company Projections were prepared for, and are contained in, the disclosure statement that was distributed to MobileMedia's creditors. They were included in the disclosure statement in order to satisfy applicable requirements for information required to be included in a bankruptcy court approved disclosure statement. They have been provided in Arch's prior filings under the Securities Act so that Arch stockholders will have the same information that was provided to MobileMedia's creditors. Accordingly, Arch does not intend, and disclaims any obligation to, (1) furnish updated Combined Company Projections, (2) include such updated information in any other documents which may be required to be filed with the SEC, or (3) otherwise make such updated information publicly available.

 Arthur Andersen LLP, the independent public accountants for Arch, has neither compiled nor examined such projections and, accordingly, does not express any opinion or any other form of assurance with respect to, assumes no responsibility for and disclaims any association with, such projections. Ernst & Young LLP, who were the independent auditors for MobileMedia, has neither compiled nor examined such projections and, accordingly, does not express any opinion or any other form of assurance with respect to, assumes no responsibility for and disclaims any association with, such projections.

 The Combined Company Projections have been prepared by Arch and MobileMedia. The Combined Company Projections, although presented with numerical specificity, are based upon a series of estimates and assumptions which, although considered reasonable by Arch and MobileMedia, may not be realized, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of Arch and MobileMedia. No representations can be or are made as to the accuracy of the Combined Company Projections. Some assumptions inevitably will not materialize, and events and circumstances occurring subsequent to the date on which the Combined Company Projections were prepared may be different from those assumed or may be unanticipated and, accordingly, may affect financial results in a material and possibly adverse manner. The Combined Company Projections, therefore, may not be relied upon as a guaranty or other assurance of the actual results that will occur. The foregoing assumptions and resultant computations were made solely for purposes of preparing the Combined Company Projections. See "Summary--Forward-Looking Statements".

              UNAUDITED COMBINED COMPANY PROJECTED BALANCE SHEETS
                                 (in millions)

                                                                December 31,
                                                              -----------------
                                                                1998     1999
                                                              -------- --------
Assets
Current assets:
  Cash and cash equivalents.................................. $   11.7 $    5.0
  Accounts receivable, net...................................     72.1     76.5
  Inventories................................................     11.7     12.4
  Prepaid expenses and other.................................     16.0     10.6
                                                              -------- --------
    Total current assets.....................................    111.5    104.5
                                                              -------- --------
  Property and equipment, net................................    444.7    413.8
  Intangible and other assets................................  1,079.2    902.3
                                                              -------- --------
                                                              $1,635.4 $1,420.6
                                                              ======== ========
Liabilities and stockholders' equity (deficit)
Current liabilities:
  Current maturities of long-term debt....................... $    --  $    1.2
  Accounts payable...........................................     79.3     83.4
  Accrued expenses...........................................     12.5     12.6
  Accrued interest...........................................     18.8     18.8
  Customer deposits and deferred revenue.....................     44.9     44.9
  Accrued restructuring charges..............................     21.8      --
                                                              -------- --------
    Total current liabilities................................    177.3    160.9
                                                              -------- --------
  Long-term debt, less current maturities....................  1,325.1  1,396.0
                                                              -------- --------
  Other long-term liabilities................................     31.3     31.3
                                                              -------- --------
Stockholders' equity (deficit)...............................    101.7   (167.6)
                                                              -------- --------
                                                              $1,635.4 $1,420.6
                                                              ======== ========

         UNAUDITED COMBINED COMPANY PROJECTED STATEMENTS OF OPERATIONS
                                 (in millions)

                                        Three Months
                                            Ended              Year Ended
                                    December 31, 1998 (1) December 31, 1999 (2)
                                    --------------------- ---------------------
Service, rental and maintenance
 revenues..........................        $198.0                $ 819.6
Product sales......................          24.8                  102.7
                                           ------                -------
    Total revenues.................         222.8                  922.3
  Cost of products sold............         (19.4)                 (81.1)
                                           ------                -------
                                            203.4                  841.2
Operating expenses:
  Service, rental and maintenance..          51.3                  206.4
  Selling..........................          28.5                  114.7
  General and administrative.......          63.7                  252.6
  Depreciation and amortization
   (3).............................          89.5                  388.8
                                           ------                -------
    Total operating expenses.......         233.0                  962.5
                                           ------                -------
Operating income (loss)............         (29.6)                (121.3)
Interest expense, net..............         (35.4)                (143.0)
Other expenses.....................          (2.0)                  (5.0)
                                           ------                -------
Net income (loss)..................        $(67.0)               $(269.3)
                                           ======                =======

--------

(1) Does not include the financial impact of potential operational expense reductions and capital expenditure efficiencies that may be achieved following the MobileMedia acquisition.

(2) Based upon annualized $25.0 million in projected operational cost synergies (see "Unaudited Combined Company Projected Statement of Cash Flow-- Potential Operational Cost Savings") expected to be realized by December 31, 1999 (assuming closing on January 1, 1999). One-half of the annualized savings, or $12.5 million, is projected to be recognized throughout 1999.

(3) Projected depreciation and amortization expense for the year ended December 31, 1999 is less than the historical amounts for the combined company due to a decline in the price of pagers purchased by Arch and MobileMedia in 1997 and 1998 and a reduction in the number of pagers purchased by MobileMedia.

          UNAUDITED COMBINED COMPANY PROJECTED STATEMENT OF CASH FLOW
                                 (in millions)

                                                                     Year Ended
                                                                    December 31,
                                                                        1999
                                                                    ------------
Net cash provided by operating activities..........................   $ 148.7
                                                                      -------
Cash flows from investing activities:
  Additions to property and equipment, net.........................    (178.0)
  Additions to intangible and other assets.........................      (8.0)
                                                                      -------
Net cash used for investing activities.............................    (186.0)
                                                                      -------
Cash flows from financing activities:
  Issuance of long-term debt.......................................      30.6
                                                                      -------
Net cash provided by financing activities..........................      30.6
                                                                      -------
Net decrease in cash and cash equivalents..........................      (6.7)
Cash and cash equivalents, beginning of period.....................      11.7
                                                                      -------
Cash and cash equivalents, end of period...........................   $   5.0
                                                                      -------
EBITDA.............................................................   $ 267.5
                                                                      =======

Potential Operational Cost Savings

During the negotiations of the terms of the MobileMedia acquisition, management of Arch and MobileMedia estimated operational expense reductions and capital expenditure efficiencies they believed could be achieved in connection with the MobileMedia acquisition. Senior management from Arch and MobileMedia, together with their respective financial advisors, attended several meetings during April and July 1998 to discuss, review and compare organizational structures and staffing arrangements in order to identify potential opportunities to eliminate redundant costs and estimate the resulting financial impact. Three primary areas of estimated expense reductions included: (1) redundant managerial and administrative overhead at both Arch and MobileMedia; (2) duplicative purchased services, including subcontracted paging services; and
(3) duplicative capital expenditures.

Potential personnel redundancies and associated estimated financial impact were identified following a comparison of staffing levels at corporate, divisional and regional offices and on a market-by-market basis. No personnel reductions were identified in information services, call center operations, local market-level customer service, and most other "customer facing" activities.

Purchased services identified include operations-related services, such as telecommunications and network services, subcontracted paging network services, third party dispatch services, and advertising and promotion expenditures, as well as professional services, including legal and accounting. These purchased services were reviewed to identify potential cost savings achievable through volume discounts, conversion to company-owned networks, replacement with lower cost service providers, and elimination of redundant expenditures.

The two companies' planned capital expenditures were reviewed and savings opportunities identified for negotiating greater volume discounts on the purchase of pagers, avoiding network expenditures by using complementary existing infrastructure, and eliminating duplicative expenditures related to each company's current N-PCS strategy.

The following table presents the range of estimated annual ongoing expense reductions and annual capital expenditure savings that management of Arch and MobileMedia believe might be achieved based upon the foregoing review. These estimates are based on current operating run-rates and the existing cost structures of Arch and MobileMedia, respectively. The potential cost savings shown below represent expense reduction opportunities and efficiencies that Arch believes will be implemented during the first twelve months following the closing date of the merger, based on current expense run-rates. The estimated expense reductions as shown represent annualized savings. This table does not reflect additional unidentified savings opportunities or costs and timing risks associated with achieving the potential cost savings described.

Estimated Range of Annual Operational Expense Reductions Based on Current Costs
                                 (in millions)

                                                                     Low  High
                                                                    ----- -----
Operating expense reductions:
  Market level personnel overlap................................... $ 6.6 $ 8.0
  Regional/divisional level management overlap.....................   3.6   4.4
  Corporate administrative overlap.................................   5.8   7.6
  Purchased services...............................................   7.5  12.5
                                                                    ----- -----
    Potential annual expense reductions............................ $23.5 $32.5
                                                                    ===== =====
Capital expenditure efficiencies:
  Pager purchases.................................................. $ 1.7 $ 4.2
  Network and N-PCS implementation.................................   8.0  10.0
                                                                    ----- -----
    Potential annual capital expenditure efficiencies.............. $ 9.7 $14.2
                                                                    ===== =====

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated balance sheet has been prepared to reflect the merger (using the purchase method of accounting), assuming the merger and the related transactions had occurred on September 30, 1998. Under the purchase method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the closing date. Income of the combined company will not include income (or loss) of MobileMedia prior to the closing date. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1997 and the nine months ended September 30, 1998 present the results of operations of Arch and MobileMedia assuming the merger and the related transactions had been effected on January 1, 1997. The unaudited pro forma financial data should be read in conjunction with the consolidated historical financial statements of Arch and MobileMedia, including the notes to both sets of financial statements.

The pro forma condensed consolidated financial data is for information purposes only and is not necessarily indicative of the results of future operations of the combined company or the actual results that would have been achieved had the merger and the related transactions been consummated during the periods indicated. Moreover, the pro forma condensed consolidated financial statements reflect preliminary pro forma adjustments made to combine Arch with MobileMedia utilizing the purchase method of accounting. The actual adjustments will be made as of the closing date of the merger and the related transactions and may differ from those reflected in the pro forma financial statements.

For purposes of presenting the pro forma condensed consolidated financial statements, Arch has assumed the issuance of 122,845,000 shares of Common Stock at an aggregate market value of $245.7 million and that none of the non-transferable rights issued to Arch stockholders are exercised. In the event the market price of Common Stock is greater than $2.00 per share, stockholders' equity will increase. In the event the market price of Common Stock is less than $2.00 per share, stockholders' equity will decrease. See Note 9 to the Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements below. See "Risk Factors--Unaudited Combined Company Projections May Prove to be Inaccurate".

                        ARCH COMMUNICATIONS GROUP, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               September 30, 1998
                                 (in thousands)

                                                    Pro Forma Adjustments
                             Arch     MobileMedia                                  Pro Forma
                         (Historical) (Historical)    Debits        Credits       Consolidated
                         ------------ ------------  ----------     -----------    ------------
         ASSETS
Current assets:
 Cash and cash
  equivalents...........   $  6,571   $     9,814                                  $   16,385
 Accounts receivable
  net...................     34,496        38,127                                      72,623
 Inventories............     10,578         1,167                                      11,745
 Prepaid expenses and
  other.................      4,170        11,790                                      15,960
                           --------   -----------                                  ----------
   Total current assets.     55,815        60,898                                     116,713
                           --------   -----------                                  ----------
 Property and
  equipment, net........    223,889       218,873                                     442,762
 Intangible and other
  assets (9)............    662,662       297,535      103,416 (1)     21,117 (1)   1,042,496
                           --------   -----------                                  ----------
                           $942,366      $577,306                                  $1,601,971
                           ========   ===========                                  ==========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
        (DEFICIT)
Current liabilities:
 Current maturities of
  long-term debt........   $    --    $   905,681      479,000 (1)                 $      --
                                                       426,681 (2)
 Accounts payable.......     23,571        14,579       12,473 (2)                     25,677
 Accrued expenses.......     12,523        71,967       23,498 (2)                     60,992
 Accrued interest.......     18,767        21,746       21,746 (2)                     18,767
 Customer deposits and
  deferred revenue......     16,689        31,340                                      48,029
 Accrued restructuring..     14,810         7,001        7,001 (2)     10,000 (1)      24,810
                           --------   -----------                                  ----------
   Total current
    liabilities.........     86,360     1,052,314                                     178,275
                           --------   -----------                                  ----------
 Long-term debt, less
  current maturities....    992,790           --                      322,000 (1)   1,314,790
                           --------   -----------                                  ----------
 Deferred income taxes..        --          2,655        2,655 (2)                        --
                           --------   -----------                                  ----------
 Other long-term
  liabilities...........     28,639        69,611       69,611 (2)                     28,639
                           --------   -----------                                  ----------
Stockholders' equity
 (deficit) (9):
 Preferred stock........          3           --                                            3
 Common stock...........        211           --                        1,228 (1)       1,439
 Additional paid-in
  capital...............    377,382       676,025        1,228 (1)    245,690 (1)     621,844
                                                       676,025 (3)
 Accumulated deficit....   (543,019)   (1,223,299)      21,117 (1)    563,665 (2)    (543,019)
                                                                      676,025 (3)
                                                                        4,726 (1)
                           --------   -----------                                  ----------
   Total stockholders'
    equity (deficit)....   (165,423)     (547,274)                                     80,267
                           --------   -----------                                  ----------
                           $942,366   $   577,306                                  $1,601,971
                           ========   ===========                                  ==========

 See accompanying notes to unaudited pro forma condensed consolidated financial statements

                        ARCH COMMUNICATIONS GROUP, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      For the Year Ended December 31, 1997
               (in thousands, except share and per share amounts)

                              Arch      MobileMedia      Pro Forma       Pro Forma
                          (Historical)  (Historical)    Adjustments     Consolidated
                          ------------  ------------    -----------     ------------
Service, rental and
 maintenance revenues...  $   351,944    $ 491,174      $    (9,333)(4) $    833,785
Products sales..........       44,897       36,218              --            81,115
                          -----------    ---------      -----------     ------------
    Total revenues......      396,841      527,392           (9,333)         914,900
Cost of products sold...      (29,158)     (35,843)             --           (65,001)
                          -----------    ---------      -----------     ------------
                              367,683      491,549           (9,333)         849,899
                          -----------    ---------      -----------     ------------
Operating expenses:
  Service, rental and
   maintenance..........       79,836      139,333           10,800 (5)      220,636
                                                             (9,333)(4)
  Selling...............       51,474       69,544              --           121,018
  General and
   administrative.......      106,041      179,599              --           285,640
  Depreciation and
   amortization.........      232,347      140,238           10,342 (6)      398,606
                                                             15,679 (6)
  Bankruptcy related
   expense..............          --        19,811 (7)                        19,811
                          -----------    ---------      -----------     ------------
    Total operating
     expenses...........      469,698      548,525           27,488        1,045,711
                          -----------    ---------      -----------     ------------
Operating income (loss).     (102,015)     (56,976)         (36,821)        (195,812)
Interest expense, net...      (97,159)     (67,611)          67,611 (8)     (134,749)
                                                            (37,590)(8)
Other (expenses) income.       (3,872)           3              --            (3,869)
                          -----------    ---------      -----------     ------------
Income (loss) before
 income tax benefit and
 extraordinary item.....     (203,046)    (124,584)          (6,800)        (334,430)
Benefit from income
 taxes..................       21,172          --               --            21,172
                          -----------    ---------      -----------     ------------
Income (loss) before
 extraordinary item.....  $  (181,874)   $(124,584)     $    (6,800)    $   (313,258)
                          ===========    =========      ===========     ============
Basic/diluted income
 (loss) before
 extraordinary item per
 share..................  $     (8.77)                                  $      (2.18)
                          ===========                                   ============
Weighted average common
 shares outstanding.....   20,746,240                   122,845,000 (1)  143,591,240
                          ===========                   ===========     ============

 See accompanying notes to unaudited pro forma condensed consolidated financial statements

                        ARCH COMMUNICATIONS GROUP, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                  For the Nine Months Ended September 30, 1998
               (in thousands, except share and per share amounts)

                              Arch     MobileMedia     Pro Forma       Pro Forma
                          (Historical) (Historical)   Adjustments     Consolidated
                          ------------ ------------   -----------     ------------
Service, rental and
 maintenance revenues...   $  277,826    $320,002     $    (6,341)(4) $   591,487
Products sales..........       31,811      20,367             --           52,178
                           ----------    --------     -----------     -----------
    Total revenues......      309,637     340,369          (6,341)        643,665
Cost of products sold...      (21,863)    (16,531)            --          (38,394)
                           ----------    --------     -----------     -----------
                              287,774     323,838          (6,341)        605,271
                           ----------    --------     -----------     -----------
Operating expenses:
  Service, rental and
   maintenance..........       60,812      83,117           8,100 (5)     145,688
                                                           (6,341)(4)
  Selling...............       36,902      45,848             --           82,750
  General and
   administrative.......       84,527     101,383             --          185,910
  Depreciation and
   amortization.........      164,990      88,312           7,756 (6)     272,818
                                                           11,760 (6)
  Restructuring expense.       16,100         --              --           16,100
  Bankruptcy related
   expense..............          --       13,831 (7)                      13,831
                           ----------    --------     -----------     -----------
    Total operating
     expenses...........      363,331     332,491          21,275         717,097
                           ----------    --------     -----------     -----------
Operating income (loss).      (75,557)     (8,653)        (27,616)       (111,826)
Interest expense, net...      (78,334)    (42,449)         42,449 (8)    (106,527)
                                                          (28,193)(8)
Gain on sale of assets..          --       94,085             --           94,085
Other expenses..........       (2,219)        --              --           (2,219)
                           ----------    --------     -----------     -----------
Income (loss) before
 provision for income
 taxes and extraordinary
 item...................     (156,110)     42,983         (13,360)       (126,487)
Provision for income
 taxes..................          --          678             --              678
                           ----------    --------     -----------     -----------
Income (loss) before
 extraordinary item.....   $ (156,110)   $ 42,305     $   (13,360)    $  (127,165)
                           ==========    ========     ===========     ===========
Basic/diluted income
 (loss) before
 extraordinary item per
 share..................   $    (7.45)                                $     (0.88)
                           ==========                                 ===========
Weighted average common
 shares outstanding.....   20,968,281                 122,845,000 (1) 143,813,281
                           ==========                 ===========     ===========

 See accompanying notes to unaudited proforma condensed consolidated financial statements

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) To record (1) $322.0 million of additional Arch borrowings assumed to be necessary to fund obligations relating to the MobileMedia acquisition, (2) the issuance of 122,845,000 shares of Common Stock to unsecured creditors and standby purchasers, having an aggregate value of $245.7 million, (3) the writeoff of $21.1 million of deferred financing costs associated with the former MobileMedia credit facility and (4) the excess of purchase price over the assumed fair value of the identifiable assets acquired. The historical book value of the tangible and intangible assets of MobileMedia was assumed to approximate fair value. The excess of purchase price over the assumed fair value of identifiable assets acquired was calculated as follows:

    Consideration exchanged:
      Payments to secured creditors................................  $479,000
      Assumed fair value of shares issued to unsecured creditors...    28,690
                                                                     --------
                                                                      507,690
      Liabilities assumed:
        Administrative costs.......................................    35,000(a)
        Other......................................................    81,915(b)
                                                                     --------
      Total consideration exchanged................................   624,605
      Transaction costs............................................    25,000(c)
      Restructuring reserve........................................    10,000(d)
                                                                     --------
      Total purchase price.........................................   659,605
    Less fair value of tangible and intangible net assets acquired.   556,189
                                                                     --------
    Excess of purchase price over tangible and intangible net
     assets acquired...............................................   103,416
                                                                     ========

   --------

   (a) Consists of payments to certain of MobileMedia's creditors, including
             and      .

   (b) This amount relates to operating liabilities such as accounts payable, accrued expenses and advance billings which Arch will assume in the Merger.

   (c) This amount includes legal, investment banking, financing, accounting and other costs incurred by Arch to consummate the MobileMedia acquisition.

   (d) Consists of severance costs related primarily to duplicative general and administrative functions at the corporate, regional and market levels of MobileMedia, such as technical, marketing, finance and other support functions. These terminations will occur as the operations of MobileMedia are integrated into those of Arch and are based on management's preliminary review of synergies that exist between the
       companies. This analysis is expected to be finalized within     after
       consummation of the MobileMedia acquisition and may result in additional amounts to be reserved.

(2) To eliminate liabilities of MobileMedia not assumed by Arch, satisfied in cash or exchanged for Common Stock.

(3) To eliminate MobileMedia equity balances.

(4) To eliminate revenues and expenses between Arch and MobileMedia.

(5) This entry records the incremental rental expense for the use of transmitter space on the towers that were sold and leased back in MobileMedia's tower sale transaction.

(6) To record the amortization on the excess of purchase price over the tangible and intangible assets acquired, calculated on a straight-line basis over 10 years in the amounts of $10,342 for the year ended
    December 31, 1997 and $7,756 for the nine months ended September 30, 1998. The actual amortization recorded after consummation of the MobileMedia acquisition may differ from these amounts due to changes in the price of Common Stock upon consummation of the MobileMedia acquisition as well as full allocation of purchase price to assets and liabilities assumed pursuant to APB No. 16. The amortization related to the $276.4 million assumed fair value of intangible assets, consisting primarily of FCC licenses with an assumed fair value of $246.4 million and customer lists with an assumed fair value of $26.8 million, has already been provided in the historical financial statements of MobileMedia. The MobileMedia historical amortization was adjusted by $15,679 for the year ended December 31, 1997 and by $11,760 for the nine months ended September 30, 1998 to conform MobileMedia's 25 year estimated useful life of FCC licenses to Arch's 10 year estimated useful life. The estimated useful life of the customer lists was assumed to be 3 years.

(7) These costs represent incremental and non-recurring third-party legal, accounting and financial advisory fees and expenses incurred by MobileMedia related to its administration of its insolvency proceedings.

(8) To remove the interest expense associated with the various MobileMedia credit facilities and notes eliminated as a result of the insolvency proceedings and to record the interest associated with Arch's additional borrowings used to fund the MobileMedia acquisition. Interest was calculated assuming a 9.5% rate on $122.0 million of additional bank borrowings and a 13% rate on $200.0 million of senior notes. Interest expense would be as follows if interest rates were to decrease or increase 1/8 of a percent:


      Assumed Change in Interest Rate             Assumed Interest Expense
      -------------------------------        -----------------------------------
                                                               Nine Months Ended
                                                Year Ended       September 30,
                                             December 31, 1997       1998
                                             ----------------- -----------------
      Increase of 1/8%......................     $ 37,993          $ 28,494
      Decrease of 1/8%......................     $ 37,188            27,891

(9) The following unaudited pro forma consolidated financial information is provided to illustrate certain financial measurements if Common Stock were to be valued at a market price of $1.50. In the following example the purchase price is $7.2 million lower than the amount set forth in Note 1 due to the decrease in the assumed market value of Common Stock from $2.00 to $1.50 per share.

                                                           Approximate Current
                                                          Market Price of $1.50
                                                          ---------------------
     Shares exchanged (000s).............................         122,845
     Excess of purchase price over tangible and
      intangible net assets acquired.....................      $   96,244
     Total assets........................................       1,594,799
     Stockholders' equity................................          73,095
     Operating income (loss):
       For the year ended December 31, 1997..............        (195,095)
       For the nine months ended September 30, 1998......        (111,288)
     Income (loss) before extraordinary item:
       For the year ended December 31, 1997..............        (312,541)
       For the nine months ended September 30, 1998......        (126,627)
     Basic/diluted income (loss) before extraordinary
      item per share:
       For the year ended December 31, 1997..............           (2.18)
       For the nine months ended September 30, 1998......           (0.88)

                               INDUSTRY OVERVIEW

General

Paging is a method of wireless communication which uses an assigned radio frequency to contact a paging subscriber anywhere within a designated service area. A subscriber carries a pager which receives messages by the transmission of a one-way radio signal. To contact a subscriber, a message is usually sent by placing a telephone call to the subscriber's designated telephone number. The telephone call is received by an electronic paging switch which generates a signal that is sent to radio transmitters in the service area. Depending upon the topography of the service area, the operating radius of a radio transmitter typically ranges from three to 20 miles. The transmitters broadcast a signal that is received by the pager a subscriber carries, which alerts the subscriber by a tone or vibration that there is a voice, tone, digital or alphanumeric message.

The paging industry has been in existence since 1969 when the FCC allocated a group of radio frequencies for use in providing one-way and two-way types of mobile communications services. Throughout its history, the paging industry has been characterized by consolidation, substantial growth and technological change. Historically, the paging industry has been highly fragmented, with a large number of small, local operators. Since the 1980s, concentration in the paging industry has increased as paging companies continue to grow rapidly either internally or through acquisitions.

Arch believes that paging is the most cost-effective form of mobile wireless communications. Paging has an advantage over conventional telephone service because a pager's reception is not restricted to a single location, and over a cellular telephone or broadband PCS (personal communication services) handset because a pager is smaller, has a longer battery life and, most importantly, because pagers and air time required to transmit an average message cost less than equipment and air time for cellular telephones or broadband PCS handsets. Paging subscribers generally pay a flat monthly service fee for pager services, regardless of the number of messages, unlike cellular telephone or broadband PCS subscribers, whose bills typically have a significant variable usage component. For these reasons, some cellular subscribers use a pager in conjunction with their cellular telephone to screen incoming calls and thus lower the expense of cellular telephone service, and to a lesser extent, some broadband PCS subscribers use a pager in conjunction with their broadband PCS handsets, which often incorporate messaging functions, but have a much shorter battery life.

Industry sources estimate that, since 1992, the number of pagers in service in the United States has grown at an annual rate of approximately 25% and will continue to grow at an annual rate of approximately 8% through the year 2001. Based on industry sources, Arch believes that there were more than 49 million pagers in service in the United States at December 31, 1997. Factors contributing to this growth include: (1) a continuing shift towards a service-based economy; (2) increasing mobility of workers and the population at large;
(3) increasing awareness of the benefits of mobile communications among the population at large; (4) the relatively high cost of two-way mobile communications, such as cellular telephone services; (5) introduction of new or enhanced paging services, including nationwide paging capability; (6) continuing improvements in the performance of paging equipment; and (7) significant price/performance improvements in paging services. The paging industry has undergone substantial consolidation over the past ten years, and Arch believes that the top five paging carriers represent approximately 50% of the pagers in service. Nonetheless, Arch believes that the paging industry remains fragmented, with more than 300 licensed carriers in the United States, and will continue to undergo consolidation.

The paging industry has benefited from technological advances resulting from research and development conducted by vendors of pagers and transmission equipment. These advances include microcircuitry, liquid crystal display technology and standard digital encoding formats. These advances have enhanced the capability and capacity of paging services while lowering equipment and air time costs. Technological improvements have enabled Arch to provide better quality services at lower prices to its subscribers and have generally contributed to strong growth in the market for paging services.

The paging industry has traditionally distributed its services through direct marketing and sales activities. In recent years, additional channels of distribution have evolved. These include: (1) carrier-operated stores; (2) resellers, who purchase paging services on a wholesale basis from carriers and resell those services on a retail basis to their own customers; (3) agents who solicit customers for carriers and are compensated on a commission basis; (4) retail outlets that often sell a variety of merchandise, including pagers and other telecommunications equipment; and (5) most recently, the Internet. While most paging subscribers traditionally have been business users, industry observers believe that retail consumers have significantly increased their use of pagers in recent years. In addition, paging subscribers have increasingly chosen to purchase rather than lease their pagers. Arch expects these trends to continue.

Paging and Messaging Services

The principal paging and messaging services currently available in the paging industry are as follows:

          Type of Service                           Description
          ---------------                           -----------
 Numeric (Digital Display) Paging
  Service.........................  Numeric paging service permits a caller using a touchtone telephone to transmit to
                                    a subscriber a numeric message consisting
                                    of a telephone number, an account number or
                                    coded information. Numeric pagers have
                                    memory capability to store several such
                                    numeric messages which can be recalled by a
                                    subscriber when desired.
 Alphanumeric Paging Service......  Alphanumeric paging service allows subscribers to receive and store messages
                                    consisting of both letters and numbers.
                                    Alphanumeric pagers have sufficient memory
                                    to store thousands of characters. This
                                    service also has the capability to tie into
                                    computer-based networks to provide advanced
                                    messaging services. Callers may input
                                    messages by using either an operator
                                    dispatch center, a personal computer
                                    equipped with applicable software or a
                                    portable alphanumeric input device.
 Voice Mail Service...............  Voice mail service enables a caller to leave a recorded message and automatically
                                    alerts a subscriber, through a pager, that
                                    a message has been recorded. A subscriber
                                    may retrieve messages by calling his or her
                                    voice mailbox at a paging network center.
 Wireless Electronic Mail Service.  Wireless electronic mail allows the user to receive messages via wireless receivers
                                    used in conjunction with portable personal
                                    computers or "PDAs" (this service is not
                                    currently offered by Arch or MobileMedia).

Competition

The paging industry is highly competitive. Providers of numeric display paging services compete primarily on the basis of price. Companies in the industry also compete on the basis of coverage area offered to subscribers, available services offered in addition to basic numeric or tone paging, transmission quality, system reliability and customer service.

Arch and MobileMedia compete by maintaining competitive pricing of their products and service offerings, by providing high-quality, reliable transmission networks and by furnishing subscribers a superior level of customer service. Several hundred licensed paging companies provide only local basic numeric or tone paging service. Compared to these companies, Arch and MobileMedia offer wireless messaging services on a local, regional and nationwide basis. In addition, Arch and MobileMedia offer enhanced services such as alphanumeric paging, voice mail and voice mail notifications, news, sports, weather reports and stock quotes.

Arch and MobileMedia compete with one or more competitors in all markets in which they operate. Some of Arch's and MobileMedia's competitors are small, privately owned companies serving one market area but others are large diversified telecommunications companies serving many markets. Some of Arch's and MobileMedia's competitors possess financial, technical and other resources greater than those of Arch and MobileMedia. Major paging carriers that currently compete in one or more of Arch's and MobileMedia's markets include PageNet, Metrocall and AirTouch Communications, Inc.

The scope of competition for communications service customers in Arch's and MobileMedia's markets may broaden as paging services become increasingly interactive, and as two-way services become increasingly competitive. For example, the FCC has created potential sources of competition by auctioning new spectrum for wireless communications services and local multipoint distribution service and by holding an auction in the 220-222 MHZ service. Further, the FCC has announced plans to auction licenses in the general wireless communications service, a service created from spectrum reallocated from federal government use in 1995. Moreover, entities offering service on wireless two-way communications technology, including cellular, broadband PCS and specialized mobile radio services, as well as mobile satellite service providers, also compete with the paging services that Arch and MobileMedia provide. See "Risk Factors--Business and Financial Risks--Competition and Technological Change May Undermine Arch's Business."

In the 1995 FCC auctions for regional narrowband PCS licenses, MobileMedia purchased licenses for a nationwide system with a common two-way frequency. In addition, MobileMedia acquired a second narrowband PCS license for a nationwide system in its MobileComm Acquisition. Competitors of MobileMedia also acquired PCS licenses in the FCC auctions. Some of these competitors have substantially greater resources than MobileMedia. One of MobileMedia's competitors, SkyTel, recently introduced a two-way narrowband PCS wireless data service. Although Arch cannot predict the types of PCS services which will be offered by those companies, Arch expects that those services will compete with the narrowband PCS and paging services to be offered by MobileMedia.

Regulation

Paging operations and the construction, modification, ownership and acquisition of paging systems are subject to extensive regulation by the FCC under The Communications Act of 1934 and, to a much more limited extent, by public utility or public service commissions in certain states. The following description does not purport to be a complete discussion of all present and proposed legislation and regulations relating to Arch's and MobileMedia's paging operations.

Federal Regulation

 Regulatory Classification.

Paging companies historically have been subject to different federal regulatory requirements depending upon whether they were providing service as an RCC (radio common carrier), a PCP (private carrier paging operator or as a reseller. Arch's and MobileMedia's paging operations encompass RCC, PCP and resale operations. However, federal legislation enacted in 1993 required the FCC to reduce the disparities in the regulatory treatment of similar mobile services (such as RCC and PCP services). The FCC has taken, and continues to take, actions to implement this legislation. Under the new regulatory structure, all of Arch's and MobileMedia's paging services are classified as CMRS (commercial mobile radio services). As CMRS providers, Arch and MobileMedia are regulated as common carriers, except that the FCC has exempted paging services from some typical common carrier regulations, such as tariff filing and resale requirements, because paging services have been found to be highly competitive.

The classification of Arch's and MobileMedia's paging operations as CMRS affects the level of permissible foreign ownership, as discussed below, and the nature and extent of state regulation. In addition, the FCC now is required to resolve competing requests for CMRS spectrum by conducting auctions. This may have the effect of increasing the costs of acquiring additional spectrum in markets in which Arch and MobileMedia operate. Also, Arch and MobileMedia are obligated to pay certain regulatory fees in connection with their paging operations.

 FCC Regulatory Approvals and Authorizations

The Communications Act requires radio licensees such as Arch and MobileMedia to obtain prior approval from the FCC for the assignment or transfer of control of any construction permit or station license or authorization or any related rights. This statutory requirement attaches to acquisitions of other paging companies (or other radio licensees) by Arch and MobileMedia as well as transfers of a controlling interest in any of Arch's or MobileMedia's licenses, construction permits or related rights. To date, the FCC has approved each assignment and transfer of control for which Arch and MobileMedia have sought approval. Although there can be no assurance that any future requests for approval of transfers of control and/or assignments of license will be acted upon in a timely manner by the FCC, or that the FCC will grant the approval requested, neither Arch nor MobileMedia knows of any reason that any such applications will not be approved or granted, with the exception of the pending FCC investigation into MobileMedia's qualification to continue to be an FCC
licensee, which has been    .]

Effective April 2, 1998, the FCC's Wireless Telecommunications Bureau, which directly regulates Arch's and MobileMedia's paging activities, began to forbear from enforcing its filing requirements with respect to pro forma assignments and transfers of control of certain wireless authorizations, such as Arch's and MobileMedia's RCC and PCP licenses. Pursuant to this decision, wireless telecommunications carriers now only have to file a written notification of a pro forma transaction within 30 days after the transaction is completed. This decision will expedite the process and reduce the costs related to corporate reorganizations; however, Arch and MobileMedia may still be required to obtain prior FCC approval for the pro forma assignment or transfer of control of some of their licenses not covered by the forbearance decision, such as certain business radio authorizations.

The FCC paging licenses granted to Arch and MobileMedia are for varying terms of up to 10 years, at the end of which renewal applications must be approved by the FCC. In the past, paging license renewal applications generally have been granted by the FCC upon a showing of compliance with FCC regulations and of adequate service to the public. Arch and MobileMedia are unaware of any circumstances which would prevent the grant of any pending or future renewal applications except for the pending FCC proceeding regarding MobileMedia's
qualifications to remain an FCC licensee which has been    ,]. However, no
assurance can be given that any of Arch's or MobileMedia's renewal applications will be free of challenge or will be granted by the FCC. It is possible that there may be competition for radio spectrum associated with licenses as they expire. This would increase the chances of third-party interventions in the renewal proceedings. The FCC has so far granted each license renewal application that Arch or MobileMedia have filed, other than those renewal applications still pending.

On February 13, 1997, in connection with its filing for protection under the Bankruptcy Code, MobileMedia sought a grant of permission from the FCC to execute an involuntary, pro forma assignment of its licenses to MobileMedia as debtors-in-possession. On March 3, 1997, the FCC granted such permission with respect to MobileMedia's earth stations, on April 3, 1997, the FCC granted such permission for the assignment of MobileMedia's microwave licenses and on May 26, 1998 and July 17, 1998, the FCC granted such permission with respect to MobileMedia's paging, air-to-ground and narrowband PCS licenses. The FCC subsequently approved the transfer of MobileMedia's licenses in connection with Arch's acquisition of MobileMedia.

The FCC's review and revision of rules affecting paging companies is ongoing. The regulatory requirements to which Arch and MobileMedia are subject may change significantly over time. For example, the FCC has decided to adopt a market area licensing scheme for all paging channels under which carriers would be licensed to operate on a particular channel throughout a broad geographic area (such as a Major Trading Area as defined by Rand McNally) rather than being licensed on a site-by-site basis. These geographic area licenses will be awarded through an auction. Incumbent paging licensees that do not acquire licenses at auction will be entitled to interference protection from the market area licensee. Arch and MobileMedia have each been participating actively in this proceeding in order to protect their existing operations and retain flexibility, on an interim and long-term basis, to modify systems as necessary to meet subscriber demands.

Currently, however, the Communications Act requires that Arch and MobileMedia obtain licenses from the FCC to use radio frequencies to conduct their paging operations at specified locations. FCC licenses issued to Arch and MobileMedia set forth the technical parameters, such as power strength and tower height, under which Arch and MobileMedia are authorized to use those frequencies. In many instances, Arch and MobileMedia require the prior approval of the FCC before they can implement any significant changes to their radio systems. Once the FCC's market area licensing rules are implemented, however, these site-specific licensing obligations will be eliminated, except for applications still required by Section 22.369 of the FCC rules (request for authority to operate in a designated Quiet Zone), Section 90.77 (request for authority to operate in a protected radio receiving location) and Section 1.1301 et seq. (construction/modification that may have a significant environmental impact) or for coordination with Canada or Mexico.

The FCC has issued a Further Notice of Proposed Rulemaking in which the FCC seeks comments on, among other matters, (1) whether it should impose coverage requirements on licensees with nationwide exclusivity (such as Arch and MobileMedia), (2) whether these coverage requirements should be imposed on a nationwide or regional basis, and (3) whether--if such requirements are imposed--failure to meet the requirements should result in a revocation of the entire nationwide license or merely a portion of the license. If the FCC were to impose stringent coverage requirements on licensees with nationwide exclusivity, the combined company might have to accelerate the build-out of its systems in certain areas.

Telecommunications Act of 1996

The Telecommunications Act directly affects Arch and MobileMedia. Some aspects of the Telecommunications Act may place financial obligations upon the combined company or subject it to increased competition. For example, the FCC has adopted new rules that govern compensation to be paid to pay phone providers which has resulted in increased costs for certain paging services including toll-free 1-800 number paging. Arch and MobileMedia have generally passed these costs on to their subscribers. This makes their services more expensive and could affect the attraction or retention of customers. However, there can be no assurance that the combined company will be able to continue to pass on these costs. These rules are the subject of several judicial appeals. In addition, the FCC also has adopted new rules regarding payments by telecommunications companies into a revamped fund that will provide for the widespread availability of telecommunications services including Universal Service. Prior to the implementation of the Telecommunications Act, Universal Service obligations were largely met by local telephone companies, supplemented by long-distance telephone companies. Under the new rules, all telecommunications carriers, including paging companies, will be required to contribute to the Universal Service Fund. In addition, certain state regulatory authorities have enacted, or have indicated that they intend to enact, similar contribution requirements based on intrastate revenues. The combined company cannot yet know the impact of these state contribution requirements, if enacted and applied to it. Moreover, neither Arch nor MobileMedia has been able to estimate the amount of any such payments that it will be able to bill to its subscribers; however, payments into the universal service fund will likely increase the cost of doing business.

Some aspects of the Telecommunications Act could have a beneficial effect on Arch's and MobileMedia's business. For example, proposed federal guidelines regarding antenna siting issues may remove local and state barriers to the construction of communications facilities, although states and municipalities continue to exercise significant control with regard to such siting issues.

Moreover, in a rulemaking proceeding pertaining to interconnection between LECs (local exchange carriers) and CMRS providers such as the combined company, the FCC has concluded that LECs are required to compensate CMRS providers for the reasonable costs incurred by such providers in terminating traffic that originates on LEC facilities, and vice versa. Consistent with this ruling, the FCC has determined that LECs may not charge a CMRS provider or other carrier for terminating LEC-originated traffic or for dedicated facilities used to deliver LEC-originated traffic to one-way paging networks. Nor may LECs charge CMRS providers for number activation and use fees. These interconnection issues are still in dispute, and it is unclear whether the FCC will maintain its current position.

 Future Regulation

From time to time, federal or state legislators propose legislation which could potentially affect Arch and MobileMedia, either beneficially or adversely. It is possible that legislation will be enacted by the federal or state governments, or that regulations will be adopted or actions taken by the FCC or state regulatory authorities, which might materially adversely affect the business of Arch and/or MobileMedia. Changes such as the allocation by the FCC of radio spectrum for services that compete with Arch's and MobileMedia's business could adversely affect Arch's and MobileMedia's results of operations. See "Risk Factors--Government Regulation May Burden Operations; Foreign Ownership and Possible Redemption of Stock".

Depending on further FCC disposition of these issues, the combined company may or may not be successful in securing refunds, future relief or both, with respect to charges for termination of LEC-originated local traffic. If the FCC ultimately reaches an unfavorable resolution, then the combined company believes that it would pursue relief through settlement negotiations, administrative complaint procedures or both. If these issues are ultimately decided in favor of the LECs, each of Arch and MobileMedia likely would be required to pay all past due contested charges and may also be assessed interest and late charges for amounts withheld.

Foreign Ownership

The Communications Act limits foreign investment in and ownership of entities that are licensed as radio common carriers by the FCC. The combined company owns or controls several radio common carriers and is accordingly subject to these foreign investment restrictions. Because Arch is the parent of radio common carriers (but is not a radio common carrier itself), Arch may not have more than 25% of its stock owned or voted by aliens or their representatives, a foreign government or its representatives or a foreign corporation if the FCC finds that the public interest would be served by denying such ownership. In connection with the WTO Agreement--agreed to by 69 countries--the FCC adopted rules effective February 9, 1998 that create a very strong presumption in favor of permitting a foreign interest in excess of 25% if the foreign investor's home market country signed the WTO Agreement. Arch's subsidiaries that are radio common carrier licensees are subject to more stringent requirements and may have only up to 20% of their stock owned or voted by aliens or their representatives, a foreign government or their representatives or a foreign corporation. This ownership restriction is not subject to waiver. See "Industry Overview--Regulation". Arch's Certificate of Incorporation permits the redemption of shares of Arch's capital stock from foreign stockholders where necessary to protect FCC licenses held by Arch or its subsidiaries, but such redemption would be subject to the availability of capital to Arch and any restrictions contained in applicable debt instruments and under the Delaware corporations statute (which currently would not permit any such redemptions). The failure to redeem such shares promptly could jeopardize the FCC licenses held by Arch or its subsidiaries. See "--Competition", "--Regulation" and "Risk Factors--High Degree of Leverage Burdens Operations".

State Regulation

In addition to regulation by the FCC, certain states impose various regulations on the common carrier paging operations of Arch and MobileMedia. Regulation in some states historically required Arch and MobileMedia to obtain certificates of public convenience and necessity before constructing, modifying or expanding paging facilities or offering or abandoning paging services. Rates, terms and conditions under which Arch and MobileMedia provided services, or any changes to those rates, have also been subject to state regulation. However, as a general rule, states are preempted from exercising rate and entry regulation of CMRS, but may choose to regulate other terms and conditions of service (for example, requiring the identification of an agent to receive complaints). States may also petition the FCC for authority to continue to regulate CMRS rates if certain conditions are met. State filings seeking rate authority have all been denied by the FCC, although new petitions seeking such authority may be filed in the future. The preemption of state entry regulation was confirmed in the Telecommunications Act. In certain instances, the construction and operation of radio transmitters also will be subject to zoning, land use, public health and safety, consumer protection and other state and local taxes, levies and ordinances. Furthermore, some states and localities continue to exert jurisdiction over (1) approval of acquisitions and transfers of wireless systems and (2) resolution of consumer complaints. Arch and MobileMedia believe that to date all required filings for Arch's and MobileMedia's paging operations have been made.

                                    BUSINESS

The combined company is the second largest paging operator in the United States as measured by pagers in service and net revenues. On a pro forma basis (but excluding the impact of expected operational cost synergies), at and for the nine months ended September 30, 1998, the combined company would have had approximately 7.1 million pagers in service, net revenues of $605.3 million, net loss before extraordinary items of $127.2 million and total debt of $1.3 billion. On a pro forma basis, adjusted pro forma EBITDA of the combined company at September 30, 1998 would have been $190.9 million. On a pro forma basis, for the nine-month period ended September 30, 1998 the combined company's cash flows provided by operating activities would have been $139.2 million. Cash flows used in investing activities would have been $487.5 million and cash flows provided by financing activities would have been $361.4 million. The combined company's leverage on a pro forma basis for the nine months ended September 30, 1998, as measured by the ratio of total debt to annualized adjusted pro forma EBITDA, would have been 5.2 to 1. See "Unaudited Pro Forma Condensed Consolidated Financial Statements".

The combined company believes that it is well positioned to compete effectively in the highly competitive paging industry for the following reasons. The combination of MobileMedia's market presence in major metropolitan markets with Arch's historical emphasis on middle and small markets has significantly broadened the geographic scope of Arch's marketing presence and should position the combined company to compete more effectively for large corporate customers with diverse geographic operations. With a significantly larger subscriber base, the combined company should be better able to serve strategic distribution arrangements, as well as amortize marketing investments over a larger revenue base. In addition, MobileMedia's third party retail distribution agreements, which serve the more rapidly growing consumer market, should complement the more than 200 Arch-owned retail outlets. Similarly, MobileMedia's two nationwide paging networks (and the potential for higher revenue nationwide services) should enhance Arch's local coverage and provide an opportunity to take advantage of Arch's distribution platforms. MobileMedia's plan to deploy its nationwide N-PCS spectrum utilizing its existing network infrastructure should permit Arch to market N-PCS (primarily multi-market alphanumeric and text messaging services) sooner than it would otherwise have been able to, and these services are expected to offer higher revenue and more growth potential than basic paging services. Finally, MobileMedia's investments to date in two national call centers should supplement Arch's own call center and complement Arch's strategy of evolving to scalable regional customer service centers. Achieving these intended benefits, however, will depend on a number of factors and no assurance can be given that the benefits will be realized, in whole or in part. See "Risk Factors-- Integrating the Companies Presents Challenges".

Business Strategy

Arch's strategic objective is to strengthen its position as one of the leading nationwide paging companies in the United States. Arch believes that larger, multi-market paging companies enjoy a number of competitive advantages, including:

  . operating efficiencies resulting from more intensive utilization of existing paging systems;

  .  economies of scale in purchasing and administration;

  .  broader geographic coverage of paging systems;

  .  greater access to capital markets and lower costs of capital;

  .  the ability to obtain additional radio spectrum;

  .  the ability to offer high-quality services at competitive prices; and

  .  enhanced ability to attract and retain management personnel.

Arch believes that the current size and scope of its operations afford it many of these advantages, and that it has the scope and presence to effectively compete on a national level. In addition, Arch believes that the paging industry will undergo further consolidation, and Arch intends to participate in such consolidation.

Historical Operating Strategy. Arch's operating objectives are to increase its EBITDA, deploy its capital efficiently, reduce its financial leverage and expand its customer relationships. Arch has pursued the following operating strategies to achieve its operating objectives:

 . Low-Cost Operating Structure. Arch has selected a low-cost operating strategy as its principal competitive tactic. Arch believes that a low-cost operating structure, compared to the other two fundamental competitive tactics in the paging industry (differentiated premium pricing and niche positioning), maximizes its flexibility to offer competitive prices while still achieving target margins and EBITDA. Arch maintains a low-cost operating structure through a combination of (1) the consolidation of certain operating functions, including centralized purchases from key vendors, to achieve economies of scale, and (2) the installation of technologically advanced, reliable, transmission systems. As part of its divisional reorganization, over a period of 18 to 24 months, Arch plans to consolidate its seven operating divisions into four operating divisions and consolidate certain regional administrative support functions, resulting in various operating efficiencies. The divisional reorganization, once fully implemented, is expected to result in annual cost savings of approximately $15.0 million (approximately $11.5 million for salary and employee benefits and $3.5 million for lease obligations). See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations".

 . Efficient Capital Deployment. Arch's principal financial objective is to reduce financial leverage by reducing capital requirements and increasing EBITDA. To reduce capital expenditures, Arch has implemented a company-wide focus on the sale, rather than lease, of pagers. This is because subscriber-owned units require a lower level of capital investment than Arch-owned units. As a result of these efforts, the number of subscriber-owned pagers, as a percentage of net new pagers in service, increased from 53.7% in the nine months ended September 30, 1997 to 70.1% in the nine months ended September 30, 1998. In addition, Arch has modified its incentive compensation programs for line managers so that bonuses are based, in part, on capital efficiency.

 . Fast Follower on N-PCS Opportunities. Consistent with its low-cost provider competitive tactic, Arch has focused its capital and marketing resources on one-way paging and other enhanced services rather than N-PCS services. However, Arch recognizes the potential benefits to current and prospective customers and the associated market opportunities from certain N-PCS applications, such as two-way text and voice messaging services. Arch has taken steps to position itself to participate in new and emerging N-PCS services and applications, including marketing N-PCS services as a reseller and its 49.9% equity interest in Benbow. See "--Arch's Business-- Investments in Narrowband PCS Licenses".

 . Exploit Revenue Enhancement Opportunities. Arch believes there are a number of new revenue opportunities associated with its 4.2 million pagers in service at September 30, 1998. These include (1) increasing the proportion of subscribers utilizing alphanumeric display services, which generate higher revenue, and (2) selling value-added, non-facilities-based enhanced services such as voicemail, resale of long-distance service and fax storage and retrieval. See "--Arch's Business--Paging and Messaging Services, Products and Operations".

Integration Strategy. The combined company intends to execute the following integration strategy:

 . Cost Reductions. Arch's management has worked closely with MobileMedia's management to identify redundant managerial and administrative functions that Arch's management believes can be eliminated without material impact to customer related activities.

 . Low Cost Provider. Arch management will continue to evolve its cost structure to seek greater cost efficiencies. Arch expects to be able to gradually improve the operating processes of the combined company to further reduce the combined company's operating costs through continuing efficiency gains. The greater scale of the combined operations should permit Arch to further reduce per unit operating costs.

 . Balanced Distribution Channels. Arch's combination of direct sales, company-owned stores, and third party resellers will be supplemented by MobileMedia's own local market direct sales force and its distribution agreements with third party regional and national retailers. In addition, MobileMedia's national accounts sales force should significantly enhance Arch's efforts to improve distribution to nationwide customers.

 . Expanded Product Line. The combined company has one of the broadest product offerings in the paging industry. MobileMedia's N-PCS Spectrum will provide Arch with more economical and broader access to higher average revenues per unit ("ARPU"), nationwide and regional services and text messaging services, which to date Arch has marketed on a limited basis through the resale of other carriers' services on less attractive terms.

 . Enhanced Value-Added Services. The combined company's larger subscriber base should offer new revenue opportunities from the sale of enhanced value-added services such as voicemail, resale of long-distance service and fax storage and retrieval.

Arch's Business

Arch has been a leading provider of wireless messaging services, primarily paging services. Prior to the MobileMedia acquisition, Arch was the third largest paging company in the United States (based on pagers in service). Arch had 4.2 million pagers in service at September 30, 1998. Arch has operated in 41 states and more than 180 of the 200 largest markets in the United States. Arch offers local, regional and nationwide paging services employing digital networks covering approximately 85% of the United States population. Arch has offered four types of paging services through its networks: digital display, alphanumeric display, tone-only and tone-plus-voice. Arch also offers enhanced and complementary services, including voice mail, personalized greeting, message storage and retrieval, pager loss protection and pager maintenance.

Arch has achieved significant growth in pagers in service and operating cash flow through a combination of internal growth and acquisitions. From January 1, 1995 through September 30, 1998, Arch's total number of subscribers grew at a compound rate on an annualized basis of 73.1%. For the same period on an annualized basis, Arch's compound rate of internal subscriber growth (excluding pagers added through acquisitions) was 52.8%. From commencement of operations in September 1986 through September 30, 1998, Arch completed 33 acquisitions representing an aggregate of 1.7 million pagers in service at the time of purchase. The MobileMedia acquisition has added approximately 2.9 million additional pagers.

The following table sets forth information about the approximate number of pagers in service with Arch subscribers and net increases in number of pagers through internal growth and acquisitions:

                                 Pagers in Service  Net Increase in
                                  at Beginning of    Pagers through     Increase in Pagers    Pagers in Service
Year Ended August 31,                 Period       Internal Growth(1) through Acquisitions(2) at End of Period
---------------------            ----------------- ------------------ ----------------------- -----------------
  1987....................               4,000            3,000                 12,000               19,000
  1988....................              19,000            8,000                  3,000               30,000
  1989....................              30,000           14,000                 34,000               78,000
  1990....................              78,000           20,000                  4,000              102,000
  1991....................             102,000           24,000                  1,000              127,000
  1992....................             127,000           33,000                    --               160,000
  1993....................             160,000           70,000                 24,000              254,000
  1994....................             254,000          138,000                 18,000              410,000
Four Months Ended December 31,
------------------------------
  1994....................             410,000           64,000                 64,000              538,000
Year Ended December 31,
-----------------------
  1995....................             538,000          366,000              1,102,000            2,006,000
  1996....................           2,006,000          815,000                474,000            3,295,000
  1997....................           3,295,000          595,000                    --             3,890,000
Nine Months Ended September 30,
-------------------------------
  1998....................           3,890,000          321,000                    --             4,211,000

---------------------

(1) Includes internal growth in acquired paging businesses after their acquisition by Arch. Increases in pagers through internal growth are net of subscriber cancellations during each applicable period.

(2) Based on pagers in service of acquired paging businesses at the time of their acquisition by Arch.

Paging and Messaging Services, Products and Operations

Arch has provided four basic types of paging services: digital display, alphanumeric display, tone-only and tone-plus-voice. Depending upon the type of pager used, a subscriber may receive information displayed or broadcast by the pager or may receive a signal from the pager indicating that the subscriber should call a prearranged number or a company operator to retrieve a message.

A digital display pager permits a caller to transmit to the subscriber a numeric message that may consist of a telephone number, an account number or coded information, and has the capability to store several such numeric messages in memory for later recall by the subscriber. An alphanumeric display pager allows subscribers to receive and store messages consisting of both numbers and letters. A tone-only pager notifies the subscriber that a call has been received by emitting an audible beeping sound or vibration. A tone-plus-voice pager emits a beeping sound followed by a brief voice message. Arch provides digital display, alphanumeric display and tone-only service in all of its markets and tone-plus-voice service in only a few markets.

Digital display paging service, which was introduced by the paging industry nearly 20 years ago, has in recent years grown at a faster rate than tone-only or tone-plus-voice service and currently represents a majority of all pagers in service. The growth of alphanumeric display service, which was introduced in the mid-1980s, has been constrained by its difficulty in inputting data, its requirements of specialized equipment and its relatively high use of system capacity during transmission. The following table summarizes the types of Arch's pagers in service at specified dates:

                                       December 31,
                         -------------------------------------------  September 30,
                             1995           1996           1997           1998
                         -------------  -------------  -------------  -------------
                           Units    %     Units    %     Units    %     Units    %
Digital display......... 1,755,000  87% 2,796,000  85% 3,284,000  85% 3,536,000  84%
Alphanumeric display....   171,000   9    395,000  12    524,000  13    603,000  14
Tone-only...............    37,000   2     54,000   2     43,000   1     38,000   1
Tone-plus-voice.........    43,000   2     50,000   1     39,000   1     34,000   1
                         --------- ---  --------- ---  --------- ---  --------- ---
 Total.................. 2,006,000 100% 3,295,000 100% 3,890,000 100% 4,211,000 100%
                         ========= ===  ========= ===  ========= ===  ========= ===

Arch provides paging service to subscribers for a monthly fee. Subscribers either lease the pager from Arch for an additional fixed monthly fee or they own the pager, having purchased it either from Arch or from another vendor. The monthly service fee is generally based upon the type of service provided, the geographic area covered, the number of pagers provided to the customer and the period of the subscriber's commitment. Subscriber-owned pagers provide a more rapid recovery of Arch's capital investment than pagers owned and maintained by Arch, but may generate less recurring revenue. Arch also sells pagers to third-party resellers who lease or resell pagers to their own subscribers and resell Arch's paging services under marketing agreements. The following table summarizes the number of Arch-owned and leased, subscriber-owned and reseller-owned pagers in service at specified dates:

                                       December 31,
                         -------------------------------------------  September 30,
                             1995           1996           1997           1998
                         -------------  -------------  -------------  -------------
                           Units    %     Units    %     Units    %     Units    %
Arch-owned and leased...   902,000  45% 1,533,000  47% 1,740,000  45% 1,836,000  44%
Subscriber-owned........   596,000  30    914,000  28  1,087,000  28  1,130,000  27
Reseller-owned..........   508,000  25    848,000  25  1,063,000  27  1,245,000  29
                         --------- ---  --------- ---  --------- ---  --------- ---
 Total.................. 2,006,000 100% 3,295,000 100% 3,890,000 100% 4,211,000 100%
                         ========= ===  ========= ===  ========= ===  ========= ===

Arch provides enhancements and ancillary services such as voice mail, personalized greetings, message storage and retrieval, pager loss protection and pager maintenance services. Voice mail allows a caller to leave a recorded message that is stored in Arch's computerized message retrieval center. When a message is left, the subscriber can be automatically alerted through the subscriber's pager and can retrieve the stored message by calling Arch's paging terminal. Personalized greetings allow the subscriber to record a message to greet callers who reach the subscriber's pager or voice mail box. Message storage and retrieval allows a subscriber who leaves Arch's service area to retrieve calls that arrived during the subscriber's absence from the service area. Pager loss protection allows subscribers who lease pagers to limit their costs of replacement upon loss or destruction of a pager. Pager maintenance services are offered to subscribers who own their own equipment. Arch is also in the process of test marketing various other services that add value, [are not based on Arch's facilities] and can be integrated with existing paging services. These include, among other services, voicemail, resale of long distance service and fax storage and retrieval.

Investments in Narrowband PCS Licenses

Arch has taken the following steps to position itself to participate in new and emerging N-PCS services and applications.

Benbow PCS Ventures, Inc. Through Arch's May 1996 acquisition of Westlink, Arch acquired a 49.9% equity interest in Benbow PCS Ventures, Inc. Benbow holds (through Page Call, Inc.) exclusive rights to a 50 KHz outbound/12.5 KHz inbound N-PCS license in each of the five regions of the United States. Benbow is a "designated entity" (a small, minority-controlled or female-controlled business) under FCC rules and is entitled to discounts and installment payment schedules in the payment of its N-PCS licenses. Arch has the right to designate one of Benbow's three directors and has veto rights with respect to specified major business decisions by Benbow. To the extent that funds are not available to Benbow from other sources subject to the approval of Arch's designee on Benbow's Board of Directors, to service debt obligations incurred by Benbow in connection with the acquisition of its N-PCS licenses and to finance construction of an N-PCS system, Arch is obligated to advance to Benbow sufficient funds. The total purchase price for Benbow's licenses (together with the purchase price of licenses acquired from Page Call), net of the discounts, was $42.5 million. Arch estimates that the total cost to Benbow of servicing its license-related debt obligations and constructing such N-PCS system (including the effect of the Page Call acquisition) will be approximately $100.0 million over the next five years. Arch's advances to Benbow are secured by Benbow's assets, bear interest at an interest rate equal to that paid by Arch on its senior debt, are due on demand and must be repaid prior to any distribution of profits by Benbow. With certain exceptions, Arch has agreed not to exercise its right to demand repayment of such advances prior to the occurrence of a default. As of September 30, 1998, Arch had advanced approximately $20.0 million to Benbow.

Arch provides management services to Benbow, subject to Benbow's ultimate control, under a five-year agreement expiring on October 1, 2000. Arch is paid a management fee and is reimbursed for its expenses. Arch also has a right of first refusal to provide Benbow with design, engineering and construction services for its N-PCS system as well as to lease certain equipment to Benbow for use in connection with such system. Arch has a right of first refusal with respect to any transfer of shares held by Ms. June Walsh, who holds the remaining 50.1% equity interest in Benbow. Ms. Walsh has the right to require Arch, commencing January 23, 2000 (or sooner under certain circumstances), to repurchase (subject to prior FCC approval) her Benbow shares for an amount equal to the greater of (1) an amount between $3.5 million and $5.0 million, depending on the timing and circumstances under which Ms. Walsh exercises her put option, and (2) the fair market value of her shares (as determined by arbitration if the parties do not agree). If Arch exercises its right of first refusal or Ms. Walsh exercises her put option, Benbow could lose some of the benefits of the discounts and installment payment schedules for its FCC payments unless another "designated entity" acquired control of Benbow under FCC rules. See Note 1 of Notes to Arch's Consolidated Financial Statements included elsewhere herein.

Benbow needs to construct its N-PCS system (or make other arrangements) before it can offer N-PCS services. Benbow has indicated that it plans to roll out its services over time to reach approximately one-third of the population in the licensed areas by the end of 1999. Benbow's network will use a ReFLEX(TM) 25 paging protocol developed by Motorola to support registration, acknowledgement and two-way paging. Arch believes that Benbow could provide Arch with a platform for a new generation of wireless messaging services, including two-way messaging and other enhanced services. Arch also believes that the value of its Benbow relationship was significantly enhanced by the completion of the Page Call acquisition. Arch has yet to determine how to best integrate its N-PCS strategy involving Benbow with MobileMedia's strategy of deploying its N-PCS Spectrum which has already been funded.

On June 29, 1998, Benbow acquired Page Call's outstanding stock by issuing to Page Call's former stockholders preferred stock and a 12% promissory note for $17.2 million. Benbow also agreed to pay one of Page Call's stockholders $911,000 over five years for consulting services. Benbow's preferred stock and promissory note are exchangeable for Common Stock

  . at any time at the holders' option, at an exchange price equal to the higher of (1) $13.00 per share or (2) the market price of Common Stock,

  . mandatorily on April 8, 2000, at the then prevailing market price of Common Stock, or

  . automatically at an exchange price of $13.00 per share, if the market price of Common Stock equals or exceeds $13.00 for 20 consecutive trading days.

Arch is permitted to require Benbow to redeem its preferred stock and promissory note at any time for cash. Arch guaranteed all obligations of Benbow under the Benbow preferred stock, promissory note and consulting agreement described above. Arch may elect to make payments under its guarantee in Common Stock or cash. Benbow's redemption of its preferred stock and promissory note for cash, or Arch's payment of cash pursuant to its guarantees of Benbow's preferred stock and promissory note, would depend upon the availability of capital and any restrictions contained in applicable debt instruments and under the Delaware corporations statute (which currently would not permit any such cash redemptions or payments). If Arch issues Common Stock or pays cash pursuant to its guarantees, Arch will receive from Benbow a promissory note and non-voting, non-convertible preferred stock of Benbow with an annual yield of 14.5% payable upon an acquisition of Benbow or earlier to the extent that available cash and applicable law permit. Page Call's stockholders received customary registration rights for any shares of Common Stock issued in exchange for Benbow's preferred stock and promissory note or pursuant to Arch's guarantees.

CONXUS Communications, Inc. Arch currently holds a 10.5% equity interest in CONXUS Communications, Inc., formerly known as PCS Development Corporation, which holds exclusive rights to a 50 KHz outbound/50 KHz inbound two-way messaging license throughout the United States. CONXUS, like Benbow, is a "designated entity" under FCC rules and is entitled to discounts and installment payment schedules.

Each stockholder of CONXUS is entitled to purchase services from CONXUS at "most favored customer" rates, based on like services. CONXUS and Arch have agreed to negotiate in good faith to enter into mutually acceptable intercarrier, network access and similar agreements. If Arch wishes to purchase N-PCS services of the kind offered by CONXUS, Arch has agreed to contract exclusively with CONXUS for such services so long as such services are competitive in price and quality with comparable services offered by others. Arch is currently acting as a reseller of voice messaging services through CONXUS in a limited number of markets.

Subscribers and Marketing

Arch's paging accounts are generally businesses with employees who travel frequently but must be immediately accessible to their offices or customers. Arch's subscribers include proprietors of small businesses, professionals, management and medical personnel, field sales personnel and service forces, members of the construction industry and trades, and real estate brokers and developers. Arch believes that pager use among retail consumers will increase significantly in the future, although consumers do not currently account for a substantial portion of Arch's subscriber base.

Although today Arch operates in more than 180 of the 200 largest U.S. markets, Arch historically has focused on medium-sized and small market areas with lower rates of pager penetration and attractive demographics. Arch believes that these markets will continue to offer significant opportunities for growth, and that its national scope and presence will also provide Arch with growth opportunities in larger markets.

Arch markets its paging services through a direct marketing and sales organization which, as of September 30, 1998, operated approximately 200 retail stores. Arch also markets its paging services indirectly through independent resellers, agents and retailers. Arch typically offers resellers paging services in large quantities at wholesale rates that are lower than retail rates, and resellers offer the services to end-users at a markup. Arch's costs of administering and billing resellers are lower than the costs of direct end-users on a per pager basis.

Arch also acts as a reseller of other paging carriers' services when existing or potential Arch customers have travel patterns that require paging service beyond the coverage of Arch's own networks.

In May 1997, Arch established a single national identity, Arch Paging, for its paging services which previously had been marketed under various trademarks. As part of this branding initiative, Arch adopted a new corporate logo, developed a corporate-wide positioning strategy tied to customer service delivery, and launched its Internet Web site at www.arch.com. Arch believes that its unified branding identity has given the Arch name national exposure for the first time and should result in significant economic leverage in its marketing and communications efforts.

Competition

See "Industry Overview--Competition".

Regulation

See "Industry Overview--Regulation".

Sources of Equipment

Arch does not manufacture any of the pagers or other equipment used in its paging operations. The equipment used in Arch's paging operations is generally available for purchase from multiple sources. Arch centralizes price and quantity negotiations for all of its operating subsidiaries in order to achieve cost savings from volume purchases. Arch buys pagers primarily from Motorola and NEC and purchases terminals and transmitters primarily from Glenayre and Motorola. Arch anticipates that equipment and pagers will continue to be available in the foreseeable future, consistent with normal manufacturing and delivery lead times. See "Risk Factors--Dependence on Third Parties for Products and Services".

Because of the high degree of compatibility among different models of transmitters, computers and other paging equipment manufactured by suppliers, Arch is able to design its systems without being dependent upon any single source of such equipment. Arch routinely evaluates new developments in paging technology in connection with the design and enhancement of its paging systems and selection of products to be offered to subscribers. Arch believes that its paging system equipment is among the most technologically sophisticated in the paging industry.

Employees

At September 30, 1998, Arch employed approximately 2,700 persons. None of Arch's employees is represented by a labor union. Arch believes that its employee relations are good. As part of the divisional reorganization, Arch anticipates a net reduction of approximately 10% of its workforce. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Divisional Reorganization".

Trademarks

Arch owns the service marks "Arch" and "Arch Paging", and holds a federal registration for the service mark "Arch Nationwide Paging" as well as various other trademarks.

Properties

At September 30, 1998, Arch owned five office buildings and leased office space (including its executive offices) in over 200 localities in 35 states for use in conjunction with its paging operations. Arch leases transmitter sites and/or owns transmitters on commercial broadcast towers, buildings and other fixed structures in approximately 3,200 locations in 45 states. Arch's leases are for various terms and provide for monthly lease payments at various rates. Arch believes that it will be able to obtain additional space as needed at acceptable cost. In June 1998, Arch began a process of selling communications towers, real estate, site management contracts and/or leasehold interests involving 133 sites in 22 states. Arch will lease back space on the towers on which it currently operates communications equipment to service its own paging network. Arch expects to complete the entire transaction in the first quarter of 1999. As part of the divisional reorganization, Arch will close certain office locations and redeploy other real estate assets. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations --Shift in Operating Focus" and "--Divisional Reorganization".

Litigation

Arch, from time to time, is involved in lawsuits arising in the normal course of business. Arch believes that its currently pending lawsuits will not have a material adverse effect on Arch.

MobileMedia's Business

MobileMedia has operated one of the largest paging businesses in the United States, with approximately 3.2 million units in service as of September 30, 1998. Through its sales offices, nationwide retail distribution network, company-operated retail stores and resellers, MobileMedia offers local, regional and national coverage to subscribers in all 50 states and the District of Columbia, including local coverage to each of the 100 most populated metropolitan markets in the United States. MobileMedia markets its services primarily under the MobileComm brand name. MobileMedia Communications, Inc. and various subsidiaries of MobileMedia Communications, Inc. hold MobileMedia's FCC licenses and, where applicable, state public utility commission authorizations that grant MobileMedia the authority to operate its paging systems.

MobileMedia distributes its paging services using three primary distribution channels: direct, reseller and retail, as described below. MobileMedia's paging and wireless messaging services consist principally of numeric and alphanumeric paging services offering local, regional and national coverage. As of September 30, 1998, MobileMedia had approximately 2.6 million numeric units in service, representing approximately 80% of its subscriber base, approximately .6 million alphanumeric units in service, representing approximately 19% of its subscriber base, with other types of units in service representing the remaining approximately 1% of its subscriber base.

Business Strategy

Since making its bankruptcy filing, MobileMedia has been engaged in restructuring its operations with the objective of improving performance, principally in the areas of order entry, billing and collections, inventory controls, management information systems conversion and customer service. MobileMedia has also undertaken cost reduction analyses and has taken actions that have the objective of reducing telecommunications, subcontracting and lease expenses, among others. In addition, MobileMedia has sought to refocus its marketing and sales efforts in an attempt to achieve unit additions consistent with positive cash flow, and is continuing to change its management structure with the objective of establishing profit and loss accountability in each market.

Paging and Messaging Services Products and Operations

Paging and Messaging Services

MobileMedia currently offers a variety of paging and messaging services. To send a page to a MobileMedia subscriber, a party must initiate contact with a paging terminal. This is typically accomplished, depending on the type of paging service, by use of a touch-tone telephone, with the assistance of an operator employed by or working on behalf of MobileMedia or through software loaded onto the sender's personal computer, an input device or the Internet. The paging terminal then sends an encoded message to MobileMedia's transmitter network, which broadcasts the call to its geographic service area. This broadcast signal is received by the subscriber's pager, which decodes the information, alerts the subscriber and displays the message received. The main paging services offered by MobileMedia are:

  Numeric (Digital Display) Paging Service. Numeric paging service permits a caller, using a touch-tone telephone, to transmit to a subscriber a numeric message consisting of a telephone number, an account number or coded information. Numeric pagers have memory capability to store several such numeric messages which can be recalled by a subscriber when desired. As of September 30, 1998, MobileMedia had approximately 2.6 million numeric units in service.

  Alphanumeric Paging Service. Alphanumeric paging service allows subscribers to receive and store messages consisting of both letters and numbers. Alphanumeric pagers have sufficient memory to store numerous messages. This service has the capability to tie into computer-based networks to provide advanced messaging services. Callers may send messages either by using an operator dispatch center, a personal computer equipped with a modem and MessageSoft software or a portable alphanumeric input device, such as the AlphaMate manufactured by Motorola. Internet and WorldWide Web access is also possible for many alphanumeric paging customers. As of September 30, 1998, MobileMedia had approximately .6 million alphanumeric units in service.

  Other Services. In addition to local, regional and nationwide paging service--both numeric and alphanumeric--MobileMedia offers a variety of enhanced services such as voice mail and voice mail notification, e-mail notification and news, sports reports and stock quotes.

The following table sets forth the number of MobileMedia customers by service type as of the dates indicated.

                                       As of December 31,                         As of September 30,
                         -------------------------------------------------  --------------------------------
                              1995             1996             1997             1997             1998
                         ---------------  ---------------  ---------------  ---------------  ---------------
    Type of Service       Number     %     Number     %     Number     %     Number     %     Number     %
    ---------------      --------- -----  --------- -----  --------- -----  --------- -----  --------- -----
Numeric Display......... 1,934,774  81.7% 3,713,579  83.9% 2,820,443  82.0% 3,033,939  82.4% 2,553,261  80.2%
Alphanumeric............   384,843  16.2%   658,769  14.9%   593,280  17.2%   614,909  16.7%   613,195  19.3%
Other...................    49,484   2.1%    51,759   1.2%    26,619   0.8%    32,221   0.9%    15,751   0.5%
                         --------- -----  --------- -----  --------- -----  --------- -----  --------- -----
Total................... 2,369,101 100.0% 4,424,107 100.0% 3,440,342 100.0% 3,681,069 100.0% 3,182,207 100.0%
                         ========= =====  ========= =====  ========= =====  ========= =====  ========= =====
Customers with
 nationwide services
 (included above).......    63,101          325,924          330,254          336,818          334,498

Products and Services

Subscribers for paging services enter into a service contract with MobileMedia that provides for either the purchase or lease of pagers and the payment of airtime and other charges. As of September 30, 1998, approximately 49% of units in service were purchased either by subscribers or by resellers, and approximately 51% were owned by MobileMedia and leased to subscribers. COAM (customer-owned and -maintained) pagers and those owned by resellers do not require capital investment by MobileMedia, unlike MobileMedia-owned pagers leased to subscribers. MobileMedia also sells its services in bulk quantities to resellers, who subsequently sell MobileMedia's services to end-users. Resellers are responsible for sales, billing, collection and equipment maintenance costs. MobileMedia sells other products and services, including pagers and accessories and pager replacement and maintenance contracts. The following table sets forth MobileMedia's units in service by ownership as of the dates indicated.


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

                                        As of December 31,                         As of September 30,
                          -------------------------------------------------  --------------------------------
                               1995             1996             1997             1997             1998
                          ---------------  ---------------  ---------------  ---------------  ---------------
       Ownership           Number     %     Number     %     Number     %     Number     %     Number     %
       ---------          --------- -----  --------- -----  --------- -----  --------- -----  --------- -----
Company owned and rented
 to subscribers.........  1,087,183  45.9% 1,996,141  45.2% 1,712,941  49.8% 1,808,134  49.1% 1,630,340  51.2%
COAM....................    514,068  21.7% 1,112,194  25.1%   861,250  25.0%   940,302  25.6%   759,229  23.9%
Resellers...............    767,850  32.4% 1,315,772  29.7%   866,151  25.2%   932,633  25.3%   792,638  24.9%
                          --------- -----  --------- -----  --------- -----  --------- -----  --------- -----
Total...................  2,369,101 100.0% 4,424,107 100.0% 3,440,342 100.0% 3,681,069 100.0% 3,182,207 100.0%
                          ========= =====  ========= =====  ========= =====  ========= =====  ========= =====

Networks and Licenses

MobileMedia operates local, regional and national paging networks which enable its customers to receive pages over a broad geographical area. The extensive coverage provided by this network infrastructure provides MobileMedia with an advantage over certain competitors whose networks lack comparable coverage in securing accounts with large corporate clients and retail chains, who frequently demand national network coverage from their paging service provider.

Although MobileMedia's networks provide local, regional and national coverage, its networks operate over numerous frequencies and are subject to capacity constraints in certain geographic markets. Although the capacity of MobileMedia's networks varies significantly market by market, almost all of MobileMedia's markets have adequate capacity to meet the demands of projected growth for the next several years. In addition, MobileMedia is in the process of adding additional capacity to its network infrastructure through its Narrowband PCS buildout described below. The use of multiple frequencies adds complexity to inventory management, customer service and order fulfillment processes. Certain of MobileMedia's networks utilize older technologies and are comparatively costlier to operate.

MobileMedia is seeking to improve overall network efficiency through the deployment of new paging terminals, the consolidation of subscribers on fewer, higher capacity networks and increasing the transmission speed (baud rate) of certain of its existing networks. MobileMedia believes its investments in its network infrastructure will facilitate and improve the delivery of high quality paging services while at the same time reducing associated costs of such services.

  Nationwide wireless networks. MobileMedia operates two nationwide 900 MHz networks. As part of the MobileComm Acquisition, MobileMedia acquired MobileComm's fully operational nationwide wireless "8875" network, which was upgraded in 1996 to incorporate high-speed FLEX(TM) technology developed by Motorola. In addition, in 1996, MobileMedia completed the construction of a second nationwide "5375" network that uses FLEX(TM) technology. The use of FLEX(TM) technology significantly increases transmission capacity and represents a marked improvement over other systems that use older paging protocols.

  Nationwide two-way narrowband PCS networks. Narrowband PCS networks enable paging companies to offer two-way paging services and to make more efficient use of radio spectrum than do non-PCS networks. MobileMedia purchased five regional licenses through the FCC's 1994 auction of narrowband PCS licenses, providing the equivalent of a nationwide 50 kHz outbound/12.5 kHz inbound PCS system. In addition, as part of the MobileComm Acquisition, MobileMedia acquired a second two-way narrowband PCS license for a nationwide 50 kHz outbound/12.5 kHz inbound system.

In order to retain its narrowband PCS licenses, MobileMedia must comply with certain minimum buildout requirements. With respect to each of the regional PCS licenses purchased at the FCC's 1994 auction, MobileMedia would be required to build out the related PCS system to cover 150,000 sq. km. or 37.5% of each of the five regional populations by April 27, 2000 and 300,000 sq. km. or 75% of each of the five regional populations by April 27, 2005. With respect to the nationwide PCS license acquired as part of the MobileComm Acquisition, MobileMedia would be required to build out the related PCS system to cover 750,000 sq. km. or 37.5% of the U.S. population by September 29, 1999 and 1,500,000 sq. km. or 75% of the U.S. population by September 29, 2004. In each instance, the population percentage will be determined by reference to population figures at the time of the applicable deadline. MobileMedia estimates that the costs of these minimum build-outs (which would not be sufficient for MobileMedia to provide significant narrowband PCS applications) could be as much as approximately $9.0 million. MobileMedia has concluded that, given the expected high demand for nationwide alphanumeric services, the potential demand for guaranteed receipt services and MobileMedia's high fixed costs for maintaining and building out its existing networks, the most economical means for satisfying projected demand is for MobileMedia to construct a fully operational narrowband PCS network with ReFLEX(TM) 25 capability. MobileMedia estimates that the cost for this construction will be approximately $40.0 million over the next two years, and that it will be able to complete the construction relatively economically using its existing nationwide network infrastructure and supplementing it with additional transmitters and receivers. On May 12, 1998, the bankruptcy court authorized MobileMedia to enter into contracts during 1998 up to the amount of $16.0 million in connection with the buildout of the network necessary to support narrowband PCS services.

Sales and Marketing

MobileMedia's sales and marketing efforts are directed toward adding additional units with existing subscribers and identifying new potential subscribers. Subscribers to MobileMedia's paging and wireless communications services generally have been individuals and organizations whose employees are highly mobile or whose business involves multiple work locations and who are required to remain in contact at all times. Traditional subscribers include medical personnel, sales and service organizations, specialty trade organizations, manufacturing organizations and governmental agencies. However, paging services are increasingly appealing to mass market consumers for private, non-business uses such as communicating with family and friends.

Sales Channels

MobileMedia markets its paging services through three primary sales channels: direct, reseller and retail.

  Direct. In the direct channel, MobileMedia leases or sells pagers directly to its customers and bills and services such customers. MobileMedia's direct customers range from individuals and small- and medium-sized businesses to Fortune 500 accounts and government agencies. Business and government accounts typically exhibit lower churn rates than consumer accounts. The direct channel will continue to have the highest priority among MobileMedia's marketing and sales efforts, given its critical contribution to recurring revenue and projected growth. MobileMedia is engaged in efforts to improve sales productivity and strengthen its direct channel sales force, which suffered from high turnover and open positions during much of 1997. In addition, MobileMedia has commenced implementing consumer direct marketing techniques in 1998. As of September 30, 1998, the direct channel accounted for approximately 79% of recurring revenue.

  Reseller. In the reseller channel, MobileMedia sells access to its transmission networks in bulk to a third party, who then resells such services to the end users (usually consumers or small businesses). MobileMedia offers paging services to resellers at bulk discounted rates. The third party reseller provides customer service, is responsible for pager maintenance and repair costs, invoices the end user and retains the credit risk of the end user, although MobileMedia retains the credit risk of the reseller. Because resellers are responsible for customer equipment, the capital costs that would otherwise be borne by MobileMedia are reduced.

  MobileMedia's resellers generally are not exclusive distributors of MobileMedia's services and often resell paging services of more than one provider. Competition among service providers to attract and maintain reseller distribution is based primarily upon price, including the sale of pagers to resellers at discounted rates. MobileMedia intends to be an active participant in the reseller channels and to concentrate on accounts that are profitable and where longer term partnerships can be established with selected resellers. As of September 30, 1998, the reseller channel accounted for approximately 11% of recurring revenue.


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


  Retail. In the retail channel, MobileMedia sells pagers to retailers and, after the consumer purchases the pager from the retailer, the consumer contacts MobileMedia to activate service. The retail channel is targeted at the consumer market and consists primarily of national retail chains. Consumers served by the retail channel typically purchase (as opposed to lease) paging units, reducing MobileMedia's capital investment requirements. Subscribers obtained through retailers are billed and serviced directly by MobileMedia. Retail distribution permits MobileMedia to penetrate the consumer market by supplementing direct sales efforts. As of September 30, 1998, the retail channel accounted for approximately 10% of recurring revenue.

Competition

See "Industry Overview--Competition".

Regulation

See "Industry Overview--Regulation".

Sources of Equipment

MobileMedia does not manufacture any of the pagers or related transmitting and paging terminal equipment used in its paging operations. MobileMedia currently purchases pagers from a limited number of suppliers and in turn sells or leases the pagers to its subscribers. Motorola is the primary supplier of pagers to MobileMedia. Glenayre is MobileMedia's primary supplier of paging terminals, paging transmitters and voice mail system equipment. On February 6, 1997, MobileMedia obtained bankruptcy court approval to pay the pre-petition outstanding accounts payable owing to its key suppliers, Motorola, Glenayre, NEC and Panasonic Communications & Systems Company, in exchange for which each of Motorola, NEC, Panasonic and Glenayre entered into post-petition supply agreements with MobileMedia.

Employees

At September 30, 1998, MobileMedia employed 3,072 people in various capacities, with 161 in MobileMedia's corporate headquarters in Fort Lee, New Jersey and the balance in its five regions. None of such employees is covered by collective bargaining agreements. MobileMedia believes its employee relations are good.

Trademarks

MobileMedia markets its services primarily under the trade name MobileComm and the federally registered mark MOBILECOMM, except in the Greater Metropolitan Cincinnati area and in certain parts of Western Pennsylvania and Western New York, in which it markets its services under the federally registered mark MOBILEMEDIA. MobileMedia markets its messaging services under the federally registered mark VOICESTAR, and other services under the federally registered mark SPORTSCASTER and the unregistered mark MOBILECOMM CITYLINK. MobileMedia also owns other federally registered marks including: DIAL PAGE, DMC DIGITAL MOBILE COMMUNICATIONS, EZ ALERT, MEMORY MANAGER, MESSAGESOFT, MOBILEMEDIA (and design) MOBILEMEDIA (and Globe Design), MOBILEMEDIA PAGING & PERSONALCOM and PAGERXTRA. In addition, MobileMedia has applications on file for federal registration of the marks MMS and MOBILECOMM (and design.)

Properties

In addition to its FCC licenses and network infrastructure (which includes radio transmission and satellite uplink equipment), MobileMedia has the following categories of assets: (1) pagers (including both pagers held as fixed assets for lease and pager inventory for sale), pager parts and accessories; (2) its subscriber base and related accounts receivable; (3) intellectual property; (4) real estate and improvements; (5) leased assets;
(6) computer and telephone systems and equipment; (7) furniture, fixtures and equipment; (8) ownership of one-third of the equity of Abacus Communications Partners, L.P.; (9) goodwill and other intangibles; and (10) cash and cash equivalents.

MobileMedia relocated its headquarters to Fort Lee, New Jersey as of March 23, 1998. At September 1, 1998, MobileMedia leased office space (including its executive offices) in approximately 33 states for use in conjunction with its paging operations. MobileMedia leases transmitter sites and/or owns transmitters on commercial broadcast towers, buildings and other fixed structures. MobileMedia's leases are for various terms and provide for monthly lease payments at various rates. MobileMedia believes that it will be able to obtain additional space as needed at acceptable cost.

On September 3, 1998, MobileMedia sold certain transmission towers and associated assets to an unrelated third party and currently rents transmitter space on these towers. MobileMedia recognized proceeds from such sale of $170.0 million, and the annual rental expense is approximately $10.7 million.


Events Leading Up To MobileMedia's Bankruptcy Filings

Beginning in 1995, MobileMedia grew its business primarily through acquisitions. In August 1995, MobileMedia completed the acquisition of the paging and wireless messaging business of Dial Page. The purchase price of the Dial Page acquisition was largely financed through an initial public offering of 8,800,000 shares of MobileMedia's parent company's Class A Common Stock which, at a price to the public of $18.50 per share, generated net proceeds of approximately $151.9 million. These proceeds were contributed to MobileMedia Communications, Inc. The total purchase price of the Dial Page acquisition was $187.4 million, which included the assumption of $85 million outstanding principal amount of the 12 1/4% Dial Page notes. Concurrently with the transaction, MobileMedia Communications, Inc. repurchased all but approximately $1.6 million of the Dial Page notes. The Dial Page acquisition added approximately 0.4 million units in service in the southeastern United States to MobileMedia Communications, Inc.'s subscriber base.

In January 1996, MobileMedia completed the acquisition of MobileComm, the paging and wireless messaging unit of BellSouth Corporation and an associated nationwide two-way narrowband 50/12.5 kHz PCS license. The purchase price for the MobileComm acquisition was $928.7 million which was financed by
(1) MobileMedia's parent company's public offering of 15,525,000 shares of Class A Common Stock which, at a price to the public of $23.75 per share, generated net proceeds of approximately $354.9 million, of which $340.0 million was contributed by the parent company to MobileMedia Communications, Inc., (2) a concurrent public offering by MobileMedia Communications, Inc. of $250.0 million aggregate principal amount at maturity of 9 3/8% Notes and (3) loan facilities aggregating $750.0 million, consisting of a $550.0 million secured term loan facility and a $200.0 million secured revolving loan facility, $500.0 million of the secured term loan facility was used as consideration for the MobileComm acquisition. $50.0 million dollars of MobileMedia's 1995 credit facility was used to repay MobileMedia's former credit facility. The MobileComm acquisition added approximately 1.7 million units in service to MobileMedia's subscriber base.

During 1996, MobileMedia experienced difficulties executing its post-acquisition business strategy. These difficulties related largely to the process of integration of the operations of Dial Page and MobileComm into those of MobileMedia. As a result, MobileMedia did not achieve expected growth in its subscriber base and revenues, nor did it realize anticipated efficiencies and cost reductions from the elimination of duplicative functions.

During 1996, MobileMedia's financial position deteriorated. As of September 30, 1996, MobileMedia Communications, Inc. was in violation of certain financial covenants under its $750.0 million 1995 credit agreement, which resulted in the occurrence of events of default under that agreement and precluded MobileMedia from borrowing additional funds thereunder. MobileMedia Communications, Inc.'s obligations under its 1995 credit agreement were guaranteed by its parent company and by all the subsidiaries of MobileMedia Communications, Inc. In the fall of 1996, MobileMedia commenced negotiations with The Chase Manhattan Bank, the agent for the lenders under the 1995 credit agreement, regarding the terms of a possible financial restructuring.

In November and December of 1996, MobileMedia sought to modify payment terms with certain of its larger vendors, some of which had not been paid in accordance with their scheduled payment terms. In the fall of 1996, Motorola, MobileMedia's largest supplier of pagers and pager repair parts, informed MobileMedia that it would require credit support to assure payment of approximately $35.0 million past due accounts payable and would refuse to accept orders for products or services from, and refuse to make shipments to, MobileMedia pending resolution of the matter. Subsequently, Glenayre, MobileMedia's primary supplier of paging terminals, transmitters and related parts, and NEC and Panasonic, MobileMedia's secondary suppliers of pagers, also made demands on MobileMedia for payment of their past due accounts in the aggregate amount of $11.8 million.

On November 1, 1996, MobileMedia failed to make a scheduled interest payment of approximately $11.8 million on MobileMedia's 9 3/8% Notes, which failure was not cured during the 30-day grace period ending November 30, 1996. In addition, in December 1996 and January 1997, MobileMedia failed to make scheduled interest payments in the aggregate amount of approximately $13.4 million under MobileMedia's 1995 Credit Agreement.

Negotiations between MobileMedia and the holders of the MobileMedia 9 3/8% Notes and certain other outstanding notes and with the MobileMedia's key suppliers continued through late 1996. When it became apparent that MobileMedia would be unable, among other things, to reach agreements with the key suppliers to resume shipments of critical inventory and equipment or to reach agreement with its lenders and on the terms of a restructuring of its indebtedness outside of Chapter 11 of the Bankruptcy Code, MobileMedia concluded that it had no practical alternative other than to seek protection under Chapter 11.

On January 30, 1997, MobileMedia filed a voluntary petition for reorganization under Chapter 11. For subsequent developments, see "MobileMedia Management's Discussion and Analysis of Financial Condition and Results of Operations-- Overview".

Predecessors to the Combined Company

A predecessor to Arch, also named Arch Communications Group, Inc., was incorporated in January 1986 in Delaware and conducted its operations through wholly owned direct and indirect subsidiaries. On September 7, 1995, this predecessor completed its acquisition of USA Mobile Communications Holdings, Inc. through the merger of the predecessor with and into USA Mobile, which simultaneously changed its name to Arch Communications Group, Inc. and continued in existence as a Delaware corporation. In accordance with GAAP, the predecessor was treated as the acquirer in such merger for accounting and financial reporting purposes, and Arch reports the historical financial statements of the predecessor as its historical financial statements. See Note 2 to Arch's Consolidated Financial Statements.

MobileMedia Communications, Inc. and its parent company were each incorporated in Delaware in 1993. Unless the context otherwise requires, references to MobileMedia refer to MobileMedia Communications, Inc. and its consolidated subsidiaries, exclusive of the parent company. In 1995 and 1996, MobileMedia Communications, Inc. acquired the paging and wireless messaging business of Dial Page Inc. and acquired Mobile Communications Corporation of America for approximately $1.1 billion in the aggregate. MobileMedia's financial position deteriorated during 1996. See "MobileMedia's Business--Events Leading up to MobileMedia's Bankruptcy Filing". On January 30, 1997, MobileMedia Communications, Inc. Parent, MobileMedia Communications, Inc. and all of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 with the U.S. Bankruptcy Court for the District of Delaware. During the pendency of the subsequent insolvency proceedings, MobileMedia's management continued to manage the operations and affairs of the Companies as debtors-in-possession under the jurisdiction of the bankruptcy court until Arch acquired MobileMedia
on       , 1999. For more information, see "MobileMedia Management's Discussion and Analysis of Financial Condition and Results of Operations".

The MobileMedia Acquisition

 The Merger

To consummate the MobileMedia acquisition on    , 1999, MobileMedia
Communications, Inc. was merged with and into a wholly owned subsidiary of Arch. Immediately following this merger, Arch contributed all of the outstanding stock of the surviving corporation to API, an indirect wholly owned subsidiary of Arch. Immediately prior to the Merger, MobileMedia's parent company had contributed all of its assets to MobileMedia Communications, Inc. In connection with the merger, MobileMedia Communications, Inc.'s subsidiaries were consolidated into a single subsidiary of MobileMedia Communications, Inc. which became an indirect wholly owned subsidiary of Arch as a result of the merger.

Purchase Price

Arch acquired MobileMedia for a combination of cash and Arch securities, as follows:

 .  Arch paid approximately [$479.0] million in cash to certain secured
   creditors of the MobileMedia debtors-in-possession and reimbursed $     of
   their attorneys' and other fees;

 .  Arch paid a total of $     million to pay fees and expenses, repay all
   borrowings outstanding under MobileMedia's post-petition credit facility, pay pre-petition priority claims and post-petition claims incurred by the debtors-in-possession in the ordinary course of business or authorized by the bankruptcy court, and pay principal and accrued interest plus certain indenture trustee fees outstanding under certain senior notes assumed by MobileMedia in the acquisition of the paging and wireless business of Dial Page in 1995;

 . Arch issued 14,344,969 shares of Common Stock to unsecured creditors of MobileMedia and its parent company;

 .  Arch issued and sold an additional       shares of Common Stock upon
   exercise of transferable rights issued to unsecured creditors and issued and
   sold      shares of Common Stock and     shares of Class B Common Stock to
   certain unsecured creditors who agreed to act as standby purchasers and to purchase shares in case transferable rights to purchase them were not exercised. The holders of transferable rights and the standby purchasers paid a price of $2.00 per share for a total of [108,500,000] shares and a total purchase price of [$217.0] million.

 .  Arch issued to the Standby Purchasers warrants to acquire up to 3,675,659 shares of Common Stock on or before September 1, 2001 at the warrant exercise price of [$3.25] per share. The warrant exercise price was equal to the amount that would result at September 1, 2001 from an investment of
   $2.00 on      , 1999 (the closing date for the MobileMedia acquisition)
   assuming a 20% per annum internal rate of return.

Arch also issued to the holders of Common Stock and Series C Preferred Stock on
     , 1999 non-transferable rights to acquire up to 44,893,166 shares of
Common Stock at a price of $2.00 per share. A total of     non-transferable
rights were exercised. Because non-transferable rights to acquire     shares
were not exercised, Arch has distributed in their place warrants to acquire an equivalent number of shares of Common Stock at the warrant exercise price of [$3.25] per share.

Accounting Treatment

The merger is being accounted for under the "purchase" method of accounting; the purchase price will be allocated based on the fair value of the assets acquired and the liabilities assumed. In accordance with GAAP, Arch will be treated as the acquiror in the merger for accounting and financial reporting purposes, and Arch will continue to report its historical financial statements as the historical financial statements of the combined company.

                                MANAGEMENT

Directors and Executive Officers

The directors and executive officers of Arch are:

          Name           Age                          Position
          ----           ---                          --------
C. Edward Baker, Jr.....  48 Chairman of the Board, Chief Executive Officer and Director
Lyndon R. Daniels.......  46 President and Chief Operating Officer
John B. Saynor..........  58 Executive Vice President and Director
J. Roy Pottle...........  39 Executive Vice President and Chief Financial Officer
Paul H. Kuzia...........  56 Executive Vice President/Technology and Regulatory Affairs
R. Schorr Berman(1)(2)..  50 Director
James S. Hughes(1)......  56 Director
Allan L. Rayfield(2)....  63 Director
John A. Shane(1)(2).....  65 Director
John Kornreich..........  53 Director
Edwin M. Banks..........  36 Director
H. Sean Mathis..........  51 Director

--------
(1) Member of the Audit Committee of Arch.
(2) Member of the Executive Compensation and Stock Option Committee of Arch.

C. Edward Baker, Jr. has served as Chief Executive Officer and a director of Arch since 1988 and of ACI since 1995. Mr. Baker became Chairman of the Board of Arch in 1989 and of ACI in 1995. He also served as President of Arch from 1988 to January 1998 and of ACI from 1995 to January 1998. From 1986 until joining Arch in March 1988, Mr. Baker was President and Chief Executive Officer of US West Paging.

Lyndon R. Daniels joined Arch and ACI in January 1998 as President and Chief Operating Officer. From November 1993 to January 1998, Mr. Daniels was the President and Chief Executive Officer of Pacific Bell Mobile Services, a subsidiary of SBC Communications Inc. From May 1988 until November 1993, Mr. Daniels was the Chief Financial Officer of Pactel Corp., a mobile telephone company.

John B. Saynor has served as a director of Arch since 1988 and of ACI since 1995. Mr. Saynor has served as Executive Vice President of ACI since 1995 and of Arch since 1990. Mr. Saynor is a founder of Arch and served as President and Chief Executive Officer of Arch from 1986 to March 1988 and as Chairman of the Board from 1986 until May 1989.

J. Roy Pottle joined Arch and ACI in February 1998 as Executive Vice President and Chief Financial Officer. From October 1994 to February 1998, Mr. Pottle was Vice President/Treasurer of Jones Intercable, Inc., a cable television operator. From September 1989 to October 1994, he served as Vice President and Relationship Manager at The Bank of Nova Scotia, New York Agency.

Paul H. Kuzia has served as Executive Vice President/Technology and Regulatory Affairs of Arch and ACI since September 1996. He served as Vice
President/Engineering and Regulatory Affairs of Arch from 1988 to September 1996 and of ACI from 1995 to September 1996. Prior to 1988, Mr. Kuzia was director of operations at Message Center Inc.

R. Schorr Berman has been a director of Arch since 1986 and of ACI since 1995. Since 1987, he has been the President and Chief Executive Officer of MDT Advisers, Inc., an investment adviser. He is a director of Mercury Computer Systems, Inc. as well as a number of private companies.

James S. Hughes has been a director of Arch since 1986 and of ACI since 1995. Since 1987, he has been President and Chief Executive Officer of Norwich Corporation, a real estate investment and service firm, and, since 1992, he has served as President and Managing Director of Inventa Corporation, an international business development firm.

Allan L. Rayfield has been a director of Arch since 1997 and of ACI since 1998. He has been a consultant since 1995. From November 1993 until December 1994, Mr. Rayfield served as Chief Executive Officer of M/A Com Inc., a microwave electrical manufacturing company. From April 1991 until November 1993, he served as Chief Operating Officer of M/A Com Inc. He is a director of Parker Hannifin Corporation and Acme Metals Incorporated.

John A. Shane has been a director of Arch since 1988 and of ACI since 1995. He has been the President of Palmer Service Corporation since 1972. He has been a general partner of Palmer Partners L.P., a venture capital firm, since 1981. He serves as a director of Overland Data, Inc., Summa Four, Inc., United Asset Management Corporation and Gensym Corporation and as a trustee of Nvest Funds.

John Kornreich has been a director of Arch and ACI since June 1998. Mr. Kornreich has served as a Managing Director of Sandler Capital Management Co., Inc. since 1988.

Edwin M. Banks, age 36, has been employed by W.R. Huff Asset Management since 1988 and currently serves as a portfolio manager. From 1985 until he joined W.R. Huff, Mr. Banks was employed by Merrill Lynch & Company. Mr. Banks received his B.A. degree from Rutgers College and his MBA degree from Rutgers University. Mr. Banks also serves as a director of Magellan Health Services, formerly Charter Medical Corporation, and e.spire Corporation (formerly American Communications Services, Inc.).

H. Sean Mathis, age 51, has been Chairman of the Board and Chief Executive Officer of Allis Chalmers, Inc. since January 1996 and previously served as a Vice President of such company since 1989. From July 1996 to September 1997, Mr. Mathis was Chairman of the Board of Universal Gym Equipment Inc., a privately owned company which filed for protection under the Bankruptcy Code in July 1997. From 1991 to 1993, Mr. Mathis was President of RCL Acquisition Corp., and from 1993 to 1995 he was President and a director of RCL Capital Corporation, which was merged into DISC Graphics in November 1995. Previously, Mr. Mathis was a director and Chief Operating Officer of Ameriscribe Corporation. Mr. Mathis was the President of a predecessor to, and currently is a director of, Allied Digital Technologies. He is also a director of Thousand Trails, Inc.

Arch's Certificate of Incorporation and By-Laws provide that Arch has a classified Board of Directors composed of three classes, each of which serves for three years, with one class being elected each year. The term of Messrs.
Hughes and Rayfield [and       ] will expire at Arch's annual meeting of
stockholders to be held in 1999, the term of Messrs. Saynor and Shane [and
      ] will expire at Arch's annual meeting of stockholders to be held in 2000
and the term of Messrs. Baker, Berman and Kornreich [and      ] will expire at
Arch's annual meeting of stockholders to be held in 2001.

Two of the standby purchasers, W.R. Huff and Whippoorwill, have the right to designate one member each for election to the Boards of Directors of Arch and ACI. This right of designation will continue through 2002 (for W.R. Huff) and 2003 (for Whippoorwill) if the designating stockholder is still entitled to cast at least 5% of all votes at an Arch stockholders' meeting, and afterwards if the designating stockholder is still entitled to cast at least 10% of all such votes. Under this arrangement, Messrs. Banks and Mathis have been elected to the Arch's Board of Directors and the Board of Directors of ACI.

The holders of Series C Preferred Stock have the right, voting as a separate class, to elect one member of the Board of Directors of Arch and ACI, and such director has the right to be a member of any committee of such Boards of Directors. Mr. Kornreich is currently the director elected by the holders of Series C Preferred Stock. This right of designation will terminate if less than 50% of the Series C Preferred Stock remains outstanding.

Arch's executive officers are elected by the Board of Directors and hold office until their successors are elected or until their earlier death, resignation or removal.

Some of Arch's executive officers have entered into non-competition agreements with Arch which provide that they will not compete with Arch for one year following termination, or recruit or hire any other Arch employee for three years following termination.

Certain Relationships and Related Transactions

Arch and three other entities have co-founded an offshore corporation to pursue wireless messaging opportunities in Latin America. Arch and Mr. Hughes each contributed $250,000 to this offshore corporation and each owns 13.3% of its equity.

Between August 6, 1998 and October 28, 1998, Arch's Board of Directors approved three full recourse, unsecured demand loans totaling $279,500 from Arch to Mr. Baker. The loans bear interest at approximately 5% annually.

Board Committees

Arch's Board of Directors has an Audit Committee and an Executive Compensation and Stock Option Committee. The Audit Committee reviews the annual consolidated financial statements of Arch and its subsidiaries prior to their submission to Arch's Board of Directors and consults with Arch's independent public accountants to review financial results, internal financial controls and procedures, audit plans and recommendations. The Audit Committee also recommends the selection, retention or termination of independent public accountants and approves services provided by independent public accountants prior to the provision of such services. The Compensation Committee recommends to Arch's Board the compensation of executive officers, key managers and directors and administers Arch's stock option plans. Arch's Board of Directors has no standing nominating committee.

Indemnification and Director Liability

Arch's Certificate of Incorporation requires Arch, to the fullest extent permitted by the Delaware corporations statute, to indemnify all persons whom it has the power to indemnify against all costs, expenses and liabilities incurred by them from having been officers or directors of Arch, any subsidiary of Arch or any other corporation for which such persons acted as an officer or director at the request of Arch.

The Arch Certificate also provides that the directors of Arch will not be personally liable for monetary damages to Arch or its stockholders for any act or omission, except (1) for any breach of the director's duty of loyalty to Arch or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware corporations statute (relating to illegal dividends or stock redemptions) or (4) for any transaction from which the director derived an improper personal benefit. If the Delaware corporations statute is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of Arch shall be eliminated or limited to the fullest extent permitted by the Delaware corporations statute as so amended.

Executive Compensation

Summary Compensation Table

The annual and long-term compensation of Arch's Chief Executive Officer and other executive officers named below was as follows for the years ended December 31, 1996, 1997 and 1998:

                           Summary Compensation Table

                                                                                        Long-Term
                                                        Annual Compensation            Compensation
                                              --------------------------------------- --------------
                                                                     Other Annual
Name and Principal Position During 1997  Year Salary $ Bonus $(1) Compensation ($)(2) Options (#)(3)
---------------------------------------  ---- -------- ---------- ------------------- --------------
C. Edward Baker, Jr.....                 1998 $428,325  $135,000         $600            454,655(4)
 Chairman, President and                 1997  353,317   227,500          600            459,324(4)
 Chief Executive Officer                 1996  329,050    36,833          600            268,860(5)(6)
Lyndon R. Daniels.......                 1998  295,416       --           --             140,000
 President and Chief                     1997      --        --           --                 --
 Operating Officer
 (joined Arch in January
 1998)
J. Roy Pottle...........                 1998  179,200       --           --                 --
 Executive Vice                          1997      --        --           --                 --
 President and Chief
 Financial Officer
 (joined Arch in
 February 1998)
John B. Saynor..........                 1998  157,646    41,770          600             51,739(7)
 Executive Vice
 President                               1997  153,188    72,900          600             15,905(8)
                                         1996  146,867    15,300          600             20,000(6)
Paul H. Kuzia...........                 1998  165,489    58,435          600             88,848(8)
 Executive Vice                          1997  157,633    77,400          600             16,887(8)
 President/Technology
  and Regulatory Affairs                 1996  133,800    14,620          600              8,000(6)

--------
 (1) Represents bonus paid in such fiscal year with respect to prior year.
 (2) Represents Arch's matching contributions paid under Arch's 401(k) plan.

 (3) No restricted stock awards or SARs were granted to any of the Named Executive Officers during the years ended December 31, 1996, 1997 or 1998.

 (4) Includes options to purchase 409,688 shares granted as part of Arch's January 16, 1998 option repricing program.
 (5) Includes options to purchase 106,860 shares replaced in connection with Arch's October 23, 1996 option repricing program.
 (6) Option replaced in connection with Arch's January 16, 1998 option repricing program.

 (7) Includes options to purchase 35,905 shares granted as part of Arch's January 16, 1998 option repricing program.

 (8) Includes options to purchase 69,687 shares granted as part of Arch's January 16, 1998 option repricing program.

Executive Retention Agreements

Arch is a party to Executive Retention Agreements for a total of 16 executives, including Messrs. Baker, Daniels, Kuzia, Pottle and Saynor.

The purpose of the Executive Retention Agreements is to assure the continued employment and dedication of the executives without distraction from the possibility of a change in control (as defined in the Executive Retention Agreements) of Arch. The executive will be eligible to receive benefits if a change in control occurs, and Arch terminates the executive's employment at any time within the following 12 months (except for cause, disability or death) or the executive terminates employment for good reason (as defined in the Executive Retention Agreements). Such benefits will include (1) a lump sum cash severance payment equal to a specified multiple of the executive's annual base salary in effect at the time of the change in control plus a specified multiple of the executive's average annual bonus paid during the previous three full calendar years, (2) payment of any accrued but unpaid base salary plus any other amounts earned but unpaid through the date of termination and (3) any amounts or benefits required to be paid or provided to the executive or which the executive is eligible to receive following the executive's termination under any plan, program, policy, practice, contract or agreement of Arch. In addition, for up to 12 months after termination, Arch must provide the executive with life, disability, accident and health insurance benefits similar to those previously maintained until the executive becomes reemployed with another employer and is eligible to receive substantially equivalent benefits. The specified multiple of salary and bonus for Messrs. Baker, Daniels, Kuzia, Pottle and Saynor is three, and the specified multiple for the other executives is one or two. Good reason is defined to include, among other things, a material reduction in employment responsibilities, compensation or benefits. In the case of Mr. Baker, good reason includes his not becoming the Chief Executive Officer of any entity succeeding or controlling Arch.

Stock Option Grants

The following options were granted to the five executive officers named in the summary compensation table during the year ended December 31, 1997. No SARs were granted during such year.

                       Option Grants in Last Fiscal Year

                                                                                 Potential
                                                                                Realizable
                                                                             Value at Assumed
                                                                              Annual Rates of
                                                                                Stock Price
                                                                               Appreciation
                                         Individual Grants                  for Options Term(3)
                         -------------------------------------------------- -------------------
                                        Percent of
                                          Total
                                       Options/SARs
                         Options/SARs   Granted to  Exercise or
                           Granted     Employee in   Base Price  Expiration
                            (#)(1)     Fiscal Year  ($/Share)(2)    Date     5% ($)   10% ($)
                         ------------  ------------ ------------ ---------- -------- ----------
C. Edward Baker, Jr. ...    44,967         2.31       $4.5313     03/04/08  $128,143 $  324,739
                           409,688(4)     21.00        5.0625     01/16/08   553,600  2,110,041
Lyndon R. Daniels.......   140,000         7.18        4.9375     01/02/08   434,723  1,101,674
J. Roy Pottle...........    90,000         4.61        3.5625     02/17/08   201,639    510,994
John B. Saynor..........    15,834         0.81        4.5313     03/04/08    45,122    114,349
                            35,905(4)      1.84        5.0625     01/16/08    48,517    184,924
Paul H. Kuzia...........    19,161         0.98        4.5313     03/04/08    54,603    138,375
                            69,687(4)      3.57        5.0625     01/16/08    94,166    358,913

--------
(1) Options generally become exercisable at a rate of 20% of the shares subject to the option on the first anniversary of the date of grant and 5% of the shares subject to the option per calendar quarter thereafter.

(2) The exercise price is equal to the fair market value of Common Stock on the date of grant.

(3) Amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the option terms. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted and are not intended to forecast future appreciation of the price of the Common Stock. The named executive officers will realize gain upon the exercise of these options only if there is an increase in the price of Common Stock which benefits all Arch stockholders proportionately.

(4) Option granted as part of the January 16, 1998 option repricing program.

Option Exercises and Year-End Option Table

The named executive officers exercised no stock options or SARs during the year ended December 31, 1997. They held the following stock options as of December 31, 1997.

              Aggregated Options/SAR Exercises in Last Fiscal Year
                       And Fiscal Year-end Options Values

                                                 Number of Securities        Value of Unexercised
                           Shares                 Underlying Options         In-the-Money Options
                         Acquired on  Value       at Fiscal Year-End          at Fiscal Year-End
                          Exercise   Realized (Exercisable/Unexercisable) (Exercisable/Unexercisable)
          Name               (#)      ($)(1)              (#)                       ($)(2)
          ----           ----------- -------- --------------------------- ---------------------------
C. Edward Baker, Jr ....   94,032    $270,342       113,722       340,933           --            --
Lyndon R. Daniels.......      --          --            --        140,000           --            --
John B. Saynor..........      --          --          5,000        46,739           --            --
J. Roy Pottle...........      --          --            --         90,000           --            --
Paul H. Kuzia...........      --          --         19,920        68,928           --            --

--------

(1) Represents the difference between the exercise price and the fair market value of Common Stock on the date of exercise.

(2) Based on the fair market value of Common Stock on December 31, 1997 ($5.125 per share) less the option exercise price.

Compensation Committee Interlocks and Insider Participation

The current members of Arch's Compensation Committee are R. Schorr Berman, Allan L. Rayfield and John A. Shane. Messrs. Berman, Rayfield and Shane served on the Compensation Committee throughout 1998, and Mr. Rayfield joined the Compensation Committee upon his election as a director in July 1998.

C. Edward Baker, Jr., the Chairman and Chief Executive Officer of Arch, makes recommendations and participates in discussions regarding executive compensation, but he does not participate directly in discussions regarding his own compensation. No current executive officer of Arch has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity that has an executive officer who serves as a director of Arch or as a member of the Compensation Committee of Arch.

                          PRINCIPAL STOCKHOLDERS

The following table sets forth certain information about the beneficial
ownership of Common Stock, as of       , 1999, immediately after consummation
of the MobileMedia acquisition, by (1) each person who is known by Arch to beneficially own more than 5% of its outstanding shares of Common Stock, (2) each current director of Arch, (3) Arch's Chief Executive Officer and the other named executive officers and (4) all current directors and executive officers of Arch as a group.



                                                       Number of
                           Name                        shares (1) Percentage(2)
                           ----                        ---------- -------------
     Sandler Capital Management (3)................... 12,837,834      8.0%
     C. Edward Baker, Jr..............................    604,453       *
     Lyndon R. Daniels................................     32,957       *
     John B. Saynor...................................    543,523       *
     J. Roy Pottle....................................        --       --
     Paul H. Kuzia....................................     57,207       *
     R. Schorr Berman (4).............................  5,387,310      3.5
     James S. Hughes..................................    224,694       *
     John Kornreich (5)............................... 13,488,866      8.4
     Allan L. Rayfield................................      8,925       *
     John A. Shane (6)................................    107,596       *
     Edwin M. Banks(7)................................
     H. Sean Mathis(8)................................
     W.R. Huff Asset Management Co., L.L.C. (9)(10)...
     The Northwestern Mutual Life Insurance Company
      (9)(11).........................................
     Credit Suisse First Boston Corporation (9)(12)...
     Whippoorwill Associates, Inc. (9)(13)............
     All current directors and executive officers of
      Arch as a
      group (10 persons) (14).........................

--------
*Less than 0.5%

 (1) Reflects the following: (a) the issuance of a total of [122,845,000] shares of Common Stock and Class B Common Stock to the unsecured creditors [and to the stockholders of Arch] and (b) the distribution of warrants to acquire 3,675,659 shares of Common Stock to the standby purchasers and
     warrants to acquire     shares of Common Stock to stockholders of Arch who
     did not exercise nontransferable rights. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his spouse) with respect to all shares of capital stock listed as owned by such person or entity and has an address c/o Arch.

 (2) Assumes the conversion of Series C Preferred Stock into Common Stock at
     the current conversion price of $   per share and the conversion of Class
     B Common Stock into Common Stock at a one-for-one conversion ratio. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Sandler Equity Investment".

 (3) The business address of Sandler is 767 Fifth Avenue, 45th Floor, New York, New York 10153. Sandler has sole voting and investment power over 955,745 of such shares and shared voting and investment power over 11,882,089 of such shares. Includes [8,163,400] shares of Common Stock issuable upon the exercise of warrants [assuming no exercise of nontransferable rights].

 (4) Includes 5,349,948 shares held by Memorial Drive Trust, over which Mr. Berman may be deemed to share voting and investment power as Administrator and Chief Executive Officer of Memorial Drive Trust. Mr. Berman disclaims beneficial ownership of such shares held by Memorial Drive Trust. Includes 3,425,170 shares of Common Stock issuable upon the exercise of warrants [assuming no exercise of nontransferable rights].

 (5) Includes 12,837,834 shares beneficially owned by Sandler, over which Mr. Kornreich may be deemed to have voting and investment power as Managing Director, and 190,000 shares beneficially owned by two limited partnerships, over which Mr. Kornreich may be deemed to have voting and investment power as a general partner. Mr. Kornreich disclaims beneficial ownership of all such shares. Include 8,577,290 shares of Common Stock issuable upon the exercise of warrants [assuming no exercise of nontransferable rights].

 (6) Includes 2,884 shares owned by Palmer Service Corporation, over which Mr. Shane may be deemed to have voting and investment power as President and sole stockholder of Palmer Service Corporation, and 8,525 shares issuable upon conversion of $52,000 principal amount of Arch's 6 3/4% Convertible Subordinated Debentures due 2003 held by Palmer Partners, L.P., of which Mr. Shane is the general partner. See "Description of Certain Indebtedness--Arch Convertible Debentures". Includes 68,408 shares of Common Stock issuable upon the exercise of warrants [assuming no exercise of nontransferable rights].

 (7) Includes     shares owned by W.R. Huff, of which this director is a
     portfolio manager. This director disclaims beneficial ownership of all such shares.

 (8) Includes     shares owned by    . This director disclaims beneficial
     ownership of all such shares.

 (9) [These four standby purchasers have filed a report on Schedule 13-D disclaiming that they constitute a "group" as defined in Rule 13d-5(b).]

(10) The business address of this standby purchaser is       . Consists of
     shares held as agent for various discretionary accounts and affiliates as to which shares this standby purchaser disclaims beneficial ownership.
     Includes    shares of Common Stock issuable upon the exercise of warrants
     distributed to this standby purchaser. Includes     shares of Class B
     Common Stock which were issued to this standby purchaser so that the standby purchasers would not hold, in the aggregate, shares representing more than 49.0% of the securities of Arch generally entitled to vote in the election of directors or 49.0% of the total voting power of the securities of Arch outstanding upon consummation of the MobileMedia acquisition. See "Description of Securities--Class B Common Stock".

(11) The business address of this standby purchaser is       . Consists of
     shares held as general partner of and/or agent for various discretionary accounts as to which shares this standby purchaser disclaims beneficial
     ownership. Includes    shares of Common Stock issuable upon the exercise
     of warrants distributed to this standby purchaser. Includes    shares of
     Class B Common Stock which were issued to this standby purchaser so that the standby purchasers would not hold, in the aggregate, shares representing more than 49.0% of the securities of Arch generally entitled to vote in the election of directors or 49.0% of the total voting power of the securities of Arch outstanding upon consummation of the MobileMedia acquisition. See "Description of Securities--Class B Common Stock".

(12) The business address of this standby purchaser is       . Includes
     shares of Common Stock issuable upon the exercise of warrants distributed
     to this standby purchaser. Includes    shares of Class B Common Stock
     which were issued to this standby purchaser so that the standby purchasers would not hold, in the aggregate, shares representing more than 49.0% of the securities of Arch generally entitled to vote in the election of directors or 49.0% of the total voting power of the securities of Arch outstanding upon consummation of the MobileMedia acquisition. See "Description of Securities--Class B Common Stock".

(13) The business address of this standby purchaser is       . Includes
     shares of Common Stock issuable upon the exercise of warrants distributed
     to this standby purchaser and    shares of Class B Common Stock which
     were issued to this standby purchaser so that the standby purchasers would not hold, in the aggregate, shares representing more than 49.0% of the securities of Arch generally entitled to vote in the election of directors or 49.0% of the total voting power of the securities of Arch outstanding upon consummation of the MobileMedia acquisition. See "Description of Securities--Class B Common Stock".

(14) Includes (a) 12,837,834 shares beneficially owned by Sandler and 521,815 shares beneficially owned by two limited partnerships of which Mr. Kornreich is a general partner, (b) 5,349,984 shares held by Memorial Drive Trust, (c) 1,051 shares held by Palmer Service Corporation, (d) 8,525 shares issuable upon conversion of $52,000 principal amount of Arch's 6 3/4% Convertible Subordinated Debentures due 2003 held by Palmer
     Partners, L.P., (e)     shares issuable upon exercise of warrants, (f)
         shares of Common Stock issuable upon conversion of Class B Common Stock, (g) 168,649 shares issuable upon the exercise of outstanding stock options held by the persons named below exercisable within 60 days after September 30, 1998 and (h) 13,006,099 shares of Common Stock issuable upon the exercise of warrants distributed to all current directors and executive officers of Arch as a group [assuming no exercise of nontransferable rights].

             Name                      Options  Warrants
             ----                      ------- ----------
             Mr. Baker................ 108,379    383,774
             Mr. Daniels..............     --      20,957
             Mr. Sayner...............   4,000    345,599
             Mr. Kuzia................  19,520     36,367
             Mr. Berman...............  11,250  3,425,170
             Mr. Hughes...............  11,250    142,857
             Mr. Kornreich............     750  8,577,292
             Mr. Rayfield.............   2,250     68,408
             Mr. Shane................  11,250      5,675
                                       ------- ----------
                                       168,649 13,006,099
                                       ======= ==========

                         DESCRIPTION OF SECURITIES

Arch's authorized capital stock consists of 300,000,000 shares of Common Stock, $.01 par value, 65,000,000 shares of Class B Common Stock, $.01 par value, shares of Series B Preferred Stock, 250,000 shares of Series C
Preferred Stock and           additional shares of Preferred Stock, $.01 par
value. Upon consummation of the MobileMedia acquisition on    , 1999, there
were     outstanding shares of Common Stock held by    stockholders of record,
   outstanding shares of Class B Common Stock held by    stockholders of record
and [250,000] outstanding shares of Series C Preferred Stock held by [9] stockholders of record. These numbers do not reflect a reverse stock split that
Arch intends to effect during   , 1999. See "--The Reverse Stock Split".

The following summary of certain provisions of Common Stock, Class B Common Stock, Preferred Stock, Series C Preferred Stock, warrants and Arch's Certificate of Incorporation and By-laws is not intended to be complete and is qualified by reference to the provisions of applicable law and to the Certificate of Incorporation and By-laws.

Common Stock

Holders of Common Stock are entitled to one vote per share. They are entitled to receive dividends when and if declared by Arch's Board of Directors and to share ratably in the assets of Arch legally available for distribution to its stockholders in the event of liquidation, subject to any preferences or participating or similar rights of any series of Preferred Stock at the time outstanding. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of Common Stock are fully paid and nonassessable. Holders of Common Stock do not have cumulative voting rights.

Class B Common Stock

The Class B Common Stock is identical in all respects to Common Stock, except that holders of Class B Common Stock are not entitled to vote in the election of directors and are entitled to 1/100th of a vote per share with respect to all other matters. Class B Common Stock votes as a single class together with the Common Stock, except as otherwise required by law.

Class B Common Stock is issuable only to the standby purchasers and their affiliates, or to any other person or group, to the extent that the standby purchasers and their affiliates, or such other person or group, would own, in the aggregate, more than 49.0% of the outstanding shares of capital stock of Arch generally entitled to vote in the election of directors or more than 49.0% of the voting power of the outstanding voting shares upon consummation of the MobileMedia acquisition, assuming the conversion of all convertible securities and assuming the exercise of all warrants held by the standby purchasers and their affiliates, or by such person or group. Any shares of Class B Common Stock transferred by any standby purchaser to any transferee other than another standby purchaser will automatically convert into an equal number of shares of Common Stock. Class B Common Stock has been used so that the issuance of Stock to the standby purchasers in connection with the MobileMedia acquisition would not trigger the change of control repurchase provisions contained in the indentures governing certain outstanding indebtedness of Arch and ACI. See "Risk Factors--Uncertainties Related to the MobileMedia Acquisition--Risk of Default under Debt Instruments" and "Description of Certain Indebtedness".

Preferred Stock

Arch's Board of Directors is authorized, without any further action by the stockholders of Arch, to issue preferred stock from time to time in one or more series and to fix the voting, dividend, conversion, redemption and liquidation rights and preferences of any such series, and such other designations, preferences and special rights as Arch's Board of Directors may determine. Arch does not have any present plans to issue shares of its Preferred Stock, other than the shares of Series C Preferred Stock currently outstanding.

Series C Preferred Stock

The Series C Preferred Stock has the rights and preferences summarized below:

Conversion. The Series C Preferred Stock is convertible into Common Stock at an initial conversion price of $5.50 per share, subject to certain adjustments. Such adjustments include the issuance of Common Stock (or rights or options for Common Stock) at a price less than the market price of Common Stock. [On , 1999, the conversion price of the Series C Preferred Stock was reduced to
$    , so that     shares of Common Stock are currently issuable upon the
conversion of each share of Series C Preferred Stock.]

Dividends. The Series C Preferred Stock earns dividends at an annual rate of 8.0% payable when declared quarterly in cash or, at Arch's option, through the issuance of shares of Common Stock valued at 95% of the then prevailing market price. If not paid quarterly, dividends accumulate and become payable upon redemption or conversion of the Series C Preferred Stock or liquidation of Arch.

Voting Rights. So long as at least 50% of the Series C Preferred Stock remains outstanding, the holders of the Series C Preferred Stock have the right, voting as a separate class, to designate one member of the Boards of Directors of Arch and ACI. Such director has the right to be a member of any committee of either such Board of Directors. On all other matters, the Series C Preferred Stock votes as a single class with Common Stock. Each share of Series C Preferred Stock is currently entitled to [ ] votes.

Redemption. Holders of Series C Preferred Stock may require Arch to redeem the Series C Preferred Stock in the year 2005. Arch may elect to pay in cash or in Common Stock valued at 95% of its then prevailing market price. Series C Preferred Stock is subject to redemption for cash or Common Stock at Arch's option in certain circumstances.

Liquidation Preference. Upon liquidation, dissolution or winding up of Arch, before any distribution or payment is made upon any Common Stock, Arch must pay to the holders of Series C Preferred Stock (1) $100.00 per share of Series C Preferred Stock (subject to certain adjustments), plus (2) any accrued and unpaid dividends on such shares of Series C Preferred Stock. If the assets of Arch are insufficient to permit full payment of such liquidation preferences to the holders of Series C Preferred Stock, then the assets will be distributed pro rata among the holders of the Series C Preferred Stock.

Warrants

In connection with the MobilMedia acquisition, Arch has issued: (1) warrants to acquire up to 3,675,659 shares of Common Stock to the standby purchasers and
(2) warrants to acquire up to [44,893,166] shares of Common Stock to holders of record of Common Stock and Series C Preferred Stock on January , 1999. Each warrant represents the right to purchase one share of Common Stock. The warrant exercise price of [$3.25] per share is equal to the amount that would result at September 1, 2001 from an investment of $2.00 made upon consummation of the MobileMedia acquisition on , 1999, assuming a 20% per annum internal rate of return.

Each warrant, including any warrants that may be issued upon partial exercise, replacement, or transfer of outstanding warrants, will be evidenced by, and subject to the terms of, a warrant certificate. Arch has entered into a Warrant Agreement with The Bank of New York, as warrant agent. The Warrant Agreement governs the terms relating to the issuance, form, registration, exercise, transfer and exchange of warrants, as well as certain adjustment provisions. The warrant agent will keep books for registration and transfer of the warrant certificates issued by Arch. Arch and the warrant agent will be entitled to treat the registered holder of any warrant certificate as the sole owner of the warrants represented by such warrant certificate for all purposes and will not be bound to recognize any equitable or other claim or interest in such warrants on the part of any other person.


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


Warrants may be exercised by their holders, in whole or in part, at any time and from time to time prior to 5:00 p.m., New York City time, on September 1, 2001. However, holders will be able to exercise their warrants only if

  (1) a current registration statement under the Securities Act is then in effect and Arch has delivered to each person exercising a warrant a current prospectus meeting the requirements of the Securities Act, or

  (2) the exercise of the warrants is exempt from the registration requirements of the Securities Act, and the shares underlying the warrants are qualified for sale or exempt from qualification under the applicable securities laws of the states of residence of the holder of the warrants to be exercised and any other persons to whom it is proposed that the shares be issued upon exercise of the warrants.

The warrant exercise price and the number of shares purchasable upon exercise of the warrants will be subject to adjustment from time to time upon the occurrence of stock dividends, stock splits, reclassifications, issuances of stock or options at prices below prevailing market prices and other events enumerated in the Warrant Agreement. Arch may irrevocably reduce the warrant exercise price for any period of at least 20 calendar days to any amount that exceeds the par value of Common Stock. Neither Arch nor the warrant agent will be required to issue fractional shares or fractional interests in any other securities upon the exercise of warrants. Instead, the warrant holder will receive cash based upon an appropriate fraction of the then prevailing market price per share of Common Stock. Arch will deliver to warrant holders copies of its annual report and the same other information, documents, and other reports as Arch is required to file with the SEC and furnishes to its stockholders.


Reverse Stock Split

Arch's Board of Directors and Arch's stockholders have approved an amendment to Arch's Certificate of Incorporation to effect a reverse split of Common Stock. The reverse split will become effective as of 5:00 p.m., local time, on a date selected by Arch's Board of Directors (sometimes referred to as the split date). The Arch's Board of Directors does not intend to effect the reverse split unless and until it believes the reverse split is necessary for the continued listing of the Common Stock on the NNM. See "--Purpose of the Reverse Split".

When the Reserve Split becomes effective, all outstanding shares of Common Stock will be automatically converted into a smaller number of shares of Common Stock without any action on the part of any stockholder. The split ratio (that is, the number of outstanding shares of Common Stock that will be automatically converted into one share of Common Stock) will be determined by dividing $6.00 by the market price of Common Stock and rounding the result up to the nearest whole number. The market price of Common Stock will be deemed to be the average last reported sale price per share of the Common Stock on the NNM (or such other exchange or market on which the Common Stock may then be traded) for the ten trading days immediately preceding the split date. If the market price were to be between $1.50 and $2.00, the split ratio would be one-for-four; if the market price were between $1.20 and $1.50, the split ratio would be one-for-five and if the market price were between $1.00 and $1.20, the split ratio would be one-for-six.

Instead of issuing fractional shares of Common Stock resulting from the reverse split, Arch will pay cash equal to an appropriate fraction of the market price for one share on the split date, unless Arch determines that unusual trading activity has caused such amount to be an inappropriate measure of value and reasonably determines in good faith to use a different measure of value.

As soon as practical after the split date, Arch will mail a letter of transmittal to each holder of record of Common Stock outstanding on the split date. The letter of transmittal will contain instructions for the surrender of such certificate to Arch's designated exchange agent in exchange for certificates representing the number of whole shares of Common Stock (plus any applicable cash payment instead of fractional shares) into which the shares of Common Stock have been converted as a result of the reverse split. No cash payment will be made or

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new certificate issued to a stockholder until surrender of outstanding certificates together with the letter of transmittal to Arch's exchange agent.

Purpose of the Reverse Split

Arch has received a notice from the NNM indicating that unless Arch comes in compliance with the continued listing requirements of the NNM, Common Stock will be delisted from the NNM. At a hearing before the NNM Arch has sought the continued listing of the Common Stock on the NNM based, in part, on the proposed reverse split but the NNM has issued no decision.

The rules of the NNM require that as a condition of the continued listing of a company's securities on the NNM, a company must satisfy at least one of several alternative maintenance requirements. These generally require that a company meet certain minimum criteria relating to specified financial parameters and the trading price for its listed securities. Under one such maintenance requirement, the minimum bid price of Common Stock must equal or exceed $5.00,
among other criteria. The closing price of Common Stock on      , 1999 was $
per share.

Arch believes that if the reverse split is effected, a share of Common Stock will have a minimum bid price in excess of $5.00 per share, and therefore will satisfy one of the criteria of the NNM maintenance requirement referred to above. Arch would also need to continue to satisfy other criteria in order for the Common Stock to be eligible for continued listing and trading on the NNM. These other criteria consist of maintaining (1) total revenues of at least $50.0 million and assets of at least $50.0 million, (2) a public float (defined as shares not held directly or indirectly by any officer, director or 10% stockholder) of at least 1.1 million shares, (3) a market value of the public float of at least $15.0 million, (4) at least 400 holders of round lots of 100 shares or more, (5) at least four market makers and (6) compliance with certain corporate governance requirements. Arch believes that it satisfies all of these
other maintenance criteria. The market value of its public float as of       ,
1999 was approximately $    million and, giving effect to the issuance of an
additional     million shares in connection with the MobileMedia acquisition, should considerably exceed $15.0 million. There can be no assurance, however, that Arch will be able to maintain a market value of its public float of at least $15.0 million or that Arch will be successful in continuing to meet the other maintenance criteria even if the reverse split is effected.

If the Common Stock ceases to be approved for quotation on the NNM, it could adversely affect the liquidity of Common Stock and the ability of Arch to raise capital. In such event, Arch would intend to make application for listing on the Nasdaq Small Cap Market. If not approved for listing on the Nasdaq Small Cap Market, Common Stock would likely be quoted in the "pink sheets" maintained by the National Quotation Bureau, Inc. or the NASD Electronic Bulletin Board. In that case, the spread between the bid and ask price of Common Stock would likely be greater than at present and stockholders would experience a greater degree of difficulty in effecting trades of Common Stock.

Arch's Board of Directors further believes that low trading prices of Common Stock have an adverse impact upon the efficient operation of the trading market in its securities. In particular, brokerage firms often charge a greater percentage commission on low-priced shares than on a transaction in the same dollar amount of securities with a higher per share price. Large brokerage firms will frequently not recommend purchases of low-priced shares to their clients or make a market in such shares. These tendencies might adversely affect the trading prices of Common Stock.

Stockholders should note that the effect of the reverse split upon the trading prices for Common Stock cannot be accurately predicted. In particular, there can be no assurance that trading prices for Common Stock after the reverse split will equal the prices for Common Stock immediately prior to the reverse split multiplied by the split ratio. Furthermore, there can be no assurance that the proposed reverse split will achieve the desired results which have been outlined above. It is possible that the reverse split will adversely impact the trading price of Common Stock and, that any increased price per share of Common Stock immediately after the

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


proposed reverse split will not be sustained for any prolonged period of time. In addition, the reverse split may have the effect of creating odd lots of stock for some stockholders and such odd lots may be more difficult to sell or may have higher brokerage commissions associated with their sale.

Effect of the Reverse Split

As a result of the reverse split, the number of shares of Common Stock held by stockholders of record as of the close of business on the split date will automatically, without any action required by the stockholders, be equal to the number of shares of Common Stock held immediately prior to the close of business on the split date adjusted by the split ratio, plus cash instead of any fractional share. The reverse split will not affect a stockholder's percentage ownership interest in Arch or proportional voting power, except for immaterial differences resulting from the payment of cash instead of fractional shares. The rights and privileges of the holders of shares of Common Stock will be unaffected by the reverse split.

If the reverse split is implemented, the number of authorized shares of Common Stock will be reduced from 300,000,000 to [65],000,000, and the number of authorized shares of Class B Common Stock will be reduced from 65,000,000 to [10],000,000. These reductions of authorized shares will not be proportionate to the split ratio, and may be greater or less than the split ratio. It is possible, therefore, that the reverse split may, in effect, increase the number of authorized but unissued shares of Common Stock. The subsequent issuance of the additional authorized shares may have the effect of diluting per-share measurements of value (such as EBITDA), as well as the stock ownership and voting rights, of outstanding Common Stock. If the reverse split, in effect, increases the number of authorized but unissued shares of Common Stock, it may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Arch Certificate or By-laws.

Common Stock is currently registered under Section 12(g) of the Exchange Act and, as a result, Arch is subject to the periodic reporting and other requirements of the Exchange Act. The reverse split will not affect the registration of Common Stock under the Exchange Act, and Arch has no current intention of terminating its registration under the Exchange Act.

Upon consummation of the reverse split, the total number of shares currently reserved for issuance under Arch's stock and option plans would be decreased proportionately and the cash consideration payable per share would be increased proportionately. Upon consummation of the reverse split, the number of shares issuable upon conversion of all then outstanding convertible securities of Arch would be decreased proportionately.



Foreign Ownership Restrictions

Under the Communications Act, not more than 25% of Arch's capital stock may be owned or voted by aliens or their representatives, a foreign government or its representative or a foreign corporation if the FCC finds that the public interest would be served by denying such ownership. See "Industry Overview-- Regulation". Accordingly, Arch's Certificate of Incorporation provides that Arch may redeem outstanding shares of its stock from certain holders if the continued ownership of such stock by such holders (because of their foreign citizenship or otherwise) would place the FCC licenses held by Arch in jeopardy. Required redemptions, if any, will be made at a price per share equal to the lesser of the fair market value of the shares (as defined in the Certificate of Incorporation) or, if such shares were purchased within one year prior to the redemption, the purchase price of such shares.

Anti-Takeover Provisions

Certain provisions of Delaware law and Arch's Certificate of Incorporation and By-Laws may have the effect of delaying, making more difficult or preventing a change in control or acquisition of Arch by means of a tender offer, a proxy contest or otherwise. These provisions, as summarized below, are expected to discourage

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

certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Arch first to negotiate with Arch. Arch believes that the benefits of increased protection of Arch's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Arch outweigh the disadvantages of discouraging such proposals because, among other things, negotiations with respect to such proposals could result in an improvement of their terms.

Rights Plan

Under Arch's Preferred Stock Rights Plan, each outstanding share of Common Stock has attached to it one purchase right. Each purchase right entitles its holder to purchase from Arch a unit consisting of one one-thousandth of a share of Series B Preferred Stock at a cash purchase price of $150.00 per preferred stock unit, subject to adjustment. The purchase rights automatically attach to and trade together with each share of Common Stock.

The purchase rights are not exercisable or transferable separately from the shares of Common Stock to which they are attached until ten business days following the earlier of

 . a public announcement that an acquiring person, or group of affiliated or associated acquiring persons, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of the Common Stock (up to 33% in certain specified circumstances described below); or

 . the commencement of a tender offer or exchange offer that would result in a person or group individually owning 30% or more of then outstanding shares of Common Stock.

The purchase rights will not become exercisable, however, if the acquiring person offers to purchase all outstanding shares of Common Stock and Arch's independent directors determine that such offer is fair to Arch's stockholders and in their best interests.

If the purchase rights become exercisable, each holder of a purchase right (other than the acquiring person) will have the right to use the exercise price of the purchase right ($150.00) to purchase shares of Common Stock at one-half of their then current market price. All purchase rights that are beneficially owned by an acquiring person will become null and void in such circumstances.

If an acquiring person acquires Common Stock and

 . Arch is acquired in a merger or other business combination transaction in which Arch is not the surviving corporation or the Common Stock is changed or exchanged (except for a merger that follows an offer determined to be fair by Arch's independent directors as described above); or

 .  50% or more of Arch's assets or earning power is sold or transferred each holder of a purchase right (other than the acquiring person) will have the right to use the exercise price of the purchase right ($150.00) to purchase shares of common stock of the acquiring company at one-half of their then current market price.

The purchase rights are not currently exercisable. In connection with the MobileMedia acquisition, Arch amended the Preferred Stock Rights Plan to permit each standby purchaser to acquire, without becoming an acquiring person, up to
(1) the number of shares distributed to it or purchased by it in connection with the MobileMedia acquisition, plus (2) an additional 5% of the outstanding Common Stock (but in no event more than a total of 33% of such outstanding stock for W.R. Huff, 27% for Whippoorwill, 26% for CS First Boston or 15.5% for Northwestern Mutual ). The standby purchasers will not be considered to be a group for purposes of the Preferred Stock Rights Plan solely because of performance of their contractual commitments as standby purchasers.

Classified Board of Directors

Arch's Certificate of Incorporation and By-laws provide that Arch's Board of Directors will be divided into three classes, with the terms of each class expiring in a different year. The By-laws provide that the number of

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directors will be fixed from time to time exclusively by the Board of
Directors, but shall consist of not more than 15 nor less than three directors. A majority of the Board of Directors then in office has the sole authority to fill in any vacancies on the Board of Directors. The Certificate of Incorporation provides that directors may be removed only by the affirmative vote of holders of at least 80% of the voting power of all then outstanding shares of stock, voting together as a single class.

Stockholder Actions and Meetings

The Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of a meeting. The Certificate of Incorporation and By-Laws provide that special meetings of stockholders can be called by the Chairman of the Board, pursuant to a resolution approved by a majority of the total number of directors which Arch would have if there were no vacancies on the Board of Directors, or by stockholders owning at least 20% of the stock entitled to vote at the meeting. The business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by the Chairman of the Board, or at the request of a majority of the members of the Board of Directors, or as specified in the stockholders' call for a meeting. The By-laws set forth an advance notice procedure with regard to the nomination of candidates for election as directors, other than nominees of the Board of Directors. The By-laws provide that any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors only if written notice of such stockholder's intent to make such nomination has been given to the Secretary of Arch not later than 80 days prior to the date of any annual or special meeting. In the event that the date of such annual or special meeting was not publicly announced by Arch more than 90 days prior to the meeting, notice from the stockholder must be delivered to the Secretary of Arch not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was communicated to stockholders. The notice must contain the information about the proposed nominee that would be required to be included in a proxy statement under the SEC's proxy rules had the nominee been nominated by the Board of Directors. The notice must also contain the consent of each nominee to serve as a director of Arch if so elected and certain information about the stockholder proposing to nominate such nominee.

Amendment of Certain Provisions of Arch's Certificate of Incorporation and By-laws

The Certificate of Incorporation requires the affirmative vote of the holders of at least 80% of the voting power of all then outstanding shares of stock, voting together as a single class, to amend certain provisions of the Certificate of Incorporation, including provisions relating to the removal of directors, the prohibition on stockholder action by written consent instead of a meeting, the procedural requirements of stockholder meetings and the adoption, amendment and repeal of certain articles of the By-laws.

Consideration of Non-Economic Factors in Acquisitions

The Certificate of Incorporation empowers Arch's Board of Directors, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders. These factors may include: (1) comparison of the proposed consideration to be received by stockholders in relation to the then current market price of the capital stock, the estimated current value of Arch in a freely negotiated transaction, and the estimated future value of Arch as an independent entity;
(2) the impact of such a transaction on the subscribers and employees of Arch and its effect on the communities in which Arch operates; and (3) the ability of Arch to fulfill its objectives under applicable statutes and regulations.

Restrictions on Certain Purchases of Stock by Arch

The Certificate of Incorporation prohibits Arch from repurchasing any shares of Arch's stock from any person, entity or group that beneficially owns 5% or more of Arch's then outstanding voting stock at a price exceeding the average closing price for the twenty trading business days prior to the purchase date, unless a majority of Arch's disinterested stockholders approves the transaction. "Disinterested stockholders" means each holder of less than 5% of the voting power of Arch. This restriction on purchases by Arch does not apply to (1) any offer

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


to purchase a class of Arch's stock which is made on the same terms and conditions to all holders of the class of stock, (2) any purchase of stock owned by such a 5% stockholder occurring more than two years after such stockholder's last acquisition of Arch's stock, (3) any purchase of Arch's stock in accordance with the terms of any stock option or employee benefit plan, or (4) any purchase at prevailing marketing prices pursuant to a stock repurchase program.

"Blank Check" Preferred Stock

Arch's Board of Directors is authorized, without any further action by the stockholders of Arch, to issue preferred stock from time to time in one or more series and to fix, as to any such series, the voting, dividend, conversion, redemption and liquidation rights and preferences of any such series and such other designations, preferences and special rights as the Board of Directors may determine. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, be used as a means of discouraging, delaying or preventing a change of control in Arch.

Delaware Anti-Takeover Statute

Section 203 of the Delaware corporations statute is applicable to publicly held corporations organized under the laws of Delaware, including Arch. Subject to certain enumerated exceptions, Section 203 provides that a corporation may not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction through which the stockholder became an interested stockholder, (2) upon consummation of the transaction through which the stockholder became an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or (3) on or after such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified in Section 203, an interested stockholder is defined to mean any person that (1) is the owner of 15% or more of the outstanding voting stock of the corporation or (2) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date or (3) is an affiliate or associate of a person referred to in (1) or (2) of this sentence. Under certain circumstances,
Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect not to be governed by Section 203, by adopting an amendment to the corporation's certificate of incorporation or by-laws, which becomes effective twelve months after adoption. The Certificate of Incorporation and By-laws do not exclude Arch from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring Arch to negotiate in advance with Arch's Board of Directors.

Director Liability and Indemnification

Under the Delaware corporations statute, a corporation has the power to indemnify any director or officer against expenses, judgments, fines and settlements incurred in a proceeding, other than an action by or in the right of the corporation, if the person acted in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation or not opposed to the best interests of the corporation. Furthermore, if a criminal proceeding is involved, the indemnified person must have had no reason to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, the corporation has the power to indemnify any officer or director against expenses incurred in defending or settling the action if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification may be made when a person is adjudged liable to the corporation, unless a court determines such person is entitled to indemnity for expenses, and then indemnification may be made only to the extent that the court determines. The Delaware corporations statute requires that a corporation must indemnify an officer or director against expenses incurred in connection with any third-party or derivative proceeding, or in defense of any claim, issue or matter therein, to the extent he is successful on the merits or otherwise.

Under the Delaware corporations statute, a corporation may adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, such a provision may not eliminate or limit director monetary liability for: (1) breaches of the director's duty of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faith or involving intentional misconduct or knowing violations of laws; (3) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (4) transactions in which the director received an improper personal benefit.

Arch's Certificate of Incorporation provides that Arch will, to the fullest extent permitted by Section 145 of the Delaware corporations statute, indemnify all persons whom it has the power to indemnify against all of the costs, expenses and liabilities incurred by them by reason of having been officers or directors of Arch, or any subsidiary of Arch, or of any other corporation for which such persons acted as officer or director at the request of Arch.

Transfer Agent and Registrar

The transfer agent and registrar for Common Stock is The Bank of New York, 101 Barclay Street, New York, New York 10286.

Registration Rights

The warrants issued in connection with the MobileMedia Acquisition are generally freely tradeable under the Securities Act, provided the holder is not deemed to be an affiliate of Arch following the Merger within the meaning of Rule 144 under the Securities Act or an underwriter within the meaning of
Section 2(11) of the Securities Act. Securities of Arch held by a person deemed to be an "affiliate" of Arch may be sold under Rule 144 subject to certain restrictions.

Arch has registered the warrants, together with the shares of Common Stock which may be issued upon exercise of warrants and certain other shares, for resale by persons who may be deemed to be underwriters, including the standby purchasers, as required by a Registration Rights Agreement between Arch and the standby purchasers. The standby purchasers' Registration Rights Agreement required Arch to file and have declared effective, by the date of this prospectus, a shelf registration statement relating to resales of the following types of registrable securities: (1) warrants, (2) Common Stock and Class B Common Stock currently owned by the standby purchasers or acquired after the date of this prospectus, (3) Common Stock issuable upon exercise of warrants,
(4) Common Stock issuable upon conversion of the Class B Common Stock owned by such standby purchasers, and (5) other securities, if any, received from Arch in respect of the foregoing by reason of stock dividends or similar matters. Arch is required to use its reasonable best efforts to keep such shelf registration statement continuously effective until the earliest of (1) March 1, 2003, (2) the date on which all registrable securities covered by the shelf registration statement have been sold and (3) the date on which all registrable securities covered by the shelf registration statement may be sold publicly without either (a) registration under the Securities Act or (b) compliance with any restrictions under Rule 144 under the Securities Act.

Each standby purchaser also has demand registration rights which may be exercised no more than twice. In addition, Arch has agreed to provide the standby purchasers "piggyback" registration rights with respect to other offerings filed by Arch.

Arch will bear all fees and expenses incurred in connection with the filing of any registration statements, other than selling commissions, underwriting fees, discounts and stock transfer taxes applicable to the sale of the Registrable Securities. Arch will also undertake customary indemnification obligations.

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Arch also agreed that, upon the request of any stockholder who as a result of the MobileMedia acquisition becomes the beneficial owner of at least 10% of the outstanding Common Stock, Arch would enter into a separate registration rights agreement with such 10% stockholder. [To date, no 10% stockholders have made such a request to Arch.] Any such registration rights agreement will provide for similar registration rights and indemnification provisions as the standby purchasers' Registration Rights Agreement, except that Arch need not file a shelf registration except upon the written request of a 10% stockholder.

The holders of Series C Preferred Stock and the former stockholders of PageCall are also entitled to certain registration rights. See "Business--Arch's Business--Investments in Narrowband PCS Licenses".

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                    DESCRIPTION OF CERTAIN INDEBTEDNESS

Arch and its operating subsidiaries API and ACI each have substantial amounts of outstanding indebtedness that provide necessary funding and impose various limitations on the operations of the combined company. See "Risk Factors--High Degree of Leverage Burdens Operations".

API's Credit Facility

The Bank of New York, Royal Bank of Canada, Toronto Dominion (Texas), Inc. and certain other financial institutions are lenders under API's credit facility in
the current total amount of $     million. The facility consists of the $
million reducing revolving Tranche A facility, the $     million 364-day
revolving credit Tranche B facility and the $     million Tranche C facility.

The Tranche A Facility will be reduced on a quarterly basis commencing on September 30, 2000 and will mature on June 30, 2005. The Tranche B Facility
will convert into a term loan on      , 2000 and will be amortized in quarterly
installments commencing September 30, 2000, with an ultimate maturity date of June 30, 2005. The Tranche C Facility will be amortized in annual installments commencing December 31, 1999, with an ultimate maturity date of June 30, 2006.

API's obligations under the API credit facility are secured by its pledge of the capital stock of certain operating subsidiaries. The API credit facility is guaranteed by Arch, ACI and certain operating subsidiaries. Arch's guarantee is secured by a pledge of Arch's stock and notes in ACI. The guarantees of the operating subsidiaries are secured by a security interest in those assets of such subsidiaries which were pledged under a former credit facility. Lenders who provide 40% of the loans under the API credit facility have the right to require ACI and its subsidiaries to grant security interests in certain additional assets not currently pledged, although ACI would be required to grant a ratable security interest to holders of the ACI 9 1/2% Notes and the ACI 14% Notes.

Borrowings under the API credit facility bear interest based on a reference rate equal to either The Bank of New York's Alternate Base Rate or The Bank of New York's LIBOR rate, in each case plus a margin determined by ACI's or API's ratio of total debt to annualized EBITDA.

The API credit facility requires payment of fees on the daily average amount available to be borrowed under the Tranche A facility and the Tranche B facility. These fees vary depending on ACI's or API's ratio of total debt to annualized EBITDA.

The API credit facility contains restrictions that limit, among other things: additional indebtedness and encumbrances on assets; cash dividends and other distributions; mergers and sales of assets; the repurchase or redemption of capital stock; investments; acquisitions that exceed certain dollar limitations without the lenders' prior approval; and prepayment of indebtedness other than indebtedness under the API credit facility. In addition, the API credit facility requires Arch and its subsidiaries to meet certain financial covenants, including covenants with respect to ratios of EBITDA to fixed charges, EBITDA to debt service, EBITDA to interest service and total indebtedness to EBITDA.


ACI 9 1/2% Notes

ACI has outstanding $125.0 million in aggregate principal amount of ACI 9 1/2% Notes. The ACI 9 1/2% Notes accrue interest at the rate of 9.5% per year, payable semi-annually on February 1 and August 1. The ACI 9 1/2% Notes are scheduled to mature on February 1, 2004.

ACI may choose to redeem any amounts of ACI 9 1/2% Notes on or after February 1, 1999 at the following redemption prices, together with accrued and unpaid interest to the redemption date:

        Redemption Date                                   Redemption Price
        ---------------                             ----------------------------
        February 1, 1999 to January 31, 2000....... 104.750% of principal amount
        February 1, 2000 to January 31, 2001 ...... 103.167% of principal amount
        February 1, 2001 to January 31, 2002....... 101.583% of principal amount
        On or after February 1, 2002............... 100.000% of principal amount

The indenture for the ACI 9 1/2% Notes limits the ability of ACI's subsidiaries to pay dividends to ACI. The ACI 9 1/2% Notes indenture also imposes limitations on the ability of ACI and its subsidiaries to incur secured or unsecured indebtedness, on the disposition of assets, on transactions with affiliates, on guarantees of the obligations of ACI by any of its subsidiaries, on the sale or issuance of stock by the subsidiaries of ACI and on any merger, consolidation or sale of substantially all of the assets of ACI.

Upon the occurrence of a change of control, as defined in the ACI 9 1/2% Notes indenture, each holder of ACI 9 1/2% Notes has the right to require ACI to repurchase such holder's ACI 9 1/2% Notes for cash. The repurchase price must equal 101% of the principal amount of such Notes plus accrued and unpaid interest to the date of repurchase. The following constitute a change of control under the ACI 9 1/2% Notes indenture: (1) the acquisition by a person or group of beneficial ownership of the majority of the securities of ACI or Arch having the right to vote in the election of directors; (2) certain changes in the boards of directors of ACI or Arch; (3) the sale or transfer of all or substantially all of the assets of ACI or (4) the merger or consolidation of ACI or Arch with or into another corporation which results in a person or group becoming the beneficial owner of a majority of the securities of the surviving corporation having the right to vote in the election of directors.

The following constitute "Events of Default" under the ACI 9 1/2% Notes indenture (subject, in some cases, to specified notice and cure periods):

  (1) a default in the timely payment of interest upon the ACI 9 1/2% Notes if such default continues for 30 days;

  (2) a default in the timely payment of principal of (or premium, if any, on) any of the ACI 9 1/2% Notes either at maturity, upon redemption or repurchase, by declaration or otherwise;

  (3) ACI's failure to observe or perform any of its other covenants or agreements in the ACI 9 1/2% Notes or in the ACI 9 1/2% Notes indenture for a period of 60 days after the indenture trustee or the holders of at least 25% in aggregate principal amount of the then outstanding ACI 9 1/2% Notes give ACI written notice of default;

  (4) certain events of bankruptcy, insolvency or reorganization involving ACI or any of its restricted subsidiaries;

  (5) (A) a default in timely payment of principal, premium or interest on any indebtedness for borrowed money of ACI or any restricted subsidiary aggregating $5.0 million or more in principal amount or (B) the occurrence of an event of default as defined in any indenture or instrument involving at least $5.0 million aggregate principal amount of indebtedness for borrowed money that gives rise to the acceleration of such indebtedness;

  (6) one or more judgments, orders or decrees for the payment of more than a total of $5.0 million (net of any applicable insurance coverage) shall be entered against ACI or any restricted subsidiary of ACI or any of their properties; or

  (7) the holder of any secured indebtedness of ACI or any restricted subsidiary aggregating at least $5.0 million in principal amount seeks foreclosure, set-off or other recourse against assets of ACI or any of its restricted subsidiaries having an aggregate fair market value of more than $5.0 million.

ACI 14% Notes

ACI has outstanding $100.0 million in aggregate principal amount of ACI 14% Notes. The ACI 14% Notes accrue interest at the rate of ACI 14% per year, payable semi-annually on May 1 and November 1. The ACI 14% Notes are scheduled to mature on November 1, 2004.

ACI may choose to redeem any amounts of ACI 14% Notes at the following redemption prices,

together with accrued and unpaid interest to the redemption date:

        Redemption Date                                   Redemption Price
        ---------------                             ----------------------------
        November 1, 1999 to October 31, 2000....... 107.000% of principal amount
        November 1, 2000 to October 31, 2001....... 104.625% of principal amount
        November 1, 2001 to October 31, 2002....... 102.375% of principal amount
        On or after November 1, 2002............... 100.000% of principal amount

The indenture under which the ACI 14% Notes are outstanding limits the ability of ACI and its subsidiaries to pay dividends to Arch. The ACI 14% Notes indenture imposes limitations on the ability of ACI and its subsidiaries to incur secured or unsecured indebtedness, on the disposition of assets, on transactions with affiliates, on guarantees of the obligations of ACI by any of its subsidiaries, on the sale or issuance of stock by the subsidiaries of ACI and on the merger, consolidation or sale of substantially all of the assets of ACI.

Upon the occurrence of a change of control, as defined in the ACI 14% Notes indenture, each holder of ACI 14% Notes has the right to require that ACI repurchase such holder's ACI 14% Notes for cash. The repurchase price must equal 102% of the principal amount of such Notes plus accrued and unpaid interest to the date of repurchase. The following constitute a change of control under the ACI 14% Notes indenture: (1) the acquisition by a person or group of beneficial ownership of the majority of the securities of ACI or Arch having the right to vote in the election of directors; (2) certain changes in the boards of directors of ACI or Arch; (3) the sale or transfer of all or substantially all of the assets of ACI or (4) the merger or consolidation of ACI or Arch with or into another corporation which results in a person or group becoming the beneficial owner of a majority of the securities of the surviving corporation having the right to vote in the election of directors.

The following constitute "Events of Default" under the ACI 14% Notes indenture:

  (1) a default in the timely payment of interest upon the ACI 14% Notes if such default continues for 30 days;

  (2) a default in the payment of principal of (or premium, if any, on) any of the ACI 14% Notes either at maturity, upon redemption or repurchase, by declaration or otherwise;

  (3) ACI's failure to comply with the covenants limiting mergers and sales of assets;

  (4) ACI's failure to comply with certain other covenants limiting its ability to incur debt, make restricted payments, impose dividend restrictions on its subsidiaries, dispose of assets, transact with affiliates, grant liens, obtain guarantees from its subsidiaries, permit its subsidiaries to issue stock or suffer a change of control, for a period of 30 days after notice;

  (5) ACI's failure to observe or perform any other of its other covenants or agreements in the ACI 14% Notes or in the ACI 14% Notes indenture for a period of 60 days after notice;

  (6) certain events of bankruptcy, insolvency or reorganization involving ACI or any of its restricted subsidiaries;

  (7) (A) a default in timely payment of principal, premium or interest on any indebtedness for borrowed money of ACI or any restricted subsidiary aggregating $5.0 million or more in principal amount or (B) the occurrence of an event of default as defined in any indenture or instrument involving at least $5.0 million aggregate principal amount of indebtedness for borrowed money that gives rise to the acceleration of such indebtedness;

  (8) one or more judgments, orders or decrees for the payment of more than $5.0 million (net of any applicable insurance coverage) shall be entered against ACI or any restricted subsidiary of ACI or any of their properties; or

  (9) the holder of any secured indebtedness of ACI or any restricted subsidiary aggregating at least $5.0 million in principal amount seeks foreclosure, set-off or other recourse against assets of ACI or any of its restricted subsidiaries having a fair market value of more than of $5.0 million

ACI 12 3/4% Notes and ACI  % Notes

ACI has outstanding $127.5 million in aggregate principal amount of ACI 12 3/4%
Notes and $   million in aggregate principal amount of ACI  % Notes. The ACI 12
3/4% Notes accrue interest at the rate of 12.75% per year and the ACI  % Notes
accrue interest at the rate of   % per year. Interest is payable semi-annually
on January 1 and July 1. The ACI 12 3/4% Notes are scheduled to mature on July
1, 2007. The ACI  % Notes are scheduled to mature on      , 200 .

ACI may choose to redeem any amounts of the ACI 12 3/4% Notes [and the ACI % Notes] on or after July 1, 2003 at the following redemption prices, together with accrued and unpaid interest to the redemption date:

        Redemption Date                 Redemption Price
        ---------------           ----------------------------
        July 1, 2003 to June 30,
         2004 ................... 106.375% of principal amount
        July 1, 2004 to June 30,
         2005 ................... 104.250% of principal amount
        July 1, 2005 to June 30,
         2006 ................... 102.125% of principal amount
        On or after July 1, 2006
         ........................ 100.000% of principal amount

In addition, until July 1, 2001, ACI may elect to use the proceeds of a qualifying equity offering to redeem up to 35% in principal amount of the ACI 12 3/4% Notes or up to % in principal amount of the ACI % Notes at a redemption price equal to 112.75% of the principal amount of such Notes, together with accrued interest. ACI may make such redemptions, however, only if ACI 12 3/4% Notes with an aggregate principal amount of at least $84.5 million remain outstanding immediately after giving effect to any such redemption of ACI 12 3/4% Notes, and only if ACI % Notes with an aggregate principal amount
of at least $   million remain outstanding immediately after giving effect to any such redemption of ACI  % Notes. ACI is not, however, obligated to redeem
any ACI 12 3/4% Notes or ACI   % Notes with the proceeds of any equity
offering.

The indenture under which the ACI 12 3/4% Notes were issued limits the ability of ACI and its subsidiaries to pay dividends. The ACI 12 3/4% Notes indenture imposes limitations on the ability of ACI and its subsidiaries to incur secured or unsecured indebtedness, on the occurrence of liens, on the disposition of assets, on transactions with affiliates, on the sale or issuance of stock by the subsidiaries of ACI and on the merger or consolidation of Arch and its subsidiaries or sale of substantially all of the assets of Arch.

Upon the occurrence of a change of control, as defined in the ACI 12 3/4% Notes indenture, each holder of ACI 12 3/4% Notes has the right to require ACI to repurchase such holder's ACI 12 3/4% Notes for cash. The repurchase price must equal 101% of the principal amount of such Notes plus accrued and unpaid interest to the date of repurchase. The following constitute a change of control under the ACI 12 3/4% Notes indenture: (1) the acquisition by a person or group of beneficial ownership of the majority of the voting power of all classes of voting stock of ACI or Arch; (2) the sale or transfer of all or substantially all of the assets of Arch or ACI or the merger or consolidation of Arch or ACI with or into another corporation which results in a person or group becoming the beneficial owner of a majority of the securities of the surviving corporation having the right to vote in the election of directors;
(3) certain changes in ACI's Board; or (4) ACI is liquidated or dissolved.

The following constitute "Events of Default" under the ACI 12 3/4% Notes indenture:

(1) a default in the payment of interest upon the ACI 12 3/4% Notes if such default continues for 30 days;

(2) a default in the payment of principal of (or premium, if any, on) any of the ACI 12 3/4% Notes either at maturity, upon redemption or repurchase, by declaration or otherwise;

(3) ACI's failure to comply with the covenants limiting mergers and sales of assets;

(4) ACI's failure to observe or perform any other of its other covenants or agreements in the ACI 12 3/4% Notes or in the ACI 12 3/4% Notes indenture for a period of 60 days after notice;

(5) (A) a default in any timely payment when due on any indebtedness for borrowed money of ACI or any restricted subsidiary aggregating $5.0 million or
(B) the occurrence of an event of default as defined in any indenture or instrument involving at least $5.0 million aggregate principal amount of indebtedness for borrowed money that gives rise to the acceleration of such indebtedness;

(6) one or more judgments, orders or decrees for the payment of more than $5.0 million shall be entered against ACI or any restricted subsidiary of Arch;

(7) the holder of any secured indebtedness of Arch or any restricted subsidiary aggregating at least $5.0 million in principal amount seeks foreclosure, set-off or other recourse against assets of ACI or any restricted subsidiary; or

(8) certain events of bankruptcy, insolvency or reorganization involving ACI or any of its restricted subsidiaries.

The terms of the indenture under which the ACI % Notes were issued do not differ in any material respect from the terms of the ACI 12 3/4% Notes indenture summarized above. They specifically state that the MobileMedia acquisition did not constitute a change in control of Arch.

Arch Discount Notes

In March 1996, Arch issued $467.4 million in aggregate principal amount at maturity of Arch Discount Notes. The Arch Discount Notes are scheduled to mature on March 15, 2008. The Arch Discount Notes were issued at a substantial discount from the principal amount due at maturity. Interest does not accrue on the Arch Discount Notes prior to March 15, 2001. After that date, interest on the Arch Discount Notes will accrue at the rate of 10 7/8% per year, payable semi-annually on March 15 and September 15, commencing September 15, 2001.

Arch may choose to redeem any amount of Arch Discount Notes on or after March 15, 2001 at the following redemption prices, together with accrued and unpaid interest to the redemption date:

         Redemption Date                     Redemption Price
         ---------------               ----------------------------
         March 15, 2001 to March 14,
          2002.......................  104.078% of principal amount
         March 15, 2002 to March 14,
          2003.......................  102.719% of principal amount
         March 15, 2003 to March 14,
          2004.......................  101.359% of principal amount
         On or after March 15, 2004 .  100.000% of principal amount

In addition, on or prior to March 15, 1999, Arch may elect to use the proceeds of a qualifying equity offering to redeem the Arch Discount Notes at a redemption price equal to 110.875% of the accreted value on the Notes to the date of redemption provided that Arch Discount Notes with an aggregate principal amount at maturity at least equal to 66 2/3% of the original principal amount at maturity of the Arch Discount Notes remain outstanding immediately after giving effect to such redemption, Arch is not, however, obligated to redeem any Arch Discount Notes with the proceeds of any equity offering.

The indenture for the Arch Discount Notes limits the ability of Arch to pay dividends to its stockholders. The Arch Discount Notes indenture also imposes limitations on the ability of ACI and its subsidiaries to incur secured or unsecured indebtedness, on the disposition of assets, on the occurrence of liens, on transactions with affiliates, on the sale or issuance of stock by the subsidiaries of Arch and on the merger or consolidation of Arch and its subsidiaries or sale of substantially all of the assets of Arch.

Upon the occurrence of a change of control, as defined in the Arch Discount Notes indenture, each holder of Arch Discount Notes has the right to require Arch to repurchase such holder's Arch Discount Notes for cash. The repurchase price must equal 101% of the accrued principal amount of such Notes plus accrued and unpaid interest, if any, to the date of repurchase. The following constitute a change of control under the Arch Discount Notes indenture: (1) the acquisition by a person or group of beneficial ownership of the majority of the securities of Arch having the right to vote in the election of directors; (2) certain changes in the Arch's Board of Directors; (3) the sale or transfer of all or substantially all of the assets of Arch or the merger or consolidation of Arch with or into another corporation which results in a person or group becoming the beneficial owner of a majority of the securities of the surviving corporation having the right to vote in the election of directors.

The following constitute "Events of Default" under the Arch Discount Notes indenture:

  (1) a default in the payment of any interest upon the Arch Discount Notes continuing for a period of 30 days;

  (2) a default in the payment of the principal of (or premium, if any, on) any of the Arch Discount Notes either at maturity, upon redemption or repurchase, by declaration or otherwise;

  (3) Arch's failure to comply with the covenants limiting mergers and sales of assets;

  (4) Arch's failure to duly observe or perform any other of its covenants or agreements in the Arch Discount Notes or in the Arch Discount Notes indenture for a period of 60 days after notice;

  (5) certain events of bankruptcy, insolvency or reorganization involving Arch or any of its restricted subsidiaries;

  (6) (A) a default in any payment when due at final maturity on any indebtedness for borrowed money of Arch or any restricted subsidiary aggregating $5.0 million in principal amount or (B) an event of default as defined in any indenture or instrument involving at least $5.0 million aggregate principal amount of indebtedness for borrowed money that gives rise to the acceleration of such indebtedness;

  (7) one or more judgments, orders or decrees for the payment of more than of $5.0 million shall be entered against Arch or any restricted subsidiary of Arch; or

  (8) the holder of any secured indebtedness of Arch or any restricted subsidiary aggregating at least $5.0 million in principal amount seeks foreclosure, set-off or other recourse against assets of Arch or any restricted subsidiary.

Arch Convertible Debentures

Arch has outstanding $13.4 million in principal amount of Arch Convertible Debentures, the 6 3/4% Convertible Subordinated Debentures due 2003. The Arch Convertible Debentures accrue interest at the rate of 6.75% per year, payable semi-annually on June 1 and December 1. The Arch Convertible Debentures are scheduled to mature on December 1, 2003. The principal amount of the Arch Convertible Debentures is convertible into Common Stock at a conversion price of $16.75 per share at any time prior to redemption or maturity.

Arch may choose to redeem any amount of the Arch Convertible Debentures at any time, at the following redemption prices, together with accrued and unpaid interest to the redemption date:

      Redemption Date                                     Redemption Price
      ---------------                               ----------------------------
      December 1, 1997 to November 30, 1998........ 104.050% of principal amount
      December 1, 1998 to November 30, 1999........ 103.375% of principal amount
      December 1, 1999 to November 30, 2000........ 102.700% of principal amount
      December 1, 2000 to November 30, 2001........ 102.025% of principal amount
      December 1, 2001 to November 30, 2002........ 101.350% of principal amount
      December 1, 2002 to November 30, 2003........ 100.675% of principal amount
      On or after December 1, 2003 ................ 100.000% of principal amount

Upon the occurrence of a fundamental change, as defined in the indenture under which the Arch Convertible Debentures were issued, each holder of Arch Convertible Debentures has the right to require Arch to repurchase such holder's Arch Convertible Debentures for cash. The repurchase price must equal 100% of the principal amount of the Arch Convertible Debentures, plus accrued interest to the repurchase date. The following constitute a fundamental change under the Arch Debenture indenture: (1) the acquisition by a person or group of beneficial ownership of capital stock of Arch entitled to exercise more than 50% of the total voting power of all capital stock (unless such beneficial ownership is approved by the board of directors of Arch prior to such person or group acquiring such beneficial ownership); (2) certain changes in Arch's Board of Directors; (3) a share exchange of Arch with, or the merger of Arch into, any other person, any merger of another person into Arch, or any sale or transfer of all or substantially all of the assets of Arch to another person (subject in each case to certain exceptions); (4) the purchase by Arch of beneficial ownership in shares of its Common Stock if such purchase would result in a default under any senior debt agreements to which Arch is a party; or (5) certain distributions by Arch of Common Stock.

The Arch Convertible Debentures represent senior unsecured obligations of Arch and are subordinated to senior indebtedness of Arch, as defined in the Arch Debenture indenture. The Arch Debenture indenture does not contain any limitation or restriction on the incurrence of senior indebtedness or other indebtedness or securities of Arch or its subsidiaries.

The following constitute "Events of Default" under the Arch Debenture
Indenture:

  (1) a default in the timely payment of any interest on the Arch Convertible Debentures if such default continues for 30 days;

  (2) a default in the timely payment of principal or premium on any Arch Convertible Debenture at maturity, upon redemption or otherwise;

  (3) a default in the performance of any other covenant or agreement of Arch that continues for 30 days after written notice of such default;

  (4) a default under any indebtedness for money borrowed by Arch that results in more than $5.0 million of indebtedness being accelerated; or

  (5) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to Arch.

                           PLAN OF DISTRIBUTION

Exercises of Warrants

The warrants entitle their holders to purchase up to a total of [ ] shares of newly issued Common Stock from Arch for a warrant exercise price of [$3.25] per share in cash. The warrants are exercisable immediately and will expire at 5:00 p.m., New York City time, on September 1, 2001. Any warrants which remain unexercised at such time will no longer be exercisable.

For a detailed description of the terms of the warrants, see "Description of Securities--Warrants".

Method of Exercise of Warrants

You may exercise warrants by filling in and signing the exercise notice which is attached to the warrant certificate and either mailing or hand-delivering the warrant certificate and the exercise notice to the warrant agent, together with payment as described below under "--Payment for Shares". You may also exercise warrants through a broker or other nominee if your warrants are held in such broker's or nominee's name. Such brokers or nominees may charge a servicing fee for exercising such warrants for you.

Completed exercise notices must be received by the warrant agent prior to 5:00 p.m., New York City time, on September 1, 2001. The warrant certificate, duly executed exercise notice and payment should be delivered to the offices of the warrant agent by one of these two methods:

  (1)By mail:

     The Bank of New York

  (2)By Hand, Express Mail or Overnight Courier:

     The Bank of New York

Signatures on exercise notices must correspond exactly to the names as written on the face of the warrant certificate. Signatures must be guaranteed by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or a correspondent in the United States.

No fractional shares will be issued upon the exercise of warrants. Instead, you will receive cash based upon an appropriate fraction of the then prevailing market price per share of common stock.

Payment for Shares

Holders of warrants who choose to buy shares of Common Stock must make payment in the form of cash, certified check, bank cashier's check or wire transfer in immediately available funds to an account designated by the warrant agent. To be accepted, payment, together with the executed warrant certificate and exercise notice, must be received by the warrant agent, prior to 5:00 p.m., New York City time, on September 1, 2001.

A payment pursuant to this method must be in United States dollars. Payment must be payable to Arch Communications Group, Inc., and must accompany an executed exercise notice. Arch will not accept surrender of Arch stock certificates as a means of payment for shares.

Issuance and delivery of certificates for the shares purchased are subject to collection of any certified checks or bank cashier's checks. Payment of the warrant exercise price will be deemed to have been received by the warrant agent only upon receipt by the warrant agent of any certified check or wire transfer.

Holders who hold warrants for the account of others, such as brokers, trustees or depositaries for securities, should notify the beneficial owners of such warrants to ascertain their intentions and to obtain instructions with respect to the warrants. If the beneficial owner so instructs, the record holder of such warrants should complete exercise notices and submit them to the warrant agent with the proper payment. In addition, if you beneficially own warrants through such a record holder, you should contact the holder and request the holder to deal with your warrants in accordance with your instructions.

Please read the instructions accompanying the exercise notice carefully and follow them exactly. DO NOT SEND WARRANT CERTIFICATES, EXERCISE NOTICES OR PAYMENTS TO ARCH.

The method of delivery of exercise notices and payment of the warrant exercise price to Arch will be at your risk. If you send by mail, Arch recommends that you use registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the warrant agent and clearance of payment prior 5:00 p.m., New York City time, on September 1, 2001.

All questions concerning the timeliness, validity, form and eligibility of any exercise of warrants will be determined by Arch, whose determination will be final and binding. Arch, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any warrant. Warrant exercises will not be considered to have been received or accepted until all irregularities have been waived or cured within such time as Arch determines in its sole discretion. Neither Arch nor the warrant agent will be under any duty to give you notification of any defect or irregularity in connection with the submission of exercise notices or incur any liability for failure to give such notification.

Certificates representing shares of Common Stock purchased will be delivered to the purchaser within 10 business days after the exercise.

If (1) the number of warrants being exercised is not specified on an exercise notice or (2) the payment delivered is not sufficient to pay the full aggregate warrant exercise price for all shares stated to be exercised for, you will be deemed to have exercised the maximum number of warrants that could be exercised for the amount of the payment that you delivered. If the payment that you delivered exceeds the aggregate warrant exercise price for the number of warrants evidenced by your exercise notice, any excess payment will be returned to you as soon as practicable by mail, without interest or deduction.

Please direct to Arch any questions or requests for assistance concerning the method of exercising warrants or requests for additional copies of this prospectus or the instructions:

    Arch Communications Group, Inc.,

    1800 West Park Drive, Suite 250

    Westborough, Massachusetts

    Attention: Investor Relations

    Telephone (508) 870-6700.

Transfer of Warrants

Warrants may be purchased or sold in public or private transactions. The warrants are quoted for trading on the Nasdaq National Market.

You may transfer all of the warrants evidenced by a single warrant certificate by endorsing the warrant certificate for transfer in accordance with the instructions. You may transfer a portion of the warrants evidenced by a single warrant certificate by delivering to the warrant agent the warrant certificate properly endorsed for transfer with instructions to register the specified portion of the warrants in the name of the transferee (and to issue a new warrant certificate to the transferee evidencing such transferred warrants). In such event, the warrant agent will issue a new warrant certificate evidencing the balance of the warrants to you or, if you so instruct, to an additional transferee.

If you wish to sell all or a portion of your warrants, you should allow a sufficient amount of time prior to September 1, 2001 for (1) the transfer instructions to be received and processed by the warrant agent and (2) a new warrant certificate for the transferred warrants to be issued and transmitted to the transferee or transferee's designee and to you with respect to retained warrants, if any. Neither Arch nor the warrant agent shall have any liability to a transferee or transferor if warrant certificates are not received in time for exercise or sale prior to warrants.

Except for fees charged by the warrant agent (which will be paid by Arch as described below), all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of warrants will be for the account of the transferor of the warrants. None of such commissions, fees or expenses will be paid by Arch or the warrant agent.

Procedures for Book Entry-Transfer Facility Participants

Arch anticipates that the warrants will be eligible for transfer through the facilities of Depository Trust Company, and that the exercise of the warrants may be effected through such facilities.

Dilution

The subscription price per warrant currently exceeds the net tangible book value per share of Common Stock, which is a negative number. Accordingly, you will experience immediate and substantial dilution if you exercise warrants under current conditions.

Use of Proceeds

Substantially all of the proceeds of warrant exercise will be used for general corporate purposes, including working capital and repayment of debt.

No Revocation

AFTER YOU HAVE EXERCISED A WARRANT, YOU CANNOT REVOKE SUCH EXERCISE.

Foreign and Certain Other Holders

Warrant certificates will not be mailed to persons whose addresses are outside the United States, but will be held by the warrant agent for each such holder's account. To exercise their warrants, foreign persons must notify the warrant agent prior to 5:00 p.m., New York time, on September 1, 2001. All warrants will expire at that time.

Certain Federal Income Tax Consequences

The following discussion is based on provisions of the Internal Revenue Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date of this prospectus. The IRS is not precluded from adopting a contrary position. In addition, there can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth in this Prospectus. Any such changes or interpretations could be applied retroactively and could affect the tax considerations discussed in this Prospectus. Arch has not sought and will not seek an opinion of counsel or a ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary deals only with holders that will hold warrants and shares as "capital assets" (within the meaning of Section 1221 of the Internal Revenue
Code) and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks and other financial institutions; tax-exempt entities; insurance companies; traders or dealers in securities or currencies; custodians, nominees or similar financial intermediaries holding warrants and shares for others; persons that will hold warrants and shares as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes; or persons that have a "functional currency" other than the United States dollar. Accordingly, investors considering the exercise or purchase of warrants or the resale of warrants or Common Stock should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

Holders of warrants generally will not recognize any gain or loss upon exercise, except to the extent of cash, if any, paid instead of fractional shares of Common Stock. A holder's tax basis in the Common Stock received upon exercise of a warrant will be the exercise price paid plus the holder's basis in the warrant. The holding period for the new Common Stock will begin on the day exercised. Upon the expiration of an unexercised warrant, the holder will recognize loss equal to his adjusted tax basis of the warrant. Such loss will be long-term capital loss if the warrant has been held for more than one year. Generally, a holder of warrants or Common Stock acquired by exercise of warrants will recognize gain or loss upon the sale or other disposition of the warrants or Common Stock in an amount equal to the difference between the amount realized on the sale and the holder's adjusted tax basis for the warrants or Common Stock. Gains or losses from the sale or other disposition of warrants or Common Stock will generally constitute long-term capital gains or long-term capital losses if the warrants or Common Stock have been held for more than one year.

Warrant Agent; Fees

Arch has appointed The Bank of New York as warrant agent. For its services in processing the exercise of warrants, the warrant agent will receive a fee from
Arch estimated to be $   per year and reimbursement for all out-of-pocket
expenses relating to processing the warrants. The warrant agent is also Arch's transfer agent and registrar. Arch has not employed any brokers, dealers or underwriters in connection with the solicitation of warrant exercises. Except as described above, no other commissions, fees or discounts will be paid in connection with such solicitation. Certain directors and officers of Arch may answer questions or solicit responses from holders of warrants, but such directors and officers will not receive any commissions or compensation for such services other than their normal employment compensation.

Resales of Warrants and Shares

We are registering a maximum of     shares and        warrants on behalf of the
selling stockholders. All of the shares either were originally issued by us or will be issued by us upon exercise of warrants. The warrants were issued by us in connection with the MobileMedia acquisition. The selling stockholders named in the table below may sell the shares and/or warrants from time to time. Additional selling stockholders may include pledgees, donees, transferees or other successors-in-interest selling shares and/or warrants received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus. All of these selling stockholders will act independently of Arch in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price of Common Stock, or in negotiated transactions. The selling stockholders may effect such transactions by selling the shares and/or warrants to or through broker-dealers or directly to purchasers (in the event of a private sale). Common Stock may be offered in any manner permitted by law, including through underwriters, licensed brokers, dealers or agents, and directly to one or more purchasers. Shares and/or warrants may be sold by one or more of the following methods or by a combination of the following methods:

  . sales to underwriters who will acquire shares of common stock for their own account and resell them in one or more transactions at fixed prices or at varying prices determined at time of sale;

  . a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  . purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

  . an over-the-counter or exchange distribution in accordance with the rules of the Nasdaq National Market or any stock exchange;

  . ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

  . privately negotiated transactions, which may include sales directly to institutions.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares and/or warrants or otherwise. In such transactions, broker-dealers may engage in short sales of the shares and/or warrants in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell shares and/or warrants short and redeliver the shares and/or warrants to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares and/or warrants. The broker-dealer may then resell or otherwise transfer such shares and/or warrants pursuant to this prospectus. The selling stockholders also may loan or pledge the shares and/or warrants to a broker-dealer. The broker-dealer may sell the shares and/or warrants so loaned, or upon a default the broker-dealer may sell the pledged shares and/or warrants pursuant to this prospectus.

Broker-dealers or agents may receive compensation in the form of commissions, underwriting discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares and/or warrants for whom they act as agents or to whom they sell as principals, or both. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares and/or warrants. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders have advised Arch that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

The shares and/or warrants will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares and/or warrants may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares and/or warrants may not simultaneously engage in market making activities with respect to Common Stock for a specified period prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M. These provisions may limit the timing of purchases and sales of shares of Common Stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through an underwritten offering, block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

  . the name of each such selling stockholder and of the participating broker-dealer(s);

  .  the number of shares and/or warrants involved;

  . the price at which such shares and/or warrants were sold;

  . the commissions paid or underwriting discounts or concessions allowed to such broker-dealer(s), where applicable;

  . a representation that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

  . other facts material to the transaction.

We will bear all costs, expenses and fees in connection with the registration of the shares and warrants. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares and/or warrants. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares and/or warrants against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders have agreed to indemnify certain persons, including broker-dealers and agents, against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

                           SELLING STOCKHOLDERS

The following table sets forth the number of shares and warrants owned by each of the selling stockholders. None of the selling stockholders has had a material relationship with Arch within the past three years other than as a result of the ownership of shares, warrants or other securities of Arch, except
    . No estimate can be given as to the amount of shares and/or warrants that will be held by the selling stockholders after completion of this offering because the selling stockholders may offer all or some of the shares and warrants and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares and warrants. The shares and warrants offered by this prospectus may be offered from time to time by the selling stockholders named below.

                                                        Percent of    Number of Securities
                             Number of Securities       Outstanding    Registered for Sale
Name of Selling Stockholder   Beneficially Owned        Securities         Hereby (1)
---------------------------  -----------------------  --------------- -----------------------
                              Shares      Warrants    Shares Warrants  Shares      Warrants
                             ----------  -----------  ------ -------- ----------  -----------

                              ----------   ---------   ----    ---     ----------   ---------
    Total..................
                              ==========   =========   ====    ===     ==========   =========

--------

 * Represents beneficial ownership of less than 1%.

(1) This registration statement also shall cover any additional shares of Common Stock which become issuable in connection with the shares and/or warrants registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of Arch's outstanding shares of Common Stock.

                                 LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for Arch by Hale and Dorr LLP, 60 State Street, Boston, Massachusetts.

                                    EXPERTS

The financial statements of Arch included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of MobileMedia at December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this registration statement, as set forth in their report, which is also included in this registration statement. Their report contains an explanatory paragraph describing conditions that raise substantial doubt about MobileMedia's ability to continue as a going concern as described in Note 1 of MobileMedia's Notes to Consolidated Financial Statements. MobileMedia's consolidated financial statements are included in this registration statement in reliance on Ernst & Young's report, given on their authority as experts in accounting and auditing.


With the exception of matters unique to MobileMedia, the descriptions of the regulatory requirements under the Communications Act and the regulations thereunder set forth under "Risk Factors--Government Regulation May Burden Operations; Foreign Ownership and Possible Redemption of Stock" and "Industry Overview--Regulation" have been included under the authority of Wilkinson, Barker, Knauer & Quinn, LLP, as experts in telecommunications law. FCC matters unique to MobileMedia included in the description of the regulatory requirements under the Communications Act and the regulations thereunder set forth under "Risk Factors--Business and Financial Risks--Government Regulation May Burden Operations; Foreign Ownership and Possible Redemption of Stock" and "Industry Overview--Regulation" have been included under the authority of Wiley, Rein & Fielding as experts in telecommunications law. Stockholders of Arch should not rely on Wilkinson, Barker, Knauer & Quinn, LLP or Wiley, Rein & Fielding with respect to any other matters.

                      INDEX OF CERTAIN DEFINED TERMS

                            Defined
   Defined Term             on Page Abbreviated version of:
   ------------             ------- -----------------------
   ARPU....................    34   Average revenues per unit.
   CMRS....................    13   Commercial mobile radio services.
   COAM....................    78   Customer-owned and -maintained.
   LECs....................    13   Local exchange carriers.
   N-PCS...................     1   Narrowband personal communications services.
   PCS.....................    12   Broadband personal communications services.
   PCP.....................    66   Private Carrier Paging Operator.
   RCC.....................    66   Radio Common Carrier.

                    WHERE YOU CAN FIND MORE INFORMATION

Arch files reports, proxy statements and other information with the Securities and Exchange Commission as required by the Exchange Act. MobileMedia Communications, Inc. and MobileMedia Corporation. have also been subject to the informational requirements of the Exchange Act but have filed only limited reports since the commencement of their bankruptcy proceedings in January 1997. See "Business--MobileMedia--Events Leading Up To MobileMedia's Bankruptcy Filings". Financial statements included in MobileMedia Communications, Inc. and MobileMedia Corporation's periodic reports from February 1997 through June 1998 have not been prepared in accordance with generally accepted accounting principles due to MobileMedia Communications, Inc. and MobileMedia Corporation's inability at the time of such filings to determine the amount of an impairment loss related to long-lived assets pursuant to Financial Accounting Standard No. 121. Such financial statements are unaudited and have been revised periodically based on subsequent determinations of changes in facts and circumstances impacting previously filed unaudited financial statements. The audited financial statements of MobileMedia included in this prospectus reflect adjustments from the unaudited statements, including but not limited to an impairment adjustment of $792.5 million recorded as of December 31, 1996.

You can find, copy and inspect information filed by Arch (and, to the extent available, by MobileMedia Communications, Inc. and MobileMedia Corporation) with the SEC at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's Regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can obtain copies of information filed by Arch with the SEC at prescribed rates by writing to the SEC's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. You can review Arch's, MobileMedia Communications, Inc. and MobileMedia Corporation's electronically filed reports, proxy and information statements on the SEC's world wide web site at http://www.sec.gov. Arch's Common Stock trades on the Nasdaq National Market under the symbol "APGR." Therefore, you can inspect reports, proxy statements and other information concerning Arch at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. MobileMedia Corporation's Common Stock has not been traded on any exchange since 1997. Arch maintains a World Wide Web site at http://www.arch.com. Arch's web site is not a part of this prospectus.

Arch has filed with the SEC a registration statement on Form S-4 under the Securities Act to register the stock and warrants. The term "registration statement" includes all amendments, exhibits, annexes and schedules. This prospectus does not contain all the information you can find in the registration statement or the exhibits and schedules to the registration statement. For further information with respect to Arch, MobileMedia Communications, Inc., MobileMedia Corporation and Arch's Common Stock, please refer to the registration statement (including its exhibits and schedules). You may inspect and copy the registration statement, including exhibits and schedules, as described above. Statements contained in this prospectus about the contents of any contract or other document are not necessarily complete, and we refer you, in each case, to the copy of such contract or other document filed as an exhibit to the registration statement.

You should rely only on the information or representations provided in this prospectus. Neither Arch nor any of the selling stockholders have authorized anyone to provide you with different information. Arch and the selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

You may request a copy of Arch's filings with the SEC, at no cost, by writing or telephoning Arch at the following address: Arch Communications Group, Inc., 1800 West Park Drive, Suite 250, Westborough, Massachusetts 01581, Attention:
Investor Relations, telephone (508) 870-6700. You may request copies of MobileMedia Communications, Inc. and MobileMedia Corporation's filings with the SEC, at no cost, by writing or telephoning MobileMedia Corporation, Fort Lee Executive Park, One Executive Drive, Suite 500, Fort Lee, New Jersey 07024,
Attention: Secretary, telephone (201) 224-9200.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Arch Communications Group, Inc.
  Report of Independent Public Accountants................................  F-2
  Consolidated Balance Sheets as of December 31, 1996 and 1997 and
   September 30, 1998 (unaudited).........................................  F-3
  Consolidated Statements of Operations for Each of the Three Years in the
   Period Ended December 31, 1997 and for the Nine Months Ended September
   30, 1997 and 1998 (unaudited)..........................................  F-4
  Consolidated Statements of Stockholders' Equity (Deficit) for Each of
   the Three Years in the Period Ended December 31, 1997 and for the Nine
   Months Ended September 30, 1998 (unaudited)............................  F-5
  Consolidated Statements of Cash Flows for Each of the Three Years in the
   Period Ended December 31, 1997 and for the Nine Months Ended September
   30, 1997 and 1998 (unaudited)..........................................  F-6
  Notes to Consolidated Financial Statements..............................  F-7
MobileMedia Communications, Inc. and Subsidiaries
  Report of Independent Public Auditors................................... F-22
  Consolidated Balance Sheets as of December 31, 1996 and 1997 and
   September 30, 1998 (unaudited)......................................... F-23
  Consolidated Statements of Operations for Each of the Three Years in the
   Period Ended December 31, 1997 and for the Nine Months Ended September
   30, 1997 and 1998 (unaudited).......................................... F-24
  Consolidated Statement of Changes in Stockholders' Equity (Deficit) for
   Each of the Three Years in the Period Ended December 31, 1997 and for
   the Nine Months Ended September 30, 1998 (unaudited)................... F-25
  Consolidated Statements of Cash Flows for Each of the Three Years in the
   Period Ended December 31, 1997 and for the Nine Months Ended September
   30, 1997 and 1998 (unaudited).......................................... F-26
  Notes to Consolidated Financial Statements.............................. F-27

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Arch Communications Group, Inc.:

We have audited the accompanying consolidated balance sheets of Arch Communications Group, Inc. (a Delaware corporation) (the "Company") and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and the schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Arch Communications Group, Inc. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule listed in Item 21(b) is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. The schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                        Arthur Andersen LLP

Boston, Massachusetts
February 9, 1998 (except with respect to the matters discussed in Notes 3 and 4, as to which the date is June 29, 1998)

                        ARCH COMMUNICATIONS GROUP, INC.
                          CONSOLIDATED BALANCE SHEETS
                      (in thousands, except share amounts)

                                              December 31,
                                          ----------------------  September 30,
                                             1996        1997         1998
                                          ----------  ----------  -------------
                                                                   (unaudited)
                 ASSETS
Current assets:
  Cash and cash equivalents.............. $    3,497  $    3,328    $  6,571
  Accounts receivable (less reserves of
   $4,111, $5,744 and $7,375 in 1996,
   1997 and 1998, respectively)               25,344      30,147      34,496
  Inventories............................     10,239      12,633      10,578
  Prepaid expenses and other.............      4,531       4,917       4,170
                                          ----------  ----------    --------
    Total current assets.................     43,611      51,025      55,815
                                          ----------  ----------    --------
Property and equipment, at cost:
  Land, buildings and improvements.......      8,780      10,089      10,382
  Paging and computer equipment..........    339,391     361,713     393,808
  Furniture, fixtures and vehicles.......      9,921      16,233      17,115
                                          ----------  ----------    --------
                                             358,092     388,035     421,305
  Less accumulated depreciation and
   amortization..........................     96,448     146,542     197,416
                                          ----------  ----------    --------
  Property and equipment, net............    261,644     241,493     223,889
                                          ----------  ----------    --------
Intangible and other assets (less
 accumulated amortization of $141,710,
 $260,932 and $342,101 in 1996, 1997 and
 1998, respectively).....................    841,501     728,202     662,662
                                          ----------  ----------    --------
                                          $1,146,756  $1,020,720    $942,366
                                          ==========  ==========    ========
  LIABILITIES AND STOCKHOLDERS' EQUITY
                (DEFICIT)
Current liabilities:
  Current maturities of long-term debt... $       46  $   24,513    $    --
  Accounts payable.......................     17,395      22,486      23,571
  Accrued restructuring charge...........        --          --       14,810
  Accrued expenses.......................     14,287      11,894      12,523
  Accrued interest.......................     10,264      11,249      18,767
  Customer deposits......................      6,698       6,150       5,340
  Deferred revenue.......................      7,181       8,787      11,349
                                          ----------  ----------    --------
    Total current liabilities............     55,871      85,079      86,360
                                          ----------  ----------    --------
Long-term debt, less current maturities..    918,150     968,896     992,790
                                          ----------  ----------    --------
Other long-term liabilities..............     21,172         --       28,639
                                          ----------  ----------    --------
Commitments and contingencies
Redeemable preferred stock...............      3,712         --          --
                                          ----------  ----------    --------
Stockholders' equity (deficit):
  Preferred stock--$.01 par value,
   authorized 10,000,000 shares, 250,000
   shares issued ($25,515 aggregate
   liquidation preference)...............        --          --            3
  Common stock--$.01 par value,
   authorized 75,000,000 shares, issued
   and outstanding: 20,712,220,
   20,863,563 and 21,067,110 shares in
   1996, 1997 and 1998, respectively.....        207         209         211
  Additional paid-in capital.............    350,444     351,210     377,382
  Accumulated deficit....................   (202,800)   (384,674)   (543,019)
                                          ----------  ----------    --------
    Total stockholders' equity (deficit).    147,851     (33,255)   (165,423)
                                          ----------  ----------    --------
                                          $1,146,756  $1,020,720    $942,366
                                          ==========  ==========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except share and per share amounts)

                                                                Nine Months Ended
                              Years Ended December 31,            September 30,
                          ----------------------------------  ----------------------
                             1995        1996        1997        1997        1998
                          ----------  ----------  ----------  ----------  ----------
                                                                   (unaudited)
Service, rental and
 maintenance revenues...  $  138,466  $  291,399  $  351,944  $  261,570  $  277,826
Product sales...........      24,132      39,971      44,897      34,029      31,811
                          ----------  ----------  ----------  ----------  ----------
    Total revenues......     162,598     331,370     396,841     295,599     309,637
Cost of products sold...     (20,789)    (27,469)    (29,158)    (22,044)    (21,863)
                          ----------  ----------  ----------  ----------  ----------
                             141,809     303,901     367,683     273,555     287,774
                          ----------  ----------  ----------  ----------  ----------
Operating expenses:
  Service, rental and
   maintenance..........      29,673      64,957      79,836      59,227      60,812
  Selling...............      24,502      46,962      51,474      39,019      36,902
  General and
   administrative.......      40,448      86,181     106,041      78,878      84,527
  Depreciation and
   amortization.........      60,205     191,871     232,347     179,917     164,990
  Restructuring charge..         --          --          --          --       16,100
                          ----------  ----------  ----------  ----------  ----------
    Total operating
     expenses...........     154,828     389,971     469,698     357,041     363,331
                          ----------  ----------  ----------  ----------  ----------
Operating income (loss).     (13,019)    (86,070)   (102,015)    (83,486)    (75,557)
Interest expense........     (22,560)    (77,353)    (98,063)    (73,057)    (79,592)
Interest income.........          38       1,426         904         621       1,258
Equity in loss of
 affiliate..............      (3,977)     (1,968)     (3,872)     (2,828)     (2,219)
                          ----------  ----------  ----------  ----------  ----------
Income (loss) before
 income tax benefit and
 extraordinary item.....     (39,518)   (163,965)   (203,046)   (158,750)   (156,110)
Benefit from income
 taxes..................       4,600      51,207      21,172      15,900         --
                          ----------  ----------  ----------  ----------  ----------
Income (loss) before
 extraordinary item.....     (34,918)   (112,758)   (181,874)   (142,850)   (156,110)
Extraordinary charge
 from early
 extinguishment of debt.      (1,684)     (1,904)        --          --       (1,720)
                          ----------  ----------  ----------  ----------  ----------
Net income (loss).......     (36,602)   (114,662)   (181,874)   (142,850)   (157,830)
Accretion of redeemable
 preferred stock........        (102)       (336)        (32)        (32)        --
Preferred stock
 dividend...............         --          --          --          --         (515)
                          ----------  ----------  ----------  ----------  ----------
Net income (loss) to
 common stockholders....  $  (36,704) $ (114,998) $ (181,906) $ (142,882) $ (158,345)
                          ==========  ==========  ==========  ==========  ==========
Basic/diluted income
 (loss) per common share
 before extraordinary
 item...................  $    (2.60) $    (5.53) $    (8.77) $    (6.89) $    (7.47)
Extraordinary charge
 from early
 extinguishment of debt
 per basic/diluted
 common share...........  $     (.12) $     (.09) $      --   $      --   $     (.08)
                          ----------  ----------  ----------  ----------  ----------
Basic/diluted net income
 (loss) per common
 share..................  $    (2.72) $    (5.62) $    (8.77) $    (6.89) $    (7.55)
                          ==========  ==========  ==========  ==========  ==========
Basic/diluted weighted
 average number of
 common shares
 outstanding............  13,497,734  20,445,943  20,746,240  20,735,730  20,968,281
                          ==========  ==========  ==========  ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                      (in thousands, except share amounts)

                                                                      Total
                                           Additional             Stockholders'
                          Preferred Common  Paid-In   Accumulated    Equity
                            Stock   Stock   Capital     Deficit     (Deficit)
                          --------- ------ ---------- ----------- -------------
Balance, December 31,
 1994....................   $--      $ 81   $ 60,823   $ (51,536)   $   9,368
  Exercise of options to
   purchase 475,903
   shares of common
   stock.................    --         5      5,137         --         5,142
  Issuance of 7,994,493
   shares of common stock
   to acquire stock of
   paging companies......    --        80    215,819         --       215,899
  Issuance of 2,706,659
   shares of common stock
   (net of issuance costs
   of $3,016)............    --        27     46,354         --        46,381
  Issuance of 417,311
   shares of common stock
   upon conversion of
   convertible
   subordinated
   debentures (net of
   costs of conversion of
   $192).................    --         4      6,794         --         6,798
  Accretion of redeemable
   preferred stock.......    --       --        (102)        --          (102)
  Net loss...............    --       --         --      (36,602)     (36,602)
                            ----     ----   --------   ---------    ---------
Balance, December 31,
 1995....................    --       197    334,825     (88,138)     246,884
  Exercise of options to
   purchase 169,308
   shares of common
   stock.................    --         2      1,469         --         1,471
  Issuance of 46,842
   shares of common stock
   under Arch's Employee
   Stock Purchase Plan...    --       --         373         --           373
  Issuance of 843,039
   shares of common stock
   upon conversion of
   convertible
   subordinated
   debentures............    --         8     14,113         --        14,121
  Accretion of redeemable
   preferred stock.......    --       --        (336)        --          (336)
  Net loss...............    --       --         --     (114,662)    (114,662)
                            ----     ----   --------   ---------    ---------
Balance, December 31,
 1996....................    --       207    350,444    (202,800)     147,851
  Issuance of 151,343
   shares of common stock
   under Arch's Employee
   Stock Purchase Plan...    --         2        798         --           800
  Accretion of redeemable
   preferred stock.......    --       --         (32)        --           (32)
  Net loss...............    --       --         --     (181,874)    (181,874)
                            ----     ----   --------   ---------    ---------
Balance, December 31,
 1997....................    --       209    351,210    (384,674)     (33,255)
  Exercise of options to
   purchase 94,032 shares
   of common stock
   (unaudited)...........    --         1        293         --           294
  Issuance of 250,000
   shares of preferred
   stock (unaudited).....      3      --      24,997         --        25,000
  Issuance of 109,515
   shares of common stock
   under Arch's Employee
   Stock Purchase Plan
   (unaudited)...........    --         1        367         --           368
  Preferred stock
   dividend..............    --       --         515        (515)         --
  Net loss (unaudited)...    --       --         --     (157,830)    (157,830)
                            ----     ----   --------   ---------    ---------
Balance, September 30,
 1998 (unaudited)........   $  3     $211   $377,382   $(543,019)   $(165,423)
                            ====     ====   ========   =========    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                              Nine Months
                            Years Ended December 31,      Ended September 30,
                          ------------------------------  --------------------
                            1995      1996       1997       1997       1998
                          --------  ---------  ---------  ---------  ---------
                                                              (unaudited)
Cash flows from
 operating activities:
 Net income (loss)......  $(36,602) $(114,662) $(181,874) $(142,850) $(157,830)
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by operating
  activities:
 Depreciation and
  amortization..........    60,205    191,871    232,347    179,917    164,990
 Deferred income tax
  benefit...............    (4,600)   (51,207)   (21,172)   (15,900)       --
 Extraordinary charge
  from early
  extinguishment of
  debt..................     1,684      1,904        --         --       1,720
 Equity in loss of
  affiliate.............     3,977      1,968      3,872      2,828      2,219
 Accretion of discount
  on senior notes.......       --      24,273     33,259     24,611     27,430
 Accounts receivable
  loss provision........     3,915      8,198      7,181      5,585      6,313
 Changes in assets and
  liabilities, net of
  effect from
  acquisitions of paging
  companies:
  Accounts receivable...    (9,582)   (15,513)   (11,984)    (8,481)   (10,662)
  Inventories...........    (3,176)     1,845     (2,394)    (3,677)     2,055
  Prepaid expenses and
   other................      (511)        89       (386)       679        747
  Accounts payable and
   accrued expenses.....      (551)   (12,520)     3,683        875     24,042
  Customer deposits and
   deferred revenue.....       (10)     1,556      1,058        964      1,752
  Other long-term
   liabilities..........       --         --         --         --      28,639
                          --------  ---------  ---------  ---------  ---------
Net cash provided by
 operating activities...    14,749     37,802     63,590     44,551     91,415
                          --------  ---------  ---------  ---------  ---------
Cash flows from
 investing activities:
 Additions to property
  and equipment, net....   (45,331)  (138,899)   (87,868)   (63,694)   (58,029)
 Additions to intangible
  and other assets......   (15,137)   (26,307)   (14,901)   (10,978)   (27,756)
 Acquisition of paging
  companies, net of cash
  acquired..............  (132,081)  (325,420)       --         --         --
                          --------  ---------  ---------  ---------  ---------
Net cash used for
 investing activities...  (192,549)  (490,626)  (102,769)   (74,672)   (85,785)
                          --------  ---------  ---------  ---------  ---------
Cash flows from
 financing activities:
 Issuance of long-term
  debt..................   191,617    676,000     91,000     91,000    455,964
 Repayment of long-term
  debt..................   (63,705)  (225,166)   (49,046)   (56,035)  (484,013)
 Repayment of redeemable
  preferred stock.......       --         --      (3,744)    (3,744)       --
 Net proceeds from sale
  of preferred stock....       --         --         --         --      25,000
 Net proceeds from sale
  of common stock.......    51,180      1,844        800        424        662
                          --------  ---------  ---------  ---------  ---------
Net cash provided by
 (used in) financing
 activities.............   179,092    452,678     39,010     31,645     (2,387)
                          --------  ---------  ---------  ---------  ---------
Net increase (decrease)
 in cash and cash
 equivalents............     1,292      (146)      (169)      1,524      3,243
Cash and cash
 equivalents, beginning
 of period..............     2,351      3,643      3,497      3,497      3,328
                          --------  ---------  ---------  ---------  ---------
Cash and cash
 equivalents, end of
 period.................  $  3,643  $   3,497  $   3,328  $   5,021  $   6,571
                          ========  =========  =========  =========  =========
Supplemental disclosure:
 Interest paid..........  $ 20,933  $  48,905  $  62,231  $  45,366  $  42,962
                          ========  =========  =========  =========  =========
 Issuance of common
  stock for acquisition
  of paging companies...  $215,899  $     --   $     --   $     --   $     --
                          ========  =========  =========  =========  =========
 Issuance of common
  stock for convertible
  debentures............  $  6,990  $  14,121  $     --   $     --   $     --
                          ========  =========  =========  =========  =========
 Accretion of redeemable
  preferred stock.......  $    102  $     336  $      32  $      32  $     --
                          ========  =========  =========  =========  =========
 Liabilities assumed in
  acquisition of paging
  companies.............  $314,139  $  58,233  $     --   $     --   $     --
                          ========  =========  =========  =========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                        ARCH COMMUNICATIONS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Significant Accounting Policies

Organization--Arch Communications Group, Inc. ("Arch" or the "Company") is a leading provider of wireless messaging services, primarily paging services, and is the second largest paging company in the United States (based on EBITDA). The Company had 4.2 million pagers in service at September 30, 1998.

Unaudited Interim Consolidated Financial Statements--The consolidated balance sheet as of September 30, 1998, the consolidated statements of operations and cash flows for the nine months ended September 30, 1997 and 1998 and the consolidated statement of stockholders' equity (deficit) for the nine months ended September 30, 1998 are unaudited and, in the opinion of the Company's management, include all adjustments and accruals, consisting only of normal recurring accrual adjustments, which are necessary for a fair presentation of the Company's consolidated financial position, results of operations and cash flows. The results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the full year.

Principles of Consolidation--The accompanying consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Revenue Recognition--Arch recognizes revenue under rental and service agreements with customers as the related services are performed. Maintenance revenues and related costs are recognized ratably over the respective terms of the agreements. Sales of equipment are recognized upon delivery. Commissions are recognized as an expense when incurred.

Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents--Cash equivalents include short-term, interest-bearing instruments purchased with remaining maturities of three months or less. The carrying amount approximates fair value due to the relatively short period to maturity of these instruments.

Inventories--Inventories consist of new pagers which are held specifically for resale. Inventories are stated at the lower of cost or market, with cost determined on a first-in, first-out basis.

Property and Equipment--Pagers sold or otherwise retired are removed from the accounts at their net book value using the first-in, first-out method. Property and equipment is stated at cost and is depreciated using the straight-line method over the following estimated useful lives:

                                                                      Estimated
                                                                        Useful
       Asset Classification                                              Life
       --------------------                                           ----------
       Buildings and improvements....................................  20 Years
       Leasehold improvements........................................ Lease Term
       Pagers........................................................  3 Years
       Paging and computer equipment................................. 5-8 Years
       Furniture and fixtures........................................ 5-8 Years
       Vehicles......................................................  3 Years

Effective October 1, 1995, Arch changed its estimate of the useful life of pagers from four years to three years. This change was made to better reflect the estimated period during which pagers will produce equipment rental revenue. The change did not have a material effect on depreciation expense or net loss in the quarter ended December 31, 1995.

                        ARCH COMMUNICATIONS GROUP, INC.

Depreciation and amortization expense related to property and equipment totaled $25.0 million, $87.5 million and $108.0 million for the years ended December 31, 1995, 1996 and 1997, respectively.

Intangible and Other Assets--Intangible and other assets, net of accumulated amortization, are composed of the following (in thousands):

                                 December 31,
                               ----------------- September 30,
                                 1996     1997       1998
                               -------- -------- -------------
                                                  (unaudited)
     Goodwill................  $351,969 $312,017   $281,847
     Purchased FCC licenses..   330,483  293,922    265,873
     Purchased subscriber
      lists..................   120,981   87,281     64,341
     Deferred financing
      costs..................    12,449    8,752     21,885
     Investment in CONXUS
      Communications, Inc....     6,500    6,500      6,500
     Investment in Benbow PCS
      Ventures, Inc..........     3,642    6,189     12,362
     Non-competition
      agreements.............     3,594    2,783      2,026
     Other...................    11,883   10,758      7,828
                               -------- --------   --------
                               $841,501 $728,202   $662,662
                               ======== ========   ========

Amortization expense related to intangible and other assets totaled $35.2 million, $104.4 million and $124.3 million for the years ended December 31, 1995, 1996 and 1997, respectively.

Subscriber lists, Federal Communications Commission ("FCC") licenses and goodwill are amortized over their estimated useful lives, ranging from five to ten years using the straight-line method. Non-competition agreements are amortized over the terms of the agreements using the straight-line method. Other assets consist of contract rights, organizational and FCC application and development costs which are amortized using the straight-line method over their estimated useful lives not exceeding ten years. Development and start up costs include nonrecurring, direct costs incurred in the development and expansion of paging systems, and are amortized over a two-year period.

Deferred financing costs incurred in connection with Arch's credit agreements (see Note 3) are being amortized over periods not to exceed the terms of the related agreements. As credit agreements are amended or renegotiated, unamortized deferred financing costs are written-off as an extraordinary charge. During 1995, 1996 and the nine months ended September 30, 1998, charges of $1.7 million, $1.9 million and $1.7 million, respectively, were recognized in connection with the closing of new credit facilities.

On November 8, 1994, CONXUS Communications, Inc. ("CONXUS"), formerly PCS Development Corporation, was successful in acquiring the rights to a two-way paging license in five designated regions in the United States in the FCC narrowband wireless spectrum auction. As of December 31, 1997, Arch's investment in CONXUS totaled $6.5 million representing an equity interest of 10.5% accounted for under the cost method.

In connection with Arch's May 1996 acquisition of Westlink Holdings, Inc. ("Westlink") (see Note 2), Arch acquired Westlink's 49.9% share of the capital stock of Benbow PCS Ventures, Inc. ("Benbow"). Benbow has exclusive rights to a 50kHz outbound/12.5kHz inbound narrowband personal communications license in each of the central and western regions of the United States. Arch is obligated, to the extent such funds are not available to Benbow from other sources and subject to the approval of Arch's designee on Benbow's Board of Directors, to advance Benbow sufficient funds to service debt obligations incurred by Benbow in connection with its acquisition of its narrowband PCS licenses and to finance the build out of a regional narrowband PCS system. Arch's investment in Benbow is accounted for under the equity method whereby Arch's share of Benbow's losses since the acquisition date of Westlink are recognized in Arch's accompanying consolidated statements of operations under the caption equity in loss of affiliate.

                        ARCH COMMUNICATIONS GROUP, INC.

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of" Arch evaluates the recoverability of its carrying value of the Company's long-lived assets and certain intangible assets based on estimated undiscounted cash flows to be generated from each of such assets as compared to the original estimates used in measuring the assets. To the extent impairment is identified, Arch reduces the carrying value of such impaired assets. To date, Arch has not had any such impairments.

Fair Value of Financial Instruments--Arch's financial instruments, as defined under SFAS No. 107 "Disclosures about Fair Value of Financial Instruments", include its cash, its debt financing and interest rate protection agreements. The fair value of cash is equal to the carrying value at December 31, 1996 and 1997.

As discussed in Note 3, Arch's debt financing primarily consists of (1) senior bank debt, (2) fixed rate senior notes and (3) convertible subordinated debentures. Arch considers the fair value of senior bank debt to be equal to the carrying value since the related facilities bear a current market rate of interest. Arch's fixed rate senior notes are traded publicly. The following table depicts the fair value of the fixed rate senior notes and the convertible subordinated debentures based on the current market quote as of December 31, 1996 and 1997 (in thousands):

                                             December 31, 1996 December 31, 1997
                                             ----------------- -----------------
                                             Carrying   Fair   Carrying   Fair
     Description                              Value    Value    Value    Value
     -----------                             -------- -------- -------- --------
     10 7/8% Senior Discount Notes due
      2008.................................  $299,273 $265,236 $332,532 $288,418
     9 1/2% Senior Notes due 2004..........   125,000  117,500  125,000  122,488
     14% Senior Notes due 2004.............   100,000  115,000  100,000  112,540
     6 3/4% Convertible Subordinated Deben-
      tures due 2003.......................    13,364   12,211   13,364    7,968

Arch had off balance sheet interest rate protection agreements consisting of interest rate swaps and interest rate caps with notional amounts of $165.0 million and $55.0 million, respectively, at December 31, 1996 and $140.0 million and $80.0 million, respectively, at December 31, 1997. The fair values of the interest rate swaps and interest rate caps were $361,000 and $10,000, respectively, at December 31, 1996 and $47,000 and $9,000, respectively, at December 31, 1997. See Note 3.

Basic/Diluted Net Income (Loss) Per Common Share -- In February 1997, the Financial Accounting Standards Board issued SFAS No. 128 "Earnings Per Share". The Company adopted this standard in 1997. The adoption of this standard did not have an effect on the Company's financial position, results of operations or income (loss) per share. Basic net income (loss) per common share is based on the weighted average number of common shares outstanding. Shares of stock issuable pursuant to stock options and upon conversion of the subordinated debentures (see Note 3) or the Series C Preferred Stock (see Note 4) have not been considered, as their effect would be anti-dilutive and thus diluted net income (loss) per common share is the same as basic net income (loss) per common share.

Reclassifications--Certain amounts of prior periods were reclassified to conform with the 1997 presentation.

2. Acquisitions

In May 1996, Arch completed its acquisition of all the outstanding capital stock of Westlink for $325.4 million in cash, including direct transaction costs. The purchase price was allocated based on the fair values of assets acquired and liabilities assumed (including deferred income taxes arising in purchase accounting), which amounted to $383.6 million and $58.2 million, respectively.

                        ARCH COMMUNICATIONS GROUP, INC.

On September 7, 1995, Arch completed its acquisition of USA Mobile Communications Holdings, Inc. ("USA Mobile"). The acquisition was completed in two steps. First, in May 1995, Arch acquired approximately 37%, or 5,450,000 shares, of USA Mobile's then outstanding common stock for $83.9 million in cash, funded by borrowings under the Arch Enterprises Credit Facility (see Note
3). Accordingly, Arch accounted for its investment in USA Mobile under the equity method of accounting. Arch recorded a charge of $4.0 million for the year ended December 31, 1995 representing its pro rata share of USA Mobile's net loss from May until the acquisition was completed. Second, on September 7, 1995, the acquisition was completed through the merger of Arch with and into USA Mobile ("the USAM Merger"). Upon consummation of the USAM Merger, USA Mobile was renamed Arch Communications Group, Inc. In the USAM Merger, each share of USA Mobile's outstanding common stock was exchanged for Arch common stock on a .8020-for-one basis (an aggregate of 7,599,493 shares of Arch common stock) and the 5,450,000 USA Mobile shares purchased by Arch in May 1995 were retired. Outstanding shares of USA Mobile's Series A Redeemable Preferred Stock were not affected by the USAM Merger (see Note 4). Arch is treated as the acquirer in the USAM Merger for accounting and financial reporting purposes and the purchase price was allocated based upon the fair market values of assets acquired and liabilities assumed. The aggregate consideration paid or exchanged in the USAM Merger was $582.2 million, consisting of cash paid of $88.9 million, including direct transaction costs, 7,599,493 shares of Arch common stock valued at $209.0 million and the assumption of liabilities of $284.3 million, including $241.2 million of long-term debt.

During the year ended December 31, 1995, Arch completed five acquisitions of paging companies, in addition to the USAM Merger, for purchase prices aggregating approximately $43.0 million, consisting of cash of $36.1 million and 395,000 shares of Arch common stock valued at $6.9 million. Goodwill resulting from the acquisitions and the USAM Merger is being amortized over a ten-year period using the straight-line method.

These acquisitions (including the USAM Merger) have been accounted for as purchases, and the results of their operations have been included in the consolidated financial statements from the dates of the respective acquisitions. The following unaudited pro forma summary presents the consolidated results of operations as if the acquisitions had occurred at the beginning of the periods presented, after giving effect to certain adjustments, including depreciation and amortization of acquired assets and interest expense on acquisition debt. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made at the beginning of the period presented, or of results that may occur in the future.

                                                                Year Ended
                                                               December 31,
                                                            -------------------
                                                              1995      1996
                                                            --------  ---------
                                                            (unaudited and in
                                                             thousands except
                                                              for per share
                                                                 amounts)
       Revenues............................................ $321,963  $ 358,900
       Income (loss) before extraordinary item.............  (92,395)  (128,444)
       Net income (loss)...................................  (94,079)  (130,348)
       Basic/diluted net income (loss) per common share....    (6.97)     (6.39)

                        ARCH COMMUNICATIONS GROUP, INC.

3. Long-term Debt

Long-term debt consisted of the following (in thousands):

                                                   December 31,
                                                 ----------------- September 30,
                                                   1996     1997       1998
                                                 -------- -------- -------------
                                                                    (unaudited)
     Senior Bank Debt........................... $380,500 $422,500   $267,000
     10 7/8% Senior Discount Notes due 2008.....  299,273  332,532    359,892
     9 1/2% Senior Notes due 2004...............  125,000  125,000    125,000
     14% Senior Notes due 2004..................  100,000  100,000    100,000
     12 3/4% Senior Notes due 2007..............      --       --     127,534
     Convertible Subordinated Debentures........   13,364   13,364     13,364
     Other......................................       59       13        --
                                                 -------- --------   --------
                                                  918,196  993,409    992,790
     Less-current maturities....................       46   24,513        --
                                                 -------- --------   --------
     Long-term debt............................. $918,150 $968,896   $992,790
                                                 ======== ========   ========

Senior Bank Debt--The Company, through its operating subsidiaries, entered into two credit agreements. Arch Communications Enterprise, Inc. ("ACE") entered into a credit facility dated May 5, 1995, as amended, with a group of banks and financial institutions who agreed, subject to certain terms and conditions, to provide (i) a $250 million, seven-year reducing revolver facility (the "ACE Revolver"), (ii) a $150 million, seven-year term loan (the "Tranche A Term Loan"), and (iii) a $100 million, eight-year term loan (the "Tranche B Term Loan"). The ACE Revolver, which was available for working capital and other purposes, the Tranche A Term Loan and the Tranche B Term Loan are collectively referred to as the ACE Credit Facility. The ACE Credit Facility is secured by all assets of the operating subsidiaries of ACE and a pledge of all the stock of Arch's direct and indirect subsidiaries. In addition, Arch and the operating subsidiaries of ACE guaranteed all obligations under the ACE Credit Facility.

The ACE Revolver was subject to scheduled mandatory reductions commencing on December 31, 1999. The Tranche A Term Loan and Tranche B Term Loan were to be amortized in quarterly installments commencing on March 31, 1998.

Except for the Tranche B Term Loan, borrowings under the ACE Credit Facility bear interest based on a reference rate equal to either (i) the agent bank's Alternate Base Rate, or (ii) the agent bank's LIBOR rate, in each case plus a margin which is based on the ratio of total debt to annualized operating cash flow. Borrowings under the Tranche B Term Loan bear interest at either the agent bank's Alternate Base Rate or LIBOR rate, in each case plus a margin based on the ratio of total debt to annualized EBITDA. Interest is payable quarterly in arrears. In addition, an annual commitment fee is payable based on the average daily unused portion of the ACE Revolver.

ACE is also required to maintain interest rate protection on at least 50% of outstanding borrowings under the ACE Credit Facility, and has therefore entered into interest rate swap and interest rate cap agreements. Entering into interest rate cap and swap agreements involves both the credit risk of dealing with counterparties and their ability to meet the terms of the contracts and interest rate risk. In the event of non-performance by the counterparty to these interest rate protection agreements, ACE would be subject to the prevailing interest rates specified in the ACE Credit Facility.

                        ARCH COMMUNICATIONS GROUP, INC.

Under the interest rate swap agreements, the Company will pay the difference between LIBOR and the fixed swap rate if the swap rate exceeds LIBOR, and the Company will receive the difference between LIBOR and the fixed swap rate if LIBOR exceeds the swap rate. Settlement occurs on the quarterly reset dates specified by the terms of the contracts. The notional principal amount of the interest rate swaps outstanding was $140 million at December 31, 1997. The weighted average fixed payment rate was 5.818% while the weighted average rate of variable interest payments under the ACE Credit Facility was 5.872% at December 31, 1997. At December 31, 1996 and 1997, the Company had a net payable of $124,000 and a net receivable of $18,000, respectively, on the interest rate swaps.

The interest rate cap agreements will pay the Company the difference between LIBOR and the cap level if LIBOR exceeds the cap levels at any of the quarterly reset dates. If LIBOR remains below the cap level, no payment is made to the Company. The total notional amount of the interest rate cap agreements was $80 million with cap levels between 7.5% and 8% at December 31, 1997. The transaction fees for these instruments are being amortized over the terms of the agreements.

The ACE Credit Facility contains restrictive and financial covenants which, among other things, limit the ability of ACE to: incur additional indebtedness, advance funds to Benbow (see Note 1), pay dividends, grant liens on its assets, merge, sell or acquire assets; repurchase or redeem capital stock; incur capital expenditures; and prepay indebtedness other than indebtedness under the ACE Credit Facility. As of December 31, 1997, ACE and its operating subsidiaries were in compliance with the covenants of the ACE Credit Facility.

As of December 31, 1997, $359.5 million was outstanding and $28.7 million was available under the ACE Credit Facility. At December 31, 1997, such advances bore interest at an average annual rate of 8.76%.

USA Mobile Communications, Inc. II ("USAM") and the direct subsidiaries of USAM (the "USAM Borrowing Subsidiaries") are parties to a $110 million reducing revolving credit facility dated March 19, 1997, as amended, with a group of banks pursuant to which the banks have agreed to make advances for working capital and other purposes (the "USAM Credit Facility").

Upon the closing of the USAM Credit Facility, the banks did not require the contemporaneous grant of a security interest in the assets of USAM and its subsidiaries but they have reserved the right to require such a security interest upon the occurrence of certain triggering events. Arch and USAM have guaranteed the obligations of the USAM Borrowing Subsidiaries under the USAM Credit Facility. Arch's guarantee is secured by the pledge of the stock of ACE and USAM.

Obligations under the USAM Credit Facility bear interest based on a reference rate equal to either (i) the agent bank's Alternate Base Rate or (ii) the agent bank's LIBOR rate, in each case plus a margin based on the ratio of USAM's total indebtedness to annualized operating cash flow. The annual commitment fee is payable based on the average daily unused portion of the USAM Credit Facility.

The USAM Credit Facility contains restrictive and financial covenants which, among other things, limit the ability of USAM to: incur additional indebtedness, pay dividends, grant liens on its assets, merge, sell or acquire assets; repurchase or redeem capital stock; incur capital expenditures; and prepay indebtedness other than indebtedness under the USAM Credit Facility. As of December 31, 1997, USAM and the USAM Borrowing Subsidiaries were in compliance with the covenants of the USAM Credit Facility.

As of December 31, 1997, $63.0 million was outstanding and $4.6 million was available under the USAM Credit Facility. At December 31, 1997, such advances bore interest at an average annual rate of 8.55%.

                        ARCH COMMUNICATIONS GROUP, INC.

On June 29, 1998, ACE was merged (the "ACI Merger") into a subsidiary of USAM named Arch Paging, Inc. ("API"). In connection with the Merger, USAM changed its name to Arch Communications, Inc. ("ACI"). Contemporaneously with the ACI Merger, ACE's existing credit facility was amended and restated to establish senior secured revolving credit and term loan facilities with API, as borrower, in the aggregate amount of $400.0 million (collectively, the "API Credit Facility") consisting of (i) a $175.0 million reducing revolving credit facility (the "Tranche A Facility"), (ii) a $100.0 million 364-day revolving credit facility under which the principal amount outstanding on the 364th day following the closing will convert to a term loan (the "Tranche B Facility") and (iii) a $125.0 million term loan which was available in a single drawing on the closing date (the "Tranche C Facility").

The Tranche A Facility will be subject to scheduled quarterly reductions commencing on September 30, 2000 and will mature on June 30, 2005. The term loan portion of the Tranche B Facility will be amortized in quarterly installments commencing September 30, 2000, with an ultimate maturity date of June 30, 2005. The Tranche C Facility will be amortized in annual installments commencing December 31, 1999, with an ultimate maturity date of June 30, 2006.

API's obligations under the API credit facility are secured by its pledge of the capital stock of the former ACE operating subsidiaries. The API credit facility is guaranteed by Arch, ACI and the former ACE operating subsidiaries. Arch's guarantee is secured by a pledge of Arch's stock and notes in ACI, and the guarantees of the former ACE operating subsidiaries are secured by a security interest in those assets of such subsidiaries which were pledged under ACE's former credit facility.

Borrowings under the API credit facility bear interest based on a reference rate equal to either the Bank's Alternate Base Rate or LIBOR rate, in each case plus a margin based on ACI's or API's ratio of total debt to annualized EBITDA.

The API credit facility requires payment of fees on the daily average amount available to be borrowed under the Tranche A Facility and the Tranche B Facility, which fees vary depending on ACI's or API's ratio of total debt to annualized EBITDA.

The API credit facility contains restrictions that limit, among other things: additional indebtedness and encumbrances on assets; cash dividends and other distributions; mergers and sales of assets; the repurchase or redemption of capital stock; investments; acquisitions that exceed certain dollar limitations without the lenders' prior approval; and prepayment of indebtedness other than indebtedness under the API credit facility. In addition, the API credit facility requires API and its subsidiaries to meet certain financial covenants, including covenants with respect to ratios of EBITDA to fixed charges, EBITDA to debt service, EBITDA to interest service and total indebtedness to EBITDA.

Senior Notes--On March 12, 1996, Arch completed a public offering of 10 7/8% Senior Discount Notes due 2008 (the "Senior Discount Notes") in the aggregate principal amount at maturity of $467.4 million ($275.0 million initial accreted value). Interest does not accrue on the Senior Discount Notes prior to March 15, 2001. Commencing September 15, 2001, interest on the Senior Discount Notes is payable semi-annually at an annual rate of 10 7/8%. The $266.1 million net proceeds from the issuance of the Senior Discount Notes, after deducting underwriting discounts and commissions and offering expenses, were used principally to fund a portion of the purchase price of Arch's acquisition of Westlink (see Note 2).

Interest on the ACI 14% Notes and the ACI 9 1/2% Notes (collectively, the "Senior Notes") is payable semiannually. The Senior Discount Notes and Senior Notes contain certain restrictive and financial covenants which, among other things, limit the ability of Arch or ACI to: incur additional indebtedness; pay dividends;

                        ARCH COMMUNICATIONS GROUP, INC.

grant liens on its assets; sell assets; enter into transactions with related parties; merge, consolidate or transfer substantially all of its assets; redeem capital stock or subordinated debt; and make certain investments.

On June 29, 1998, ACI issued and sold $130.0 million principal amount of 12 3/4% Senior Notes due 2007 (the "Notes") for net proceeds of $122.6 million (after deducting the discount to the Initial Purchasers and estimated offering expenses payable by ACI) in a private placement (the "Note Offering") under Rule 144A under the Securities Act of 1933. The Notes were sold at an initial price to investors of 98.049%. The Notes mature on July 1, 2007 and bear interest at a rate of 12 3/4% per annum, payable semi-annually in arrears on January 1 and July 1 of each year, commencing January 1, 1999.

The covenants in the indenture under which the 12 3/4% Notes were issued ("the Indenture") contain certain covenants that, among other things, limit the ability of ACI to incur additional indebtedness, issue preferred stock, pay dividends or make other distributions, repurchase Capital Stock (as defined in the Indenture), repay subordinated indebtedness or make other Restricted Payments (as defined in the Indenture), create certain liens, enter into certain transactions with affiliates, sell assets, issue or sell Capital Stock of ACI's Restricted Subsidiaries (as defined in the Indenture) or enter into certain mergers and consolidations.

Convertible Subordinated Debentures--On March 6, 1996, the holders of $14.1 million principal amount of Arch's 6 3/4% Convertible Subordinated Debentures due 2003 ("Arch Convertible Debentures") elected to convert their Arch Convertible Debentures into Arch common stock at a conversion price of $16.75 per share and received approximately 843,000 shares of Arch common stock together with a $1.6 million cash premium.

Interest on the remaining outstanding Arch Convertible Debentures is payable semiannually on June 1 and December 1. The Arch Convertible Debentures are unsecured and are subordinated to all existing indebtedness of Arch.

The Arch Convertible Debentures are redeemable, at the option of Arch, in whole or in part, at certain prices declining annually to 100% of the principal amount at maturity plus accrued interest. The Arch Convertible Debentures also are subject to redemption at the option of the holders, at a price of 100% of the principal amount plus accrued interest, upon the occurrence of certain events.

The Arch Convertible Debentures are convertible at their principal amount into shares of Arch's common stock at any time prior to redemption or maturity at an initial conversion price of $16.75 per share, subject to adjustment.

Maturities of Debt--Scheduled long-term debt maturities at December 31, 1997 and at September 30, 1998, are as follows (in thousands):

                                       December 31, September 30,
         Year Ending December 31,          1997         1998
         ------------------------      ------------ -------------
                                                     (unaudited)
         1998.........................   $ 24,513     $    --
         1999.........................     37,750        1,250
         2000.........................     83,000       15,450
         2001.........................     74,750       29,650
         2002.........................    122,500       29,650
         Thereafter...................    650,896      916,790
                                         --------     --------
                                         $993,409     $992,790
                                         ========     ========

                        ARCH COMMUNICATIONS GROUP, INC.

4. Redeemable Preferred Stock and Stockholders' Equity

Redeemable Preferred Stock--In connection with the USAM Merger (see Note 2), Arch assumed the obligations associated with 22,530 outstanding shares of Series A Redeemable Preferred Stock issued by USA Mobile. The preferred stock is recorded at its accreted redemption value, based on 10% annual accretion through the redemption date. On January 30, 1997, all outstanding preferred stock was redeemed for $3.7 million in cash.

Redeemable Series C Cumulative Convertible Preferred Stock--On June 29, 1998, two partnerships managed by Sandler Capital Management Company, Inc., an investment management firm ("Sandler"), together with certain other private investors, made an equity investment in Arch of $25.0 million in the form of Series C Convertible Preferred Stock of Arch ("Series C Preferred Stock"). The Series C Preferred Stock: (i) is convertible into Common Stock of Arch at an initial conversion price of $5.50 per share, subject to certain adjustments;
(ii) bears dividends at an annual rate of 8.0%, (A) payable quarterly in cash or, at Arch's option, through the issuance of shares of Arch's Common Stock valued at 95% of the then prevailing market price or (B) if not paid quarterly, accumulating and payable upon redemption or conversion of the Series C Preferred Stock or liquidation of Arch; (iii) permits the holders after seven years to require Arch, at Arch's option, to redeem the Series C Preferred Stock for cash or convert such shares into Arch's Common Stock valued at 95% of the then prevailing market price of Arch's Common Stock; (iv) is subject to redemption for cash or conversion into Arch's Common Stock at Arch's option in certain circumstances; (v) in the event of a "Change of Control" as defined in the indenture governing Arch's 10 7/8% Senior Discount Notes due 2008 (the "Arch Discount Notes Indenture"), requires Arch, at its option, to redeem the Series C Preferred Stock for cash or convert such shares into Arch's Common Stock valued at 95% of the then prevailing market price of Arch's Common Stock, with such cash redemption or conversion being at a price equal to 105% of the sum of the original purchase price plus accumulated dividends; (vi) limits certain mergers or asset sales by Arch; (vii) so long as at least 50% of the Series C Preferred Stock remains outstanding, limits the incurrence of indebtedness and "restricted payments" in the same manner as contained in the Arch Discount Notes Indenture; and (viii) has certain voting and preemptive rights. Upon an event of redemption or conversion, Arch currently intends to convert such Series C Preferred Stock into shares of Arch Common Stock.

Stock Options--Arch has a 1989 Stock Option Plan (the "1989 Plan") and a 1997 Stock Option Plan (the "1997 Plan") which provide for the grant of incentive and nonqualified stock options to key employees, directors and consultants to purchase Arch's common stock. Incentive stock options are granted at exercise prices not less than the fair market value on the date of grant. Options generally vest over a five-year period from the date of grant with the first such vesting (20% of granted options) occurring one year from the date of grant and continuing ratably at 5% on a quarterly basis thereafter. However, in certain circumstances, options may be immediately exercised in full. Options generally have a duration of 10 years. The 1989 Plan provides for the granting of options to purchase a total of 1,128,944 shares of common stock. All outstanding options on September 7, 1995, under the 1989 Plan, became fully exercisable and vested as a result of the USAM Merger. The 1997 Plan provides for the granting of options to purchase a total of 1,500,000 shares of common stock.

Effective October 23, 1996, the Compensation Committee of the Board of Directors of Arch authorized the grant of new options to each employee who had an outstanding option at a price greater than $12.50 (the fair market value of Arch's common stock on October 23, 1996). The new option would be for the total number of shares (both vested and unvested) subject to each employee's outstanding stock option agreement(s). As a result of this action 424,206 options were terminated and regranted at a price of $12.50. The Company treated this as a cancellation and reissuance under APB opinion No. 25 "Accounting for Stock Issued to Employees".

As a result of the USAM Merger, Arch assumed a stock option plan originally adopted by USA Mobile in 1994 and amended and restated on January 26, 1995 (the "1994 Plan"), which provides for the grant of up to

                        ARCH COMMUNICATIONS GROUP, INC.

601,500 options to purchase Arch's common stock. Under the 1994 Plan, incentive stock options may be granted to employees and nonqualified stock options may be granted to employees, directors and consultants. Incentive stock options are granted at exercise prices not less than the fair market value on the date of grant. Option duration and vesting provisions are similar to the 1989 Plan. All outstanding options under the 1994 Plan became fully exercisable and vested as a result of the USAM Merger.

In January 1995, Arch adopted a 1995 Outside Directors' Stock Option Plan (the "1995 Directors' Plan"), which terminated upon completion of the USAM Merger. Prior to termination of the 1995 Directors' Plan, 15,000 options were granted at an exercise price of $18.50 per share. Options have a duration of ten years and vest over a five-year period from the date of grant with the first such vesting (20% of granted options) occurring one year from the date of grant and continuing ratably at 5% on a quarterly basis thereafter.

As a result of the USAM Merger, Arch assumed from USA Mobile the Non-Employee Directors' Stock Option Plan (the "Outside Directors Plan"), which provides for the grant of up to 80,200 options to purchase Arch's common stock to non-employee directors of Arch. Outside directors receive a grant of 3,000 options annually under the Outside Directors Plan, and newly elected or appointed outside directors receive options to purchase 3,000 shares of common stock as of the date of their initial election or appointment. Options are granted at fair market value of Arch's common stock on the date of grant. Options have a duration of ten years and vest over a three-year period from the date of grant with the first such vesting (25% of granted options) occurring on the date of grant and future vesting of 25% of granted options occurring on each of the first three anniversaries of the date of grant.

On December 16, 1997, the Compensation Committee of the Board of Directors of Arch authorized the Company to offer an election to its employees who had outstanding options at a price greater than $5.06 to cancel such options and accept new options at a lower price. In January 1998, as a result of this election by certain of its employees, the Company canceled 1,083,216 options with exercise prices ranging from $5.94 to $20.63 and granted the same number of new options with an exercise price of $5.06 per share, the fair market value of the stock on December 16, 1997.

On December 29, 1997, Arch adopted a Deferred Compensation Plan for Nonemployee Directors. Under this plan, outside directors may elect to defer, for a specified period of time, receipt of some or all of the annual and meeting fees which would otherwise be payable for service as a director. A portion of the deferred compensation may be converted into phantom stock units, at the election of the director. The number of phantom stock units granted equals the amount of compensation to be deferred as phantom stock divided by the fair value of Arch's common stock on the date the compensation would have otherwise been paid. At the end of the deferral period, the phantom stock units will be converted to cash based on the fair market value of the Company's common stock on the date of distribution. Deferred compensation is expensed when earned. Changes in the value of the phantom stock units are recorded as income/expense based on the fair market value of the Company's common stock.

                        ARCH COMMUNICATIONS GROUP, INC.

The following table summarizes the activity under Arch's stock option plans for the periods presented:

                                                                        Weighted
                                                                        Average
                                                             Number of  Exercise
                                                              Options    Price
                                                             ---------  --------
     Options Outstanding at August 31, 1994................    602,744   $ 7.19
       Granted.............................................     41,740    18.58
       Exercised...........................................     (2,000)    5.94
       Terminated..........................................        --       --
                                                             ---------   ------
     Options Outstanding at December 31, 1994..............    642,484     7.95
       Granted.............................................    278,750    23.46
       Assumed in USAM Merger..............................    571,024    11.59
       Exercised...........................................   (475,903)   10.80
       Terminated..........................................    (10,600)   17.57
                                                             ---------   ------
     Options Outstanding at December 31, 1995..............  1,005,755    13.02
       Granted.............................................    695,206    15.46
       Exercised...........................................   (169,308)    8.69
       Terminated..........................................   (484,456)   21.60
                                                             ---------   ------
     Options Outstanding at December 31, 1996..............  1,047,197    11.37
       Granted.............................................    500,394     6.68
       Exercised...........................................        --       --
       Terminated..........................................   (190,636)   10.58
                                                             ---------   ------
     Options Outstanding at December 31, 1997..............  1,356,955   $ 9.75
                                                             =========   ======
     Options Exercisable at December 31, 1997..............    639,439   $ 9.64
                                                             =========   ======

The following table summarizes the options outstanding and options exercisable by price range at December 31, 1997:

                                    Weighted
                                     Average   Weighted             Weighted
                                    Remaining  Average              Average
        Range of         Options   Contractual Exercise   Options   Exercise
     Exercise Prices   Outstanding    Life      Price   Exercisable  Price
     ---------------   ----------- ----------- -------- ----------- --------
     $ 3.13 - $ 5.94      186,284     1.58      $ 4.39    169,784    $ 4.36
       6.25 -   8.25      617,654     7.45        7.09    195,010      7.77
      10.29 -  14.10      410,377     8.08       12.34    209,853     12.19
      15.85 -  20.63      124,640     8.10       20.12     51,292     19.66
      23.50 -  27.56       18,000     7.84       25.53     13,500     25.53
     ---------------    ---------     ----      ------    -------    ------
     $ 3.13 - $27.56    1,356,955     6.90      $ 9.75    639,439    $ 9.64
     ===============    =========     ====      ======    =======    ======

Employee Stock Purchase Plan--On May 28, 1996, the stockholders approved the 1996 Employee Stock Purchase Plan (ESPP). The ESPP allows eligible employees the right to purchase common stock, through payroll deductions not exceeding 10% of their compensation, at the lower of 85% of the market price at the beginning or the end of each six-month offering period. During 1996 and 1997, 46,842 and 151,343 shares were issued at an average price per share of $7.97 and $5.29, respectively. At December 31, 1997, 51,815 shares are available for future issuance. On May 19, 1998, the stockholders approved an amendment to the plan to increase the number of shares available for future issuance by 250,000.

Accounting for Stock-Based Compensation--Arch accounts for its stock option and stock purchase plans under APB Opinion No. 25 "Accounting for Stock Issued to Employees". Since all options have been issued at

                        ARCH COMMUNICATIONS GROUP, INC.

a grant price equal to fair market value, no compensation cost has been recognized in the Statement of Operations. Had compensation cost for these plans been determined consistent with SFAS No. 123 "Accounting for Stock-Based Compensation", Arch's net income (loss) and income (loss) per share would have been increased to the following pro forma amounts:

                                              Year Ended December 31,
                                            ------------------------------
                                              1995      1996       1997
                                            --------  ---------  ---------
                                             (in thousands, except per
                                                   share amounts)
   Net income (loss):           As reported $(36,602) $(114,662) $(181,874)
                                Pro forma    (36,740)  (115,786)  (183,470)
   Basic net income (loss) per
    common share:               As reported    (2.72)     (5.62)     (8.77)
                                Pro forma      (2.73)     (5.68)     (8.85)

Because the SFAS No. 123 method of accounting has not been applied to the options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. In computing these pro forma amounts, Arch has assumed a risk-free interest rate of 6%, an expected life of 5 years, an expected dividend yield of zero and an expected volatility of 50% - 60%.

The weighted average fair values (computed consistent with SFAS No. 123) of options granted under all plans in 1995, 1996 and 1997 were $11.89, $4.95 and $3.37, respectively. The weighted average fair value of shares sold under the ESPP in 1996 and 1997 was $5.46 and $2.83, respectively.

Stockholders Rights Plan--Upon completion of the USAM Merger, Arch's existing stockholders rights plan was terminated. In October 1995, Arch's Board of Directors adopted a new stockholders rights plan (the "Rights") and declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of common stock to stockholders of record at the close of business on October 25, 1995. Each Right entitles the registered holder to purchase from Arch one one-thousandth of a share of Series B Junior Participating Preferred Stock, at a cash purchase price of $150, subject to adjustment. Pursuant to the Plan, the Rights automatically attach to and trade together with each share of common stock. The Rights will not be exercisable or transferable separately from the shares of common stock to which they are attached until the occurrence of certain events. The Rights will expire on October 25, 2005, unless earlier redeemed or exchanged by Arch in accordance with the Plan.

5. Income Taxes

Arch accounts for income taxes under the provisions of SFAS No. 109 "Accounting for Income Taxes". Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities given the provisions of enacted laws.

The components of the net deferred tax asset (liability) recognized in the accompanying consolidated balance sheets at December 31, 1996 and 1997 are as follows (in thousands):

                                                               1996      1997
                                                             --------  --------
       Deferred tax assets.................................. $ 94,597  $134,944
       Deferred tax liabilities............................. (115,769)  (90,122)
                                                             --------  --------
                                                             (21,172)    44,822
       Valuation allowance..................................      --    (44,822)
                                                             --------  --------
                                                             $(21,172) $    --
                                                             ========  ========

                        ARCH COMMUNICATIONS GROUP, INC.

The approximate effect of each type of temporary difference and carryforward at December 31, 1996 and 1997 is summarized as follows (in thousands):

                                                              1996       1997
                                                            ---------  --------
       Net operating losses................................ $  89,764  $106,214
       Intangibles and other assets........................  (115,769)  (87,444)
       Depreciation of property & equipment................     3,692    24,388
       Accruals and reserves...............................     1,141     1,664
                                                            ---------  --------
                                                             (21,172)    44,822
       Valuation allowance.................................       --    (44,822)
                                                            ---------  --------
                                                            $(21,172)  $    --
                                                            =========  ========

The effective income tax rate differs from the statutory federal tax rate primarily due to the nondeductibility of goodwill amortization. The net operating loss (NOL) carryforwards expire at various dates through 2012. The Internal Revenue Code contains provisions that may limit the NOL carryforwards available to be used in any given year if certain events occur, including significant changes in ownership, as defined.

The Company has established a valuation reserve against its net deferred tax asset until it becomes more likely than not that this asset will be realized in the foreseeable future.

6. Commitments and Contingencies

In the ordinary course of business, the Company and its subsidiaries are defendants in a variety of judicial proceedings. In the opinion of management, there is no proceeding pending, or to the knowledge of management threatened, which in the event of an adverse decision, would result in a material adverse change in the financial condition of the Company.

Arch has operating leases for office and transmitting sites with lease terms ranging from one month to approximately ten years. In most cases, Arch expects that, in the normal course of business, leases will be renewed or replaced by other leases.

Future minimum lease payments under noncancellable operating leases at December 31, 1997 are as follows (in thousands):

             Year Ending December 31,
             ------------------------
             1998............................. $16,909
             1999.............................   7,706
             2000.............................   4,546
             2001.............................   2,689
             2002.............................     950
             Thereafter.......................   1,680
                                               -------
               Total.......................... $34,480
                                               =======

Total rent expense under operating leases for the years ended December 31, 1995, 1996 and 1997 approximated $6.4 million, $14.7 million, and $19.8 million, respectively.

                        ARCH COMMUNICATIONS GROUP, INC.

7. Employee Benefit Plans

Retirement Savings Plan--Arch has a retirement savings plan, qualifying under
Section 401(k) of the Internal Revenue Code covering eligible employees, as defined. Under the plan, a participant may elect to defer receipt of a stated percentage of the compensation which would otherwise be payable to the participant for any plan year (the deferred amount) provided, however, that the deferred amount shall not exceed the maximum amount permitted under Section 401(k) of the Internal Revenue Code. The plan provides for employer matching contributions. Matching contributions for the years ended December 31, 1995, 1996 and 1997 approximated $124,000, $217,000 and $302,000, respectively.

8. Tower Site Sale (unaudited)

In April 1998, Arch announced an agreement to sell certain of its tower site assets (the "Tower Site Sale") for approximately $38.0 million in cash (subject to adjustment), of which $1.3 million was paid to entities affiliated with Benbow in payment for certain assets owned by such entities and included in the Tower Site Sale. In the Tower Site Sale, Arch is selling communications towers, real estate, site management contracts and/or leasehold interests involving 133 sites in 22 states and will rent space on the towers on which it currently operates communications equipment to service its own paging network. Arch will use its net proceeds from the Tower Site Sale (estimated to be $36.0 million) to repay indebtedness under the API credit facility. Arch held the initial closing of the Tower Site Sale on June 26, 1998 with gross proceeds to Arch of approximately $12.0 million (excluding $1.3 million which was paid to entities affiliated with Benbow for certain assets which such entities sold as part of this transaction) and held a second closing on September 29, 1998 with gross proceeds to Arch of approximately $20.4 million. The final closing for the balance of the transaction is expected to be completed in the fourth quarter of 1998, although no assurance can be given that the final closing will be held as expected.

Arch entered into options to repurchase each site and until this continuing involvement ends the gain is deferred and included in other long-term liabilities. At September 30, 1998, Arch had sold 117 of the 133 sites which resulted in a total gain of approximately $23.5 million and through September 30, 1998 approximately $1.5 million of this gain had been recognized in the statement of operations and is included in operating income.

9. Divisional Reorganization (unaudited)

In June 1998, Arch's Board of Directors approved a reorganization of Arch's operations (the "Divisional Reorganization"). As part of the Divisional Reorganization, which is being implemented over a period of 18 to 24 months, Arch has consolidated its former Midwest, Western and Northern divisions into four existing operating divisions and is in the process of consolidating certain regional administrative support functions, such as customer service, collections, inventory and billing, to reduce redundancy and take advantage of various operating efficiencies. In connection with the Divisional Reorganization, Arch (i) anticipates a net reduction of approximately 10% of its workforce, (ii) plans to close certain office locations and redeploy other assets and (iii) has recorded a restructuring charge of $16.1 million, or $0.77 per share (basic and diluted) in the second quarter of 1998. The restructuring charge consisted of approximately (i) $9.7 million for employee severance, (ii) $3.5 million for lease obligations and terminations, (iii) $1.4 million for the writedown of fixed assets and (iv) $1.5 million of other costs.

The provision for lease obligations and terminations relates primarily to future lease commitments on local, regional and divisional office facilities that will be closed as part of the Divisional Reorganization. The charge represents future lease obligations, on such leases past the dates the offices will be closed by the Company, or for certain leases, the cost of terminating the leases prior to their scheduled expiration. Cash payments on the leases and lease terminations will occur over the remaining lease terms, the majority of which expire prior to 2001.

                        ARCH COMMUNICATIONS GROUP, INC.

Through the elimination of certain local and regional administrative operations and the consolidation of certain support functions, the Company will eliminate approximately 280 net positions. As a result of eliminating these positions, the Company will involuntarily terminate an estimated 900 personnel. The majority of the positions to be eliminated will be related to customer service, collections, inventory and billing functions in local and regional offices which will be closed as a result of the Divisional Reorganization. As of September 30, 1998, 114 employees had been terminated due to the Divisional Reorganization. The majority of the severance and benefits costs to be paid by the Company will be paid during the remainder of 1998 and in 1999.

The Company's restructuring activity as of September 30, 1998 is as follows (in thousands):

                                  Reserve   Utilization of Reserve
                                 Initially  --------------------------Remaining
                                Established    Cash        Non-Cash    Reserve
                                ----------- ------------ ----------------------
     Severance costs...........   $ 9,700   $      1,105   $      --   $ 8,595
     Lease obligation costs....     3,500             34          --     3,466
     Write-down of fixed
      assets...................     1,400            --           --     1,400
     Other costs...............     1,500            151          --     1,349
                                  -------   ------------   ----------  -------
       Total...................   $16,100   $      1,290   $      --   $14,810
                                  =======   ============   ==========  =======

10. Quarterly Financial Results (unaudited)

Quarterly financial information for the years ended December 31, 1996 and 1997 is summarized below (in thousands, except per share amounts):

                                          First     Second    Third     Fourth
                                         Quarter   Quarter   Quarter   Quarter
                                         --------  --------  --------  --------
   Year Ended December 31, 1996:
   Revenues............................  $ 67,171  $ 78,983  $ 90,886  $ 94,330
   Operating income (loss).............   (12,949)  (18,821)  (23,647)  (30,653)
   Income (loss) before extraordinary
    item...............................   (19,377)  (25,678)  (32,178)  (35,525)
   Extraordinary charge................       --     (1,904)      --        --
   Net income (loss)...................   (19,377)  (27,582)  (32,178)  (35,525)
   Basic net income (loss) per common
    share:
     Income (loss) before extraordinary
      item.............................      (.98)    (1.26)    (1.56)    (1.72)
     Extraordinary charge..............       --       (.09)      --        --
     Net income (loss).................      (.98)    (1.35)    (1.56)    (1.72)
   Year Ended December 31, 1997:
   Revenues............................  $ 95,539  $ 98,729  $101,331  $101,242
   Operating income (loss).............   (26,632)  (29,646)  (27,208)  (18,529)
   Net income (loss)...................   (45,815)  (49,390)  (47,645)  (39,024)
   Basic net income (loss) per common
    share:
     Net income (loss).................     (2.21)    (2.38)    (2.29)    (1.88)

                         Report of Independent Auditors

The Board of Directors
MobileMedia Communications, Inc.

We have audited the accompanying consolidated balance sheets of MobileMedia Communications, Inc. and Subsidiaries ("MobileMedia") as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MobileMedia Communications, Inc. and Subsidiaries at December 31, 1996 and 1997 and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that MobileMedia will continue as a going concern. As more fully described in Note 1, on January 30, 1997, MobileMedia Corporation and substantially all of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the Bankruptcy Court). Additionally, as more fully described in Note 12, on April 8, 1997, the Federal Communications Commission ("FCC") issued a Public Notice commencing an administrative hearing into the qualification of MobileMedia to remain a licensee, which hearing has been stayed by the FCC until October 6, 1998. These events, and circumstances relating to the Chapter 11 filing with the Bankruptcy Court, including MobileMedia's highly leveraged financial structure, non-compliance with certain covenants of loan agreements with banks and note indentures, net working capital deficiency and recurring losses from operations, raise substantial doubt about MobileMedia's ability to continue as a going concern. Although MobileMedia is currently operating the business as debtors-in-possession under the jurisdiction of the Bankruptcy Court, the continuation of the business as a going concern is contingent upon, among other things, the ability to (a) formulate a plan of reorganization which will gain approval of the creditors and confirmation by the Bankruptcy Court, (b) maintain compliance with all covenants under the debtor-in-possession financing agreement, (c) achieve satisfactory levels of future operating profit and (d) retain FCC qualification as a licensee. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of these uncertainties.

                                          Ernst & Young LLP

MetroPark, New Jersey
July 31, 1998

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                             December 31,
                                        ------------------------  September 30,
                                           1996         1997          1998
                                        -----------  -----------  -------------
                                                                   (unaudited)
                ASSETS
Current assets
 Cash and cash equivalents............. $    23,160  $    10,920   $     9,814
 Accounts receivable (less allowance
  for uncollectible accounts of
  $56,189, $26,497 and $17,424 in
  1996, 1997 and 1998, respectively)...      66,709       55,432        38,127
 Inventories...........................      13,382          868         1,167
 Prepaid expense.......................       1,118        5,108         6,391
 Other.................................       1,583        2,783         5,399
                                        -----------  -----------   -----------
   Total current assets................     105,952       75,111        60,898
                                        -----------  -----------   -----------
Investment in net assets of equity
 affiliate.............................       1,857        1,788         1,691
Property and equipment, net............     327,757      257,937       218,873
Intangible assets, net.................     325,753      295,358       273,287
Other assets...........................      28,911       24,940        22,557
                                        -----------  -----------   -----------
   Total assets........................ $   790,230  $   655,134   $   577,306
                                        ===========  ===========   ===========
 LIABILITIES AND STOCKHOLDERS' EQUITY
               (DEFICIT)
Liabilities not subject to compromise
 Debtor-In-Possession (DIP) credit
  facility............................. $       --   $    10,000   $       --
 Accrued restructuring costs...........         --         4,897         7,001
 Accrued wages, benefits and payroll...         --        11,894        12,398
 Accounts payable--post petition.......         --         2,362         2,106
 Accrued interest......................         --         4,777         4,145
 Accrued expenses and other current
  liabilities..........................       6,703       35,959        36,071
 Advance billing and customer
  deposits.............................      37,022       34,252        31,340
 Deferred gain on tower sale...........         --           --         69,611
                                        -----------  -----------   -----------
   Total liabilities not subject to
    compromise.........................      43,725      104,141       162,672
                                        -----------  -----------   -----------
Liabilities subject to compromise
 Accrued wages, benefits and payroll
  taxes................................       9,443          562           555
 Accrued interest......................      31,443       18,450        17,601
 Accounts payable--pre petition........      45,484       19,646        12,473
 Accrued expenses and other current
  liabilities..........................      48,215       20,663        20,121
 Debt..................................   1,074,196    1,075,681       905,681
 Other.................................       3,460        2,915         2,822
                                        -----------  -----------   -----------
   Total liabilities subject to
    compromise.........................   1,212,241    1,137,917       959,253
                                        -----------  -----------   -----------
 Deferred tax liabilities..............       2,655        2,655         2,655
Stockholders' equity (deficit)
 Common stock (1 share, no par value,
  issued and outstanding at December
  31, 1996 and 1997 and September 30,
  1998)................................         --           --            --
 Additional paid-in-capital............     672,629      676,025       676,025
 Accumulated deficit--pre petition.....  (1,141,020)  (1,154,420)   (1,154,420)
 Accumulated deficit--post petition....         --      (111,184)      (68,879)
                                        -----------  -----------   -----------
   Total stockholders' equity
    (deficit)..........................    (468,391)    (589,579)     (547,274)
                                        -----------  -----------   -----------
   Total liabilities and stockholders'
    equity (deficit)................... $   790,230  $   655,134   $   577,306
                                        ===========  ===========   ===========

                            See accompanying notes.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (in thousands)

                                                                   Nine months
                               Year Ended December 31,         Ended September 30,
                          -----------------------------------  ---------------------
                            1995         1996         1997        1997       1998
                          ---------  ------------  ----------  ----------  ---------
                                                                   (unaudited)
Revenue
  Services, rents and
   maintenance..........  $ 220,745  $    568,892  $  491,174  $  378,922  $ 320,002
  Product sales.........     32,251        71,818      36,218      28,235     20,367
                          ---------  ------------  ----------  ----------  ---------
    Total revenues......    252,996       640,710     527,392     407,157    340,369
Cost of products sold...    (26,885)      (72,595)    (35,843)    (27,524)   (16,531)
                          ---------  ------------  ----------  ----------  ---------
                            226,111       568,115     491,549     379,633    323,838
Operating expenses
  Services, rents and
   maintenance..........     59,800       144,050     139,333     110,146     83,506
  Selling...............     45,203        96,817      69,544      53,816     45,848
  General and
   administrative.......     59,034       218,607     179,599     145,337    101,383
  Impairment of long-
   lived assets.........        --        792,478         --          --         --
  Restructuring costs...        --          4,256      19,811      15,577     13,831
  Depreciation..........     50,399       136,434     110,376      81,988     65,919
  Amortization..........     21,009       212,264      29,862      22,380     22,393
  Amortization of
   deferred gain on
   tower sale...........        --            --          --          --        (389)
                          ---------  ------------  ----------  ----------  ---------
    Total operating
     expenses...........    235,445     1,604,906     548,525     429,244    332,491
                          ---------  ------------  ----------  ----------  ---------
Operating (loss)........     (9,334)   (1,036,791)    (56,976)    (49,611)    (8,653)
Other income (expense)
  Interest expense, net
   .....................    (31,745)      (92,663)    (67,611)    (51,531)   (42,449)
  Gain (loss) on sale of
   assets...............        --             68           3           3     94,085
                          ---------  ------------  ----------  ----------  ---------
    Total other expense.    (31,745)      (92,595)    (67,608)    (51,528)    51,636
                          ---------  ------------  ----------  ----------  ---------
Income (loss) before
 income taxes (benefit).    (41,079)   (1,129,386)   (124,584)   (101,139)    42,983
Income taxes (benefit)..        --        (69,442)        --          --         678
                          ---------  ------------  ----------  ----------  ---------
Net income (loss).......  $ (41,079) $ (1,059,944) $ (124,584) $ (101,139) $  42,305
                          =========  ============  ==========  ==========  =========


                            See accompanying notes.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
      CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                                 (in thousands)

                                          Accumulated  Accumulated
                               Additional   Deficit      Deficit
                                Paid in      Pre-         Post-
                                Capital    Petition     Petition      Total
                               ---------- -----------  ----------- -----------
Balance at December 31, 1994..  $141,497  $   (39,997)  $       0  $   101,500
Capital contribution from
 MobileMedia..................   518,332          --          --       518,332
Net loss......................       --       (41,079)        --       (41,079)
                                --------  -----------   ---------  -----------
Balance at December 31, 1995..   659,829      (81,076)          0      578,753
Capital contribution from
 MobileMedia..................    12,800          --          --        12,800
Net loss......................       --    (1,059,944)        --    (1,059,944)
                                --------  -----------   ---------  -----------
Balance at December 31, 1996..   672,629   (1,141,020)          0     (468,391)
Capital contribution from
 MobileMedia..................     3,396          --          --         3,396
Net loss......................       --       (13,400)   (111,184)    (124,584)
                                --------  -----------   ---------  -----------
Balance at December 31, 1997..   676,025   (1,154,420)   (111,184)    (589,579)
Net income (unaudited)........       --           --       42,305       42,305
                                --------  -----------   ---------  -----------
Balance at September 30, 1998
 (unaudited)..................  $676,025  $(1,154,420)  $ (68,879) $  (547,274)
                                ========  ===========   =========  ===========



                            See accompanying notes.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                               Nine Months Ended
                               Year Ended December 31,           September 30,
                          -----------------------------------  -------------------
                             1995         1996        1997       1997       1998
                          -----------  -----------  ---------  ---------  --------
                                                                  (unaudited)
Operating activities
 Net income (loss)......  $   (41,079) $(1,059,944) $(124,584) $(101,139) $ 42,305
Adjustments to reconcile
 net loss to net cash
 provided by (used in)
 operating activities:
 Depreciation and
  amortization..........       71,408      348,698    140,238    104,368    88,312
 Amortization of
  deferred gain on tower
  sale..................                                                      (389)
 Income tax provision
  (benefit).............          --       (69,442)       --         --        678
 Accretion of note
  payable discount......       15,159       16,792      1,485      1,485
 Provision for
  uncollectible
  accounts..............        4,259       56,556     65,181     57,965    13,011
 Write-off of
  unamortized debt
  issuance costs........        5,391          --         --         --        --
 Recognized gain on sale
  of tower assets.......          --           --         --         --    (94,165)
 Impairment of long-
  lived assets..........          --       792,478        --         --        --
 Undistributed earnings
  of affiliate, net.....         (303)         160         69        (54)       97
Change in operating
 assets and liabilities:
 Accounts receivable....      (17,595)     (55,965)   (53,904)   (56,888)    4,294
 Inventories............       (3,353)       2,433     12,514      9,239      (299)
 Prepaid expenses and
  other assets..........          133       12,145       (686)     1,555    (1,541)
 Accounts payable,
  accrued expenses and
  other liabilities.....        9,829       13,283    (25,393)   (19,378)  (10,718)
                          -----------  -----------  ---------  ---------  --------
 Net cash provided by
  (used in) operating
  activities............       43,849       57,194     14,920     (2,847)   41,585
                          -----------  -----------  ---------  ---------  --------
Investing activities:
 Construction and
  capital expenditures,
  including net changes
  in pager assets.......      (86,163)    (161,861)   (40,556)   (32,321)  (32,394)
 Net proceeds from the
  sale of tower assets..          --           --         --         --    169,703
 Investment in net
  assets of equity
  affiliates............       (1,641)         --         --         --        --
 Acquisition of
  businesses............     (171,223)    (866,460)       --         --        --
 MAP Mobile channel
  exchange agreement....      (10,175)         --         --         --        --
 Cash paid to FCC for
  PCS license...........      (42,935)         --         --         --        --
 Other..................         (561)         --         --         --        --
                          -----------  -----------  ---------  ---------  --------
Net cash provided by
 (used in) investing
 activities.............     (312,698)  (1,028,321)   (40,556)   (32,321)  137,309
                          -----------  -----------  ---------  ---------  --------
Financing activities:
 Capital contribution by
  MobileMedia
  Corporation...........      518,332       12,800      3,396      3,396       --
 Proceeds from sale of
  notes, net............      245,863          --         --         --        --
 Repayment of Dial Page.      (83,430)         --         --         --        --
 Payment of debt issue
  costs.................      (22,721)      (6,939)       --         --        --
 Borrowing from
  revolving credit
  facilities............    1,071,000      580,250        --         --        --
 Repayments on revolving
  credit facilities.....   (1,057,250)         --         --         --   (170,000)
 Borrowing from DIP
  credit facilities.....          --           --      47,000     17,000       --
 Repayments on DIP
  credit facilities.....          --           --     (37,000)       --    (10,000)
                          -----------  -----------  ---------  ---------  --------
Net cash provided by
 (used in) financing
 activities.............      671,794      586,111     13,396     20,396  (180,000)
                          -----------  -----------  ---------  ---------  --------
Net (decrease) increase
 in cash, cash
 equivalents designated
 and cash designated for
 the MobileComm
 acquisition............      402,945     (385,016)   (12,240)   (14,772)   (1,106)
Cash and cash
 equivalents at
 beginning of period....        5,231      408,176     23,160     23,160    10,920
                          -----------  -----------  ---------  ---------  --------
Cash and cash
 equivalents at end of
 period.................  $   408,176  $    23,160  $  10,920  $   8,388  $  9,814
                          ===========  ===========  =========  =========  ========

                            See accompanying notes.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Chapter 11 Reorganization and Basis of Presentation

On January 30, 1997 (the "Petition date"), MobileMedia Corporation ("Parent"), its wholly owned subsidiary MobileMedia Communications, Inc., and all seventeen of MobileMedia Communication's Inc.'s subsidiaries ("MobileMedia") (collectively with Parent and MobileMedia, the "Debtors"), filed for protection under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"). The Debtors are operating as debtors-in-possession and are subject to the jurisdiction of the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of its creditors and stockholders. In addition to permitting rehabilitation of the debtor, another goal of Chapter 11 is to promote equality of treatment of creditors and equity security holders of equal rank with respect to the restructuring of debt. In furtherance of these two goals, upon the filing of a petition for reorganization under Chapter 11, section 362(a) of the Bankruptcy Code generally provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the debtor's case under Chapter 11.

The Bankruptcy Court has exercised supervisory powers over the operations of the Debtors with respect to the employment of attorneys, investment bankers and other professionals, and transactions out of the Debtors' ordinary course of business or otherwise requiring bankruptcy court approval under the Bankruptcy Code. The Debtors have been paying undisputed obligations that have arisen subsequent to the Petition date on a timely basis.

Since the Petition date, the Bankruptcy Court has entered orders allowing the Debtors (i) to pay certain customer refunds and deposits in the ordinary course of business, (ii) to pay wages, salaries and benefits owing to employees, and
(iii) to pay specified pre-petition taxes owing to various governmental entities. On February 6, 1997, the Bankruptcy Court entered an order authorizing the Debtors to pay approximately $46 million in pre-petition amounts owing to certain essential vendors.

Under the Bankruptcy Code, the Debtors may elect to assume or reject real estate leases, employment contracts, personal property leases, service contracts and other unexpired executory pre-petition leases and contracts, subject to Bankruptcy Court approval. Assumption of a contract requires the Debtors, among other things, to cure all defaults under the contract, including payment of all pre-petition liabilities. Rejection of a contract constitutes a breach of that contract as of the moment immediately preceding the Chapter 11 filing and the other party has the right to assert a general, unsecured claim against the bankruptcy estate for damages arising out of such breach. These parties may also seek to assert post-petition administrative claims against the Debtors to the extent that the Debtors utilize the collateral or services of such parties subsequent to the commencement of the Chapter 11 proceedings. The Debtors cannot presently determine or reasonably estimate the ultimate liability which may result from payments required to cure defaults under assumed leases and contracts or from the filing of claims for all leases and contracts which may be rejected.

In connection with the Chapter 11 filing, the Debtors notified all known claimants that pursuant to an order of the Court, all proofs of claims, on account of pre-petition obligations, other than for certain governmental entities, were required to be filed by June 16, 1997 (the "Bar Date"). As of September 30, 1998, approximately 2,400 proofs of claim have been filed against the Debtors. Included among the claims filed are claims of unspecified and undeterminable amounts. The Debtors consider the amounts set forth in certain proofs of claim to be inaccurate estimates of the Debtors' liabilities. As of September 30, 1998, the Debtors had secured orders of the Bankruptcy Court reducing approximately 1,292 claims filed in an aggregate amount of approximately $110.8 million to an allowed amount of $5.51 million. The Debtors expect the objection process to continue.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

Confirmation and consummation of a plan of reorganization are the principal objectives of a Chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying claims against, and interests in, a debtor. Confirmation of a plan requires, among other things, the affirmative vote of creditors holding at least two-thirds in total dollar amount and more than one-half in number of the allowed claims in each impaired class of claims that have voted on the plan, and two-thirds in amount of equity interests in each impaired class of interests that voted on the plan. Section 1129(b) of the Bankruptcy Code--commonly referred to as the "cramdown" provision--permits confirmation of a plan over the objection of an impaired class under certain circumstances. Confirmation of a plan of reorganization by a bankruptcy court makes the plan binding upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity security holder of the debtor. Subject to certain limited exceptions, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefore the obligations specified under the confirmed plan.

On August 20, 1998, MobileMedia announced that it had executed a merger agreement with Arch Communications Group, Inc. ("Arch"), pursuant to which MobileMedia Communications, Inc. will be merged with and into a wholly-owned subsidiary of Arch. Immediately prior to the Merger, Parent will contribute all of its assets to MobileMedia Communications, Inc. Concurrently, Debtors filed a First Amended Joint Plan of Reorganization that reflects the proposed merger with Arch. (On September 3, 1998, Arch and MobileMedia executed an amendment to the merger agreement and the Debtors filed a subsequent Second Amended Joint Plan of Reorganization (the "Plan").) Under the Plan, Debtors' secured creditors will receive cash in an amount equal to their allowed pre-petition claims and Debtors' unsecured creditors will receive cash or equity securities of Arch in satisfaction of their pre-petition claims against the Debtors. Because there are a variety of conditions precedent to the consummation of the Plan and the merger with Arch, there can be no assurance that the transactions contemplated thereby will be consummated.

The consolidated financial statements at December 31, 1996 and 1997 and September 30, 1998 (unaudited) have been prepared on a going concern basis which assumes continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business. As discussed herein, there are significant uncertainties relating to the ability of MobileMedia to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or the amounts and classification of liabilities that might be necessary as a result of the outcome of the uncertainties discussed herein.

2. The Company and Summary of Significant Accounting Policies

The Company

MobileMedia provides paging and wireless messaging services in the United States, including the 100 largest metropolitan areas.

Consolidation

The consolidated financial statements include the accounts of MobileMedia and it's wholly-owned subsidiaries (MobileMedia Communications of California, Inc., MobileMedia Paging, Inc., MobileMedia DP Properties, Inc., Dial Page Southeast, Inc., RadioCall Company of Virginia, Inc., MobileMedia PCS, Inc., Mobile Communications Corporation of America, MobileComm of Florida, Inc., MobileComm of Tennessee, Inc., MobileComm of the Midsouth, Inc., MobileComm Nationwide Operations, Inc., MobileComm of the West, Inc., MobileComm of the Northeast, Inc., MobileComm of the Southeast, Inc., MobileComm of the Southeast Private Carrier Operations, Inc., MobileComm of the Southwest, Inc. and FWS Radio, Inc.). All significant intercompany accounts and transactions have been eliminated.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

Cash Equivalents

MobileMedia considers all highly-liquid securities with an original maturity of less than three months to be cash equivalents.

Concentrations of Credit Risk

Financial instruments that potentially subject MobileMedia to concentrations of credit risk consist principally of temporary cash investments and accounts receivable. MobileMedia places its temporary cash investments with high-quality institutions and, by policy, limits its credit exposure to any one institution. Although MobileMedia faces significant credit risk from its customers, which has been aggravated due to MobileMedia's operating problems, such risk does not result from a concentration of credit risk as a result of the large number of customers which comprise MobileMedia's customer base. MobileMedia generally does not require collateral or other security to support customer receivables.

Inventories

MobileMedia values inventories at the lower of specific cost or market value. Inventories consist of pagers held specifically for resale by MobileMedia.

Revenue Recognition

MobileMedia recognizes revenue under service, rent and maintenance agreements with customers at the time the related services are performed. Advance billings for services are deferred and recognized as revenue when earned. MobileMedia leases (as lessor) certain pagers under operating leases. Sales of pagers are recognized upon delivery.

Reclassifications

Certain 1995 financial statement items have been reclassified to conform to the 1996 and 1997 presentation.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

Property and Equipment

Effective October 1, 1997, MobileMedia shortened the estimated useful life of pagers from four to three years. This change resulted in additional depreciation expense of approximately $2,500 in 1997.

Property and equipment are stated at cost, less accumulated depreciation.

While several companies manufacture pagers, MobileMedia purchases a significant percentage of its pagers from one supplier. Any disruption of such supply could have a material impact on MobileMedia's operations.

Expenditures for maintenance are charged to expense as incurred.

Upon retirement of pagers, the cost and related accumulated depreciation are removed from the accounts and the net book value, if any, is charged to depreciation expense. Upon the sale of pagers, the net book value is charged to cost of products sold.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

Depreciation and amortization are computed using the straight-line method over the following estimated useful lives:

   Pagers............................................................    3 years
   Radio transmission equipment......................................   10 years
   Computer equipment................................................    4 years
   Furniture and fixtures............................................    5 years
   Leasehold improvements............................................ 1-10 years
   Buildings.........................................................   30 years

Intangible Assets

Intangible assets consist primarily of customer lists, FCC licenses, a non-competition agreement, software and the excess of consideration paid over fair values of net assets acquired and are being amortized principally using the straight-line method over periods ranging from 1 to 40 years. In connection with the impairment writedown discussed below, MobileMedia revised the lives of FCC licenses and customer lists to 25 years and 3 years, respectively.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", MobileMedia records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the net book value of those assets. In 1997, MobileMedia determined impairment existed with respect to its long-lived assets as of December 31, 1996. Such determination was based upon the existence of adverse business circumstances, such as MobileMedia's bankruptcy, its 1996 operating results and the uncertainty associated with the pending FCC proceeding. In July 1998, MobileMedia evaluated the ongoing value of its long-lived assets effective December 31, 1996 and, based on this evaluation, MobileMedia determined that intangible assets with a net book value of $1,118,231 were impaired and wrote them down by $792,478 to their estimated fair value. Fair value was determined through the application of generally accepted valuation methods to MobileMedia's projected cash flows, discounted at an estimated market rate of interest. The remaining carrying amount of long-lived assets are expected to be recovered based on MobileMedia's estimates of cash flows. However, it is possible that such estimates could change based upon the uncertainties of the bankruptcy process and because future operating and financial results may differ from those projected which may require further writedowns to fair value.

Debt Issue Costs

Debt issue costs, which relate to the long term debt discussed in Note 6, are reported as "Other assets" in the accompanying balance sheets. Such costs amounted to $26,582 at December 31, 1996, $22,939 at December 31, 1997 and $20,206 at September 30, 1998 (unaudited) and are being amortized on a straight line basis over the term of the related debt.

Restructuring Costs

Restructuring costs are primarily comprised of professional fees constituting administrative expenses incurred by MobileMedia as a result of reorganization under Chapter 11 of the Bankruptcy Code.

Income Taxes

Income taxes are accounted for by the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

Unaudited Interim Financial Statements

The interim financial information as of September 30, 1998 and the nine months ended September 30, 1997 and 1998 contained herein is unaudited but, in the opinion of management, includes all adjustments of a normal recurring nature that are necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods presented. Results of operations for the interim periods presented are not necessarily indicative of results of operations for the entire year.

New Authoritative Accounting Pronouncements

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" ("SFAS No. 130"), which is effective for years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for financial statements for fiscal years beginning after December 15, 1997, and therefore MobileMedia will adopt the new requirements retroactively in 1998. Management does not anticipate that the adoption of SFAS No. 130 will have a significant effect on MobileMedia's reporting.

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"), which is effective for years beginning after December 15, 1997. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997. Management has not completed its review of SFAS No. 131, but does not anticipate that the adoption of this statement will have any effect on MobileMedia's reporting.

In April 1998, the Accounting Standards Executive Committee of the Financial Accounting Standards Board issued Statement of Position 98-5 ("SOP 98-5") "Reporting on the Costs of Start-Up Activities". SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Initial application of SOP 98-5 will be reported as the cumulative effect of a change in accounting principle. MobileMedia intends to adopt SOP 98-5 effective January 1, 1999. The adoption of SOP 98-5 is not expected to have a material effect on MobileMedia's financial position or results of operations.

3. Acquisitions and Divestitures

On September 3, 1998, MobileMedia completed the sale of 166 transmission towers to Pinnacle Towers, Inc. ("Pinnacle") for $170.0 million in cash (the "Tower Sale"). Under the terms of a lease with Pinnacle, MobileMedia will lease antenna sites located on these towers for an initial period of 15 years at an aggregate annual rental of $10.7 million. The sale was accounted for in accordance with Statement of Financial Accounting Standards No. 28, Accounting for Sales with Leasebacks, and resulted in a recognized gain of $94.2 million and a deferred gain of $70.0 million. The deferred gain will be amortized on a straight-line basis over the initial lease period of 15 years. Subsequent to the sale, MobileMedia distributed the $170.0 million in proceeds to its secured creditors, who had a lien on such assets.

On January 4, 1996, MobileMedia completed its acquisition of MobileComm, BellSouth's paging and wireless messaging unit, and an associated nationwide two-way narrowband 50/12.5 kHz PCS license, and BellSouth

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES agreed to enter into a two-year non-compete agreement and a five-year reseller agreement with MobileMedia (the "MobileComm Acquisition"). The aggregate consideration paid for the MobileComm Acquisition (excluding fees and expenses and related financing costs) was approximately $928,709.

The MobileComm Acquisition has been accounted for as a purchase transaction in accordance with Accounting Principles Board Opinion No. 16 and, accordingly, the financial statements for the periods subsequent to January 4, 1996 reflect the purchase price and transaction costs of $24,328, allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of January 4, 1996. The allocation of the purchase price is summarized as follows:

   Current assets.................................................... $  55,301
   Property and equipment............................................   112,986
   Intangible assets.................................................   934,269
   Other assets......................................................       143
   Liabilities assumed...............................................  (149,662)
                                                                      ---------
                                                                      $ 953,037
                                                                      =========

On August 31, 1995, MobileMedia purchased the paging assets and messaging services business (the "Paging Business") of Dial Page, Inc. ("Dial Page"), including the capital stock of two wholly-owned Dial Page subsidiaries, and assumed certain liabilities of the Paging Business (the "Dial Page Acquisition"). The purchase price for the Paging Business was $187,396, comprised of cash and the assumption by MobileMedia of the aggregate principal amount of and accrued interest on certain indebtedness of Dial Page.

The Dial Page Acquisition has been accounted for as a purchase transaction in accordance with Accounting Principles Board Opinion No. 16 and, accordingly, the financial statements for the periods subsequent to August 31, 1995 reflect the purchase price, including bond tender premium and consent, and fees of $7,444 and transaction costs of $5,339, allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of August 31, 1995.

The allocation of the purchase price is summarized as follows:

   Current assets..................................................... $  3,441
   Property and equipment.............................................   37,406
   Intangible assets..................................................  167,101
   Other assets.......................................................       74
   Liabilities assumed................................................   (7,843)
                                                                       --------
                                                                       $200,179
                                                                       ========

Results of operations for the year ended December 31, 1995 include results of Dial Page subsequent to August 31, 1995. The following unaudited pro forma information reflects the results of operations of MobileMedia assuming the Dial Page and MobileComm acquisitions had occurred as of January 1, 1995.

                                                                  Year ended
                                                               December 31, 1995
                                                               -----------------
   Net revenue................................................     $ 559,236
   Net loss...................................................     $(213,173)

On October 23, 1995, MobileMedia completed the purchase of additional capacity for its nationwide Private Carrier Paging channel for $10,175 from MAP Mobile Communications, Inc.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

4. Property and Equipment

Property and equipment are summarized as follows:

                                                   December 31,
                                                 ----------------- September 30,
                                                   1996     1997       1998
                                                 -------- -------- -------------
                                                                    (unaudited)
Pagers.......................................... $228,924 $196,791   $175,994
Radio transmission equipment....................  191,952  202,296    201,822
Computer equipment..............................   25,641   30,896     32,215
Furniture and fixtures..........................   19,435   20,918     21,890
Leasehold improvements..........................   14,943   14,652     16,022
Construction in progress........................    1,494    1,128      4,664
Land, buildings and other.......................   12,947    7,911      6,476
                                                 -------- --------   --------
                                                  495,336  474,592    459,083
Accumulated depreciation........................  167,579  216,655    240,210
                                                 -------- --------   --------
Property and equipment, net..................... $327,757 $257,937   $218,873
                                                 ======== ========   ========

5. Intangible Assets

                                                December 31,
                 ---------------------------------------------------------------------------
                                    1996                                   1997              September 30, 1998 (unaudited)
                 -------------------------------------------- ------------------------------ ------------------------------
                                          FAS 121
                            Accumulated  Impairment           Adjusted Accumulated           Adjusted Accumulated
                    Cost    Amortization   Charge      Net      Cost   Amortization   Net      Cost   Amortization   Net
                 ---------- ------------ ----------  -------- -------- ------------ -------- -------- ------------ --------
FCC Licenses.... $  774,731  $ (22,757)  $(490,651)  $261,323 $261,323   $ (8,918)  $252,405 $261,323   $(14,882)  $246,441
Customer lists..    288,137   (102,735)   (120,972)    64,430   64,430    (21,477)    42,953   64,430    (37,584)    26,846
Software........      3,500     (1,167)     (2,333)       --       --         --         --       --         --         --
Non-competition
 agreement......    125,999   (114,029)    (11,970)       --       --         --         --       --         --         --
Excess of
 consideration
 paid over fair
 value of net
 assets
 acquired.......    176,646    (10,094)   (166,552)       --       --         --         --       --         --         --
                 ----------  ---------   ---------   -------- --------   --------   -------- --------   --------   --------
                 $1,369,013  $(250,782)  $(792,478)  $325,753 $325,753   $(30,395)  $295,358 $325,753   $(52,466)  $273,287
                 ==========  =========   =========   ======== ========   ========   ======== ========   ========   ========

MobileMedia is not amortizing the cost of two nationwide Personal
Communications Services ("PCS") licenses, one acquired directly from the FCC and the other as a result of the MobileComm acquisition, since the construction of paging networks related to such licenses has not been completed.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

6. Debt

Debt is summarized as follows:

                                                 December 31,
                                             --------------------- September 30,
                                                1996       1997        1998
                                             ---------- ---------- -------------
                                                                    (unaudited)
DIP credit facility........................  $      --  $   10,000   $    --
Revolving loan.............................      99,000     99,000     72,900
Term loan..................................     550,000    550,000    406,100
10 1/2% Senior Subordinated Deferred Coupon
 Notes due December 1, 2003................     172,628    174,125    174,125
9 3/8% Senior Subordinated Notes due
 November 1, 2007..........................     250,000    250,000    250,000
Dial Page Notes............................       1,570      1,570      1,570
Note Payable...............................         998        986        986
                                             ---------- ----------   --------
  Total debt...............................  $1,074,196 $1,085,681   $905,681
                                             ========== ==========   ========

The debt obligations of MobileMedia include:

  1) A debtor-in-possession credit facility ("DIP Facility") with a syndicate of lenders including The Chase Manhattan Bank, as Agent (the "DIP Lenders"). As of September 30, 1998 there were no funded borrowings and as of December 31, 1997, there was $10,000 of borrowings outstanding under this facility. MobileMedia is subject to certain financial and operating restrictions customary to credit facilities of this type including a limitation on periodic capital expenditures, minimum allowable periodic EBITDA and retention of a turnaround professional. Additionally, MobileMedia is required to make monthly interest payments to the DIP Lenders. The DIP Facility bears interest at a rate of LIBOR plus 250 basis points or Base Rate plus 150 basis points, at the option of MobileMedia. During 1997, the debtors drew down $47 million of borrowings and repaid $37 million under the DIP Facility. During January and February, 1998 the Debtors repaid an additional $10 million. On January 27, 1998, the DIP Facility was amended and reduced from $200,000 to $100,000. On August 12, 1998, MobileMedia received approval from the Bankruptcy Court to extend the DIP Facility to March 31, 1999 and further reduce it from $100,000 to $75,000.

  2) A $750,000 senior secured and guaranteed credit agreement (the "Pre-Petition Credit Agreement") with a syndicate of lenders including The Chase Manhattan Bank, as Agent. As of September 30, 1998 there was $479,000 outstanding under this facility consisting of term loans of $101,500 and $304,600 and loans under a revolving credit facility totaling $72,900. This agreement was entered into on December 4, 1995, in connection with the financing of the MobileComm Acquisition. Commencing in 1996 MobileMedia was in default under this agreement. As a result of such default and the bankruptcy filing, MobileMedia has no borrowing capacity under this agreement. Since the Petition date, MobileMedia has brought current its interest payments and has been making monthly payments to the lenders under the Pre-Petition Credit Agreement equal to the amount of interest accruing under such agreement. On September 3, 1998, MobileMedia repaid $170,000 of borrowings under the Pre-Petition Credit Agreement with proceeds from the Tower Sale (see Note 3).

  3) $250,000 Senior Subordinated Notes due November 1, 2007 (the "9 3/8% Notes") issued in November 1995, concurrent with MobileMedia's second offering of Class A Common Stock (See Note 11). These notes bear interest at a rate of 9 3/8% payable semiannually on May 1 and November 1 of each year. On November 1, 1996, MobileMedia did not make its scheduled interest payment on its 9 3/8% Notes which constituted an event of default. The note holders have not exercised any rights or remedies afforded such holders (which rights include, but are not limited to, acceleration of the stated maturity of the notes). Since the Petition date, any such right or remedy is subject to the automatic stay created by the Bankruptcy Code.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

  4) $210,000 of Senior Subordinated Deferred Coupon Notes (the "Deferred Coupon Notes") issued, at a discount, in November 1993. The Deferred Coupon Notes accrete at a rate of 10 1/2%, compounded semiannually, to an aggregate principal amount of $210,000 by December 1, 1998 after which interest is paid in cash at a rate of 10 1/2% and is payable semiannually. By virtue of the missed interest payments on the 9 3/8% Notes and the Pre-Petition Credit Agreement an event of default has occurred. The note holders have not exercised any rights or remedies afforded such holders (which rights include, but are not limited to, acceleration of the stated maturity of the notes). Since the Petition date, any such right or remedy is subject to the automatic stay created by the Bankruptcy Code.

Interest Expense on Debt

Interest paid during the years ended December 31, 1995, 1996 and 1997, and the nine months ended September 30, 1997 and 1998 (unaudited) was $9,828, $65,978, $76,624, $58,114 and $41,321, respectively. Total interest cost incurred for the years ended December 31, 1995, 1996 and 1997 was $31,952, $94,231 and
$68,409, respectively of which $176, $1,292 and $1,249 was capitalized. Total interest cost incurred for the nine months ended September 30, 1997 and 1998 was $51,661 and $42,573, respectively of which $130 and $124 was capitalized.

Subsequent to the Petition date, interest was accrued and paid only on the Pre-Petition Credit Agreement and the DIP Facility. If not for the filing, interest expense for the year ended December 31, 1997 and the nine months ended September 30, 1997 and 1998 (unaudited) would have been approximately $104,152, $78,067 and $75,994 respectively.

7. Related Party Transactions

On February 8, 1995 Parent called upon certain investors for an additional $25,000 of capital which was required to be contributed to MobileMedia in exchange for 137,095 shares of Class A and 2,362,900 shares of Class B common stock at $10 per share and warrants to purchase 51,014 shares of Class A Common Stock. On June 13, 1995, MobileMedia received the $25,000 from the exercise of such call.

8. Income Taxes

The components of income tax benefit (expense) are as follows:

                                                        Year ended December 31,
                                                       -------------------------
                                                        1995     1996     1997
                                                       ------- --------- -------
   Current:
     Federal.......................................... $   --  $     --  $   --
     State and local..................................     --        --      --
                                                       ------- --------- -------
   Deferred:
     Federal..........................................     --     52,081     --
     State and local..................................     --     17,361     --
                                                       ------- --------- -------
       Total.......................................... $   --  $  69,442 $   --
                                                       ======= ========= =======

MobileMedia is included in the Parent's consolidated federal income tax return. Income taxes are presented in the accompanying financial statements as if MobileMedia filed tax returns as a separate consolidated entity.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

A reconciliation of income tax benefit and the amount computed by applying the statutory federal income tax rate to loss before income taxes is as follows:

                                                   Year ended December 31,
                                                 -----------------------------
                                                   1995      1996       1997
                                                 --------  ---------  --------
   Tax benefit at federal statutory rate........ $ 14,377  $ 395,285  $ 43,604
   Goodwill and intangible amortization and
    writedown...................................      --     (95,362)      --
   Valuation allowance on federal deferred tax
    assets......................................  (14,377)  (230,481)  (43,604)
                                                 --------  ---------  --------
     Total...................................... $    --   $  69,442  $    --
                                                 ========  =========  ========

The effect of the valuation allowance shown above represents federal tax effects on income from continuing operations.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for federal and state income tax purposes. The components of deferred tax liabilities are as follows:

                                                             December 31,
                                                          --------------------
                                                            1996       1997
                                                          ---------  ---------
   Deferred tax liabilities:
     Difference in book and tax basis of fixed assets.... $     --   $  10,206
     Other...............................................       --          68
                                                          ---------  ---------
       Net deferred tax liabilities......................       --      10,274
   Deferred tax assets:
     Accounts receivable reserves........................    22,476     10,578
     Differences between the book and tax basis of
      intangible assets..................................   136,492    128,462
     Difference between book and tax basis of accrued
      liabilities........................................     3,425      5,089
     Net operating loss carryforward.....................    80,440    161,840
     Difference between book and tax basis of fixed
      assets.............................................     2,208        --
     Other...............................................     1,357        --
                                                          ---------  ---------
       Total deferred assets.............................   246,398    305,969
       Valuation allowances for deferred tax assets......  (249,053)  (298,350)
                                                          ---------  ---------
       Net deferred tax assets...........................    (2,655)     7,619
                                                          =========  =========
       Net deferred tax liabilities...................... $   2,655  $   2,655
                                                          =========  =========

As of December 31, 1997, MobileMedia has available net operating loss carryforwards for tax purposes of approximately $400,000 which expire in years 2008 through 2012. Utilization of these losses may be limited under Section 382 of the Internal Revenue Code.

MobileMedia believes consummation of the public offering of 15,525,000 shares of Class A Common Stock on November 7, 1995 caused an ownership change for MobileMedia for purposes of Section 382 of the Code. As a result, the use of MobileMedia's pre-ownership change net operating loss carryforwards will be limited annually by the Section 382 Limitation, which is estimated to be approximately $40.0 million. If a second ownership change occurred subsequent to November 7, 1995, which has not been determined, use of MobileMedia's net operating losses would be severely limited. It is also anticipated that the net operating loss carryforwards and possibly other tax attributes will be substantially reduced as a result of consummation of the Plan.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

9. Leases

Certain facilities and equipment used in operations are held under operating leases. In accordance with the Bankruptcy Code, all lease contracts will be reviewed, and subject to Court approval, are subject to rejection. Rental expenses under operating leases were $14,983, $44,574, $43,453, $32,891 and $30,847 for the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1997 and 1998 (unaudited), respectively. At December 31, 1997, the aggregate minimum rental commitments under leases were as follows:

   1998................................................................ $ 23,566
   1999................................................................   18,953
   2000................................................................   14,037
   2001................................................................    7,625
   2002................................................................    4,788
   Thereafter..........................................................    7,707
                                                                        --------
                                                                        $ 76,676
                                                                        ========

On March 23, 1998, MobileMedia moved into a new headquarters facility pursuant to a lease with Miller Freeman, Inc. entered into with Bankruptcy Court approval. On April 1, 1998, MobileMedia, with Bankruptcy Court approval, assigned its prior lease of rental property used for its Headquarters office to Southwestern Bell Yellow Pages, Inc. The lease expires in June, 2001. The estimated annual savings related to this lease assignment and the lease with Miller Freeman, Inc. is approximately $1,400. The cost savings is not reflected in the above minimum rental commitments.

10. Employee Benefit Plans

MobileMedia has adopted a retirement savings plan that allows all employees who have been employed for one year and have at least 1,000 hours of credited service to contribute and defer up to 15% of their compensation. Effective February 1, 1996, MobileMedia began a matching contribution of 50% of the first 2% of the elected deferral plus an additional 25% of the next 4% of the elected deferral. MobileMedia's matching contribution was $700 in 1996, $730 in 1997 and $555 and $506 for the nine months ended September 30, 1997 and 1998 (unaudited), respectively.

Employees of MobileComm and Dial Page who were hired by MobileMedia were eligible to participate in MobileMedia's retirement savings plan based on their recognized MobileComm and Dial Page service date. As of the date of the MobileComm and Dial Page Acquisitions employees with one year and at least 1,000 hours of credited service were eligible to participate.

11. Common Stock, Stock Option Plans and Stock Warrants

On July 6, 1995, Parent issued an aggregate of 8,000,000 shares of Class A Common Stock in a public offering at a price of $18.50 per share. Parent received net proceeds from the sale of approximately $137,975. In addition, on July 25, 1995, the underwriters exercised their over-allotment option to purchase an additional 800,000 shares of Class A Common Stock at the initial public offering price. Accordingly, Parent received additional net proceeds of $13,910 for the over-allotment shares. On November 13, 1995, Parent issued an aggregate of 13,500,000 shares of Class A Common Stock at a public offering price of $23.75 resulting in net proceeds of approximately $308,755. In addition, the underwriters exercised their over-allotment option to purchase an additional 2,025,000 shares of Class A Common Stock at the public offering price resulting in additional net proceeds of approximately $46,170.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

Non-Employee Directors

MobileMedia adopted a stock option plan under which options to purchase MobileMedia's Class A Common Stock would be granted to the Company's non-employee directors. Options for a total of 121,800 shares of Class A Common Stock were issued under the Plan since the beginning of the Plan. All exercise prices per share were considered to be the fair market value at the date of grant. The plan was amended in 1997 to provide that no additional options may be granted. Accordingly, no additional options were granted after 1996 under the Plan. At December 31, 1996, options for a total of 92,040 shares of Class A Common Stock, at exercise prices ranging from $10.00 to $26.38, were outstanding. At December 31, 1997, options for a total of 90,290 shares of Class A Common Stock were outstanding.

Employees

MobileMedia has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of MobileMedia's employee stock option equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. In light of MobileMedia's current circumstances, the pro forma effect of stock compensation expense pursuant to SFAS No. 123 has not been calculated. MobileMedia adopted the 1993 MobileMedia Corporation Stock Option Plan (the "Option Plan") under which options to purchase shares of MobileMedia's Class A Common Stock may be granted to officers and key employees of MobileMedia.

Two types of options may be granted under the Option Plan: options intended to qualify as incentive stock options under Section 422 of the Code, and "non-qualified" stock options not specifically authorized or qualified for favorable federal income tax treatment under the Code. The option exercise price for incentive stock options granted under the Option Plan may not be less than the fair market value (as defined in the Option Plan) of Parent's Class A Common Stock on the date the option is granted. The exercise price of non-qualified stock options may be set by the Board of Directors at a discount from fair market value. Prior to the Petition date, qualified and non-qualified options issued to certain current and former officers and key employees of MobileMedia to purchase up to 1,618,740, 1,414,893 and 1,276,515, shares of Class A Common Stock at December 31, 1996 and 1997 and September 30, 1998, respectively, at exercise prices ranging from $6.81 to $10.00 per share, were outstanding.

12. Commitments and Contingencies

MobileMedia is party to a number of lawsuits and other matters arising in the ordinary course of business.

As announced on September 27, 1996 and October 21, 1996, MobileMedia discovered misrepresentations and other violations that occurred during the licensing process for as many as 400 to 500, or approximately 6% to 7%, of its approximately 8,000 local transmission one-way paging stations. MobileMedia caused an investigation to be conducted by its outside counsel, and a comprehensive report regarding these matters was provided to the FCC in the fall of 1996. In cooperation with the FCC, outside counsel's investigation was expanded to examine all MobileMedia's paging licenses, and the results of that investigation were submitted to the FCC on November 8, 1996.

On January 13, 1997, the FCC issued a Public Notice relating to the status of certain FCC authorizations held by MobileMedia. Pursuant to the Public Notice, the FCC announced that it had (i) automatically terminated approximately 185 authorizations for paging facilities that were not constructed by the expiration date of their construction permits and remained unconstructed, (ii) dismissed approximately 93 applications for fill-in sites

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES around existing paging stations (which had been filed under the so-called "40-mile rule") as defective because they were predicated upon unconstructed facilities and (iii) automatically terminated approximately 99 other authorizations for paging facilities that were constructed after the expiration date of their construction permits. With respect to the approximately 99 authorizations where the underlying station was untimely constructed, the FCC granted MobileMedia interim operating authority subject to further action by the FCC.

On April 8, 1997, the FCC adopted an order commencing an administrative hearing into the qualification of MobileMedia to remain a licensee. The order directed an Administrative Law Judge to take evidence and develop a full factual record on directed issues concerning MobileMedia's filing of false forms and applications. MobileMedia was permitted to operate its licensed facilities and provide service to the public during the pendency of the hearing.

On June 6, 1997, the FCC issued an order staying the hearing proceeding in order to allow MobileMedia to develop and consummate a plan of reorganization that provides for a change of control of MobileMedia and a permissible transfer of MobileMedia's FCC licenses. The order was originally granted for ten months and was extended by the FCC through October 6, 1998. The order, which is based on an FCC doctrine known as Second Thursday, provides that, if there is a change of control that meets the conditions of Second Thursday, the regulatory issues designated for administrative hearing will be resolved by the transfer of MobileMedia's FCC licenses to the new owners of MobileMedia and the hearing will not proceed. MobileMedia believes that a reorganization plan that provides for either a conversion of certain existing debt to equity, in which case existing MobileMedia shares will be eliminated, or a sale or merger of MobileMedia will result in a change of control that will satisfy the Second Thursday doctrine. On September 2, 1998, MobileMedia and Arch Communications Group, Inc. ("Arch") filed a joint Second Thursday application. MobileMedia believes the plan of reorganization referenced in the application satisfies the conditions of Second Thursday. On October 5, 1998, a supplement was filed to notify the FCC of certain modifications to the proposed transaction. The application was accepted for filing by public notice dated October 15, 1998. On October 16, 1998, MobileMedia and Arch filed a joint supplement of data requested by the staff of the Wireless Telecommunications Bureau to assist in their evaluation of the application.

In the event that MobileMedia was unable to consummate a plan of reorganization that satisfies the conditions of Second Thursday, MobileMedia would be required to proceed with the hearing, which, if adversely determined, could result in the loss of MobileMedia's licenses or substantial monetary fines, or both. Such an outcome would have a material adverse effect on MobileMedia's financial condition and results of operations.

Prior to the Petition date, five actions allegedly arising under the federal securities laws were filed against MobileMedia and certain of its present and former officers, directors and underwriters in the United States District Court for the District of New Jersey (the "New Jersey District Court"). These actions were subsequently consolidated as In re MobileMedia Securities Litigation, No. 96-5723 (AJL) (the "New Jersey Actions"). A consolidated amended complaint (the "Complaint") was filed on November 21, 1997. The Complaint does not name MobileMedia as a defendant.

In June 1997, the Debtors initiated an Adversary Proceeding in the Bankruptcy Court to stay the prosecution of the New Jersey Actions. Pursuant to a Stipulation entered into among the Debtors and the plaintiffs in the New Jersey Actions and "So Ordered" by the Bankruptcy Court on October 31, 1997, the plaintiffs in the New Jersey Actions could conduct only limited discovery in connection with the New Jersey Actions and could not file any pleadings, except responses to motions to dismiss, until the earlier of September 30, 1998 and the effective date of a plan of reorganization. On October 21, 1998, the defendents' motion to dismiss the New Jersey Actions filed with the New Jersey District Court on January 16, 1998 was denied.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

In addition to the New Jersey Actions, two lawsuits (together, the "California Actions" and, together with the New Jersey Actions, the "Securities Actions") were filed in September 1997 in the United States District Court for the Northern District of California and the Superior Court of California naming as defendants certain former officers and certain present and former directors of MobileMedia, certain investment entities and the Debtors' independent auditors. None of the Debtors is named as defendant in the California Actions.

On November 4, 1997, the Debtors commenced an adversary proceeding in the Bankruptcy Court seeking to stay the prosecution of the California Actions against the named defendants. At hearings held on December 10, 1997 and May 29, 1998, the Bankruptcy Court enjoined the plaintiffs in the California Actions until September 15, 1998 from taking certain actions in connection with the California Actions, with certain exceptions.

Neither the New Jersey Actions nor the California Actions name any of the Debtors as a defendant. However, proofs of claim have been filed against the Debtors by the plaintiffs in the New Jersey Actions, and both the New Jersey Actions and the California Actions may give rise to claims against the Debtors' Directors, Officers and Corporate Liability Insurance Policy. It is anticipated that under any plan of reorganization for MobileMedia these Claims will receive no distributions.

Three former employees have pre-petition agreements which provide an incentive payment of up to $300 to each of them if the EBITDA for 1996 of an entity specified in such agreements equals or exceeds $82,000, subject to certain adjustments (the "1996 Target"), and of up to $1,000 to each of them if the EBITDA for 1998 of an entity specified in such agreements equals or exceeds $125,100, subject to certain adjustments (the "1998 Target"). One current and four former employees have pre-petition agreements which provide for incentive payments of up to $150 to each of them if the specified entity meets the 1996 Target and of up to $300 to each of them if the specified entity meets the 1998 Target. Several former employees have submitted proofs of claim with the Bankruptcy Court with respect to these incentive payments. MobileMedia intends to object to these unsecured claims.

13. Other Investments

On March 21, 1995, MobileMedia purchased a 33% interest in Abacus Communications Partners, L.P., a Delaware limited partnership, from Abacus Business Services, Inc. for $1,641. Abacus Communications Partners, L.P. is one of MobileMedia's alphanumeric dispatch services providers. The investment has been accounted for under the equity method in accordance with Accounting Principles Board Opinion No. 18. Under the equity method, original investments are recorded at cost and adjusted by MobileMedia's share of undistributed earnings or losses of the purchased company. MobileMedia's share of income
(loss) of affiliate, net of distribution, for the years ended December 31, 1995, 1996 and 1997 and for the nine months ended September 30, 1997 and 1998 (unaudited), was $(303), $162, $69, $(54) and $97, respectively.

14. Impact of Year 2000 (unaudited)

General

Computer systems were originally designed to recognize calendar years by the last two digits in the date code field. Beginning in the year 2000, these date code fields will need to accept four digit entries to distinguish twenty-first century dates from twentieth century dates. Any of MobileMedia's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. As a result, in less than two years, the computerized systems (including both information and non-information technology systems) and applications used by MobileMedia will need to be reviewed, evaluated and, if and where necessary, modified or replaced to ensure that all financial, information and operating systems are Year 2000 compliant.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

State of Readiness

MobileMedia has formed an internal task force comprised of representatives of its various relevant departments to address Year 2000 compliance matters. The task force has undertaken a preliminary review of internal and external areas that are likely to be affected by Year 2000 compliance matters and has classified the various areas as mission critical, important or non-critical/non-important. MobileMedia also expects to hire outside consultants to review MobileMedia's testing methodology and test results, to assess its contingency planning and to provide general oversight relating to Year 2000 compliance matters.

With respect to internal matters, MobileMedia has completed a review of its hardware and software to determine whether its business-related applications (including applications relating to distribution, finance, inventories, operations, pager activation, purchasing and sales/marketing) will be year 2000 compliant. In addition, in the last quarter of 1998, programs designed to identify Year 2000 problems associated with dates embedded in certain business-related files were created and run to identify any Year 2000 compliance issues. While the results of the tests are still being analyzed, relatively few Year 2000 problems were identified. Additional testing is scheduled for the first quarter of 1999, including testing of MobileMedia's financial and human resource software packages. There can be no assurance, however, that such testing has, or will, detect all compliance issues related to the Year 2000 problem.

With respect to external matters, MobileMedia has distributed questionnaires and requests for certification to its mission critical vendors and is in the process of obtaining and reviewing the responses thereto. The questionnaires have requested information concerning embedded technologies of such vendors, the hardware and software applications used by such vendors and the Year 2000 compliance efforts of such vendors relating thereto.

Estimated Year 2000 Compliance Costs

MobileMedia has an information technology staff of approximately 68 people that has addressed technical issues relating to the Year 2000 compliance matters. To date, MobileMedia has incurred approximately $50,000 in costs (excluding in-house labor and hardware) in connection with Year 2000 compliance matters. In addition, MobileMedia has purchased upgraded hardware at a cost of approximately $150,000 for use as redundant equipment in testing for Year 2000 problems in an isolated production environment. MobileMedia estimates that it will expend approximately $200,000 on additional software and other items related to the Year 2000 compliance matters.

In addition, MobileMedia estimates that it will incur approximately $200,000 in costs relating to Year 2000 remediation efforts for its paging network hardware. MobileMedia has also upgraded its paging network hardware over the fiscal year 1998 and plans further upgrades in fiscal year 1999. Such upgrades have not been and are not expected to be purchased solely for remediation of the Year 2000 compliance problems; such upgrades are not themselves expected to have Year 2000 compliance problems.

Risks relating to Year 2000 Compliance Matters

MobileMedia has a goal to become Year 2000 compliant with respect to internal matters during calendar year 1999. Although MobileMedia has begun and is undertaking testing of its internal business-related hardware and software applications, there can be no assurances that such testing will detect all applications that may be affected by Year 2000 compliance problems. With respect to external matters, due to the multi-dependent and interdependent issues raised by Year 2000 compliance, including many factors beyond its control, MobileMedia may face the possibility that one or more of its mission critical vendors, such as its utilities, telephone carriers, equipment manufacturers or satellite carriers, may not be Year 2000 compliant on a timely basis. Because of

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES the unique nature of such vendors, alternate providers may not be available. Finally, MobileMedia does not manufacture any of the pagers, paging-related hardware or network equipment used by MobileMedia or its customers in connection with MobileMedia's paging operations. Although MobileMedia has tested such equipment, it has also relied upon the representations of its vendors with respect to their Year 2000 readiness. MobileMedia can give no assurance as to the accuracy of such vendors' representations.

Contingency Planning

MobileMedia has begun the process of assessing contingency plans that might be available in the event of either internal or external Year 2000 compliance problems. To this end, MobileMedia's various internal departments have begun to prepare assessments of potential contingency alternatives. The Task Force will undertake a review of these assessments in respect of application of contingency plans on a department-by-department basis and on a company-wide basis. MobileMedia intends to complete its contingency planning in respect of Year 2000 compliance during calendar year 1999.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

                               -----------------

                        Summary Table of Contents

                                                                           Page
                                                                           ----
Summary ..................................................................   1
Risk Factors..............................................................   7
Use of Proceeds...........................................................  18
Dilution..................................................................  18
Market Price Information and Dividend Policy..............................  19
Selected Historical Consolidated Financial and Operating Data and
 Management's Discussion and Analysis of Financial Condition and Results
 of Operations............................................................  20
Unaudited Selected Pro Forma Consolidated Financial Data..................  49
Unaudited Combined Company Projections....................................  51
Unaudited Pro Forma Condensed Consolidated Financial Statements...........  58
Industry Overview.........................................................  64
Business..................................................................  70
Management................................................................  85
Principal Stockholders....................................................  91
Description of Securities.................................................  94
Description of Certain Indebtedness....................................... 104
Plan of Distribution...................................................... 111
Selling Stockholders...................................................... 117
Legal Matters............................................................. 117
Experts................................................................... 117
Index of Certain Defined Terms............................................ 118
Where You Can Find More Information....................................... 119
Index to Financial Statements............................................. F-1

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                               [ARCH LOGO]

                     Arch Communications Group, Inc.

                            shares of Common Stock

                        shares of Class B Common Stock

                           Stock Purchase Warrants

                               -----------------

                                PROSPECTUS

                               -----------------

                                    , 1999

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


                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Arch Certificate provides that Arch will, to the fullest extent permitted by the Delaware corporations statute, indemnify all persons whom it has the power to indemnify against all costs, expenses and liabilities incurred by them by reason of having been officers or directors of Arch, any subsidiary of Arch or any other corporation for which such persons acted as an officer or director at the request of Arch.

  The Arch Certificate also provides that the directors of Arch will not be personally liable for monetary damages to Arch or its stockholders for any act or omission provided that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to Arch or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware corporations statute (relating to illegal dividends or stock redemptions) or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware corporations statute is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of Arch shall be eliminated or limited to the fullest extent permitted by the Delaware corporations statute as so amended.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits

  2.1 Agreement and Plan of Merger, dated as of August 18, 1998, by and among
      Arch Communications Group, Inc., Farm Team Corp., MobileMedia Corporation
      and MobileMedia Communications, Inc.
  2.2 First Amendment to Agreement and Plan of Merger, dated as of September 3,
      1998, by and among Arch Communications Group, Inc., Farm Team Corp. and
      MobileMedia Communications, Inc.
  2.3 Second Amendment to Agreement and Plan of Merger, dated as of December 1,
      1998, by and among Arch Communications Group, Inc., Farm Team Corp. and
      MobileMedia Communications, Inc.
  3.1 Restated Certificate of Incorporation. (1)
  3.2 Certificate of Designations establishing the Series B Junior
      Participating Preferred Stock. (2)
  3.3 Certificate of Correction, filed with the Secretary of State of Delaware on February 15, 1996. (1)
  3.4 Certificate of Designations establishing the Series C Convertible
      Preferred Stock. (3)
  3.5 Form of Certificate of Amendment to the Restated Certificate of
      Incorporation
  3.6 Form of Certificate of Amendment to the Restated Certificate of
      Incorporation
  3.7 By-laws, as amended. (1)
  4.1 Indenture, dated February 1, 1994, between Arch Communications, Inc.
      (formerly known as USA Mobile Communications, Inc. II) and United States
      Trust Company of New York, as Trustee, relating to the 9 1/2% Senior
      Notes due 2004 of Arch Communications, Inc. (4)
  4.2 Indenture, dated December 15, 1994, between Arch Communications, Inc.
      (formerly known as USA Mobile Communications, Inc. II) and United States
      Trust Company of New York, as Trustee, relating to the 14% Senior Notes due 2004 of Arch Communications, Inc. (5)
  4.3 Indenture, dated June 29, 1998, between Arch Communications, Inc. and
      U.S. Bank Trust National Association, as Trustee, relating to the 12 3/4%
      Senior Notes due 2007 of Arch Communications, Inc. (3)
  5.1 Opinion of Hale and Dorr LLP
  8.1 Tax opinion of Hale and Dorr LLP
 10.1 Second Amended and Restated Credit Agreement (Tranche A and Tranche C
      Facilities), dated June 29, 1998, among Arch Paging, Inc., the Lenders party thereto, The Bank of New York, Royal Bank of Canada and Toronto
      Dominion (Texas), Inc. (3)
 10.2 Second Amended and Restated Credit Agreement (Tranche B Facility), dated
      June 29, 1998, among Arch Paging, Inc., the Lenders party thereto. The
      Bank of New York, Royal Bank of Canada and Toronto Dominion (Texas), Inc.
      (3)
 10.3 Asset Purchase and Sale Agreement, dated April 10, 1998, among
      OmniAmerica, Inc. and certain subsidiaries of Arch Communications Group,
      Inc. (3)
 10.4 Letter agreement, dated June 10, 1998, between Arch Communications Group,
      Inc. and Motorola, Inc. (3)(6)
 10.5 Debtors' Third Amended Joint Plan of Reorganization, dated as of December
      1, 1998, included as Annex C to the Proxy Statement/Prospectus which is part of this Registration Statement.

  10.6  Commitment Letters to Purchase Stock and Warrants, dated as of August
        18, 1998, by and among Arch Communications Group, Inc., MobileMedia
        Communications Inc. and W. R. Huff Asset Management Co., L.L.C., The
        Northwestern Mutual Life Insurance Company, Northwestern Mutual Series
        Fund, Inc., Credit Suisse First Boston Corporation and Whippoorwill
        Associates, Inc.
  10.7 Amendments to Commitment Letters to Purchase Stock and Warrants, dated as of September 3, 1998, by and among Arch Communications Group, Inc.,
        MobileMedia Communications, Inc. and W.R. Huff Asset Management Co.,
        L.L.C., The Northwestern Mutual Life Insurance Company, Northwestern
        Mutual Series Fund, Inc., Credit Suisse First Boston Corporation and
        Whippoorwill Associates, Inc.
  10.8 Amendments to Commitment Letters to Purchase Stock and Warrants, dated as of December 1, 1998, by and among Arch Communications Group, Inc.,
        MobileMedia Communications, Inc. and W.R. Huff Asset Management Co.,
        L.L.C., The Northwestern Mutual Life Insurance Company, Northwestern
        Mutual Series Fund, Inc., Credit Suisse First Boston Corporation and
        Whippoorwill Associates, Inc.
  10.9  Form of Registration Rights Agreement among Arch Communications Group,
        Inc., and W.R. Huff Asset Management Co., L.L.C., The Northwestern
        Mutual Life Insurance Company, Northwestern Mutual Series Fund, Inc.,
        Credit Suisse First Boston Corporation and Whippoorwill Associates,
        Inc.
  10.10 Form of Registration Rights Agreement among Arch Communications Group,
        Inc. and certain Stockholders.
  10.11 Amendment No. 1 to Rights Agreement, dated June 29, 1998, between Arch
        Communications Group, Inc. and the Bank of New York. (3)
  10.12 Amendment No. 2 to Rights Agreement, dated as of August 18, 1998, amending the Rights Agreement between Arch Communications Group, Inc.
        and the Bank of New York.
  10.13 Amendment No. 3 to Rights Agreement, dated September 3, 1998, amending the Rights Agreement between Arch Communications Group, Inc. and the
        Bank of New York.
  10.14 Form of Warrant Agreement, between Arch Communications Group, Inc. and the Bank of New York, as provided for in the First Amendment to Agreement and Plan of Merger dated as of September 3, 1998, by and among Arch Communications Group, Inc., Farm Team Corp. and MobileMedia
        Communication Inc.
  10.15 Commitment Letter, dated as of August 18, 1998, by and among Arch
        Paging, Inc. and The Bank of New York, BNY Capital markets, Inc.,
        Toronto Dominion (Texas) Inc., TD Securities (USA) Inc., Royal Bank of
        Canada and Barclays Bank PLC amending the Second and Amended Restated
        Credit Agreements, dated June 29, 1998 (Tranche A, B and C Facilities).
  10.16 Bridge Commitment Letter, dated as of August 20, 1998, among Arch
        Communications, Inc., Arch Communications Group, Inc. and The Bear
        Stearns Companies, Inc., The Bank of New York, TD Securities (USA) Inc.
        and the Royal Bank of Canada.
  10.17 Amendment No. 1 to Registration Rights Agreement, dated August 19,
        1998, amending the Registration Rights Agreement dated as of June 29,
        1998 by and among Arch Communications Group, Inc. and the Sandler
        Capital Partners IV, LP, Sandler Capital Partners IV, FTE LP, South
        Fork Partners, The Georgica International Fund Limited, Aspen Partners and Consolidated Press International Limited.
 +10.18 Amended and Restated Stock Option Plan (8)
 +10.19 Non-Employee Directors' Stock Option Plan (9)
 +10.20 1989 Stock Option Plan, as amended (1)
 +10.21 1995 Outside Directors' Stock Option Plan (10)
 +10.22 1996 Employee Stock Purchase Plan (11)
 +10.23 1997 Stock Option plan (12)
 +10.24 Deferred Compensation Plan for Nonemployee Directors (13)
 +10.25 Form of Executive Retention Agreement by and between Messrs. Baker,
        Daniels, Kuzia, Pottle and Saynor (13)
  10.26 Stock Purchase Agreement, dated June 29, 1998, among Arch
        Communications Group, Inc., Sandler Capital Partners IV, L.P., Sandler
        Capital Partners IV FTE, L.P., Harvey Sandler, John Kornreich, Michael
        J. Marocco, Andrew Sandler, South Fork Partners, the Georgica
        International Fund Limited, Aspen partners and Consolidated Press
        International Limited (3)
  10.27 Registration Rights Agreement, dated June 29, 1998, among Arch
        Communications Group, Inc., Sandler Capital Partners IV, L.P., Sandler
        Capital Partners IV FTE, L.P., Harvey Sandler, John Kornreich, Michael
        J. Marocco, Andrew Sandler, South Fork Partners, The Georgica
        International Fund Limited, Aspen Partners and Consolidated Press
        International Limited (3)

    10.28  Exchange Agreement, dated June 29, 1998, between Adelphia
           Communications Corporation and Benbow PCS Ventures, Inc. (3)
    10.29  Promissory Note, dated June 29, 1998, in the Principal amount of
           $285,015, issued by Benbow PCS Ventures, Inc. to Lisa-Gaye Shearing
           (3)
    10.30  Guaranty, dated June 29, 1998, given by Arch Communications Group,
           Inc. to Adelphia Communications Corporations (3)
    10.31  Guaranty, dated June 29, 1998, given by Arch Communications Group,
           Inc. to Lisa-Gaye Shearing (3)
    10.32  Registration Rights Agreement, dated June 29, 1998, among Arch
           Communications Group, Inc., Adelphia Communications Corporation and
           Lisa-Gaye Shearing (3)
    21.1   Subsidiaries of the Registrant
    23.1   Consent of Hale and Dorr LLP (contained in its opinion filed as
           Exhibit 5.1)
    23.2** Consent of Arthur Andersen LLP
    23.3** Consent of Ernst & Young LLP
    23.4** Consent of Wilkinson, Barker, Knauer & Quinn, LLP
    23.5** Consent of Wiley, Rein & Fielding
    24.1   Power of Attorney (included on signature page to this Registration
           Statement)
    27.1   Financial Data Schedule (7)
    99.1   Form of Subscription Certificate and related documents
    99.2   Form of Proxy for the Common Stock of Arch for Arch Annual Meeting

  --------

  ** Filed herewith.

  + Identifies exhibits constituting a management contract or compensation plan.

  (1) Incorporated by reference from the Registration Statement on Form S-3 (File No. 333-542 of Arch Communications Group, Inc.

  (2) Incorporated by reference from the Current Report on Form 8-K of Arch Communications Group, Inc. dated October 13, 1995 and filed on October 24, 1995.

  (3) Incorporated by reference from the Current Report on Form 8-K of Arch Communications Group, Inc. dated June 26, 1998 and filed on July 23, 1998.

  (4) Incorporated by reference from the Registration Statement on Form S-1 (File No. 33-72646) of Arch Communications, Inc.

  (5) Incorporated by reference from the Registration Statement on Form S-1 (File No. 33-85580) of Arch Communications, Inc.

  (6) A Confidential Treatment Request has been filed with respect to portions of this exhibit so incorporated by reference.

  (7) Incorporated by reference from the Quarterly Report on Form 10-Q of Arch Communications Group, Inc. for the quarter ended September 30, 1998.

  (8) Incorporated by reference from the Annual Report on Form 10-K of Arch Communications Group, Inc. (then known as USA Mobile Communications Inc. II) for the fiscal year ended December 31, 1994.

  (9) Incorporated by reference form the Registration Statement on Form S-4 (File No. 333-83648) of Arch (then known as USA Mobile Communications Inc. II).

  (10) Incorporated by reference from the Registration Statement on Form S-3 (File No. 33-87474) of Arch Communications Group, Inc.

  (11) Incorporated by reference from the Annual Report on Form 10-K of Arch Communications Group, Inc. for the fiscal year ended December 31, 1995.

  (12) Incorporated by reference from the Annual Report on Form 10-K of Arch Communications Group, Inc. for the fiscal year ended December 31, 1996.

  (13) Incorporated by reference from the Annual Report on Form 10-K of Arch Communications Group, Inc. for the fiscal year ended December 31, 1997.

  (b) Financial Statement Schedules

  (a) Schedule II--Valuation and Qualifying Accounts

ITEM 22. UNDERTAKINGS

  (a)The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) If the registration is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

  (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such offering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (c) The registrant undertakes that every prospectus: (1) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (f) The registrant undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

  (g) The registrant undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westborough, Commonwealth of Massachusetts on January 19, 1999.

                                          Arch Communications Group, Inc.

                                          By: /s/ C. Edward Baker

                                           _______________________________

                                              C. Edward Baker, Jr.Chairman of
                                               the Board and Chief Executive
                                                       Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                  Title
                                                                   Date

   /s/ C. Edward Baker      Chairman of the Board and           January 19,
-------------------------   Chief Executive Officer             1999
  C. Edward Baker, Jr.      Director (principal executive officer)

    /s/ J. Roy Pottle       Executive Vice President and        January 19,
-------------------------   Chief Financial Officer             1999
      J. Roy Pottle         (principal financial officer and
                            principal accounting officer)

            *               Director                            January 19,
-------------------------                                       1999
    R. Schorr Berman

            *               Director                            January 19,
-------------------------                                       1999
     James S. Hughes

            *               Director                            January 19,
-------------------------                                       1999
     John Kornreich

            *               Director                            January 19,
-------------------------                                       1999
    Allan L. Rayfield

            *               Director                            January 19,
-------------------------                                       1999
     John B. Saynor

            *               Director                            January 19,
-------------------------                                       1999
      John A. Shane

*By: /s/ Gerald J.
Cimmino
  -------------------------
    Gerald J. Cimmino
    Attorney-in-Fact

                                                                     SCHEDULE II

                        ARCH COMMUNICATIONS GROUP, INC.
                       VALUATION AND QUALIFYING ACCOUNTS

                  Years Ended December 31, 1997, 1996 and 1995
                                 (in thousands)

                           Balance                  Other               Balance
 Allowance for Doubtful  at Beginning  Charged   Additions to Write-    at End
        Accounts          of Period   to Expense Allowance(1)  Offs    of Period
 ----------------------  ------------ ---------- ------------ -------  ---------
Year ended December 31,
 1997...................    $4,111      $7,181      $  --     $(5,548)  $5,744
                            ======      ======      ======    =======   ======
Year ended December 31,
 1996...................    $2,125      $8,198      $1,757    $(7,969)  $4,111
                            ======      ======      ======    =======   ======
Year ended December 31,
 1995...................    $  707      $3,915      $1,251    $(3,748)  $2,125
                            ======      ======      ======    =======   ======

--------
(1) Additions arising through acquisitions of paging companies

                               EXHIBIT INDEX

   2.1 Agreement and Plan of Merger, dated as of August 18, 1998, by and among Arch Communications Group, Inc., Farm Team Corp., MobileMedia
       Corporation and MobileMedia Communications, Inc.
   2.2 First Amendment to Agreement and Plan of Merger, dated as of September
       3, 1998, by and among Arch Communications Group, Inc., Farm Team Corp.
       and MobileMedia Communications, Inc.
   2.3 Second Amendment to Agreement and Plan of Merger, dated as of December
       1, 1998, by and among Arch Communications Group, Inc., Farm Team Corp.
       and MobileMedia Communications, Inc.
   3.1 Restated Certificate of Incorporation. (1)
   3.2 Certificate of Designations establishing the Series B Junior
       Participating Preferred Stock. (2)
   3.3 Certificate of Correction, filed with the Secretary of State of Delaware on February 15, 1996. (1)
   3.4 Certificate of Designations establishing the Series C Convertible
       Preferred Stock. (3)
   3.5 Form of Certificate of Amendment to the Restated Certificate of
       Incorporation
   3.6 Form of Certificate of Amendment to the Restated Certificate of
       Incorporation
   3.7 By-laws, as amended. (1)
   4.1 Indenture, dated February 1, 1994, between Arch Communications, Inc.
       (formerly known as USA Mobile Communications, Inc. II) and United States
       Trust Company of New York, as Trustee, relating to the 9 1/2% Senior
       Notes due 2004 of Arch Communications, Inc. (4)
   4.2 Indenture, dated December 15, 1994, between Arch Communications, Inc.
       (formerly known as USA Mobile Communications, Inc. II) and United States
       Trust Company of New York, as Trustee, relating to the 14% Senior Notes due 2004 of Arch Communications, Inc. (5)
   4.3 Indenture, dated June 29, 1998, between Arch Communications, Inc. and
       U.S. Bank Trust National Association, as Trustee, relating to the 12
       3/4% Senior Notes due 2007 of Arch Communications, Inc. (3)
   5.1 Opinion of Hale and Dorr LLP
   8.1 Tax opinion of Hale and Dorr LLP
  10.1 Second Amended and Restated Credit Agreement (Tranche A and Tranche C
       Facilities), dated June 29, 1998, among Arch Paging, Inc., the Lenders party thereto, The Bank of New York, Royal Bank of Canada and Toronto
       Dominion (Texas), Inc. (3)
  10.2 Second Amended and Restated Credit Agreement (Tranche B Facility), dated
       June 29, 1998, among Arch Paging, Inc., the Lenders party thereto. The
       Bank of New York, Royal Bank of Canada and Toronto Dominion (Texas),
       Inc. (3)
  10.3 Asset Purchase and Sale Agreement, dated April 10, 1998, among
       OmniAmerica, Inc. and certain subsidiaries of Arch Communications Group,
       Inc. (3)
  10.4 Letter agreement, dated June 10, 1998, between Arch Communications
       Group, Inc. a nd Motorola, Inc. (3)(6)
  10.5 Debtors' Third Amended Joint Plan of Reorganization, dated as of
       December 1, 1998, included as Annex C to the Proxy Statement/Prospectus which is part of this Registration Statement.
  10.6 Commitment Letters to Purchase Stock and Warrants, dated as of August
       18, 1998, by and among Arch Communications Group, Inc., MobileMedia
       Communications Inc. and W. R. Huff Asset Management Co., L.L.C., The
       Northwestern Mutual Life Insurance Company, Northwestern Mutual Series
       Fund, Inc., Credit Suisse First Boston Corporation and Whippoorwill
       Associates, Inc.
  10.7 Amendments to Commitment Letters to Purchase Stock and Warrants, dated as of September 3, 1998, by and among Arch Communications Group, Inc.,
       MobileMedia Communications, Inc. and W.R. Huff Asset Management Co.,
       L.L.C., The Northwestern Mutual Life Insurance Company, Northwestern
       Mutual Series Fund, Inc., Credit Suisse First Boston Corporation and
       Whippoorwill Associates, Inc.
  10.8 Amendments to Commitment Letters to Purchase Stock and Warrants, dated as of December 1, 1998, by and among Arch Communications Group, Inc.,
       MobileMedia Communications, Inc. and W.R. Huff Asset Management Co.,
       L.L.C., The Northwestern Mutual Life Insurance Company, Northwestern
       Mutual Series Fund, Inc., Credit Suisse First Boston Corporation and
       Whippoorwill Associates, Inc.
  10.9 Form of Registration Rights Agreement among Arch Communications Group,
       Inc., and W.R. Huff Asset Management Co., L.L.C., The Northwestern
       Mutual Life Insurance Company, Northwestern Mutual Series Fund, Inc.,
       Credit Suisse First Boston Corporation and Whippoorwill Associates, Inc.

  10.10 Form of Registration Rights Agreement among Arch Communications Group,
        Inc. and certain Stockholders.
  10.11 Amendment No. 1 to Rights Agreement, dated June 29, 1998, between Arch
        Communications Group, Inc. and the Bank of New York. (3)
  10.12 Amendment No. 2 to Rights Agreement, dated as of August 18, 1998, amending the Rights Agreement between Arch Communications Group, Inc.
        and the Bank of New York.
  10.13 Amendment No. 3 to Rights Agreement, dated September 3, 1998, amending the Rights Agreement between Arch Communications Group, Inc. and the
        Bank of New York.
  10.14 Form of Warrant Agreement, between Arch Communications Group, Inc. and the Bank of New York, as provided for in the First Amendment to
        Agreement and Plan of Merger dated as of September 3, 1998, by and among Arch Communications Group, Inc., Farm Team Corp. and MobileMedia
        Communication Inc.
  10.15 Commitment Letter, dated as of August 18, 1998, by and among Arch
        Paging, Inc. and The Bank of New York, BNY Capital markets, Inc.,
        Toronto Dominion (Texas) Inc., TD Securities (USA) Inc., Royal Bank of
        Canada and Barclays Bank PLC amending the Second and Amended Restated
        Credit Agreements, dated June 29, 1998 (Tranche A, B and C Facilities).
  10.16 Bridge Commitment Letter, dated as of August 20, 1998, among Arch
        Communications, Inc., Arch Communications Group, Inc. and The Bear
        Stearns Companies, Inc., The Bank of New York, TD Securities (USA) Inc.
        and the Royal Bank of Canada.
  10.17 Amendment No. 1 to Registration Rights Agreement, dated August 19,
        1998, amending the Registration Rights Agreement dated as of June 29,
        1998 by and among Arch Communications Group, Inc. and the Sandler
        Capital Partners IV, LP, Sandler Capital Partners IV, FTE LP, South
        Fork Partners, The Georgica International Fund Limited, Aspen Partners
        and Consolidated Press International Limited.
 +10.18 Amended and Restated Stock Option Plan (8)
 +10.19 Non-Employee Directors' Stock Option Plan (9)
 +10.20 1989 Stock Option Plan, as amended (1)
 +10.21 1995 Outside Directors' Stock Option Plan (10)
 +10.22 1996 Employee Stock Purchase Plan (11)
 +10.23 1997 Stock Option plan (12)
 +10.24 Deferred Compensation Plan for Nonemployee Directors (13)
 +10.25 Form of Executive Retention Agreement by and between Messrs. Baker,
        Daniels, Kuzia, Pottle and Saynor (13)
  10.26 Stock Purchase Agreement, dated June 29, 1998, among Arch
        Communications Group, Inc., Sandler Capital Partners IV, L.P., Sandler
        Capital Partners IV FTE, L.P., Harvey Sandler, John Kornreich, Michael
        J. Marocco, Andrew Sandler, South Fork Partners, the Georgica
        International Fund Limited, Aspen partners and Consolidated Press
        International Limited (3)
  10.27 Registration Rights Agreement, dated June 29, 1998, among Arch
        Communications Group, Inc., Sandler Capital Partners IV, L.P., Sandler
        Capital Partners IV FTE, L.P., Harvey Sandler, John Kornreich, Michael
        J. Marocco, Andrew Sandler, South Fork Partners, The Georgica
        International Fund Limited, Aspen Partners and Consolidated Press
        International Limited (3)
  10.28 Exchange Agreement, dated June 29, 1998, between Adelphia
        Communications Corporation and Benbow PCS Ventures, Inc. (3)
  10.29 Promissory Note, dated June 29, 1998, in the Principal amount of
        $285,015, issued by Benbow PCS Ventures, Inc. to Lisa-Gaye Shearing (3)
  10.30 Guaranty, dated June 29, 1998, given by Arch Communications Group, Inc.
        to Adelphia Communications Corporations (3)
  10.31 Guaranty, dated June 29, 1998, given by Arch Communications Group, Inc.
        to Lisa-Gaye Shearing (3)
  10.32 Registration Rights Agreement, dated June 29, 1998, among Arch
        Communications Group, Inc., Adelphia Communications Corporation and
        Lisa-Gaye Shearing (3)
  21.1  Subsidiaries of the Registrant
  23.1  Consent of Hale and Dorr LLP (contained in its opinion filed as Exhibit
        5.1)

 23.2** Consent of Arthur Andersen LLP
 23.3** Consent of Ernst & Young LLP
 23.4** Consent of Wilkinson, Barker, Knauer & Quinn, LLP
 23.5** Consent of Wiley, Rein & Fielding
 24.1   Power of Attorney (included on signature page to this Registration
        Statement)
 27.1   Financial Data Schedule (7)
 99.1   Form of Subscription Certificate and related documents
 99.2   Form of Proxy for the Common Stock of Arch for Arch Annual Meeting

  --------

  ** Filed herewith.

  + Identifies exhibits constituting a management contract or compensation plan.

  (1) Incorporated by reference from the Registration Statement on Form S-3 (File No. 333-542 of Arch Communications Group, Inc.

  (2) Incorporated by reference from the Current Report on Form 8-K of Arch Communications Group, Inc. dated October 13, 1995 and filed on October 24, 1995.

  (3) Incorporated by reference from the Current Report on Form 8-K of Arch Communications Group, Inc. dated June 26, 1998 and filed on July 23, 1998.

  (4) Incorporated by reference from the Registration Statement on Form S-1 (File No. 33-72646) of Arch Communications, Inc.

  (5) Incorporated by reference from the Registration Statement on Form S-1 (File No. 33-85580) of Arch Communications, Inc.

  (6) A Confidential Treatment Request has been filed with respect to portions of this exhibit so incorporated by reference.

  (7) Incorporated by reference from the Quarterly Report on Form 10-Q of Arch Communications Group, Inc. for the quarter ended September 30, 1998.

  (8) Incorporated by reference from the Annual Report on Form 10-K of Arch Communications Group, Inc. (then known as USA Mobile Communications Inc. II) for the fiscal year ended December 31, 1994.

  (9) Incorporated by reference form the Registration Statement on Form S-4 (File No. 333-83648) of Arch (then known as USA Mobile Communications Inc. II).

  (10) Incorporated by reference from the Registration Statement on Form S-3 (File No. 33-87474) of Arch Communications Group, Inc.

  (11) Incorporated by reference from the Annual Report on Form 10-K of Arch Communications Group, Inc. for the fiscal year ended December 31, 1995.

  (12) Incorporated by reference from the Annual Report on Form 10-K of Arch Communications Group, Inc. for the fiscal year ended December 31, 1996.

  (13) Incorporated by reference from the Annual Report on Form 10-K of Arch Communications Group, Inc. for the fiscal year ended December 31, 1997.